As filed with the Securities and Exchange Commission on June 14, 1996.
                                                Registration No. _______________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               DI INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

              TEXAS                                      1381
(State or other jurisdiction of              (Primary Standard Industrial
 incorporation or organization)               Classification Code Number)

                                   74-2144774
                                (I.R.S. Employer
                               Identification No.)


                            450 GEARS ROAD, SUITE 625
                              HOUSTON, TEXAS 77067
                                 (713) 874-0202
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

     Ivar Siem, Chairman of the Board, Chief Executive Officer and President
                            450 Gears Road, Suite 625
                              Houston, Texas 77067
                                 (713) 874-0202
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

         John R. Boyer, Jr.                              Casey W. Doherty
 Boyer, Ewing & Harris Incorporated                   Cokinos, Bosien & Young
   Nine Greenway Plaza, Suite 3100                      1500 Liberty Tower
        Houston, Texas  77046                           2919 Allen Parkway
           (713) 871-2025                              Houston, Texas 77019
                                                          (713) 535-5500

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement and at consummation of the mergers (the "Mergers") contemplated by the Agreements and Plans of Merger dated May 7, 1996, attached as Appendices A and B to the Prospectus/Proxy Statement forming a part of this Registration Statement.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

   Title of Each         Amount       Proposed Maximum        Proposed Maximum         Amount of
Class of Securities       to be           Offering                Aggregate          Registration
 to be Registered      Registered    Price Per Share (1)     Offering Price (1)           Fee
   Common Stock        79,274,756           $0.57                $45,186,611          $15,581.59

            (1) Estimated pursuant to Rule 457(f)(2), solely for the purposes of calculating the registration fee in connection with the shares of Common Stock registered hereby, based on the book value of the securities to be received by the registrant upon consummation of the Mergers.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CROSS REFERENCE SHEET

                           (Pursuant to Item 501(b) of
                     Regulation S-K Showing the Location in
                      the Proxy Statement/Prospectus of the
                   Information Required by Part I of Form S-4)

             FORM S-4 ITEM                                 LOCATION IN PROSPECTUS/PROXY STATEMENT
- -----------------------------------------------------      -------------------------------------------------------------
A.    INFORMATION ABOUT THE TRANSACTION

1.    Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus..........     Forepart of the Registration Statement; Outside Front Cover
                                                           Page of Prospectus/Proxy Statement

2.    Inside Front and Outside Back Cover Pages
      of Prospectus...................................     Inside Front Cover Page of Prospectus/Proxy Statement;
                                                           Available Information; Incorporation of Certain Documents by
                                                           Reference; Table of Contents

3.    Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information...................     Summary; Outside Front Cover Page of Prospectus/Proxy
                                                           Statement; Risk Factors

4.    Terms of the Transaction........................     Summary; The Mergers; The Rig Merger Agreement; The
                                                           Somerset Merger Agreement

5.    Pro Forma Financial Information.................     Summary; DI Industries, Inc. Unaudited Pro Forma Consolidated
                                                           Financial Statements

6.    Material Contracts with the Company Being
      Acquired........................................     Not Applicable

7.    Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters..............................     Not Applicable

8.    Interests of Named Experts and Counsel..........     Not Applicable

9.    Disclosure of Commission Position on
      Indemnification  for  Securities  Act
      Liabilities.....................................     Not Applicable

B.    INFORMATION ABOUT THE REGISTRANT

10.   Information with  Respect  to  S-3
      Registrants.....................................     Not Applicable

11.   Incorporation of Certain Information by
      Reference.......................................     Not Applicable

                                       -i-

12.   Information with Respect to S-2 or S-3
      Registrants.....................................     Not Applicable

13.   Incorporation of Certain Information by
      Reference.......................................     Not Applicable

14.   Information with Respect to Registrants Other
      Than S-3 or S-2 Registrants.....................     Summary; Business of the Company

C.    INFORMATION ABOUT THE COMPANY BEING
      ACQUIRED

15.   Information  with  Respect to  S-3
      Companies.......................................     Not Applicable

16.   Information with Respect to S-2 or
      S-3 Companies...................................     Not Applicable

17.   Information with Respect to Companies
      Other Than S-3 or S-2 Companies.................     Summary; The Rig Companies; Somerset

D.    VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents or
      Authorizations are to be Solicited..............     Notice of Meeting; Outside Front Cover Page; Summary; The Annual Meeting;
                                                           The Mergers; The Rig Merger Agreement; The Somerset Merger Agreement;
                                                           Election of Directors; Approval of the Stock Option Plan; Security
                                                           Ownership of Certain Beneficial Owners and Management; Proposal
                                                           to Amend Articles of Incorporation;

19.   Information if Proxies, Consents or
      Authorizations are not to be Solicited in an
      Exchange Offer..................................     Not Applicable

                                     [LOGO]

                               DI INDUSTRIES, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF DI INDUSTRIES, INC.:

         The Annual Meeting of Shareholders of DI Industries, Inc., a Texas corporation ( the "Company"), will be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, 77060 on August _, 1996 at 9:00 a.m., local time, and any adjournment or postponement thereof, to consider the following matters, which are described in more detail in the accompanying Prospectus/Proxy Statement:

1. To adopt and approve the Agreement and Plan of Merger (the "Rig Merger Agreement") dated as of May 7, 1996, by and among the Company, DI Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc., an Oklahoma corporation ("RTO"), and Land Rig Acquisition Corporation, a Delaware corporation ("LRAC"), and all of the transactions set forth or contemplated therein, pursuant to which (1) RTO and Merger Sub will merge with and into LRAC, which shall be the surviving corporation (the "Rig Merger"), (2) each outstanding share of common stock of RTO will be automatically converted into 22,773.26 shares, or an aggregate of 11,386,630 shares (subject to adjustment), of the common stock, $0.10 par value per share, of the Company (the "Company Common Stock"), or, as to up to 20% of the RTO stock, the right to receive $14,363.50 per share in cash, (3) each outstanding share of common stock of LRAC will be automatically converted into 28,250.748 shares, or an aggregate of 28,250,748 shares (subject to adjustment), of the Company Common Stock or, as to up to 20% of the LRAC stock, the right to receive $17,818.25 per share in cash, (4) the shareholders of LRAC and RTO will receive warrants to purchase up to 1,720,000 shares of Company Common Stock, exercisable only upon the occurrence of certain events, and (5) LRAC will become a wholly-owned subsidiary of the Company.

2. To adopt and approve the Agreement and Plan of Merger (the "Somerset Merger Agreement") dated as of May 7, 1996, by and among the Company and Somerset Investment Corp., a Texas corporation ("Somerset"), and all of the transactions set forth or contemplated therein, pursuant to which (1) Somerset will merge with and into the Company, which will be the surviving corporation (the "Somerset Merger") (the Rig Merger and the Somerset Merger collectively, the "Mergers"), (2) each outstanding share of common stock of Somerset will be automatically converted into 39,637.378 shares, or an aggragate of 39,637,378 (subject to adjustment), of the Company Common Stock, (3) the shareholders of Somerset will receive warrants to purchase up to 1,720,000 shares of Company Common Stock, exercisable only upon the occurrence of certain events, and (4) the Company's Articles of Incorporation shall be amended to incorporate all of the amendments contemplated by the Charter Amendment (as defined hereinafter).

3.   To elect five (5) members to the Board of Directors of the Company.

4. To adopt and approve the 1996 Employee Stock Option Plan (the "Stock Option Plan") and the reservation of an aggregate of 7,000,000 shares of Company Common Stock for issuance thereunder.

5. To adopt and approve an amendment to the Company's Articles of Incorporation (the "Charter Amendment") (1) changing the name of the Company to "_______________________", (2) increasing the number of authorized shares of Company Common Stock from 75,000,000 shares to 300,000,000 shares and (3) providing that any action requiring the consent of more than a majority of the issued and outstanding stock of the Company under the Texas Business Corporation Act shall only require the consent of a majority of the issued and outstanding stock of the Company; which Charter Amendment shall be automatically effected upon the approval and ultimate consummation of the Somerset Merger.

6. To consider and transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

         Copies of the Rig Merger Agreement and the Somerset Merger Agreement (collectively, the "Merger Agreements") are attached to the Prospectus/Proxy Statement as Appendices A and B, respectively.

         The Board of Directors of the Company has fixed the close of business on _______, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The Bylaws of the Company require that the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote be represented in person or by proxy at the meeting to constitute a quorum for the transaction of business. The affirmative vote of the holders of two-thirds of the outstanding shares of the Company Common Stock is required to approve each of the Somerset Merger Agreement and the Charter Amendment. Approval of the Rig Merger Agreement and Stock Option Plan requires the affirmative vote of a majority, and the election of directors requires the affirmative vote of a plurality, of shares represented at a meeting at which a quorum is present.

         THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGERS, THE CHARTER AMENDMENT AND THE STOCK OPTION PLAN ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGERS, THE CHARTER AMENDMENT AND THE STOCK OPTION PLAN, AND THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT.

         Your vote is important. Even if you plan to attend the Annual Meeting in person, we request that you sign and return the enclosed proxy card and thus ensure that your shares of the Company Common Stock will be represented at the Annual Meeting if you are unable to attend. When a proxy is returned properly executed, the shares represented thereby will be voted in accordance with the indicated instructions. However, if no choice has been specified, the shares will be voted for the Merger Agreements and the other proposals. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
                                           By Order of the Board of Directors,

Houston, Texas                             _____________________________________
July __ , 1996                             IVAR SIEM, CHAIRMAN OF THE BOARD,
                                           PRESIDENT & CHIEF EXECUTIVE OFFICER

PROSPECTUS/PROXY STATEMENT
                               DI INDUSTRIES, INC.

         This Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") and the enclosed proxy card are being furnished to the shareholders of DI Industries, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on August ____, 1996, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, and at any adjournments or postponements thereof (the "Annual Meeting").

         At the Annual Meeting, the holders (the "Shareholders") of shares of the common stock, par value $0.10 per share, of the Company (the "Company Common Stock") will be asked to consider and vote on (1) a proposal to adopt and approve the Agreement and Plan of Merger (the "Rig Merger Agreement") dated as of May 7, 1996, by and among the Company, DI Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), Roy T. Oliver, Jr. ("Oliver"), Mike L. Mullen ("Mullen"), R.T. Oliver, Inc., an Oklahoma corporation ("RTO"), and Land Rig Acquisition Corporation, a Delaware corporation ("LRAC"), pursuant to which (a) RTO and Merger Sub will merge with and into LRAC, which shall be the surviving corporation (the "Rig Merger"), (b) each outstanding share of common stock of RTO (the "RTO Shares") will be automatically converted into 22,773.26 shares (subject to adjustment) of the Company Common Stock or, as to up to 20% of the RTO Shares, the right to receive $14,363.50 per share in cash, (c) each outstanding share of common stock of LRAC (the "LRAC Shares") will be automatically converted into 28,250.748 shares (subject to adjustment) of the Company Common Stock or, as to up to 20% of the LRAC Shares, the right to receive $17,818.25 per share in cash, (d) the shareholders of LRAC and RTO (the "LRAC/RTO Shareholders") will receive warrants to purchase up to 1,720,000 shares of Company Common Stock, exercisable only upon the occurrence of certain events, and (e) LRAC will become a wholly owned subsidiary of the Company, and (2) a proposal to adopt and approve the Agreement and Plan of Merger (the "Somerset Merger Agreement") dated as of May 7, 1996, by and between the Company and Somerset Investment Corp., a Texas corporation ("Somerset"), and all of the transactions set forth or contemplated therein, pursuant to which (a) Somerset will merge with and into the Company, which shall be the surviving corporation (the "Somerset Merger") (the Rig Merger and the Somerset Merger collectively, the "Mergers"), (b) each outstanding share of common stock of Somerset (the "Somerset Shares") will be automatically converted into 39,637.378 shares (subject to adjustment) of the Company Common Stock, (c) the shareholders of Somerset will receive warrants to purchase up to 1,720,000 shares of Company Common Stock, exercisable only upon the occurrence of certain events, and (d) the Company's Articles of Incorporation shall be amended to incorporate all of the amendments contemplated by the Charter Amendment (as defined hereinafter).

         The Shareholders will also be asked to consider and vote on a proposal to adopt and approve an amendment to the Company's Articles of Incorporation (the "Charter Amendment") (1) changing the name of the Company to "________,"
(2) increasing the number of authorized shares of the Company Common Stock from 75,000,000 shares to 300,000,000 shares, and (3) providing that any action requiring the consent of more than a majority of the issued and outstanding stock of the Company under the Texas Business Corporation Act (the "TBCA") shall only require the consent of majority of the issued and outstanding stock of the Company, including any amendment to Articles of Incorporation or a merger, consolidation or sale, lease or disposition of all or substantially all of the assets of the Company. The Charter Amendment shall be automatically effected upon the approval and ultimate consummation of the Somerset Merger.

         Additionally, the Shareholders will be asked (1) to elect five members to the Board of Directors of the Company and (2) to consider and vote on a proposal to adopt the 1996 Employee Stock Option Plan (the "Stock Option Plan") and the reservation of an aggregate of 7,000,000 shares of the Company Common Stock for issuance thereunder.
                                       -1-

         Copies of the Rig Merger Agreement and the Somerset Merger Agreement (collectively, the "Merger Agreements") are attached to this Prospectus/Proxy Statement as Appendices A and B, respectively. This Prospectus/Proxy Statement and the accompanying form of proxy are first being mailed to the Shareholders on or about July ___, 1996.

         This Prospectus/Proxy Statement also constitutes the prospectus of the Company with respect to the registration and issuance under the Securities Act of 1933, as amended (the "Securities Act"), of up to 79,274,756 shares of the Company Common Stock to be issued in the Mergers, in accordance with the terms of each of the Merger Agreements.

THE SHARES OF THE COMPANY COMMON STOCK TO BE ISSUED IN THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus/Proxy Statement is July ___, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commissioner's Regional Offices at Seven World Trade Center, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. The Company Common Stock is listed and traded on the American Stock Exchange (the "AMEX") and certain of the Company's reports, proxy statements and other information can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the shares of the Company Common Stock to be issued in connection with the Mergers. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement (or in any document incorporated into this Prospectus/Proxy Statement by reference) as to the contents of any contract or other document referred to herein (or therein) are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, NOR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION...................................................3

SUMMARY.................................................................8
     The Companies......................................................8
     The Annual Meeting.................................................9
     Stock Ownership of Management and Affiliates.......................10
     Risk Factors.......................................................10
     The Rig Merger and the Rig Merger Agreement........................10
     The Somerset Merger and the Somerset Merger Agreement..............11
     The Charter Amendment..............................................13
     The Stock Option Plan..............................................13
     Recommendation of the Board of Directors...........................13
     Resale Restrictions................................................13
     Accounting Treatment...............................................14
     No Solicitation....................................................14
     No Appraisal Rights................................................14
     Dividend Policies..................................................14
     Listing of Shares; Market and Market Price.........................15
     Certain Relationships and Related Transactions.....................15
     Recent Developments................................................16
     Selected Historical and Pro Forma Combined Financial Data..........17

THE ANNUAL MEETING......................................................19
     General............................................................19
     Matters to be Considered at the Annual Meeting.....................19
     Voting at the Annual Meeting; Record Date..........................19
     Voting of Proxies..................................................20
     Revocability of Proxies............................................20
     Solicitation of Proxies............................................21

RISK FACTORS............................................................21
     Intense Competition; Industry Conditions...........................21
     Dependence on Merger Rigs..........................................21
     Losses from Operations.............................................22
     No Fairness Opinion................................................22
     Leverage and Liquidity.............................................22
     International Operations...........................................22
     Absence of Dividends on the Company Common Stock...................22
     Limitations on the Availability of the Company's Net Operating
       Loss Carryforwards...............................................23
     Rig Fleet Age and Deferred Maintenance.............................23
     Operational Risks..................................................23
     Governmental and Environmental Matters.............................23
     Recent Changes/Dependence on Key Personnel.........................24
     Control Considerations.............................................24

THE MERGERS.............................................................24
     Effect of the Mergers..............................................24
     Background of the Mergers..........................................26
     Reasons for the Mergers/Recommendations of the Board of Directors..29
     Certain Relationships and Related Transactions.....................30
     Accounting Treatment...............................................30
     Restrictions on Resales by Affiliates/Registration Rights..........30
     No Solicitation....................................................31
     No Appraisal Rights................................................32

THE RIG MERGER AGREEMENT................................................32
     Effective Time of the Merger.......................................32
     Manner and Basis of Converting Shares..............................32
     Rig Shadow Warrants................................................33
     Conditions to the Merger...........................................33
     Representations and Warranties.....................................34
     Certain Covenants; Conduct of Business Prior to the Merger.........34
     Termination or Amendment of the Merger Agreement...................34
     Expenses...........................................................35
     Indemnification....................................................35

THE SOMERSET MERGER AGREEMENT...........................................36
     Effective Time of the Merger.......................................36
     Manner and Basis of Converting Shares..............................36
     Somerset Shadow Warrants...........................................37
     Conditions to the Merger...........................................37
     Representations and Warranties.....................................37
     Certain Covenants; Conduct of Business Prior to the Merger.........38
     Termination or Amendment of the Merger Agreement...................38
     Expenses...........................................................38
     Indemnification....................................................39
     Charter Amendment..................................................39

SHAREHOLDERS' AGREEMENT.................................................39

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...................40

MARKET PRICES, DIVIDEND AND DISTRIBUTIONS...............................41

DI INDUSTRIES, INC. UNAUDITED
    PRO FORMA FINANCIAL INFORMATION.....................................42

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE COMPANY'S
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................47
     Financial Condition And Liquidity..................................47
     Results of Operations..............................................48
     Comparison of the Three Months Ended March 31, 1996 and 1995.......48
     Comparison of the Fiscal Year Ended December 31, 1995 to
         the Twelve Months Ended December 31, 1994......................49

     Comparison of the Nine Month Period Ended December 31,
       1994 and 1993....................................................51
     Income Taxes and Other.............................................53
     Industry Trends....................................................54

BUSINESS OF THE COMPANY.................................................54
     Discontinued and Suspended Operations..............................55
     Industry Segments..................................................55
     Industry Conditions................................................55
     Contract Drilling and Workover.....................................56
     General............................................................61
     Litigation.........................................................63

THE RIG COMPANIES.......................................................63

SOMERSET................................................................64

ELECTION OF DIRECTORS...................................................64
     General Information................................................64
     Recommendation of the Board of Directors...........................65
     Directors and Nominees for Director................................65
     Executive Officers.................................................66
     Compensation of Directors..........................................67
     Compensation of Executive Officers.................................67
     Board Committees...................................................68
     Report of the Compensation Committee and Stock Option Committee
         on Executive Compensation......................................69
     Stock Performance Graph............................................70
     Section 16(a) Compliance...........................................70

APPROVAL OF THE STOCK OPTION PLAN.......................................72
     Summary of the Stock Option Plan...................................72
     Federal Income Tax Consequences....................................73
     Board Recommendation...............................................73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
    AND MANAGEMENT......................................................73

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................75

PROPOSAL TO AMEND ARTICLES OF INCORPORATION.............................76
     Background.........................................................76
     Proposed Charter Amendment.........................................77
     Recommendations and Required Affirmative Vote......................77

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY.............................78
     General............................................................78
     Company Common Stock...............................................78
     Company Preferred Stock............................................78
     Rights to Purchase Preferred Stock.................................78

     Stock Option Plans.................................................78
     Shares Eligible for Future Sale....................................79
     Stockholder Vote Required to Approve Certain
       Business Combinations............................................79
     Transfer Agent and Registrar.......................................79

INDEPENDENT ACCOUNTANTS.................................................79

LEGAL MATTERS...........................................................79

EXPERTS.................................................................80

SHAREHOLDER PROPOSALS...................................................80

APPENDIX A
     Agreement and Plan of Merger Among DI Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig Acquisition Corp.

APPENDIX B
     Agreement and Plan of Merger Between DI Industries, Inc. and Somerset Investment Corp.

APPENDIX C
     DI Industries, Inc. 1996 Employee Stock Option Plan

                                     SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS
PROSPECTUS/PROXY STATEMENT. ALL REFERENCES TO THE "COMPANY" IN THE PROSPECTUS/PROXY STATEMENT REFER TO DI INDUSTRIES, INC. AND ITS SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES.

THE COMPANIES

     THE COMPANY. DI Industries, Inc., a Texas corporation formed in 1980, is engaged primarily in the business of providing onshore contract drilling and well workover services to the oil and gas industry. The Company conducts domestic operations in Texas, Louisiana, Oklahoma, Ohio, Pennsylvania, New York, Michigan, Montana, Utah, North Dakota, and other states; and currently has international operations in Argentina, Venezuela and Mexico. The Company is the second largest operator of United States-based land drilling rigs in the United States, based on number of rigs owned. The principal office of the Company is located at 450 Gears Road, Suite 625, Houston, Texas 77067, and its telephone number is (713) 874-0202.

     RTO. R.T. Oliver, Inc. is a privately owned Oklahoma corporation based in Oklahoma City. RTO's assets consist of partial interests in 10 units of an 18-unit fleet of all electric ("SCR") land drilling rigs (the "Merger Rigs") which are capable of drilling to depths of 20,000 feet or greater, including five 3,000 horsepower and nine 2,000 horsepower rigs. The sole shareholder of RTO is Oliver. Oliver has been an active participant in the used oil field service equipment market for over 15 years. Oliver is also a nominee for the Board of Directors. The offices of RTO are located at 6601 S.W. 29th Street, Oklahoma City, Oklahoma 73179 and its telephone number is (405) 745-4137.

     LRAC. Land Rig Acquisition Corporation is a privately owned Delaware corporation based in Dallas, Texas. LRAC owns whole or partial interests in all of the Merger Rigs. The interests of RTO and LRAC constitute all of the ownership interests in all of the Merger Rigs. The principal shareholders of LRAC are certain corporations and partnerships owned or controlled by Oliver or Mullen. Mullen has also been an active participant in the used oil field service equipment market for over 15 years. The offices of LRAC are located at 8411 Preston Road, Suite 730, Dallas, Texas 75225 and its telephone number is (214) 692-6690.

     MERGER RIGS. The Merger Rigs have been held in stacked mode in locations in Texas, Oklahoma and Wyoming, in some cases for extended periods of time. The Company believes that the Merger Rigs are generally in good condition; however, they will require refurbishment and drill pipe strings and related equipment before they are in serviceable condition for domestic operations. More extensive modifications will be required to put the Merger Rigs into condition for certain types of international operations. The Company estimates that it would need to spend between $400,000 and $750,000 per rig to place this fleet in "drill ready" condition for domestic service, and a minimum of $750,000 per rig for international service. Each rig will also require a 12,000 to 30,000 foot string of drill pipe (with collars) at a cost of approximately $30 per foot before it can be placed in service.

     The Merger Rigs have been appraised recently by Superior Auctioneers and Marketing, Inc., an experienced used oil field equipment appraiser, at $23,700,000 on a "orderly liquidation value" basis. See "The Mergers - Background of the Mergers."
                                       -8-

     SOMERSET. Somerset Investment Corp. is a Texas corporation which has been recently formed to receive a $25,000,000 capital contribution from its sole shareholders, Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("SDA"), and Somerset Capital Partners, a New York general partnership ("SCP"), (SDA and SCP collectively, the "Somerset Shareholders") and to participate in the Somerset Merger. The Somerset Shareholders are currently attempting to secure the financing for such capital contribution. Messrs. William R. Ziegler and Steven A. Webster, both affiliates of Somerset, are also nominees for the Board of Directors. The offices of Somerset are located at 69 Delaware Avenue, Buffalo, New York 14202, and its telephone number is (716) 842-1042.

     USE OF PROCEEDS OF SOMERSET MERGER. As a result of the Somerset Merger, the Company will obtain approximately $25,000,000 in cash. Of such amount, (1) up to $5,000,000 will be used to make any payments required by reason of exercise of the Cash Option (as defined below) under the Rig Merger Agreement, (2) a minimum of $11,000,000 is expected to be utilized for rig refurbishment and to purchase needed drill pipe strings and other accessory equipment over an estimated two year period, (3) up to $600,000 will be used to pay the costs and expenses incurred in connection with the Mergers, including the reimbursement of certain expenses of LRAC, RTO and Somerset in accordance with the Merger Agreements, the Investment Monitoring Fee (as defined hereinafter) and the Company's legal fees and other registration expenses and (4) the remainder will be used for working capital. Pending application of such proceeds, the Company intends to invest such proceeds in short-term interest-bearing securities. The Company may, in its discretion, decide in the future to use such proceeds for such other purposes as the needs of the Company dictate.

THE ANNUAL MEETING

     DATE, TIME AND PLACE. The Annual Meeting will be held at 9:00 a.m. local time, on, August __, 1996, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060.

     RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM. Holders of record of the Company Common Stock at the close of business on __________, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At such date, there were ______________ shares of Company Common Stock outstanding. Each share will be entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Company Common Stock represented by properly executed proxies received at or prior to the Annual Meeting which have not been revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR approval and adoption of the Merger Agreements and all of the other proposals.

     PURPOSE OF THE ANNUAL MEETING. The purpose of the Annual Meeting is to consider and vote upon the following: (1) a proposal to adopt and approve the Rig Merger Agreement and the transactions set forth or contemplated therein, (2) a proposal to adopt and approve the Somerset Merger Agreement and the transactions set forth or contemplated therein, (3) the election of five members to the Board of Directors of the Company, (4) a proposal to adopt and approve the Stock Option Plan, and to reserve for issuance 7,000,000 shares of Company Common Stock thereunder, and (5) a proposal to adopt and approve the Charter Amendment, which shall be automatically effected upon the approval and ultimate consummation of the Somerset Merger; and to transact such other business as may properly come before the Annual Meeting.

     VOTE REQUIRED. The adoption and approval of the Somerset Merger Agreement and the Charter Amendment will each require the affirmative vote of the holders of two-thirds of the total number of shares of

Company Common Stock outstanding and entitled to vote thereon. Adoption and approval of the Rig Merger Agreement and the Stock Option Plan will require the affirmative vote of a majority of the shares represented at the meeting, provided a quorum exists. The election of directors will require a plurality of votes represented at the meeting.

     See "The Annual Meeting."

STOCK OWNERSHIP OF MANAGEMENT AND AFFILIATES

     As of the Record Date, the executive officers and directors of the Company and their affiliates beneficially owned, in the aggregate, _____ shares of the Company Common Stock, representing approximately ____% of the outstanding shares of the Company Common Stock. The Company has been advised that executive officers, directors and their affiliates holding ______ shares, or _____% of the outstanding Company Common Stock, intend to vote all of their shares in favor of approval of the Merger Agreements and the other proposals. See "Security Ownership of Certain Beneficial Owners and Management."

RISK FACTORS

     The Company and its business are subject to numerous significant risk factors. See "Risk Factors."

THE RIG MERGER AND THE RIG MERGER AGREEMENT

     EFFECT OF THE RIG MERGER. Upon consummation of the transactions contemplated by the Rig Merger Agreement, (1) RTO and Merger Sub will be merged with and into LRAC, which will be the surviving corporation, and (2) subject to the exercise of the Cash Option, (i) each of the RTO Shares will be converted into the right to receive 22,773.26 shares of Company Common Stock, or an aggregate of 11,386,630 shares of Company Common Stock (subject to adjustment), and (ii) each of the LRAC Shares will be converted into the right to receive 28,250.748 shares of Company Common Stock, or an aggregate of 28,250,748 shares of Company Common Stock (subject to adjustment). The foregoing exchange ratios are based on 38,669,378 shares of Company Common Stock being issued and outstanding as of the effective time (the "Effective Time") of the Rig Merger as described in the Rig Merger Agreement, and 968,000 shares of Company Common Stock being subject to options issued by the Company, excluding the Dillard Option (as defined hereinafter) as of the Effective Time. In the event the number of shares of Company Common Stock which are issued or subject to options as of the Effective Time is greater or less than the amount specified in the immediately preceding sentence, the number of shares issuable pursuant to the Rig Merger will be increased or decreased by a number of shares equal to such difference. The LRAC/RTO Shareholders have the option (the "Cash Option") to receive up to an aggregate of $5,000,000 in cash in lieu of up to 20% of the aggregate number of shares of Company Common Stock issuable in the Rig Merger. In addition, the LRAC/RTO Shareholders will receive warrants to purchase up to 1,720,000 shares of Company Common Stock, exercisable only in the event that the issued and outstanding Series A Convertible Redeemable Preferred Stock of the Company (the "Series A Preferred Stock") is converted into Company Common Stock or the Dillard Option is exercised, and, in such event, only with respect to an equivalent number of shares as are subject to such conversion or exercise. Such warrants (the "Rig Shadow Warrants") will be exercisable at the conversion price or option price (as applicable) at which the shares of Series A Preferred Stock are converted or the Dillard Option is exercised. The Series A Preferred Stock is convertible at $1.25 per share and the Dillard Option, to the extent exercisable, is exercisable at $1.00 per share. The maximum number of shares of Company Common Stock issuable in the Rig Merger represents approximately one-third of the number of shares of Company Common Stock that the Company anticipates will be outstanding immediately after the Effective Time. See "The Mergers - Effect of the Mergers."

     CONDITIONS TO THE RIG MERGER. The obligations of each of the Company, RTO and LRAC to consummate the Rig Merger are subject to the satisfaction of certain conditions, including, among others (1) obtaining approval of the Shareholders, and (2) the Somerset Merger becoming effective. See "The Rig Merger Agreement - Conditions to the Merger."

     EFFECTIVE TIME OF THE RIG MERGER. The Rig Merger will become effective as promptly as practicable after the approval of the Shareholders has been obtained and all other conditions to consummation of the Rig Merger have been satisfied or waived. See "The Rig Merger Agreement - Effective Time of the Merger."

     TERMINATION OF THE RIG MERGER AGREEMENT. The Rig Merger Agreement may be terminated and the Rig Merger abandoned at any time prior to the Effective Time, before or after the approval of the Rig Merger by the Shareholders, at the option of either the Company, RTO or LRAC, if the Rig Merger has not been consummated by October 31, 1996, and prior to such time upon the occurrence of certain other events. See "The Rig Merger Agreement - Termination or Amendment of the Merger Agreement."

     TERMINATION FEE. In the event of any termination of the Rig Merger Agreement as a result of the failure to obtain the required approval of the Shareholders or if there has been a material breach of any of the representations, warranties, or covenants by the Company which has not been cured within twenty business days following receipt by the Company of notice of such breach, the Company has agreed to pay to LRAC and RTO an amount equal to all of the expenses incurred by LRAC and RTO in connection with the negotiation and preparation of the Rig Merger Agreement, plus the sum of $500,000 in the case of a termination as a result of the Company's breach or $250,000 in the case of the failure to obtain the approval of the Shareholders. If the Rig Merger is not consummated for any reason other than as a result of the material breach of LRAC or RTO of any of their representations, covenants, or agreements and if, prior to December 31, 1996, the Company or the Shareholders publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company (a "Company Acquisition Transaction"), the Company agrees to pay to LRAC and RTO an amount equal to 33.3 percent of the difference between the consideration paid in the Company Acquisition Transaction and $30,000,000, subject to adjustment in the event that the Company Acquisition Transaction involves less than all of the outstanding securities or assets of the Company. See "The Rig Merger Agreement Termination or Amendment of the Merger Agreement."

     APPROVAL BY THE LRAC/RTO SHAREHOLDERS. The LRAC/RTO Shareholders have unanimously approved the Rig Merger Agreement and the Rig Merger.

THE SOMERSET MERGER AND THE SOMERSET MERGER AGREEMENT

     EFFECT OF THE SOMERSET MERGER. Upon consummation of the transactions contemplated by the Somerset Merger Agreement, (1) Somerset will be merged with and into the Company, which will be the surviving corporation, (2) each of the Somerset Shares will be converted into the right to receive 39,637.378 shares of the Company Common Stock, or an aggregate of 39,637,378 shares of Company Common Stock (subject to adjustment), and (3) the Company's Articles of Incorporation shall be amended to incorporate all of the amendments contemplated by the Charter Amendment. The foregoing exchange ratio is based on 38,669,378 shares of Company Common Stock being issued and outstanding as of the Effective Time of the Somerset Merger as described in the Somerset Merger Agreement, and 968,000 shares of Company Common Stock being subject to options issued by the Company (excluding the Dillard Option) as of the Effective Time. In the event the number of shares of Company Common Stock which are issued or subject to options as of the Effective Time is greater or less than the amount specified in the immediately preceding sentence, the number of shares issuable pursuant to the Somerset Merger will be increased or decreased by a number of shares equal to such difference. The Somerset Shareholders will also receive warrants to purchase up to 1,720,000 shares of the Company Common Stock exercisable only in the event that the issued and outstanding Series A Preferred Stock is converted into Company Common Stock or the Dillard Option is exercised, and, in such event, only with respect to an equivalent number of shares as are subject to such conversion or exercise. Such warrants (the "Somerset Shadow Warrants") will be exercisable at the conversion price or option price (as applicable) at which the Series A Preferred Stock is converted or the Dillard Option is exercised. The Series A Preferred Stock is convertible at $1.25 per share and the Dillard Option, to the extent exercisable, is exercisable at $1.00 per share. The maximum number of shares of Company Common Stock issuable in the Somerset Merger to the Somerset Shareholders represents approximately one-third of the number of shares of Company Common Stock that the Company anticipates will be outstanding immediately after the Effective Time. See "The Mergers - Effect of the Mergers."

     CONDITIONS TO THE MERGER. The obligations of each of the Company and Somerset to consummate the Somerset Merger are subject to the satisfaction of certain conditions, including, among others (1) obtaining approval of the Shareholders, and (2) the Rig Merger becoming effective. See "The Somerset Merger Agreement - Conditions to the Merger."

     EFFECTIVE TIME OF THE MERGER. The Somerset Merger will become effective as promptly as practicable after the approval of the Shareholders has been obtained and all other conditions to consummation of the Somerset Merger have been satisfied or waived.

     TERMINATION OF THE SOMERSET MERGER AGREEMENT. The Somerset Merger Agreement may be terminated and the Somerset Merger abandoned at any time prior to the Effective Time, before or after the approval by the Shareholders, at the option of either the Company or Somerset, if the Somerset Merger has not been consummated by October 31, 1996, and prior to such time upon the occurrence of certain other events. See "The Somerset Merger Agreement - Termination or Amendment of the Merger Agreement."

     TERMINATION FEE. In the event of any termination of the Somerset Merger Agreement as a result of the failure to obtain the required approval of the Shareholders or if there has been a material breach of any of the representations, warranties, or covenants by the Company which has not been cured within twenty days following receipt by the Company of notice of such breach, the Company has agreed to pay to Somerset an amount equal to all of the expenses incurred by Somerset in connection with the negotiation and preparation of the Somerset Merger Agreement, plus the sum of $500,000 in the case of a termination as a result of the Company's breach or $250,000 in the case of the failure to obtain the approval of the Shareholders. If the Somerset Merger is not consummated for any reason other than as a result of the material breach of Somerset of any of their representations, covenants, or agreements and if, prior to December 31, 1996, the Company or the Shareholders publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a Company Acquisition Transaction, the Company agrees to pay to Somerset an amount equal to 33.3 percent of the difference between the consideration paid in the Company Acquisition Transaction and $30,000,000, subject to adjustment in the event that the Company Acquisition Transaction involves less than all of the outstanding securities or assets of the Company. See "The Somerset Merger Agreement Termination or Amendment of the Merger Agreement."

     APPROVAL BY THE SOMERSET SHAREHOLDERS. The Somerset Shareholders have unanimously approved the Somerset Merger Agreement and the Somerset Merger.

     CHARTER AMENDMENT. The adoption of the Somerset Merger Agreement by the Shareholders and the filing of the Articles of Merger necessary to consummate the Somerset Merger will cause the Charter Amendment to be adopted without any further action required by the Shareholders.

THE CHARTER AMENDMENT

     The Shareholders will also be asked to consider and vote on a proposal to adopt and approve the Charter Amendment, which will (1) change the name of the Company to "________," (2) increase the number of authorized shares of the Company Common Stock from 75,000,000 shares to 300,000,000 shares, and (3) provide that any action requiring the consent of more than a majority of the issued and outstanding stock of the Company under the TBCA shall only require the consent of majority of the issued and outstanding stock of the Company. The Charter Amendment shall be automatically effected upon the approval and ultimate consummation of the Somerset Merger.

THE STOCK OPTION PLAN

     The Stock Option Plan provides for the issuance of options with respect to up to 7,000,000 shares of the Company Common Stock to persons employed by the Company in order to secure for the Company and the Shareholders the benefits that flow from providing certain employees with the incentive to further the business of the Company inherent in ownership of the Company Common Stock. See "Approval of the Stock Option Plan".

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENTS AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENTS AND THE MERGERS BY THE SHAREHOLDERS. The Board of Directors believes that the terms of the Mergers are fair to and in the best interest of the Company and the Shareholders. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "Mergers - Reasons for the Mergers; Recommendation of the Board of Directors."

     THE BOARD OF DIRECTORS HAS DECLARED THE CHARTER AMENDMENT ADVISABLE AND BELIEVES IT IS IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE CHARTER AMENDMENT. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "Proposal to Amend Articles of Incorporation Recommendations and Required Affirmative Vote."

     THE BOARD OF DIRECTORS HAS DECLARED THE STOCK OPTION PLAN ADVISABLE AND BELIEVES IT IS IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE STOCK OPTION PLAN. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "Approval of Stock Option Plan Board Recommendation."

RESALE RESTRICTIONS

     All of the shares of Company Common Stock received by the shareholders of Somerset, RTO and LRAC in the Mergers will be freely transferable, except that the shares of Company Common Stock received by persons who at the time of the Annual Meeting are deemed to be "affiliates" (as such term is defined under the Securities
                                      -13-

Act) of the Company, LRAC, RTO or Somerset may be resold by them only in certain permitted circumstances. Such shares will also be subject to restrictions imposed by the Shareholders' Agreement (described below) and entitled to certain registrations rights.

ACCOUNTING TREATMENT

     The Rig Merger is expected to be accounted for as a "purchase" and the Somerset Merger is expected to be accounted for as a "stock issuance" for financial accounting purposes. See "The Mergers - Accounting Treatment."

NO SOLICITATION

     The Merger Agreements provide that the Company may, directly or indirectly, furnish information and access to any corporation, partnership, person, or other entity or group pursuant to confidentiality agreements, only in response to unsolicited requests therefor, and may participate in discussions and negotiate with such entity or group concerning any Company Acquisition Transaction, only if such entity or group has submitted a written proposal to the Board of Directors relating to any such transaction and the Board of Directors by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board of Directors' fiduciary duty. The Board of Directors is required to provide a copy of any such written proposal and legal opinion to Somerset, LRAC and RTO immediately after receipt thereof and to thereafter keep each of them promptly advised of any development with respect thereto. The Merger Agreements further provide that neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Somerset, LRAC or RTO, or any affiliate, associate or designee of Somerset, LRAC or RTO, or as contemplated by the Merger Agreements) concerning a Company Acquisition Transaction; provided, however, that nothing in the Merger Agreements prevents the Board of Directors from taking, and disclosing to the Shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board of Directors is not permitted to recommend that the Shareholders tender their shares of Company Common Stock in connection with any such tender offer unless the Board of Directors by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the directors. See "The Mergers - No Solicitation."

NO APPRAISAL RIGHTS

     Under Texas law, the Shareholders will not be entitled to any appraisal or dissenter's rights in connection with the Mergers. Additionally, under the applicable laws of the respective states of incorporation of RTO, LRAC and Somerset, none of the shareholders of RTO, LRAC and Somerset will be entitled to any appraisal or dissenter's rights in connection with the Mergers. See "The Mergers - No Appraisal Rights."

DIVIDEND POLICIES

     The Company has never paid dividends on the Company Common Stock and has no plans to pay dividends on the Company Common Stock in the foreseeable future.

                                      -14-

LISTING OF SHARES; MARKET AND MARKET PRICE

     The Company Common Stock is listed on the AMEX under the symbol "DRL." At ______, 1996, there were approximately ____ holders of record of the Company Common Stock.

     The following table sets forth the high and low sale prices of the Company Common Stock reported by the American Stock Exchange for the periods indicated:

                                                              HIGH      LOW
Year Ended December 31, 1996
      First Quarter ................................       $ 0.7500  $ 0.3750
      Second Quarter (through June, 1996) ..........         ______    ______

Year Ended December 31, 1995:
      First Quarter ................................         1.0000    0.6250
      Second Quarter ...............................         1.0625    0.6875
      Third Quarter ................................         0.8750    0.6250
      Fourth Quarter ...............................         0.8750    0.6250
Year Ended December 31, 1994:
      First Quarter ................................         1.1875    0.8125
      Second Quarter ...............................         1.1875    0.8125
      Third Quarter ................................         1.3125    0.8750
      Fourth Quarter ...............................         1.0625    0.7500


     On June __, 1996, the last reported sale price of the Company Common Stock on the AMEX was $__________ per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Somerset Shareholders, Norex Drilling, Ltd., a Bermuda corporation which is an affiliate of the Company ("Norex"), Pronor Holdings Ltd., a British Virgin Islands corporation which is an affiliate of the Company ("Pronor") (Norex and Pronor, collectively the "Company Parties"), Oliver, Mullen, U.S. Rig and Equipment, Inc., an Oklahoma corporation ("USRE"), Mike Mullen Energy Equipment Resource, Inc., a Texas corporation ("EER"), and GCT Investments, Inc., a Texas corporation ("GCT") (Oliver, Mullen, USRE, EER and GCT collectively, the "Mullen/Oliver Group") have entered into a Shareholders' Agreement dated as of May 7, 1996 (the "Shareholders' Agreement"), covering various agreements among such parties (collectively, the "Shareholders' Agreement Parties") with respect to the Company Common Stock owned by them. For four years following the effective time of the Mergers (the "Effective Time"), the Shareholders' Agreement Parties will be required to vote the shares of Company Common Stock subject to the Shareholders' Agreement so as to maintain the size of the Board of Directors at five directors, consisting of two directors who are not officers (or relatives of officers) of the Company and who do not represent concentrated or family holdings of the stock of the Company (including the Shareholders' Agreement Parties) (the "Non-Party Directors"), and one director designated by each of (1) the Somerset Shareholders, (2) the Company Parties, and (3) the Mullen/Oliver Group. See "Shareholders' Agreement" and "Security Ownership of Certain Beneficial Owners and Management."

     During the fourth quarter of 1995, Norex subscribed to and paid $4,000,000 for a new Company issue of Series B 15% Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), to be issued subsequent to December 31, 1995 (the "Subscription"). As a condition to the closing of the Mergers, the Company is required to rescind the Subscription. The $4,000,000 payment made by Norex for
                                      -15-

the Subscription will be simultaneously refunded to Norex out of the proceeds of a $4,000,000 loan to be provided by Norex. See "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations - Financial Condition and Liquidity," "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

     At the Effective Time, the Company will enter into an investment monitoring agreement providing for a one time payment by the Company of $75,000 (the "Investment Monitoring Fee") to SCP to monitor on behalf of SDA the investment in the Company by SDA resulting from the Somerset Merger. See "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

     The Company, the Company Parties, Oliver, USRE, EER, GCT and the Somerset Shareholders (collectively the "Registration Rights Agreement Parties") have executed a Registration Rights Agreement dated May 7, 1996 (the "Registration Rights Agreement"), that requires the Company, upon the occurrence of certain events, to register for sale under the Securities Act the shares received by any of such parties and certain of their assignees pursuant to the Mergers. See "The Mergers - Restrictions on Resales by Affiliates/Registration Rights."

     The Merger Agreements provide for indemnification of LRAC, RTO, Mullen and Oliver, SDA and various affiliates for claims relating to omissions or misstatements in this Prospectus/Proxy Statement, the Registration Statement being filed in connection herewith and certain other matters. See "The Rig Merger Agreement - Indemnification" and "The Somerset Merger Agreement - Indemnification."

RECENT DEVELOPMENTS

     As provided for in the Merger Agreements, on June 10, 1996, Norex advanced $1,000,000 to the Company pursuant to a term loan bearing interest at a rate of 12% per annum and maturing on the earlier of October 31, 1996 or the Effective Time. The term loan is secured by a pledge of certain of the domestic receivables of the Company (the "Norex Lien").

     On June 3, 1996, Western Oil Well Service Co., a wholly owned subsidiary of the Company ("Western"), entered into a definitive agreement to sell its operational assets to Pool Company ("Pool"), a subsidiary of Pool Energy Services Co., for $3,950,000 in cash.

     Under the agreement, Western will sell to Pool all of its operational assets, which include 23 carrier- mounted workover rigs. Western currently provides well workover services principally in Montana, Utah and North Dakota. Pool will also assume all of Western's capital leases associated primarily with transportation equipment and certain real estate leases. The Company anticipates closing this transaction during June 1996.

     Mr. Max Dillard's employment as President and Chief Executive Officer of the Company terminated on April 9, 1996. The Company is currently seeking a replacement for Mr. Dillard. Mr. Dillard also resigned as a member of the Board of Directors on June 10, 1996.

     Mr. Dillard was granted an option under the 1982 Stock Option and Long-Term Incentive Plan for Key Employees to purchase up to 1,000,000 shares of the Company Common Stock (the "Dillard Option"). The Company believes that the Dillard Option expired upon the termination of Mr. Dillard's employment on April 9, 1996. Mr. Dillard contends that the Dillard Option has not expired and remains in effect. The resolution of this dispute regarding the validity of the Dillard Option is uncertain.

SUMMARY SELECTED HISTORICAL AND PROFORMA COMBINED FINANCIAL DATA

     The following historical consolidated financial data of the Company has been derived from its historical consolidated financial statements and should be read in conjunction with such consolidated financial statements and notes thereto, which are included elsewhere in this Prospectus/Proxy Statement. The unaudited pro forma financial data of the Company, LRAC, RTO and Somerset combined have been derived from the unaudited pro forma financial statements and should be read in conjunction with such unaudited pro forma financial statements and notes thereto, which are included elsewhere in this Prospectus/Proxy Statement. For a description of the various information regarding the pro forma data, see "DI Industries, Inc. Unaudited Pro Forma Financial Information."

                               DI INDUSTRIES, INC.
                           SELECTED SUMMARY HISTORICAL
                              FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

                                         THREE MONTHS ENDED     YEAR ENDED      NINE MONTHS ENDED
                                              MARCH 31,         DECEMBER 31,       DECEMBER 31,          YEAR ENDED MARCH 31,
                                        -----------------     ---------------    ----------------      ------------------------
                                         1996      1995       1995       1994     1994      1993       1994      1993      1992
                                        ------    ------      ----       ----    ------    ------      ----      ----      ----
                                          (Unaudited)                 (Unaudited)        (Unaudited)
CONTINUING OPERATIONS:
     Revenues ........................  $20,102   $22,344   $ 94,709   $65,393   $50,987   $53,449   $67,855   $62,242   $63,186
     Loss from continuing
      operations .....................   (1,491)   (2,219)   (12,675)   (3,557)   (2,260)      (67)   (1,384)   (3,555)   (3,066)

DISCONTINUED OPERATIONS:
     Income (loss) from oil and
      gas operations.................                 (11)        (4)       55        51    (1,298)   (1,274)       60       104
     Loss from sale of oil
      and gas properties.............                           (768)

Net loss .............................   (1,491)   (2,230)   (13,447)   (3,502)   (2,209)   (1,365)   (2,658)   (3,495)   (2,962)

Net loss available to Common
 Stock ...............................   (1,641)   (2,230)   (13,447)   (3,502)   (2,209)   (1,365)   (2,658)   (3,495)   (2,962)

Loss per common share:
    From continuing operations .......  $ (0.04)  $ (0.06)  $  (0.33)  $ (0.09)  $ (0.06)            $ (0.04)  $ (0.09)  $ (0.08)

    From discontinued operations .....                         (0.02)                        (0.04)    (0.03)

Net loss per share of common
 stock ...............................    (0.04)    (0.06)     (0.35)    (0.09)    (0.06)    (0.04)    (0.07)    (0.09)    (0.08)

Total assets(1) ......................  $54,769   $63,072   $ 57,783   $62,860   $62,860   $43,717   $40,325   $41,937   $47,317

Long-term debt(1) ....................   10,379     9,932     11,146    10,224    10,224       204       198       223       151

Series A Preferred Stock .............      900     1,900        900     1,900     1,900

(1) Total assets and long-term debt have been restated to account for certain operations of the Company discontinued effective April 1, 1995.

                               DI INDUSTRIES, INC.
                     SUMMARY PRO FORMA FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

                                                                               For the Year Ended December 31, 1995
                                                          --------------------------------------------------------------------------
                                                                           WESTERN(1)                         MERGER(1)
                                                                          PRO FORMA                          PRO FORMA
                                                          HISTORICAL      ADJUSTMENTS       PRO FORMA        ADJUSTMENTS   PRO FORMA
INCOME STATEMENT:
        Revenues ...................................       $ 94,709        $ (7,164)       $  87,545                       $ 87,545
        Operating Loss .............................        (12,793)           (469)         (13,262)           (113)       (13,375)
        Gain on Sale of Assets .....................            466           2,660            3,126                          3,126
        Loss from Continuing Operations ............        (12,675)          2,199          (10,476)           (113)       (10,589)
        Net Loss ...................................        (13,447)          2,199          (11,248)           (113)       (11,361)

Earnings (loss) per common and
        common equivalent share from
        continuing operations ......................       $  (0.33)                       $   (0.27)                      $  (0.10)

Earnings (loss) per common and
        common equivalent share ....................       $  (0.35)                       $   (0.29)                      $  (0.11)

Weighted average number of common
        and common equivalent shares ...............         38,669                           38,669                        110,017

                                                                        As of or for the Three Months Ended March 31, 1996
                                                          --------------------------------------------------------------------------
                                                                           WESTERN(1)                         MERGER(1)
                                                                          PRO FORMA                          PRO FORMA
                                                          HISTORICAL      ADJUSTMENTS       PRO FORMA        ADJUSTMENTS   PRO FORMA
INCOME STATEMENT:
        Revenues ...................................       $ 20,102        $ (1,659)       $  18,443                       $ 18,443
        Operating Loss .............................         (1,253)            (26)          (1,279)           (28)         (1,307)
        Gain on Sale of Assets .....................             15           2,665            2,680                          2,680
        Net Loss ...................................         (1,491)          2,641            1,150           (148)          1,002
        Net Loss Applicable to Common Stock ........         (1,641)          2,641            1,000              2           1,002

Earnings (loss) per common and
        common equivalent share from
        continuing operations ......................       $  (0.04)                       $   (0.03)                      $  (0.01)

Earnings (loss) per common and
        common equivalent share ....................       $  (0.04)                       $   (0.03)                      $  (0.01)

Weighted average number of common
        and common equivalent shares ...............         38,669                           38,669                        110,017

UNAUDITED BALANCE SHEET DATE:
        Working Capital                                       6,249           3,930            10,179           15,250       25,429
        Total Assets                                         54,769           2,460            57,229           50,091      107,320
        Long-Term Debt                                       10,379            (127)           10,252                        10,252
        Shareholders' Equity                                 18,203           2,677            20,880           40,427       61,307
        Book value per common
             and common equivalent share                   $  (0.47)                       $    (0.54)                     $  (0.56)

(1) For explanation of pro forma adjustments, see "Notes to Unaudited Pro Forma Consolidated Financial Statements."

                               THE ANNUAL MEETING

GENERAL

     This Prospectus/Proxy Statement is being furnished to Shareholders in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on August ---, 1996, at 9:00 a.m., local time, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, and at any adjournments or postponements thereof. This Prospectus/Proxy Statement also constitutes the Prospectus of the Company with respect to the registration and issuance under the Securities Act of up to 79,274,756 shares of Company Common Stock issuable in connection with the Mergers.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, the Shareholders will be asked to consider and vote upon each of the following: (1) a proposal to adopt and approve the Rig Merger Agreement and the transactions set forth or contemplated therein, (2) a proposal to adopt and approve the Somerset Merger Agreement and the transactions set forth or contemplated therein, (3) the election of five members to the Board of Directors, (4) a proposal to adopt and approve the Stock Option Plan, and to reserve for issuance 7,000,000 shares of the Company Common Stock thereunder, and (5) a proposal to adopt and approve the Charter Amendment, which shall automatically be effected upon the consummation of the Somerset Merger. The Shareholders will also consider and vote upon such other business as may properly come before the Annual Meeting.

     THE BOARD OF DIRECTORS HAS APPROVED THE RIG MERGER AGREEMENT AND THE SOMERSET MERGER AGREEMENT, HAVING CONCLUDED THAT THE MERGERS ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS, AND RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE SOMERSET MERGER AGREEMENT, THE RIG MERGER AGREEMENT AND THE MERGERS. ADDITIONALLY, THE BOARD OF DIRECTORS HAS APPROVED THE CHARTER AMENDMENT, THE STOCK OPTION PLAN AND THE SLATE OF NOMINEES FOR ELECTION AS DIRECTORS, HAVING CONCLUDED THAT THEY ARE ALL ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS, AND RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE CHARTER AMENDMENT, THE STOCK OPTION PLAN AND THE FIVE NOMINEES FOR THE BOARD OF DIRECTORS.

VOTING AT THE ANNUAL MEETING; RECORD DATE

     The Board of Directors has fixed ________, 1996 as the Record Date for the determination of the Shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of the Company Common Stock on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were _________ shares of Company Common Stock outstanding and entitled to vote, which were held by approximately __ holders of record. Each holder of record of shares of Company Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the Shareholders at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

     If a quorum is not obtained, or if fewer shares are voted in favor of approval of any of the proposals than the number required for approval, the Annual Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting

(except for any proxies which have theretofore effectively been revoked, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting).

     Under the TBCA, the adoption and approval of the each of the Somerset Merger Agreement and the Charter Amendment will require the affirmative vote of the holders of two-thirds of the total number of shares of Company Common Stock outstanding and entitled to vote thereon. Adoption of the Rig Merger Agreement and Stock Option Plan requires the affirmative vote of a majority of the shares, and election of each director requires the affirmative vote of a plurality of the shares represented at a meeting at which a quorum is present.

     As of the Record Date, directors and executive officers of the Company and their respective affiliates may be deemed to be beneficial owners of an aggregate of _______ shares of Company Common Stock, representing approximately ___ of the outstanding shares of Company Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Directors and executive officers and affiliates holding ________ shares of Company Common Stock, or ______% of the outstanding Company Common Stock, have indicated that they intend to vote in favor of the Mergers and the other proposals. Consequently, approval of the Somerset Merger Agreement and the Charter Amendment will require the favorable vote of the holders of an additional ________ shares of Company Common Stock, representing approximately _______% of the issued and outstanding shares of Company Common Stock on the Record Date and approval of the Rig Merger Agreement and the Stock Option Plan will require the favorable vote of the holders of an additional --------- shares of Company Common Stock, representing approximately ____% of the issued and outstanding shares of Company Common Stock on the Record Date.

VOTING OF PROXIES

     All shares of Company Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not subsequently revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. A properly executed proxy marked "ABSTAIN" will be counted for purposes of determining whether there is a quorum for the Annual Meeting but will not be voted. An abstention or broker non-vote has the same effect as a vote against the proposal for which a Shareholder has abstained. If no instructions are indicated, such proxy will be voted FOR all of the proposals.

     If any other matters are properly presented at the Annual Meeting for consideration, the person named in the enclosed proxy card and acting thereunder will have discretion to vote such matters in accordance with his best judgment, unless the proxy card indicates otherwise. As of the date of this Prospectus/Proxy Statement, the Board of Directors does not know of any other matters that are to come before the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares of Company Common Stock and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to DI Industries, Inc., 450 Gears Road, Suite 625, Houston, Texas 77067, Attention: Corporate Secretary, on or before the date which precedes the date of the Annual Meeting, or delivered to the Secretary of the Company at the Annual Meeting.

SOLICITATION OF PROXIES

     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                  RISK FACTORS

     INTENSE COMPETITION; INDUSTRY CONDITIONS

     The Company experiences intense competition in its onshore drilling markets. The contract drilling industry is cyclical and is characterized by high capital and maintenance costs. Due to an oversupply of rigs, the onshore drilling market is highly competitive and no one competitor is dominant. While price is a primary factor in the selection of drilling contractors, a contractor's safety record, crew quality, service record and equipment capability are also important factors. Certain of the Company's competitors have greater financial resources than the Company.

     The Company's operations are materially dependent upon the levels of activity in the exploration, development and production of oil and gas in the United States and worldwide. Such activity levels are affected both by short-term and long-term trends in the prices of oil and natural gas. In recent years, oil and natural gas prices, and therefore the level of drilling and exploration activity, have been volatile. Worldwide military, political and economic events have contributed to, and are likely to continue to contribute to, such price volatility. Any prolonged reduction in oil and natural gas prices would depress the level of exploration and development activity and would result in a corresponding decline in the demand for the Company's services and therefore have a material adverse effect on the Company's revenues and profitability.

     See "The Mergers - Background of the Mergers," "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations - Industry Trends" and "Business of the Company Industry Conditions."

DEPENDENCE ON MERGER RIGS

     Each of the Merger Rigs is stacked and is not currently in service and will require substantial refurbishment and the purchase of significant accessory equipment before it may be placed in service. A portion of the Company's existing rig fleet is also stacked. The Company intends to refurbish, equip and place in service the Merger Rigs as market opportunities arise for such rigs. The Company believes there will eventually be significant opportunities to profitably employ the Merger Rigs because they have significantly better performance features (particularly electric drives) and have deeper drilling capacity than most of the Company's existing rigs. By reason of such features, the Company believes that there will be opportunities to utilize the Merger Rigs in domestic and international operations for which most of the rigs in the Company's current fleet would not be suitable. It is anticipated that the future success of the Company will be heavily dependent upon the ability of the Company to successfully place the Merger Rigs in service on a timely basis at profitable rates.

LOSSES FROM OPERATIONS

     The historical financial data for the Company reflect net losses of $13,447,000 and $3,502,000 (unaudited) for the calendar years ended December 31, 1995 and 1994, which included a non-cash impairment provision of $5,290,000 during the fourth quarter of 1995 for certain drilling rigs and equipment. This provision was the result of market indications that the carrying amount was not fully recoverable based on appraisals, comparable sales data and management estimates. The Company continues to experience losses, realizing a loss of $1,641,000 for the quarter ended March 31, 1996. Of the proceeds of the Somerset Merger, approximately $19,400,000 will be available to the Company after expenses and maximum cash payments pursuant to the Cash Option under the Rig Merger Agreement. These funds will be utilized for rig refurbishment and other general corporate purposes. The Company may also need additional capital in the future. There can be no assurance that any capital needed for the future will be available on acceptable terms.

NO FAIRNESS OPINION

     The Company has not obtained an independent fairness opinion regarding the Mergers. Although the Board of Directors believes that the Mergers are fair to the Company and the Shareholders, there is no independent third party opinion by an investment banking or other firm to provide Shareholders with independent assurances of the fairness of the transactions.

LEVERAGE AND LIQUIDITY

     Following the completion of the Mergers, the Company will have approximately $16 million of debt obligations. The Company will require substantial cash flow to meet its debt service requirements. Payment of principal and interest on these obligations will depend on the Company's future performance, which is subject to general economic and business factors beyond the Company's control. In addition, the loan agreements governing the Company's term loan with NorlandsBanken AS and the ancillary guaranty by Norex restrict, among other things, the Company's ability to incur additional indebtedness, mortgage or otherwise encumber certain of its properties and make certain asset dispositions. These restrictions could limit the Company's flexibility in responding to changing market conditions.

INTERNATIONAL OPERATIONS

     A major portion of the Company's revenues has been attributable to international operations. Revenues from international sources accounted for approximately 48.1 percent and 52.7 percent of the Company's operating revenues for the three-month period ended March 31, 1996 and the year ended December 31, 1995, respectively. In addition to the risks inherent in the drilling business (See "Risk Factors - Operational Risks"), the Company's international operations are subject to certain political, economic and other uncertainties, including, among others, risks of war and civil disturbances, expropriation, nationalization, renegotiation or modification of existing contracts, taxation policies, foreign exchange restrictions, international monetary fluctuations and other hazards arising out of foreign operations.

ABSENCE OF DIVIDENDS ON THE COMPANY COMMON STOCK

     The Company has not paid any cash dividends on the Company Common Stock and does not anticipate paying dividends on the Company Common Stock at any time in the foreseeable future.

LIMITATIONS ON THE AVAILABILITY OF THE COMPANY'S NET OPERATING LOSS
CARRYFORWARDS

     As a result of the consummation of the Mergers, the Company will undergo an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the right of the Company to use its existing net operating loss carryforwards ("NOLs") (and certain other tax attributes) for both regular tax and alternative minimum tax purposes during each future year is limited to a percentage (currently approximately six percent) of the fair market value of the Company's stock immediately before the ownership change (the "Section 382 Limitation"). To the extent that taxable income exceeds the Section 382 Limitation in any year subsequent to the ownership change, such excess income may not be offset by NOLs from years prior to the ownership change. To the extent the amount of taxable income in any subsequent year is less than the Section 382 Limitation for such year, the
Section 382 Limitation for future years is correspondingly increased. There is generally no restriction on the use of NOLs arising after the ownership change, although Section 382 applies anew each time there is an ownership change. The actual effect, if any, of such utilization of NOLs will depend on the Company's profitability in future years. As of December 31, 1995, the Company had approximately $64 million of NOLs, a significant portion of which are already subject to a Section 382 Limitation resulting from ownership changes in years prior to the year of the Mergers.

RIG FLEET AGE AND DEFERRED MAINTENANCE

     The majority of the Company's existing drilling rigs were built during the years 1979 - 1981, the period of the industry's most recent rig building cycle. Some maintenance on its stacked rigs has been deferred. Through its programs of rig upgrades and refurbishment, the Company believes that it will be able to maintain its rig operations over time to meet its future needs; however, such upgrading and refurbishment may require increasing amounts of capital and, to the extent the Company is unable to continue such programs, it will have fewer rigs available for service.

OPERATIONAL RISKS

     The Company's operations are subject to the many hazards inherent in the drilling business, including blowouts, cratering, fires and collisions. These hazards could cause personal injury and loss of life, suspend drilling operations or seriously damage or destroy the property and equipment involved and, in addition to environmental damage, could cause damage to producing formations and surrounding areas. Although the Company maintains insurance against many of these hazards, the Company does not have casualty or other insurance with respect to the rigs themselves, and such other insurance is subject to substantial deductibles and provides for premium adjustments based on claims. Certain other matters are also excluded from coverage, such as loss of earnings on certain rigs.

GOVERNMENTAL AND ENVIRONMENTAL MATTERS

     Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous domestic and foreign governmental regulations that may relate directly or indirectly to the contract drilling industry. The regulations applicable to the Company's operations include certain regulations that control the discharge of materials into the environment or require remediation of contaminations, under certain circumstances. Usually these environmental laws and regulations impose "strict liability," rendering a person liable without regard to negligence or fault on the part of such person. Such environmental laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed.

     It has been the Company's experience that the environmental laws, rules and regulations of the United States are more stringent than those found in foreign jurisdictions, and therefore the requirements of foreign jurisdictions do not, in general, impose an additional compliance burden on the Company.

RECENT CHANGES/DEPENDENCE ON KEY PERSONNEL

     The Company is seeking to find a replacement for Max M. Dillard, its former President and Chief Executive Officer, whose employment was terminated effective April 9, 1996. Although several attractive candidates have been identified who have expressed interest in this position, no agreement has been reached with a successor to Mr. Dillard. Mr. Dillard also resigned as a director of the Company on June 10, 1996. The Company believes that its operations are dependent to some degree upon a relatively small group of its management personnel, the loss of any of whom could have a material adverse effect on the Company.

CONTROL CONSIDERATIONS

     Upon consummation of the Mergers, the Company Parties, the LRAC/RTO Shareholders and the Somerset Shareholders will own 15.8%, 33.6% and 33.6%, respectively, or 83.0% in the aggregate, of the Company Common Stock following consummation of the Mergers, assuming that the Cash Option, the Dillard Option, and any other options to purchase shares of Company Common Stock are not exercised and that the Series A Preferred Stock is not converted. In addition, certain of such persons are parties to the Shareholders' Agreement, which provides that all of the parties thereto will be required to vote their shares of Company Common Stock so as to maintain the size of the Board of Directors at five, one of which will be designated by each of the Company Parties, the Mullen/Oliver Group and Somerset Shareholders, respectively, and the remaining two of which will be Non-Party Directors. By reason of such shareholdings and the Shareholders' Agreement, the Company Parties, the Mullen/Oliver Group and Somerset Shareholders will each exercise considerable influence over the Company and will be able to collectively control all of its business and affairs for the foreseeable future.


                                   THE MERGERS

     EFFECT OF THE MERGERS

     EFFECT OF THE RIG MERGER. Upon consummation of the transactions contemplated by the Rig Merger Agreement, and assuming the Cash Option is not exercised, (1) RTO and Merger Sub will be merged with and into LRAC, which will be the surviving corporation, (2) each of the RTO Shares will be converted into the right to receive 22,773.26 shares of Company Common Stock, or an aggregate of 11,386,630 shares of Company Common Stock (subject to adjustment), and (3) each of the LRAC Shares will be converted into the right to receive 28,250.748 shares of Company Common Stock, or an aggregate of 28,250,748 shares of Company Common Stock (subject to adjustment). The foregoing exchange ratios are based on 38,669,378 shares of Company Common Stock being issued and outstanding as of the Effective Time of the Rig Merger, and 968,000 shares of Company Common Stock being subject to options issued by the Company (excluding the Dillard Option) as of the Effective Time. In the event the number of shares of Company Common Stock which are issued or subject to options as of the Effective Time is greater or less than the amount specified in the immediately preceding sentence, the number of shares issuable pursuant to the Rig Merger will be increased or decreased by a number of shares equal to such difference. Based upon the capitalization of the Company as of the Record Date, approximately 39,637,378 shares of Company Common Stock will be issued in the Rig Merger, assuming the Cash Option is not exercised. The LRAC/RTO Shareholders have the option to receive up to $5,000,000 in cash in lieu of up to 20% of the aggregate number of shares of Company Common Stock issuable in the Rig

Merger. In addition, the LRAC/RTO Shareholders will receive the Rig Shadow Warrants, which provide the right to purchase up to 1,720,000 shares of Company Common Stock, exercisable only in the event that the issued and outstanding Series A Preferred Stock is converted into Company Common Stock or the Dillard Option is exercised, and, in such event, only with respect to an equivalent number of shares as are subject to such conversion or exercise. The Rig Shadow Warrants will be exercisable at the conversion price or option price (as applicable) at which the shares of Series A Preferred Stock are converted or the Dillard Option is exercised. The Series A Preferred Stock is convertible at $1.25 per share and the Dillard Option is exercisable, if at all, at $1.00 per share. The maximum number of shares of Company Common Stock issuable in the Rig Merger to the LRAC/RTO Shareholders represents approximately one-third of the shares of Company Common Stock that would be outstanding immediately after the Mergers.

     EFFECT OF THE SOMERSET MERGER. Upon consummation of the transactions contemplated by the Somerset Merger Agreement, (1) Somerset will be merged with and into the Company, which shall be the surviving corporation, (2) each of the Somerset Shares will be converted into the right to receive 39,637.378 shares of Company Common Stock, or an aggregate of 39,637,378 shares of Company Common Stock (subject to adjustment), and (3) the Company's Articles of Incorporation shall be amended to incorporate all of the amendments contemplated by the Charter Amendment. The foregoing exchange ratio is based on 38,669,378 shares of Company Common Stock being issued and outstanding as of the Effective Time of the Somerset Merger, and 968,000 shares of Company Common Stock being subject to options issued by the Company (excluding the Dillard Option) as of the Effective Time. In the event the number of shares of Company Common Stock which are issued or subject to options as of the Effective Time is greater or less than the amount specified in the immediately preceding sentence, the number of shares issuable pursuant to the Somerset Merger will be increased or decreased by a number of shares equal to such difference. In addition, the Somerset Shareholders will receive the Somerset Shadow Warrants, which provide the right to purchase up to 1,720,000 shares of Company Common Stock, exercisable only in the event that the issued and outstanding Series A Preferred Stock of the Company is converted into Company Common Stock or the Dillard Option is exercised, and in such event, only with respect to an equivalent number of shares as are subject to such conversion or exercise. The Somerset Shadow Warrants will be exercisable at the conversion price or option price (as applicable) at which the shares of Series A Preferred Stock are converted or the Dillard Option is exercised. The Series A Preferred Stock is convertible at $1.25 per share and the Dillard Option is exercisable, if at all, at $1.00 per share. The maximum number of shares of Company Common Stock issuable in the Somerset Merger to the Somerset Shareholders represents approximately one-third of the shares of Company Common Stock that would be outstanding immediately after the Mergers.

     USE OF PROCEEDS OF SOMERSET MERGER. As a result of the Somerset Merger, the Company will obtain approximately $25,000,000 in cash. Of such amount, (1) up to $5,000,000 will be used to make any payments required by reason of exercise of the Cash Option (as defined below) under the Rig Merger Agreement, (2) a minimum of $11,000,000 is expected to be utilized for rig refurbishment and to purchase needed drill pipe strings and other accessory equipment over an estimated two year period, (3) up to $600,000 will be used to pay the costs and expenses incurred in connection with the Mergers, including the reimbursement of certain expenses of LRAC, RTO and Somerset in accordance with the Merger Agreements, the Investment Monitoring Fee (as defined hereinafter) and the Company's legal fees and other registration expenses and (4) the remainder will be used for working capital. Pending application of such proceeds, the Company intends to invest such proceeds in short-term interest-bearing securities. The Company may, in its discretion, decide in the future to use such proceeds for such other purposes as the needs of the Company dictate.

BACKGROUND OF THE MERGERS

     The Company's oil and gas contract drilling operations have historically focused on the domestic market. Since the early 1980s, the United States market has been characterized by severe overcapacity, numerous competitors and aggressive price cutting. These conditions, combined with extended periods of low oil and gas prices over the last decade, have resulted in the near collapse of this segment of the industry. Technological advances such as horizontal drilling and the use of 3-D seismic technology, while causing temporary spurts in drilling activity over the last ten years, have actually resulted in overall declines in drilling activity in the long-term. This is because the higher success levels typically associated with such technologies have usually ultimately resulted in the drilling of fewer well bores to achieve levels of success comparable with previous technology.

     At one point in 1981, there were over 3,700 land rigs operating domestically out of over 5,000 estimated rigs available for service. At May 31, 1996, the Baker Hughes Inc. domestic land rig count was 633. The Rig Census published by Reed Tool Company indicated that at December 31, 1995, there were 1,500 land rigs available domestically, the lowest number in the history of the survey. The Company believes that many of the available rigs are in a poor state of repair or maintenance, and that in recent years many drillers have conducted drilling operations for revenues that have covered only direct operating costs and have been insufficient to provide for amortization or upgrading of equipment. As a result, the Company believes that the Reed Tool Company Census may overestimate the number of rigs reasonably available to meet market demand.

     The extended industry downturn has resulted in a steady consolidation of drilling contractors. There are now fewer than ten companies with rig fleets of more than 20 rigs operating in the lower 48 states. In the past three years, Nabors Industries, Inc., the largest United States land driller, has acquired three companies owning an aggregate of 95 rigs. In 1995, an estimated 45 companies owning land rigs ceased doing business. The Company believes that, as the industry consolidates, the level and stability of day and contract rates will improve and the sector as a whole will eventually experience a shift away from the intensely competitive environment which has prevailed over the last decade. The Company also believes that recent increases in oil and gas prices, if maintained, will also result in additional drilling activity. The Company believes that the larger industry participants, particularly those that are adequately capitalized and sufficiently positioned in terms of rig fleet quality and geographic mix of business, are the most likely to benefit from this scenario of improved industry fundamentals.

     The Company believes that the onshore sector consolidation, continued rig fleet attrition and modest increases in domestic drilling levels will begin to correct the oversupply of rigs. The Company believes that, in particular, the demand and supply may approach balance for domestic-based large capacity SCR rigs (i.e., those SCR rigs capable of drilling wells 20,000 feet or deeper) if recent improvements in natural gas prices are sustained. These larger rigs were among the first to be idled in the downturn of the market in the early 1980s, but, due to a steady demand in international markets, the excess capacity of the domestic fleet of this type of equipment has now been largely exported, leaving a relatively small United States-based fleet. While precise industry statistics are hard to establish, the Company believes that, as of February 1996, there may be as few as 50 serviceable 2,000 and 3,000 horsepower SCR land rigs based in the United States that can be put into service. The 18 Merger Rigs may, thus, constitute a substantial portion of the available rigs of that type. With the Merger Rigs in service, the Company believes that it would have the largest domestic onshore-based fleet of deep drilling SCR rigs.

     By improving the Company's cash position and acquiring the Merger Rigs, as well as by refocusing its competitive position in the industry, the Company hopes to exploit an anticipated improvement in natural gas markets and increase in the demand for land drilling services. These conditions, in the Company's opinion, would have a positive effect on the larger operators, particularly those with deep drilling capacity equipment. The developing consolidation of domestic land rig operators is expected to eventually produce economies of scale and more rational price and service competition. The capital infusion from the Somerset Merger will also put the Company in a potentially stronger position to participate in anticipated on-going industry consolidation. Due to the high replacement cost of rigs relative to their current earning capacity, day rates would have to rise very significantly before new construction or large outlays for rig rebuilding became economical. This should provide ample upside potential for industry participants with larger fleets of serviceable rigs.

     CERTAIN OF THE MATTERS DISCUSSED ABOVE REPRESENT FORWARD-LOOKING STATEMENTS WHICH CONSTITUTE THE COMPANY'S EXPECTATIONS OF THE FUTURE PERFORMANCE OF THE DOMESTIC DRILLING INDUSTRY, BASED ON REASONABLE ASSUMPTIONS. CERTAIN FACTORS COULD CAUSE THE ACTUAL FUTURE PERFORMANCE OF THE DOMESTIC DRILLING INDUSTRY TO DIFFER MATERIALLY FROM THAT PROJECTED BY THE COMPANY. OIL AND GAS PRICES ARE VOLATILE, AND ANY DECREASE COULD ADVERSELY IMPACT THE FUTURE LEVEL OF DRILLING ACTIVITY, RESULTING IN A DECREASE IN THE DEMAND FOR THE COMPANY'S DRILLING SERVICES. CONVERSELY, THE NUMBER OF SCR LAND RIGS AVAILABLE IN THE UNITED STATES COULD INCREASE IN RESPONSE TO ANY INCREASE IN THE DEMAND FOR DRILLING SERVICES AS A RESULT OF THE REINTRODUCTION OF PREVIOUSLY EXPORTED RIGS TO THE DOMESTIC DRILLING MARKET. ANY SUCH INCREASE IN THE NUMBER OF AVAILABLE RIGS WOULD LIKELY SUPPRESS ANY ANTICIPATED INCREASE IN THE RATES CHARGED BY DRILLERS.

     The Company, with its existing fleet of 75 drilling rigs, is now operating in United States and foreign markets that will be among the first to realize benefits from consolidation and increased demand. The Company intends to refurbish and place the Merger Rigs in service domestically or market them for international contracts, as demand warrants. The Merger Rigs will augment these benefits in areas where deep drilling or horizontal drilling equipment is at a premium, as well as in foreign markets where the demand for large capacity international caliber equipment has been steadily growing.

     As a result of the adverse industry factors discussed above, the Company's financial position has continued to deteriorate in recent years, culminating in losses of $13,447,000 for the calendar year ended December 31, 1995 and $1,641,000 for the quarter ended March 31, 1996. Because of the magnitude of the losses the Company was experiencing in 1995, the Board of Directors began to explore various options to preserve shareholder value. The Company conducted preliminary discussions with various parties to explore the possibility of a merger or similar transaction involving the Company, none of which resulted in serious negotiations. The Board of Directors also considered liquidating the Company's rig fleet on an orderly basis. It determined however, that by reason of the large number of rigs available due to rig company failures and consolidations, it was doubtful that such liquidation would realize any significant value for the Shareholders.

     In May of 1995, the Company was approached by William R. Ziegler, a partner of SCP, regarding a possible investment in the Company in connection with the acquisition of the Merger Rigs and a capital infusion. However, given the level of demand for drilling services at that time, it appeared unlikely to the Company that it could profitably acquire, refurbish and operate the rigs. Mr. Ziegler and the Company decided to study the situation further and contact each other at a later date.

     In October, 1995, Mr. Ziegler contacted Mr. Dillard and Mr. Ivar Siem, who had been elected Chairman of the Board in August 1995, regarding the proposed Mergers. Messrs. Ziegler, Siem, Oliver and Mullen conducted regular negotiations thereafter. On March 13, 1996, Mr. Ziegler suggested the current pricing of the Somerset Merger, effectively $.63 per share of the Company Common Stock. The Company Common Stock had traded at an average daily closing price of $.68 per share over the preceding six month period beginning September 13, 1995 through March 12, 1996, thus, such proposed effective price approximated the market price.

     On April 15, 1996, Mullen, Oliver, LRAC, RTO, Somerset and the Company executed a letter of intent outlining the proposed transaction. Thereafter, on May 7, 1996, the same parties executed the Merger Agreements.

     In anticipation of a transaction such as the Rig Merger, the Merger Rigs were appraised by Superior Auctioneers and Marketing, Inc., an experienced used oil field equipment appraiser retained by USRE (the "Rig Appraiser"). The purpose of the appraisal was to determine the orderly liquidation value of the Merger Rigs as of April, 1996 for the function of updating the equipment's collateral value. The Merger Rigs were inspected on March 19-22, 1996. The total orderly liquidation value of the Merger Rigs was appraised at $23,700,000.

     For purposes of the appraisal, the value represents the approximated gross sale proceeds that might be realized in a moderate or reasonably short time frame, within approximately 120 days, in order to locate a buyer while noting various intervening variables such as: psychological attractiveness, removal time and expense, physical deterioration quantity, etc. The orderly liquidation concept also maintains that the responsibility (risk) and incurred cost of removal of purchases remain with the buyer, and that there is no actual or implied warranty or guarantee on the equipment and/or inventory which is to be sold. Additionally, all equipment and/or inventory would eventually be sold in total, with clear title, and without consideration allotted to a willing buyer/willing seller situation.

     The orderly liquidation concept is unique in that it mutually shares some of the elemental criteria present in both the liquidation and fair market value concepts. Once all comparable research is satisfied, then relationships are made by compensating in the areas lacking in similarity as well as any intervening variable (i.e. psychological attractiveness, deterioration, quantity {caution should be exercised with quantity - as there is sometimes an inverse relationship between quantity and price, typically excessive quantity is casual to lower recovery value}, economic and market factors, etc.) Having positive or adverse effects on the subject equipment. Another factor having a casual effect on the numerical result is the time frame in which the equipment is to be sold. Theoretically, the more time one has to sell equipment, the more the likelihood the equipment will sell at a higher market range. Hence, fair market value denotes a reasonable amount of time (usually with no specified constraints) to sell equipment, thereby causing the gross purchase price before expenses to be at the upper range of the spectrum in many cases. Likewise, orderly liquidation also typifies a gross recovery (before expenses) slightly in the upper spectrum, but usually not quite as high as fair market value due to various time constraints. Lastly, liquidation exemplifies a forced time constraint where the values could fall to the lower end of the spectrum. No differently than liquidation value, the orderly liquidation concept considers the difficulty of removal.

     The Board of Directors believed that the Company, the second largest United States based operator of domestic land drilling rigs, had substantial in-house expertise in valuing drilling rigs, and the Company's in-house experts and outside consultants conducted extensive inspections of all of the Merger Rigs and corroborated the valuations of the Rig Appraiser. Based upon such expertise, Company's management believed that the valuation of the Rig Appraiser was fair. LRAC, RTO, and Somerset indicated to the Company that the simultaneous closing of both of the Mergers would be a condition precedent to their agreement to participate in the Mergers. Based on (1) the pricing of the Company Common Stock at the time of the negotiations, (2) the appraised value of the Merger Rigs and the Company's estimates of refitting costs, (3) the lack of availability of any other capital infusion sources to the Company, and (4) the beneficial effect to the Company of repositioning itself in the marketplace through the acquisition and eventual refurbishment of the Merger Rigs, the Board of Directors agreed to consummate the Mergers on the terms set forth in the Merger Agreements.

     The Board of Directors considered retaining an investment banker to provide an opinion as to the fairness of the financial terms of the Mergers, the cost of which would have been substantial. The Board of Directors decided to proceed with the transactions without obtaining such an opinion based upon its belief that the Mergers were fair, in that (1) the effective price of the shares to be issued in the Mergers approximated the market price of the Company Common Stock during the time period immediately preceding the time that the terms of the Mergers were negotiated, and (2) the Company had no viable alternative for recapitalizing the Company on a sound basis, and absent such recapitalization, the Company would have difficulty remaining in business.

REASONS FOR THE MERGERS/RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Board of Directors has concluded that the consummation of the Mergers is in the best interests of the Company and the Shareholders, primarily for the following reasons:

          --The cash provided in the Somerset Merger will significantly enhance the Company's balance sheet, providing working capital, and the capital necessary to refurbish the Merger Rigs and thereby position the Company to pursue additional growth opportunities in its industry.

          -- The Merger Rigs represent a strategically important asset and provide the Company with significant additional SCR deep-drilling capacity. Although the Company has significant capacity because many of its rigs are idle, most of such rigs do not have deep-drilling capacity and are typically not electrically powered. In the Company's view, SCR deep-drilling rigs are currently in higher demand for deep well natural gas projects and in international markets, and, to the extent that industry conditions continue to improve, the demand for SCR deep-drilling rigs will increase.

          -- Recent firming of natural gas prices has caused a significant increase in the demand for SCR deep-drilling rigs both domestically and internationally. SCR deep-drilling projects tend to have higher margins than other drilling projects because SCR deep- drilling projects tend to be of longer duration, thus providing a more steady cash flow.

          --Absent a substantial capital infusion, the Company would be forced to consider liquidation of certain of its assets or seek other financing alternatives to satisfy working capital needs. Therefore, the Board of Directors views the Mergers as the Company's best opportunity to preserve and augment shareholder value.

          --The Board of Directors views the long-term outlook for the onshore drilling industry as improving and potentially favorable because of improving oil and gas prices and ongoing industry consolidation.

          --The Board of Directors believes that the consideration to be received in the Somerset Merger is fair, in that it approximates the trading price of the Company's stock over the trading period immediately preceding the agreement in principal on the terms thereof.

          --The Board of Directors believes that the consideration to be received in the Rig Merger is fair based upon the familiarity of the Company and the Rig Appraiser with the value of drilling rigs such as the Merger Rigs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For four years following the Effective Time, by reason of the Shareholders' Agreement, the Shareholders' Agreement Parties will be required to vote the shares of Company Common Stock so as to maintain the size of the Board of Directors at five directors, consisting of one director designated by each of the Somerset Shareholders, the Company Parties and the Mullen/Oliver Group, and two Non-Party Directors. See "Shareholders' Agreement."

     As a condition to the Closing, the Company is required to rescind the Subscription of Norex for 4,000 shares of Series B Preferred Stock. The $4,000,000 payment by Norex for the Subscription will be simultaneously refunded out of the proceeds of a $4,000,000 loan to be provided by Norex. See "Certain Relationships and Related Transactions."

     At the Effective Time, the Company will enter into an investment monitoring agreement providing for a single payment by the Company of $75,000 to SCP to monitor on behalf of SDA the investment in the Company by SDA resulting from the Somerset Merger. See "Certain Relationships and Related Transactions."

     The Registration Rights Agreement Parties have entered into a Registration Rights Agreement that requires the Company, in certain circumstances, to register for sale under the Securities Act the shares received by any of such parties and certain of their assignees pursuant to the Mergers. See "Restrictions on Resales by Affiliates/Registration Rights."

     The Merger Agreements provide for limited indemnification of LRAC, RTO, Mullen, Oliver, Somerset and various affiliates of each. See "The Rig Merger Agreement - Indemnification" and "The Somerset Merger Agreement -
Indemnification."

ACCOUNTING TREATMENT

     The Rig Merger is expected to be accounted for as a "purchase" and the Somerset Merger is expected to be accounted for as a "stock issuance" for financial accounting purposes.

RESTRICTIONS ON RESALES BY AFFILIATES/REGISTRATION RIGHTS

     RESALES BY AFFILIATES. The shares of Company Common Stock to be issued pursuant to the Merger Agreements are being registered under the Securities Act pursuant to the Registration Statement and may generally be resold freely without further registration. However, because some of the persons acquiring Company Common Stock in the Mergers may be deemed to be affiliates of parties to the Mergers, such persons will not be able to resell the Company Common Stock received by them in connection with the Merger unless such shares are (1) registered for resale under the Securities Act, (2) sold in compliance with an exemption from the registration requirements of the Securities Act or (3) sold in compliance with Rule 145 under the Securities Act (or, in the case of persons who become affiliates of the Company, which will include SDA, SCP, certain of the LRAC/RTO Shareholders and certain affiliates thereof, Rule 144 under the Securities Act.). The Company will not be required to maintain the effectiveness of the Registration Statement for the purpose of such resales.

     Pursuant to Rule 145, the sale of Company Common Stock received by such affiliates pursuant to the Merger Agreements will be subject to certain restrictions. Such persons may sell Company Common Stock under Rule 145 only if
(1) the Company has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months, (2) the Company Common Stock is sold in "brokers' transactions" or in transactions directly with a "market maker," within the meanings thereof in Rule 144 under the Securities Act, and (3) such sale and all other sales made by such person within the preceding three months do not collectively exceed the greater of (i) one percent of the then outstanding shares of Company Common Stock and (ii) the average weekly trading volume of Company Common Stock on the AMEX during the four-week period preceding the sale.

     Persons who may be deemed to be affiliates of Somerset, LRAC or RTO generally include individuals or entities that control, are controlled by or are under common control with, such party and may include certain officers and directors of each such party as well as principal shareholders of such party.

     LISTING ON THE AMEX. The Company Common Stock is currently listed for trading on the AMEX and it is anticipated that such stock will continue to be traded thereon immediately following consummation of the Mergers. The Company will file a listing application with the AMEX with respect to the listing of additional shares of Company Common Stock to be issued in the Mergers, as well as the shares of Company Common Stock issuable upon exercise of the Rig Shadow Warrants and the Somerset Shadow Warrants.

     REGISTRATION RIGHTS. Under the Registration Rights Agreement, the Registration Rights Agreement Parties are entitled to require up to three demand registrations with respect to all of the Company Common Stock held by such persons as of the Effective Time and an unlimited number of incidental registrations (the right to register shares when the Company files a registration statement with respect to other shares). All of such registrations are required to be at the expense of the Company and are subject to numerous terms and conditions set forth in the Registration Rights Agreement.

NO SOLICITATION

     Each of the Merger Agreements provides that the Company may, directly or indirectly, furnish information and access only in response to unsolicited requests therefor, to any corporation, partnership, person, or other entity or group pursuant to confidentiality agreements, and may participate in discussion and negotiate with such entity or group concerning any Company Acquisition Transaction, if such entity or group has submitted a written proposal to the Board of Directors relating to any such transaction and the Board of Directors by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board of Directors' fiduciary duty. The Board of Directors is required to provide a copy of any such written proposal to Somerset, LRAC and RTO immediately after receipt thereof and thereafter keep each of them promptly advised of any development with respect thereto. The Merger Agreements further provide that neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Somerset, LRAC or RTO, or any affiliate, associate or designee of Somerset, LRAC or RTO, or as contemplated by the Merger Agreements) concerning any Company Acquisition Transaction provided, however, that nothing in the Merger Agreements prevents the Board of Directors from taking, and disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board of Directors is not permitted to recommend that the shareholders of the Company tender their shares of the Company Common Stock in connection with any such tender offer unless the Board of Directors by a majority vote determines in it good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of such Board of Directors' fiduciary duty.

NO APPRAISAL RIGHTS

     Under Texas law, none of the Shareholders will be entitled to any appraisal or dissenter's rights in connection with the Mergers. Additionally, under the applicable laws of the respective states of incorporation of RTO, LRAC and Somerset, none of the shareholders of RTO, LRAC and Somerset will be entitled to any appraisal or dissenter's rights in connection with the Mergers.

                            THE RIG MERGER AGREEMENT

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN TERMS AND CONDITIONS OF THE RIG MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX A. THE STATEMENTS CONTAINED IN THIS SUMMARY ARE, IN MOST INSTANCES, ONLY ABBREVIATED SUMMARIES AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE RIG MERGER AGREEMENT. RECIPIENTS OF THIS PROSPECTUS/PROXY STATEMENT SHOULD CAREFULLY READ AND REVIEW THE ENTIRE RIG MERGER AGREEMENT AND SHOULD NOT RELY EXCLUSIVELY UPON THE FOLLOWING SUMMARY.

EFFECTIVE TIME OF THE MERGER

     The Rig Merger Agreement provides that the Rig Merger will become effective at such time as certificates of merger are duly filed with the Secretaries of State of Delaware and Oklahoma, or at such later time, not to exceed ninety days after the closing date (the "Closing Date") specified in the Rig Merger Agreement, as is specified in the certificates of merger pursuant to the mutual agreement of the parties thereto. It is anticipated that the Effective Time of the Rig Merger will occur on the first business day following the Closing Date.

MANNER AND BASIS OF CONVERTING SHARES

     By virtue of the Rig Merger, each of the LRAC Shares issued and outstanding immediately prior to the Effective Time shall, unless the holder thereof shall have duly elected to receive cash therefor as described below, be converted into the right to receive 28,250.748 shares (subject to adjustment) of Company Common Stock.

     By virtue of the Rig Merger, each of the RTO Shares issued and outstanding immediately prior to the Effective Time shall, unless the holder thereof shall have duly elected to receive cash therefor as described below, be converted into the right to receive 22,773.26 shares (subject to adjustment) of Company Common Stock.

     The foregoing exchange ratios are based on 38,669,378 shares of Company Common Stock being issued and outstanding as of the Effective Time of the Rig Merger, and 968,000 shares of Company Common Stock being subject to options issued by the Company (excluding the Dillard Option) as of the Effective Time. In the event the number of shares of Company Common Stock which are issued or subject to options as of the Effective Time is greater or less than the amount specified in the immediately preceding sentence, the number of shares issuable pursuant to the Rig Merger will be increased or decreased by a number of shares equal to such difference.

     No fractional shares of the Company Common Stock will be issued in the Rig Merger. Each holder of RTO Shares or LRAC Shares otherwise entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the closing sales price of the Company Common Stock, as reported on the AMEX, on the first day in which there is a reported trade in the Company Common Stock after the Effective Time. No interest shall be paid on such amount, and all RTO Shares or LRAC Shares held by the record holder will be aggregated for purposes of computing the number of shares of Company Common Stock to be issued pursuant to the Rig Merger.

     Notwithstanding the foregoing, holders of LRAC Shares may elect to receive $17,818.25 per share in cash for some or all of such holder's LRAC Shares, in lieu of receiving the Company Common Stock as discussed above. If such cash option is elected with respect to more than 200 of the LRAC Shares, (1) $3,563,650 in cash and (2) that number of shares of Company Common Stock into which the LRAC Shares in excess of 200 would otherwise have been converted, as discussed above, will be distributed on a pro rata basis to the holders of the LRAC Shares exercising the Cash Option.

     Holders of RTO Shares may elect to receive $14,363.50 per share in cash for some or all of such holder's RTO Shares, in lieu of receiving the Company Common Stock as discussed above. If such cash option is elected with respect to more than 100 of the RTO Shares, (1) $1,436,350 in cash and (2) that number of the shares of Company Common Stock into which the RTO Shares in excess of 100 would otherwise have been converted, as discussed above, will be distributed on a pro rata basis to the holders of the RTO Shares exercising the Cash Option.

     As soon as practical after the Effective Time, the Company is required to make any cash payment required pursuant to the exercise of the Cash Option described above and deliver to the shareholders of LRAC and RTO certificates representing the Company Common Stock issuable to them as discussed above. No exchange of the LRAC and RTO certificates will be required.

RIG SHADOW WARRANTS

     In addition, the LRAC/RTO Shareholders will receive warrants to purchase up to 1,720,000 shares of Company Common Stock, exercisable only in the event that the issued and outstanding Series A Preferred Stock of the Company is converted into Company Common Stock or the Dillard Option is exercised, and, in such event, only with respect to an equivalent number of shares as are subject to such conversion or exercise. The Rig Shadow Warrants will be exercisable at the conversion price or option price at which the Series A Preferred Stock is converted or the Dillard Option is exercised. The Series A Preferred Stock is convertible at $1.25 per share and the Dillard Option is exercisable, if at all, at $1.00 per share.

CONDITIONS TO THE MERGER

     The obligations of the respective parties to consummate the Rig Merger are subject to the satisfaction of various conditions, including, without limitation, that (1) the Rig Merger Agreement and the Rig Merger shall have been approved and adopted by the requisite vote of the Shareholders; (2) the Registration Statement shall be effective on the Closing Date, and all post-effective amendments shall have been declared effective or shall have been withdrawn, and no stop orders suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission; (3) the Company Common Stock issuable upon the consummation of the Rig Merger shall have been approved for listing on the AMEX, subject to official notice of issuance; (4) the Somerset Merger shall have become effective in accordance with and as provided in the Somerset Merger Agreement; (5) the Subscription of Norex for 4,000 shares of the Series B Preferred Stock shall have been canceled and the $4,000,000 payment made by Norex for the Subscription shall have been repaid out of the proceeds of a term loan pursuant to a Term Loan Agreement between the Company and Norex in the form attached to the Rig Merger Agreement (the "Term Loan Agreement"), and such Term Loan Agreement shall be in full force and effect; (6) the Cash Option shall be in compliance in all material respects with, or the Company shall have obtained appropriate exemptions with respect to the Cash Option from, all federal and state laws, including, without limitation,
Section 14 of the

Exchange Act and Rules 10b-6 and 10b-13 promulgated under the Exchange Act; and
(7) the Registration Rights Agreement shall be in full force and effect.

     The obligation of the Company to consummate the Rig Merger is further subject to the satisfaction of certain other conditions, including, without limitation, the conditions that: (1) a Noncompetition Agreement shall have been executed and delivered by Mullen, Oliver, USRE, and EER pursuant to which such parties agree not to sell, lease or otherwise dispose of drilling rigs in Venezuela or Columbia for a period of five years; and (2) the RTO Liabilities (as defined in the Rig Merger Agreement) shall have been satisfied or otherwise eliminated to the satisfaction of the Company.

     The obligations of LRAC and RTO to consummate the Merger are further subject to the satisfaction of certain other conditions, including, without limitation, the conditions that: (1) the Company shall have executed and issued to the LRAC/RTO Shareholders the Rig Shadow Warrants; (2) Norex shall have released the Norex Lien; and (3) the Shareholders' Agreement shall have been executed and delivered by SDA, Norex Drilling, and Pronor.

REPRESENTATIONS AND WARRANTIES

     Each of the parties has made various representations and warranties in the Rig Merger Agreement relating to, among other things, their respective businesses and financial conditions, the accuracy of their various filings with the Commission, satisfaction of certain legal requirements for the Rig Merger, and the existence of certain litigation matters. The representations and warranties of each of the parties to the Rig Merger Agreement will expire upon the consummation of the Merger, except for the representations of LRAC and RTO regarding title to the Merger Rigs, absence of tax or other liabilities, and absence of known latent defects in the Merger Rigs.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Both LRAC and RTO have agreed that, from the date of the Rig Merger Agreement until the Effective Time, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated by the Rig Merger Agreement, they will undertake, or refrain from undertaking, as the case may be, certain specified actions.

     The Company has also agreed that, from the date of the Rig Merger Agreement until the Effective Time, unless both LRAC and RTO shall otherwise agree in writing or as otherwise expressly contemplated by the Rig Merger Agreement, it will undertake, or refrain from undertaking, as the case may be, certain specified actions.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     The Rig Merger Agreement provides that the same may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party thereto and further provided that the same may be amended only as may be permitted by the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the Oklahoma General Corporation Act (the "OGCA").

     The Rig Merger Agreement provides that it may be terminated and the Rig Merger and other transactions contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after the approval by the Shareholders, for certain specified reasons.

     In the event of any termination of the Rig Merger Agreement as a result of the failure to obtain the required approval of the Shareholders or if there has been a material breach of any of the representations, warranties, or covenants by the Company which has not been cured within twenty business days following receipt by the Company of notice of such breach, the Company has agreed to pay to LRAC and RTO an amount equal to all of the expenses incurred by LRAC and RTO in connection with the Rig Merger Agreement, the negotiations leading to its execution, the examination and investigation of the Company, the preparation and negotiation of the Rig Merger Agreement and the related agreements, and in all other ways relating to the Rig Merger, including, but not limited to, all fees and expenses incurred by LRAC and RTO to investment bankers, accountants, attorneys, and other agents, plus the sum of $500,000 in the case of a termination as a result of the Company's breach or $250,000 in the case of the failure to obtain the approval of the Shareholders. If the Rig Merger is not consummated for any reason other than as a result of the material breach of LRAC or RTO of any of their representations, covenants, or agreements and if, prior to December 31, 1996, the Company or the Shareholders publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a Company Acquisition Transaction, the Company agrees to pay to LRAC and RTO an amount equal to 33-1/3 percent of the difference between the consideration paid in the Company Acquisition Transaction and $30,000,000, subject to adjustment in the event that the Company Acquisition Transaction involves less than all of the outstanding securities or assets of the Company.

EXPENSES

     The Company has agreed to pay the reasonable legal fees and disbursements of LRAC and RTO in connection with the organization of LRAC and the negotiation, preparation, and performance of the Rig Merger Agreement and the agreements and transactions contemplated thereby, up to a maximum of $60,000. Except for the foregoing, whether or not the Rig Merger Agreement is consummated, all costs and expenses incurred in connection with the Rig Merger Agreement and the transactions contemplated thereby are required to be paid by the party incurring such expense, except as otherwise may be payable as a result of a termination of the Rig Merger Agreement.

INDEMNIFICATION

     The Rig Merger Agreement provides that the Company and LRAC, as the surviving corporation, will indemnify, defend, and hold harmless Mullen, Oliver, and each other person who is an officer or director of LRAC or RTO against all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding, or investigation, whether asserted or claimed prior to, or at or after, the Effective Time to the extent, and only to the extent, that such claim arises from any untrue statement of material fact in the Registration Statement and Prospectus/Proxy Statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such claim is subject to indemnification by Mullen and Oliver as discussed below.

     Mullen and Oliver have agreed to indemnify, defend, and hold harmless the Company and LRAC, as the surviving corporation, and any officer or director of the foregoing against all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts that are paid in settlement with the approval of the indemnifying party, of or in connection with any claim, action, suit, proceeding, or investigation, whether asserted or claimed prior to, or at or after, the Effective Time, to the extent, and only to the extent, such claim arises from (1) any untrue statement of material fact in the Registration Statement or Prospectus/Proxy Statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading which is made or omitted in reliance on and in conformity with the written information provided by Mullen or Oliver or any of their representatives or affiliates specifically for use therein, or (2) any breach of any representation or warranty by Mullen, Oliver, LRAC, or RTO that survives the Effective Time. In addition, Oliver has agreed to indemnify, defend, and hold harmless the Company and the surviving corporation, and any officer or director of the foregoing against all liabilities of RTO arising prior to the Effective Time to which any of them may be subject by reason of the Rig Merger.

                          THE SOMERSET MERGER AGREEMENT

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN TERMS AND CONDITIONS OF THE SOMERSET MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX B. THE STATEMENTS CONTAINED IN THIS SUMMARY ARE, IN MOST INSTANCES, ONLY ABBREVIATED SUMMARIES AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE SOMERSET MERGER AGREEMENT. RECIPIENTS OF THIS PROSPECTUS/PROXY STATEMENT SHOULD CAREFULLY READ AND REVIEW THE ENTIRE SOMERSET MERGER AGREEMENT AND SHOULD NOT RELY EXCLUSIVELY UPON THE FOLLOWING SUMMARY.

EFFECTIVE TIME OF THE MERGER

     The Somerset Merger Agreement provides that the Somerset Merger will become effective at such time as articles of merger are duly filed with the Secretary of State of Texas and the Secretary of State of Texas has issued a Certificate of Merger, or at such later time, not to exceed ninety days after the Closing Date specified in the Somerset Merger Agreement, as is specified in the Articles of Merger pursuant to the mutual agreement of the parties thereto. It is anticipated that the Effective Time of the Somerset Merger will occur on the first business day following the Closing Date.

MANNER AND BASIS OF CONVERTING SHARES

     By virtue of the Somerset Merger, each of the Somerset Shares issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 39,637.378 (subject to adjustment) shares of Company Common Stock. The foregoing exchange ratio is based on 38,669,378 shares of Company Common Stock being issued and outstanding as of the Effective Time of the Somerset Merger, and 968,000 shares of Company Common Stock being subject to options issued by the Company (excluding the Dillard Option) as of the Effective Time. In the event the number of shares of Company Common Stock which are issued or subject to options as of the Effective Time is greater or less than the amount specified in the immediately preceding sentence, the number of shares issuable pursuant to the Somerset Merger will be increased or decreased by a number of shares equal to such difference.

     No fractional shares of the Company Common Stock will be issued in the Somerset Merger. Each holder of the Somerset Shares otherwise entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the closing sales price of the Company Common Stock, as reported on the AMEX, on the first day in which there is a reported trade in the Company Common Stock after the Effective Time. No interest shall be paid on such amount, and all of the Somerset Shares held by the record holder shall be aggregated for purposes of computing the number of share of Company Common Stock to be issued pursuant to the Somerset Merger.

     As soon as practical after the Effective Time, the Company is required to deliver to the Somerset Shareholders certificates representing the Company Common Stock issuable to them as discussed above. No exchange of the Somerset certificates will be required.

SOMERSET SHADOW WARRANTS

     In addition, the shareholders of Somerset will receive warrants to purchase up to 1,720,000 shares of Company Common Stock, exercisable only in the event that the issued and outstanding Series A Preferred Stock of the Company is converted into Company Common Stock or the Dillard Option is exercised, and, in such event, only with respect to an equivalent number of shares as are subject to such conversion or exercise. The Somerset Shadow Warrants will be exercisable at the conversion price or option price at which the Series A Preferred Stock is converted or the Dillard Option is exercised. The Series A Preferred Stock is convertible at $1.25 per share and the Dillard Option is exercisable, if at all, at $1.00 per share.

CONDITIONS TO THE MERGER

     The respective obligations of the parties to consummate the Somerset Merger are subject to the satisfaction of various conditions, including, without limitation, that (1) the Somerset Merger Agreement and the Somerset Merger shall have been approved and adopted by the requisite vote of the Shareholders; (2) the Registration Statement shall be effective on the Closing Date, and all post-effective amendments shall have been declared effective or shall have been withdrawn, and no stop orders suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission; (3) the shares of Company Common Stock issuable upon the consummation of the Somerset Merger shall have been approved for listing on the AMEX, subject to official notice of issuance; (4) the Registration Rights Agreement shall be in full force and effect; (5) the Rig Merger shall become effective in accordance with and as provided in the Rig Merger Agreement; and (6) the Subscription of Norex for 4,000 shares of the Company Series B Preferred Stock shall have been canceled and the $4,000,000 payment made by Norex for the Subscription shall have been repaid out of the proceeds of a term loan pursuant to a Term Loan Agreement between the Company and Norex in the form attached to the Somerset Merger Agreement, and such Term Loan Agreement shall be in full force and effect.

     The obligation of the Company to consummate the Somerset Merger is further subject to the satisfaction of certain other conditions, including, without limitation, the condition that the Somerset Shareholders shall have contributed to the capital of Somerset at least $25,000,000 in cash.

     The obligation of Somerset to consummate the Merger is further subject to the satisfaction of certain other conditions, including, without limitation, the conditions that: (1) the Company shall have executed and issued to the Somerset Shareholders the Somerset Shadow Warrants; (2) Norex shall have released the Norex Lien; and (3) the Shareholders' Agreement shall have been executed and delivered by the Mullen/Oliver Group, Norex Drilling, and Pronor.

REPRESENTATIONS AND WARRANTIES

     Each of the parties has made various representations and warranties in the Somerset Merger Agreement relating to, among other things, their respective businesses and financial conditions, the accuracy of their various filings with the Commission, satisfaction of certain legal requirements for the Somerset Merger, and the existence of certain litigation matters. The representations and warranties of each of the parties to the Somerset Merger Agreement will expire upon the consummation of the Merger.
                                      -37-

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Somerset has agreed that, from the date of the Somerset Merger Agreement until the Effective Time, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated by the Somerset Merger Agreement, it will undertake, or refrain from undertaking, as the case may be, certain specified actions.

     The Company has also agreed that, from the date of the Somerset Merger Agreement until the Effective Time, unless Somerset shall otherwise agree in writing or as otherwise expressly contemplated by the Somerset Merger Agreement, it will undertake, or refrain from undertaking, certain specified actions.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     The Somerset Merger Agreement provides that the same may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party thereto and further provided that the same may be amended only as may be permitted by the applicable provisions of the TBCA.

     The Somerset Merger Agreement provides that it may be terminated and the Somerset Merger and other transactions contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after the approval by the Shareholders, for certain specified reasons.

     In the event of any termination of the Somerset Merger Agreement as a result of the failure to obtain the required approval of the Shareholders or if there has been a material breach of any of the representations, warranties, or covenants by the Company which has not been cured within twenty days following receipt by the Company of notice of such breach, the Company has agreed to pay to Somerset an amount equal to all of the expenses incurred by Somerset in connection with the Somerset Merger Agreement, the negotiations leading to its execution, the examination and investigation of the Company, the preparation and negotiation of the Somerset Merger Agreement and the related agreements, and in all other ways relating to the Somerset Merger, including, but not limited to, all fees and expenses incurred by Somerset to investment bankers, accountants, attorneys, and other agents, plus the sum of $500,000 in the case of a termination as a result of the Company's breach or $250,000 in the case of the failure to obtain the approval of the Shareholders. If the Somerset Merger is not consummated for any reason other than as a result of the material breach of Somerset of any of their representations, covenants, or agreements and if, prior to December 31, 1996, the Company or the Shareholders publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a Company Acquisition Transaction, the Company agrees to pay to Somerset an amount equal to 33 1/3 percent of the difference between the consideration paid in the Company Acquisition Transaction and $30,000,000, subject to adjustment in the event that the Company Acquisition Transaction involves less than all of the outstanding securities or assets of the Company.

EXPENSES

     The Company has agreed to pay the reasonable legal fees and disbursements of the Somerset Shareholders and Somerset in connection with the organization of Somerset and the negotiation, preparation, and performance of the Somerset Merger Agreement and the agreements and transactions contemplated thereby, up to a maximum of $200,000. In addition, the Company has agreed to pay, up to a maximum of $30,000, one-half of the fee of Robert Greer for his services as a consultant to SDA in connection with the Somerset Merger. Except for the foregoing, whether or not the Somerset Merger Agreement is consummated, all costs and expenses incurred in connection with the Somerset Merger Agreement and the transactions contemplated thereby are required to be paid by the party incurring such expense, except as otherwise may be payable as a result of a termination of the Somerset Merger Agreement.

                                      -38-

INDEMNIFICATION

     The Somerset Merger Agreement provides that the Company will indemnify, defend, and hold harmless Somerset and each other person who is an officer or director of Somerset against all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding, or investigation, whether asserted or claimed prior to, or at or after, the Effective Time to the extent, and only to the extent, that such claim arises from any untrue statement of material fact in the Registration Statement or Prospectus/Proxy Statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such claim is subject to indemnification by Somerset as discussed below.

     Somerset has agreed to indemnify, defend, and hold harmless the Company and any officer or director of the Company against all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts that are paid in settlement with the approval of the indemnifying party, of or in connection with any claim, action, suit, proceeding, or investigation, whether asserted or claimed prior to, or at or after, the Effective Time, to the extent, and only to the extent, such claim arises from any untrue statement of material fact in the Registration Statement or Prospectus/Proxy Statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading which is made or omitted in reliance on and in conformity with the written information provided by the Somerset Shareholders or Somerset or any of their representatives or affiliates specifically for use therein.

CHARTER AMENDMENT

     The adoption of the Somerset Merger Agreement by the Shareholders and the filing of the Articles of Merger necessary to consummate the Somerset Merger will cause the Charter Amendment to be adopted without any further action required by the Shareholders.

                             SHAREHOLDERS' AGREEMENT

     The Somerset Shareholders, the Mullen/Oliver Group and the Company Parties have entered into a Shareholders' Agreement dated as of May 7, 1996, covering various agreements among such parties with respect to the Company Common Stock owned or to be acquired by them, as further described below. The Shareholders' Agreement is effective as of the Effective Time of the Mergers and terminates four years thereafter, unless sooner terminated under the terms of the Shareholders' Agreement. Upon consummation of the Mergers, the Shareholders' Agreement Parties will hold up to an aggregate of 91,747,603 shares, or up to 77.8% of the Company Common Stock expected to be issued and outstanding as of the Effective Time, assuming the Cash Option is not exercised.

     The Shareholders' Agreement requires that the Shareholders' Agreement Parties vote their Company Common Stock so as to ensure that the Board of Directors and the board of directors of any material subsidiary (as defined) consists of five directors, of which the Company Parties, the Mullen/Oliver Group and the Somerset Shareholders will each be entitled to designate and maintain one director and the remaining two of which (the "Independent Directors") shall be persons who are not officers of the Company and do not represent and are not related to any concentrated or family holdings of shares of stock of the Company (including any of the Shareholders' Agreement Parties). The initial nominees under the agreement are William R. Ziegler on behalf of the Somerset Shareholders, Ivar Siem on behalf of the Company Parties, Roy T. Oliver, Jr. on behalf of the Mullen/Oliver Group and Steven A. Webster and Peter
M. Holt as the Non-Party Directors. Each of the Shareholders' Agreement Parties has granted the other parties a four year irrevocable proxy to enforce the

                                      -39-

foregoing provisions. The Shareholders' Agreement also contains (i) certain standstill provisions that effectively deprive the Shareholders' Agreement Parties voting rights with respect to any additional stock of the Company so as to limit their relative voting power to their voting power as of the Effective Time, and (ii) certain provisions that provide rights of first refusal and co-sale among the Shareholders' Agreement Parties as to certain sales or dispositions to third parties. See "Risk Factors - Control Considerations."

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion addresses the United States federal income tax consequences of the Mergers to the Company and the Shareholders, but does not address the tax consequences of the Mergers to the persons who are shareholders of LRAC, RTO, or Somerset prior to the consummation of the Mergers.

     The Company has been advised by tax counsel that regardless of whether the Mergers qualify as reorganizations within the meaning of Section 368(a) of the Code (a "Reorganization"), the Mergers will not require the Shareholders, the Company, Somerset, or LRAC to recognize taxable income or loss or cause RTO to be subject to any corporate tax liability.

     EACH SHAREHOLDER OF LRAC, RTO OR SOMERSET SHOULD CONSULT A TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGERS. The tax consequences to the shareholders of LRAC, RTO or Somerset of the Mergers depend upon whether the Mergers qualify as Reorganizations. A Merger will qualify as a Reorganization only if a number of requirements imposed under the Code are satisfied with respect to the Merger, including requirements that concern the status of LRAC, RTO and Somerset and their shareholders prior to the consummation of the Mergers. Neither the Company, its counsel nor its other advisors or representatives have made any representation or warranty (1) that the Mergers qualify as Reorganizations or (2) concerning any of the tax consequences of the Mergers to the shareholders of LRAC, RTO or Somerset. A ruling has not been requested from the Internal Revenue Service in connection with the Mergers.

     If the merger of RTO into LRAC (the "RTO Merger") qualifies as a Reorganization, LRAC will hold the assets acquired pursuant to the RTO Merger at the same basis as RTO held such assets prior to the consummation of the Mergers. If the RTO Merger is not a Reorganization, LRAC will hold such assets at a basis equal to the fair market value of the Company Common Stock issued in the RTO Merger plus the amount of cash paid pursuant to the Cash Option in connection with the RTO Merger.

     Whether or not the merger of Merger Sub into LRAC ("the Sub Merger") qualifies as a Reorganization, the basis of the assets held by LRAC prior to the consummation of the Sub Merger will not be changed as a result of the consummation of the Sub Merger.

     If the Sub Merger is a Reorganization, the basis at which the Company holds the stock of LRAC will equal the bases of the assets held by LRAC and RTO prior to the consummation of the Mergers.

     If the LRAC Merger is not a Reorganization, the basis at which the Company holds the stock of LRAC will equal the fair market value of the Company stock issued pursuant to the Sub Merger plus the amount of cash paid to the LRAC Shareholders in connection with the Cash Option.

                                      -39-

                    MARKET PRICES, DIVIDEND AND DISTRIBUTIONS

            The Company Common Stock is listed on the American Stock Exchange under the symbol "DRL." At June 28, 1996, there were approximately _______ shareholders of record of the Company Common
Stock.

     The following table sets forth the high and low sale prices of the common stock reported by the AMEX for the periods indicated:

                                                             HIGH          LOW
Year Ended December 31, 1996
      First Quarter......................................$  0.7500     $  0.3750
      Second Quarter (through June, 1996)................     --            --

Year Ended December 31, 1995:
      First Quarter......................................   1.0000        0.6250
      Second Quarter.....................................   1.0625        0.6875
      Third Quarter......................................   0.8750        0.6250
      Fourth Quarter.....................................   0.8750        0.6250
Year Ended December 31, 1994:
      First Quarter......................................   1.1875        0.8125
      Second Quarter.....................................   1.1875        0.8125
      Third Quarter......................................   1.3125        0.8750
      Fourth Quarter.....................................   1.0625        0.7500

     On June 28, 1996, the last reported sale price of the Company's common stock on the AMEX was $_________ per share.

     The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock in the foreseeable future.

                                      -41-
                               DI INDUSTRIES, INC.
              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The accompanying unaudited pro forma consolidated financial statements of the Company are based upon the historical consolidated financial statements of the Company as of March 31, 1996 and for the year ended December 31, 1995 and the three months ended March 31, 1996, as adjusted for certain items discussed in the notes to these unaudited pro forma consolidated financial statements.

     For purposes of the accompanying statements, the sale of Western's operational assets has been accounted for as an asset sale. Accordingly, the $3.95 million sale proceeds has been recorded against the book value of the assets sold resulting in a gain on the sale of the assets. The accounts of Western have also been adjusted to reflect the purchaser's assumption of Western's operational leases, pursuant to the terms of the definitive agreement.

     In addition, for purposes of the accompanying statements, the Somerset Merger has been accounted for as a stock issuance and the Rig Mergers have been accounted for as an asset purchase. Accordingly, the stock issuance is recorded based on estimated proceeds received for the stock issued and the asset purchase is recorded at purchase cost based on the price per share received for the Company Common Stock issued in the Somerset Merger. The purchase price of the assets acquired in the Rig Mergers was grossed up for the deferred tax estimate based on the difference in book versus tax bases.

     The unaudited pro forma balance sheet assumes the Mergers and the sale of Western's assets occurred on March 31, 1996 while the unaudited pro forma statement of operations assume the Mergers and sale of Western's assets occurred on January 1, 1995 for the year ended December 31, 1995 and January 1, 1996 for the three months ended March 31, 1996.

     These unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus/Proxy Statement. Pro forma financial data is not necessarily indicative of future operations of the Company as a result of numerous factors, including changes in utilization rates for drilling rigs, changes in rates received for contract drilling services and future equipment sales and acquisitions. In addition, the results of operations for the three-month period ending March 31, 1996, if annualized, are not necessarily indicative of annual results.

                               DI INDUSTRIES, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 31, 1996
                                 (In Thousands)

                                                                      WESTERN                           MERGER
                                                                     PRO FORMA                         PRO FORMA
                                                  HISTORICAL        ADJUSTMENTS       PRO FORMA       ADJUSTMENTS       PRO FORMA
                                                  ------------      ----------       -----------      -----------      -----------
                 ASSETS
Current Assets:
   Cash and cash equivalents                      $      996        $    3,950(1)    $    4,946       $    20,000(a,b) $   24,196
                                                                                                             (150)(c)
                                                                                                             (600)(d)
   Restricted cash                                     1,862                              1,862                             1,862
   Accounts receivable, net of allowance
     of $1,935                                        17,789                             17,789                            17,789
   Rig inventory and supplies                          2,902                              2,902                             2,902
   Assets held for sale                                2,398                              2,398                             2,398
   Prepaids and other current assets                   2,815              (110)(1)        2,705                             2,705
                                                  ----------        ----------       ----------       -----------      ----------
      Total current assets                            28,762             3,840           32,602            19,250          51,852
                                                  ----------        ----------       ----------       -----------      ----------
Property and Equipment:
   Land, buildings and improvements                    3,523              (227)(1)        3,296                             3,296
   Drilling and well service equipment                39,910            (2,110)(1)       37,800            25,000(b)       68,641
                                                                                                            5,664(b)
                                                                                                              177(d)
   Furniture and fixtures                              1,094               (29)(1)        1,065                             1,065
   Less accumulated depreciation and
     amortization                                    (18,797)              986(1)       (17,811)                          (17,811)
                                                  ----------        ----------       ----------       -----------      ----------
         Net property and equipment                   25,730            (1,380)          24,350            30,841          55,191
                                                  ----------        ----------       ----------       -----------      ----------
Other Noncurrent Assets                                  277                                277                               277
                                                  ----------        ----------       ----------       -----------      ----------

                                                  $   54,769        $    2,460       $   57,229       $    50,091      $  107,320
                                                  ==========        ==========       ==========       ===========      ==========

               LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Current maturities of long-term debt           $    1,644        $      (90)(1)   $    1,554       $     4,000(c)   $    5,554
   Accounts payable - trade                           10,246                             10,246                            10,246
   Accrued workers' compensation                       2,672                              2,672                             2,672
   Payroll and related employee costs                  4,029                              4,029                             4,029
   Customer advances                                      60                                 60                                60
   Other accrued liabilities                           3,862                              3,862                             3,862
                                                  ----------        ----------       ----------       -----------      ----------
      Total current liabilities                       22,513               (90)          22,423             4,000          26,423
                                                  ----------        ----------       ----------       -----------      ----------
Long-term debt less current maturities                10,379              (127)(1)       10,252                            10,252
                                                  ----------        ----------       ----------       -----------      ----------
Other long-term liabilities and minority interest      2,774                              2,774                             2,774
                                                  ----------        ----------       ----------       -----------      ----------
Deferred income taxes                                   -                                  -                5,664(b)        5,664
                                                  ----------        ----------       ----------       -----------      ----------
Series A Preferred stock - mandatory redeemable          900                                900                               900
                                                  ----------        ----------       ----------       -----------      ----------
Commitments and contingent liabilities

Shareholders' equity:
   Series B Preferred stock, $1 par value;
      10 shares authorized, 4 shares subscribed        4,150                              4,150            (4,150)(c)       -
   Common stock, $.10 par value; 75,000 shares
      authorized; 38,669 issued and outstanding        3,867                              3,867             7,135(a,b)     11,002
   Additional paid-in capital                         46,458                             46,458            37,865(a,b)     83,900
                                                                                                             (423)(d)
   Deficit                                           (36,272)            2,677(1)       (33,595)                          (33,595)
                                                  ----------        ----------       ----------       -----------     -----------
      Total shareholders' equity                      18,203             2,677           20,880            40,427          61,307
                                                  ----------        ----------       ----------       -----------     -----------

                                                  $   54,769        $    2,460       $   57,229        $   50,091      $  107,320
                                                  ==========        ==========       ==========       ===========      ==========

     SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.

                               DI INDUSTRIES, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      For the Year Ended December 31, 1995
                      (In Thousands Except Per Share Data)

                                                                      WESTERN                           MERGER
                                                                     PRO FORMA                         PRO FORMA
                                                  HISTORICAL        ADJUSTMENTS       PRO FORMA       ADJUSTMENTS      PRO FORMA
                                                  ----------        ----------       ----------       ----------       ----------
Revenues:
   Contract drilling                              $   94,709        $   (7,164)(2)   $  87,545        $                $   87,545

Costs and Expenses:
   Drilling operations                                93,825            (6,056)(2)      87,769              113(e)         87,882
   Depreciation, depletion and amortization            4,832              (339)(2)       4,493                              4,493
   Provision for SFAS #121 asset impairment            5,290                             5,290                              5,290
   General and administrative                          3,264              (300)(2)       2,964                              2,964
   Bad debt expense                                      291                               291                                291
                                                  ----------        ----------       ---------        ---------        ----------
      Total costs and expenses                       107,502            (6,695)        100,807              113           100,920

Operating Income (Loss)                              (12,793)             (469)        (13,262)            (113)          (13,375)

Other Income (expense):
   Interest income                                       292                               292                                292
   Gain on sale of assets                                466               (17)(2)       3,126                              3,126
                                                                         2,677(3)
   Interest expense                                   (1,472)                8(2)       (1,464)                            (1,464)
   Gain on currency exchange                             888                               888                                888
   Minority Interest                                     (56)                              (56)                               (56)
                                                  ----------        ----------      ----------       ----------        ----------
      Other income (expense), net                        118             2,668           2,786             -                2,786

Income (Loss) from Continuing Operations             (12,675)            2,199         (10,476)            (113)          (10,589)

Discontinued Operations:
   Income (loss) from oil and gas operations              (4)                               (4)                                (4)
   Loss from sale of oil and gas properties             (768)                             (768)                              (768)
                                                  ----------        ----------       ---------        ---------        ----------
Loss from Discontinued Operations                       (772)             -               (772)            -                 (772)

Income Tax Provision
   Current                                              -                                  -                                 -
   Deferred                                             -                                  -                                 -
                                                  ----------        ----------       ---------        ----------       ----------
Net Income (Loss)                                 $  (13,447)       $    2,199       $ (11,248)       $     (113)      $  (11,361)
                                                  ==========        ==========       =========        ==========       ==========

Primary Earning (loss) per share:
   From continuing operations                     $     (.33)                        $    (.27)                        $     (.10)
   From discontinued operations                         (.02)                             (.02)                              (.01)
                                                  ----------                         ---------                         ----------
   Net income per common share                    $     (.35)                        $    (.29)                        $     (.11)
                                                  ==========                         =========                         ==========

Fully Diluted Earning (loss) per share:
   From continuing operations                     $     (.33)                        $    (.27)                        $     (.10)
   From discontinued operations                         (.02)                             (.02)                              (.01)
                                                  ----------                         ---------                         ----------
   Net loss per common share                      $     (.35)                        $    (.29)                        $     (.11)
                                                  ==========                         =========                         ==========

Weighted average common shares outstanding:
   Primary                                            38,669                            38,669            71,347          110,017
                                                  ==========                         =========        ==========       ==========
   Fully Diluted                                      38,669                            38,669            71,347          110,017
                                                  ==========                         =========        ==========       ==========

     SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.

                               DI INDUSTRIES, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    For the Three Months Ended March 31, 1996
                      (In Thousands Except Per Share Data)

                                                                      WESTERN                          MERGER
                                                                     PRO FORMA                        PRO FORMA
                                                  HISTORICAL        ADJUSTMENTS       PRO FORMA      ADJUSTMENTS       PRO FORMA
                                                  ----------        -----------      -----------     -----------      -----------
Revenues:
   Contract drilling                              $   20,102        $   (1,659)(2)    $  18,443      $       -        $    18,443

Costs and Expenses:
   Drilling operations                                18,936            (1,449)(2)       17,487               28(e)        17,515
   Depreciation, depletion and amortization            1,097               (61)(2)        1,036                             1,036
   General and administrative                            720              (123)(2)          597                               597
   Employment severance                                  602                                602                               602
                                                  ----------        ----------       ----------       ----------       ----------
      Total costs and expenses                        21,355            (1,633)          19,722              (28)          19,750

Operating Income (Loss)                               (1,253)              (26)          (1,279)             (28)          (1,307)

Other Income (expense):
   Interest income                                        11                                 11                                11
   Gain on sale of assets                                 15               (12)(2)        2,680                             2,680
                                                                         2,677(3)
   Interest expense                                     (262)                2(2)          (260)            (120)(f)         (380)
   Minority Interest                                      (2)                                (2)                               (2)
                                                  ----------        ----------       ----------       ----------       ----------
      Other income (expense), net                       (238)            2,667            2,429             (120)           2,309

Income (Loss) Before Income Taxes                     (1,491)            2,641            1,150             (148)           1,002

Income Tax Provision
   Current                                              -                 -                -                -                -
   Deferred                                             -                 -                -                -                -
                                                  ----------        ----------       ----------       ----------       ----------
      Net income tax provision                          -                 -                -                -                -

Net Income (Loss)                                     (1,491)            2,641            1,150             (148)           1,002

Series B preferred stock subscription dividend          (150)                              (150)             150 (f)         -

                                                  ----------        ----------       ----------       ----------       ----------
Net Income (Loss) Applicable to Common Stock      $   (1,641)       $    2,641       $    1,000       $        2       $    1,002
                                                  ==========        ==========       ==========       ==========       ==========

Primary Earning (loss) per share:
   From continuing operations                     $     (.04)                        $     (.03)                       $      .01
   From discontinued operations                         -                                  -                                 -
                                                  ----------                         ----------                        ----------
   Net income (loss) per common share             $     (.04)                        $     (.03)                       $      .01
                                                  ==========                         ==========                        ==========

Fully Diluted Earning (loss) per share:
   From continuing operations                     $     (.04)                        $     (.03)                       $      .01
   From discontinued operations                         -                                  -                                 -
                                                  ----------                         ----------                        ----------
   Net income (loss) per common share             $     (.04)                        $     (.03)                       $      .01
                                                  ==========                         ==========                        ==========

Weighted average common shares outstanding:
   Primary                                            38,669                             38,669           71,347          110,017
                                                  ==========                         ==========       ==========       ==========
   Fully Diluted                                      38,669                             38,669           71,347          110,017
                                                  ==========                         ==========       ==========       ==========

     SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.

                               DI INDUSTRIES, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma financial statements reflect the adjustments described below:

WESTERN SALE

     BALANCE SHEET -
         (1) To record the sale of Western pursuant to the June 3, 1996 definitive agreement for $3.95 million cash plus the lease obligation assumption of $217,000.

     STATEMENTS OF OPERATIONS -
         (2) To record the effect of the Western sale on the operating accounts.

         (3) To record the gain on the sale of the operational assets of Western.

MERGERS

     BALANCE SHEET -
         (a) To record the issuance of 39,637,378 shares of Company Common Stock and 1,720,000 warrants to acquire Company Common Stock in exchange for all of the outstanding capital stock of Somerset whose only asset consisted of $25,000,000 in cash, net of certain transaction expenses.

         (b) To record the issuance of 31,709,902 shares of Company Common Stock and $5 million in exchange for all outstanding capital stock of R.T. Oliver, Inc. and Land Rig Acquisition Corporation whose assets consist of the Merger Rigs. The Merger Rigs were valued at $30.664 million consisting of i) $20 million for the shares (based on $0.63 per share, the value received for the shares issued in the Somerset Merger), ii) $5 million in cash and iii) $5.664 million in deferred taxes based on DI's effective tax rate times the difference between the $25 million acquisition cost and the $8.3 million of carryover tax bases in the assets. Depreciation associated with the capitalized cost of the Merger Rigs has not been provided as these rigs are not considered to be in service for the periods shown. Depreciation will be provided when these rigs are refurbished and placed in service. If the Cash Option is not exercised, the "Working Capital", "Total Assets" and " Shareholders' Equity" accounts would be as follows:
                                                MERGER
                                               PRO FORMA
                            PRO FORMA          ADJUSTMENT          PRO FORMA
Working Capital         $     10,179       $     20,250        $     30,429
Total Assets                  57,229             55,091              112,320
Shareholders' Equity          20,880             45,427              66,307

         (c) To record the rescission of the subscription by Norex Drilling, Ltd ("Norex") for DI Series B Preferred Stock and the establishment of a $4,000,000 term loan with Norex.

         (d) To record the cost of consummating the Mergers which includes the Company's direct expenses, the expenses of Somerset, LRAC, RTO to be reimbursed by the Company and the Investment Monitoring Fee. DI's direct expenses consist of legal fees, accounting costs, printing and mailing costs and registration expenses. The amount of these expenses was allocated between the two transactions so that $177,000 was capitalized with the property acquired and $423,000 served to reduce paid in capital.

     STATEMENTS OF OPERATIONS -
         (e) To adjust operating expense to reflect the estimated cost to store the Merger Rigs.

         (f) To provide for interest expense associated with the $4 million term loan funded by Norex Drilling, Ltd. with interest at 12% and to eliminate the preferred dividend.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE COMPANY'S
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION AND LIQUIDITY

     The Company had working capital of $6.2 million and $7.5 million at March 31, 1996 and December 31, 1995, respectively. The Company's current ratio (current assets to current liabilities) at March 31, 1996 and December 31, 1995, was 1.28 to 1.00 and 1.31 to 1.00, respectively. Cash and cash equivalents decreased from $1.9 million at December 31, 1995 to $1.0 million at March 31, 1996, exclusive of $1.9 million and $1.6 million of restricted cash deposits securing insurance deposits at March 31, 1996 and December 31, 1995, respectively. Long-term debt was 57.0% and 56.6% of total capital at March 31, 1996 and December 31, 1995, respectively.

     During the fourth quarter of 1995, Norex subscribed to, and paid $4,000,000 for, 4,000 shares of the Series B Preferred Stock. This stock was to be a redeemable preferred with cumulative annual dividends of 15% per annum. The Subscription is required to be rescinded as a condition to the Mergers. The $4,000,000 payment made by Norex for the Subscription will be refunded out of the proceeds of a $4,000,000 term loan from Norex pursuant to the Term Loan Agreement. This term loan will bear interest at a rate of 12% and will have a one year maturity.

     The $10,000,000 NordlandsBanken AS term loan agreement was amended October 1, 1995 to provide for deferral of monthly principal payments of $277,777 until January 12, 1997, after which the balance of $9,444,000 will be amortized in 36 equal monthly installments commencing January 12, 1997. As of March 31, 1996, the Company was not in compliance with a certain financial covenant in this loan agreement and, subsequent to such date, received a waiver with respect to such covenant from NordlandsBanken AS.

     On June 3, 1996, the Company signed a definitive agreement to sell the operational assets of Western Oil Well Service Co., a wholly owned subsidiary of the Company, for $3.95 million in cash. Pursuant to the terms of the agreement, the buyer will also assume all existing leases of Western which primarily include leases for vehicles. It is anticipated that the transaction will close during June 1996.

     On June 10, 1996, Norex advanced $1,000,000 to the Company, as provided for in the Merger Agreements. The loan bears interest at a rate of 12% per annum, will mature on the earlier of October 31, 1996 or the Effective Time and is secured by a pledge of certain domestic receivables of the Company.

     The Company has an overdraft facility with a bank in Argentina, which is payable on demand, bearing interest at the current market rate in Argentina and secured by two drilling rigs. The overdraft facility had outstanding balances of approximately $188,000 and $149,000 at March 31, 1996 and December 31, 1995, respectively.

     Capital expenditures were approximately $900,000 for the three months ended March 31, 1996, compared to approximately $1,200,000 for the three months ended March 31, 1995. Capital expenditures for the three months ended March 31, 1995 primarily related to the Company's foreign operations expansion.

     Cash provided by operating activities was approximately $500,000 for the three months ended March 31, 1996, as compared to cash provided by operating activities of $2,300,000 for the three months ended March 31, 1995. The 1995 and 1996 quarters included changes in the accounts receivable, accounts payable, accrued liabilities, inventory and prepaids generated from international activity.

     As of the current date, management believes the Company may require additional capital to supplement cash resources available from working capital, cash flow from operations, proceeds from non-strategic asset sales, and existing credit facilities to execute its near term business plan.

     The Company has no derivative contracts related to its foreign currency exposure in the countries in which it operates. However, the Company generally structures its foreign operations and related drilling contracts in such a manner as to minimize any potential foreign currency exchange restrictions and any exposure to foreign currency fluctuations. The Company believes that its foreign currency exposure, if any, is not significant. See further discussion in "Business of the Company - General - International Operations and Risks."

RESULTS OF OPERATIONS

     A comparison of revenues and operating expenses from continuing operations (also expressed as a percentage of respective domestic and international operations revenues) for the Company's domestic and international operations are described below.

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                             For the Three Months
                                                                                               Ended March 31,
                                                                                    (in thousands, except percentages)
                                                                       -------------------------------------------------------------
                                                                         1996            Percent of         1995          Percent of
                                                                      (Unaudited)         Revenues       (Unaudited)       Revenues
                                                                       --------            ------        ----------         ------
REVENUES
Contract Drilling:
  US .......................................................           $ 10,429                           $  9,832
  International
    Mexico and Central America .............................              1,261                              2,904
    South America ..........................................              8,412                              7,004
    Export Sales and other .................................               --                                2,604
                                                                       --------                           --------
    Consolidated Totals ....................................           $ 20,102                           $ 22,344
                                                                       ========                           ========

OPERATING EXPENSE(1) Contract Drilling:
  US .......................................................           $  9,770             93.7%         $  9,521           96.8%
  International
    Mexico and Central America .............................              1,144             90.7%            2,963          102.0%
    South America ..........................................              8,022             95.4%            7,285          104.0%
    Export Sales and Other .................................               --                --              2,755          105.8%
                                                                       --------                           --------
    Consolidated Totals ....................................           $ 18,936                           $ 22,524
                                                                       ========                           ========

GROSS PROFIT ...............................................           $  1,166                           $   (180)
                                                                       ========                           ========

(1) Operating Expense excludes expenses for depreciation and amortization, general and administrative, bad debt and legal.

     CONTINUING OPERATIONS. Consolidated revenues decreased 10% to $20.1 million for the three months ended March 31, 1996, compared to $22.3 million for the three months ended March 31, 1995. This decrease was principally due to the absence of export sales of equipment to Costa Rica in 1996. Revenues from United States domestic drilling activities increased by approximately $600,000 from the 1995 to 1996 quarter due to increased rig utilization in the Eastern Division. Revenues from the Company's South American operations increased by $1.4 million from the 1995 to 1996 quarter due to higher levels of reimbursable costs associated with the Venezuelan operation. Revenues from the Company's Mexico and Central American operations decreased by $1.6 million from the 1995 to 1996 quarter due to a reduction in rig operating levels from four rigs to one rig. The Company plans to continue operating one rig in Mexico for the remainder of 1996. As discussed in Note 13 to the accompanying Consolidated Financial Statements, the operating assets of Western are expected to be sold in June 1996. Western had revenues of approximately $7.2 million in both the 1996 and 1995 periods.

     Consolidated operating expenses decreased 15.9% to $18.9 million for the three months ended March 31, 1996, compared to $22.5 million for the three months ended March 31, 1995 due primarily to the absence of export sales of equipment to Costa Rica in 1996. Operating expenses for domestic drilling increased approximately $200,000 from the 1995 to 1996 quarter, principally due to increased rig activity in the Eastern Division. Operating expenses for the Company's South American operations increased $.7 million from the 1995 to 1996 quarter due primarily to higher labor costs for the Venezuela operations, which are reimbursable under the terms of the applicable drilling contracts. Mexico and Central American operating expenses decreased $1.8 million from the 1995 to 1996 quarter due to a reduction in rig operating levels from four rigs to one rig. Western had allocable operating costs of approximately $1.4 million in the respective 1996 and 1995 periods.

     Depreciation and amortization decreased to $1.1 million for the 1996 quarter compared to $1,113,000 for the 1995 quarter. This slight decrease was primarily due to the reduction in the depreciable asset base in 1996 resulting from the $5,290,000 impairment provision made in the fourth quarter, 1995 to reduce the carrying value of certain drilling rigs and equipment as provided for in Statement of Financial Accounting Standard No. 121.

     General and administrative expense increased by $67,000 from the 1995 to 1996 quarter due to increased staff requirements for the Company's expanded South American operations.

     Employment severance expense of $602,000 for the March 31, 1996 quarter represents an accrual of contractual severance costs to be paid over a two-year period to the Company's former President and Chief Executive Officer.

     Interest expense decreased by $84,000 for the three months ended March 31, 1996, compared to the three months ended March 31, 1995. The decrease was due to reduced levels of outstanding debt, principally the retirement of $2.1 million of bank debt related to the Company's oil and gas properties sold in August 1995.

     The loss from discontinued operations of $11,000 for the three months ended March 31, 1995 was the result of the sale of the Company's oil and gas properties in August 1995.

               COMPARISON OF FISCAL YEAR ENDED DECEMBER 31, 1995
                    TO TWELVE MONTHS ENDED DECEMBER 31, 1994

                                                                                               For the Year Ended
                                                                                                 December 31,
                                                                                      (in thousands, except percentages)
                                                                         -----------------------------------------------------------
                                                                                          Percent of         1994         Percent of
                                                                           1995           Revenues        (Unaudited)      Revenues
                                                                         -------           -----            -------         -----
REVENUES
Contract Drilling:
  US .........................................................           $44,797                            $49,530
  International
    Mexico an d Central America ..............................            12,617                              1,706
    South America ............................................            33,081                             12,277
    Export Sales and other ...................................             4,214                              1,880
                                                                         -------                            -------
    Consolidated Totals ......................................           $94,709                            $65,393
                                                                         =======                            =======

OPERATING EXPENSE(1) Contract Drilling:
  US .........................................................           $40,867              91.2%         $47,722         96.3%
  International
    Mexico and Central America ...............................            11,890              94.2%           1,727         101.2%
    South America ............................................            36,387             110.0%          11,477          93.5%
    Export Sales and Other ...................................             4,681             111.1%           2,147         114.2%
                                                                         -------                            -------
    Consolidated Totals ......................................           $93,825                            $63,073
                                                                         =======                            =======

GROSS PROFIT .................................................           $   884                            $ 2,320
                                                                         =======                            =======

(1) Operating Expenses excludes expenses for depreciation and amortization, general and administrative, bad debt and legal.

     CONTINUING OPERATIONS. Consolidated revenues increased 44.8% to $94.7 million for the fiscal year ended December 31, 1995, compared to $65.4 million for the twelve months ended December 31, 1994. This increase was primarily due to the expansion in South America, Mexico and Central America. Revenues from the Company's South American operations increased by $6.7 million during the year ended December 31, 1995, due to the start-up in Argentina, during January 1995, of four drilling rigs to supplement the three rigs then operating in Argentina. The additional increase of $14.1 million in 1995 revenues from South American operations resulted from the acquisition of a Venezuelan operating company effective September 1, 1994. Revenues from the Company's Mexico and Central American operation increased by $10.9 million for the year ended December 31, 1995, as compared to the twelve months ended December 31, 1994. This increase resulted from the expansion of Mexico from a one rig operation to a four rig operation for the first three quarters of fiscal 1995. International export revenues for the year ended December 31, 1995 were $4.2 million and resulted from materials sold for export to Costa Rica. US Operations revenue decreased by $4.7 million for the year ended December 31, 1995 compared to the twelve months ended December 31, 1994. The decrease was the result of a $3.9 million decrease in the Company's Gulf Coast district and $1.4 million in the Eastern Division due to decreased rig utilization in 1995. The Foundation Division had a revenue decrease of $1.1 million due to the phase out of this division. The decreases were offset by revenues from the Western Division increasing $1.3 million due to the utilization of a horizontal re-entry rig which was inactive during the twelve months ended December 31, 1994. Also, revenues from the Company's East Texas and Louisiana operations increased $3 million due to increased rig utilization and a certain large turnkey contract in 1995. Western had operating revenue of approximately $7.2 million and $5.9 million in the respective 1995 and 1994 periods.

     Consolidated operating expenses increased 48.8% to $93.8 million for the year ended December 31, 1995, compared to $63.1 million for the twelve months ended December 31, 1994. Operating expenses for the Company's South American operations increased $24.9 million for the year ended December 31, 1995, compared to the 1994 twelve month period as a result of the expansion of the Argentina drilling rig fleet and acquisition of the Venezuela operating company discussed above. The increase in percentage of South American operating expenses relative to revenues for the year ended December 31, 1995 is due to start-up costs on the four rigs added to Argentina and higher than expected repairs, maintenance and rig move costs experienced on all Argentina rigs during 1995. Operating expenses for the Mexico and Central American operations were $11.9 million for the year ended December 31, 1995, compared to $1.7 million during the twelve months ended December 31, 1994. This increase is due to the expansion of the drilling fleet discussed above. International export operating and other expenses for the year ended December 31, 1995 were $4.7 million, primarily representing costs of materials sold for export to Costa Rica. Domestic operating expenses decreased by $6.9 million for the year ended December 31, 1995 as compared to the twelve months ended December 31, 1994. Operating expenses from the Company's East Texas and Louisiana operations increased by $2.6 million from 1994 to 1995 due to increased rig utilization and large turnkey contracts. A decrease of $4.1 million in the Company's Gulf Coast District operations and $1 million in the Eastern Division was due to decreased rig utilization in 1995. The Foundation Division's operating expenses decreased $2.5 million due to the phase out of that division. Western had operating costs of approximately $6.1 million and $5.1 million in the respective 1995 and 1994 periods.

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of," effective for years beginning after December 15, 1995. As the FASB encourages earlier application, the Company adopted the provisions of SFAS No. 121 during the fourth quarter, 1995. This new accounting standard requires certain assets to be reviewed for impairment whenever events or circumstances indicate the carrying amount may not be recoverable. The Company has provided a non-cash impairment provision of $5,290,000 for certain drilling rigs and equipment due to market indications that the carrying amounts were not fully recoverable. Net realizable value was determined based upon appraisal, comparable sale data and management estimates.

     Depreciation and amortization increased 54.8% to $4.8 million for the year ended December 31, 1995, compared to $3.1 million for the twelve months ended December 31, 1994. This increase was due to the acquisition of drilling equipment for the International Division.

     General and administrative expenses (including legal and bad debt expenses) increased to $3.5 million for the year ended December 31, 1995 compared to $3.0 million for the twelve months ended December 31, 1994, primarily due to the expanded scope of International Operations.

     Gain from foreign currency of $888,000 for the year ended December 31, 1995 is the result of currency exchange transactions derived from the Venezuelan operations.

     Interest expense increased to $1.4 million for the year ended December 31, 1995, compared to $425,000 for the twelve months ended December 31, 1994. The increase was due to an increase in borrowings for expansion of the International Operations.

     DISCONTINUED OPERATIONS. The net loss from discontinued operations was $772,000 for the year ended December 31, 1995, as compared to net income of $55,000 for the twelve months ended December 31, 1994. The net loss in 1995 includes a $768,000 non-cash provision resulting from the disposal of the Company's oil and gas properties in August 1995.

     CONSOLIDATED NET LOSS. The net loss for the year ended December 31, 1995 was $13.4 million, compared to a net loss of $3.5 million for the twelve months ended December 31, 1994. Of this $9.9 million loss increase: $5.3 million was due to the 1995 non-cash provision for SFAS No. 121 asset impairment of certain long-lived assets; $1.4 million was due to reduced consolidated operating margins resulting primarily from start-up and higher operating costs incurred in Argentina, aggregating $3.7 million; $1.7 million was due to increased non-cash charges in 1995 for depreciation and amortization resulting from increased capital investments in drilling rigs and equipment; $.8 million was due to losses from discontinued operations of producing oil and gas properties in 1995; and $.7 million was due to other miscellaneous increased costs and expenses.

COMPARISON OF NINE MONTH PERIODS ENDED DECEMBER 31, 1994 TO 1993

                                                                                             For the Nine Months
                                                                                              Ended December 31,
                                                                                     (in thousands, except percentages)
                                                                         ----------------------------------------------------------
                                                                                          Percent of         1993        Percent of
                                                                          1994             Revenues       (Unaudited)     Revenues
                                                                         -------            ------          -------        -----
REVENUES
Contract Drilling:
  US .........................................................           $38,635                            $45,398
  International
    Mexico and Central America ...............................             1,706                              3,159
    South America ............................................             8,766                              4,892
    Export Sales and other ...................................             1,880                               --
                                                                         -------                            -------
    Consolidated Totals ......................................           $50,987                            $53,449
                                                                         =======                            =======

OPERATING EXPENSE(1) Contract Drilling:
  US .........................................................           $36,921              95.6%         $41,374         91.1%
  International
    Mexico and Central America ...............................             1,681              98.5%           1,819         57.6%
    South America ............................................             8,346              95.2%           5,255        107.4%
    Export Sales and Other ...................................             2,040             108.5%             185            --
                                                                         -------                            -------
    Consolidated Totals ......................................           $48,988                            $48,633
                                                                         =======                            =======

GROSS PROFIT .................................................           $ 1,999                            $ 4,816
                                                                         =======                            =======

(1) Operating Expense excludes expenses for depreciation and amortization, general and administrative, bad debt and legal.

     BASIS FOR COMPARISON. In comparing the results of operations for the nine months ended December 31, 1994 to the year ended March 31, 1994, other than what is discussed in the comparison of the results of operations for the nine months ended December 31, 1994 and 1993; nothing significant occurred that would require further discussion.

     CONTINUING OPERATIONS. Consolidated revenues decreased by 5% to $50.9 million for the nine months ended December 31, 1994, compared to $53.4 million for the nine months ended December 31, 1993. The International Division's revenues increased $4.3 million and the Northern Division's revenue increased $263,000. The revenue increases were offset by revenue decreases of $3.2 million in the Commercial Division; $2.8 million in the Mid-Continent division and $474,000 in the Eastern Division; and $515,000 in the Western Division. The revenue increase for the International Division was due to an increase in rig utilization for the three rigs then operating in Argentina, the purchase of the operating drilling rigs in Venezuela and the sale of certain drilling equipment to Costa Rica. The revenue increase for the Northern Division is due to increased drilling activity in Michigan. The revenue decrease for the Commercial Division is due to the Company's phasing out of auger drilling activities. The revenue decrease for the Mid-Continent Division and the Eastern Division is primarily due to lower drilling activity due to lower than anticipated oil and gas prices. The revenue decrease for the Western division is primarily due to lower oil prices reducing workover requirements by operators. Western had revenues of approximately $4.3 million and $4.8 million in the respective 1994 and 1993 periods.

     Operating expenses increased 1% to $48.9 million for the nine months ended December 31, 1994, compared to $48.6 million for the nine months ended December 31, 1993. The International Division increased $4.8 million and the Northern Division increased $256,000. The operating expense increases were offset by operating expense decreases in the Commercial Division of $2 million; the Mid-Continent Division decreased $2 million; the Eastern Division decreased $443,000; and the Western Division decreased $59,000. The increases in the International Divisions are due to increased rig utilization in Argentina; the purchase of the operating rigs in Venezuela and the sale of certain drilling equipment in Costa Rica. The operating increase in the Northern Division is due to increased rig utilization in Michigan. The operating expense decrease in the Commercial Division is due to the phasing out of the auger drilling activities. The operating decrease in the Mid- Continent and Eastern Divisions is primarily due to lower drilling activity due to lower oil and gas sales prices. The operating expense decrease in the Western Division is primarily due to less workover activity resulting from customers who received lower oil prices. The operating expense decrease for DI Energy is the result of the sale of certain oil and gas properties. Western had operating costs of approximately $3.8 million and $3.9 million in the respective 1994 and 1993 periods.

     Depreciation and amortization decreased 14% to $2.4 million for the nine months ended December 31, 1994, compared to $2.8 million for the nine months ended December 31, 1993. The decrease is primarily due to the Company's change in depreciation policy for drilling rigs, effective January 1, 1994, which includes a salvage value in the calculation of depreciation expenses.

     General and administrative expenses (including legal and bad debt expenses) increased to $2.1 million for the nine months ended December 31, 1994 compared to $2.0 million for the nine months ended December 31, 1993. The slight increase was due to the increase in International Operations.

     Interest income increased to $353,000 for the nine months ended December 31, 1994, compared to $86,000 for the nine months ended December 31, 1993. The increase is primarily due to interest received as a result of the settlement of a lawsuit.

     Gain on sale of assets increased to $277,000 for the nine months ended December 31, 1994, compared to $52,000 for the nine months ended December 31, 1993. The increase is primarily due to the disposition of unused oil field equipment.

     Interest expense increased to $322,000 for the nine months ended December 31, 1994, compared to $164,000 for the nine months ended December 31, 1993. The increase is due to the increasing in borrowing for the International Operations.

     Minority interest was a credit of $17,000 for the nine months ended December 31, 1994, compared to an expense of $209,000 for the nine months ended December 31, 1993 primarily due to less drilling activity and the start-up of a project in Mexico for the majority owned subsidiary, DI/Perfensa Inc.

     Other expense, net decreased to $123,000 for the nine months ended December 31, 1994, compared to $177,000 for the nine months ended December 31, 1993.

     DISCONTINUED OPERATIONS. Discontinued operations of producing oil and gas properties resulted in income of $51,000 for the nine months ended December 31, 1994, compared to a loss of $1,278,000 for the nine months ended December 31, 1993. The 1993 period loss resulted from cost to the Company from the unsuccessful conclusion of a lawsuit.

     CONSOLIDATED NET LOSS. The net loss for the nine months ended December 31, 1994 was $2.2 million compared to a net loss of $1.4 million for the nine months ended December 31, 1993. The increased net loss in 1994 is primarily due to less drilling activity in the Mid-Continent Division; less drilling activity and less profitable drilling activity in the Company's majority owned subsidiary, DI/Perfensa Inc., offset by the phase out of the auger drilling activities.

INCOME TAXES AND OTHER

     The operations of the Company generated net operating loss ("NOL") and investment tax credit ("ITC") carryforwards which expire at various times through 2010 and 2000, respectively.

     Under provisions of the federal income tax code, such carryforwards generally can be utilized only to reduce future taxable income or income taxes payable, if any, of the individual subsidiary that produced the tax NOL or ITC carryforward. In addition, tax NOL and ITC carryforwards are subject to annual limitations on the amount that the Company can utilize because of the change in the ownership of the Company's principal stockholder in 1991 and the change in the Company's principal stockholder on June 2, 1994. The Company estimates that at December 31, 1995 its tax NOL and ITC carryforwards, before consideration of the limitations, aggregated approximately $64 million and $2.4 million, respectively. However, the ultimate utilization of the tax NOL and ITC carryforwards, if any, is substantially limited as a result of limitations imposed as a result of previous changes in the ownership of the Company and will be further limited as a result of ownership changes resulting of the Mergers. See "Risk Factors - Limitations on the Availability of the Company's Net Operating Loss Carry Forwards."

     The Company accounts for income taxes based upon Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Based on an analysis of the Company's gross deferred tax asset (taking into consideration applicable statutory carryforward periods and other limitations), the Company has determined that the recognition criteria set forth in SFAS No. 109, have not been met and, accordingly, the gross deferred tax asset is reduced fully by a valuation allowance.

     Prior to the purchase of the Company Common Stock by Norex on June 2, 1994, certain of the Company's insurance coverage was arranged by American Premier Underwriters, Inc. ("American Premier") as part of a program provided to its subsidiaries. Subsequent to the common shares purchase by Norex, the Company has obtained workers' compensation, excess liability coverage and certain other insurance from other sources. This change has not materially increased the cost of insurance coverage to the Company, although liquidity has been adversely impaired by requirements to post restricted cash deposits to secure potential claims.

     The Company believes inflation has not had a material effect on its operations or on its financial condition, but there can be no assurance that future increases in the inflation rate would not have an adverse effect.

INDUSTRY TRENDS

     The stabilization of working rig count that began in 1995 has continued into 1996. The weekly national count of working rigs in the United States as reported by Baker Hughes Incorporated on May 31, 1996 was 765, compared to 677 on May 26, 1995. The 765 working rigs included 218 working land rigs which are in the Company's area of competition.

     The significant decline in oil and gas prices in the mid-1980's severely depressed oil and gas exploration activities and reduced demand for the Company's oil and gas drilling services. Although industry conditions have improved during 1995 and 1996, a reversal of this trend and further deterioration could have an ongoing negative effect on the Company's future operating results. The decline in drilling activity resulted in an oversupply of drilling equipment and created intense competition, particularly in the price received for contract drilling services by drilling contractors. Demand for oil and gas drilling services will continue to be dependent upon the present and anticipated sales price of oil and gas, which is subject to conditions such as consumer demand, events in the Middle East, weather and other factors that are not controlled by the Company.

     There has been an increase in the demand for oil and gas drilling services in South America. In response to this, during 1992, the Company commenced drilling activities in Argentina and expanded into Venezuela during 1994. The Company also formed a majority-owned subsidiary to perform geothermal drilling in Central America and has completed projects in Guatemala and El Salvador and is currently working on projects in Mexico. The Company will continue to market its services into selected international markets.

     Although certain consolidations have occurred within the land drilling industry, an oversupply of land drilling rigs still exists. There is a general shortage in the industry of used drill pipe, and the cost of obtaining new and used drill pipe is substantially higher than in prior periods and is currently escalating. At present, the Company does not have a critical shortage of drill pipe or other equipment but, depending on rig utilization, will need to purchase additional drill pipe for rigs in service.

     The depressed conditions in the oil and gas drilling industry also caused a substantial portion of the labor force with drilling experience to leave the industry. As a result of the continuing overcapacity in the drilling industry and the Company's practice during recent years of first laying off employees with the least amount of drilling experience, the Company has not experienced significant shortages of trained labor. However, an increase in demand for contract drilling services could cause shortages of trained employees.

     These industry trends are a major factor in managements's decision to pursue the Mergers. See "The Mergers - Background of the Mergers."

                             BUSINESS OF THE COMPANY

     The Company is a Texas corporation formed in 1980 and is engaged primarily in the business of providing onshore contract drilling and well workover services to firms in the oil and gas industry. The Company and its subsidiaries conducts operations in Texas, Louisiana, Oklahoma, Ohio, Pennsylvania, New York, Michigan, Montana, Utah, North Dakota, and other states; and currently has operations in Argentina, Venezuela and Mexico. The Company's principal office is located at 450 Gears Road, Suite 625, Houston, Texas 77067, and its telephone number is (713) 874-0202.

     The Company's principal operating strategy is to continue its focus on oil and gas contract drilling in targeted regions in the United States, particularly those with existing and potential gas production, and selected foreign opportunities, especially in Central and South America. The Company plans to pursue this strategy through aggressive marketing of its best equipment and acquiring and refurbishing other existing equipment.

In addition, the Company may make acquisitions of drilling equipment that open new markets and present the potential for attractive rates of return.

DISCONTINUED AND SUSPENDED OPERATIONS

     On June 7, 1995 the Company entered into an agreement to sell its producing oil and gas properties, effective April 1, 1995, for a cash sales price of $4.2 million, subject to certain adjustments. The sale was closed August 9, 1995. Proceeds from this transaction were used to pay off the Company's production term note which had an outstanding balance of approximately $1.5 million, purchase two certificates of deposit totaling approximately $1.4 million as collateral for two letters of credit that were then outstanding under the Company's revolving line of credit, with the remainder of the proceeds, approximately $1.3 million used for working capital purposes.

     The December 31, 1994 Consolidated Balance Sheet has been restated with all assets and liabilities associated with the oil and gas properties identified as Discontinued Operations. The Consolidated Statements of Operations for the periods presented identifies the income (loss) from producing oil and gas operations. As a result of the sale of the oil and gas properties, the Company has recorded a $768,000 non-cash loss.

     The Company has, in the past, provided shaft drilling equipment for commercial drilling operations (large diameter shaft drilling, mining, and water/disposal wells). No such activities were carried out in 1995 and there are no current plans for activating this business segment unless there is increased demand for such specialized drilling technology.

INDUSTRY SEGMENTS

     Reference is made to Note 8 of the Notes to Consolidated Financial Statements for information regarding the Company's industry segments.

INDUSTRY CONDITIONS

     OPERATING RESULTS. The Company reported a net loss of $13,447,000, $2,209,000 and $2,658,000 for the year ended December 31, 1995; the nine months ended December 31, 1994; and the year ended March 31, 1994, respectively. The future profitability of the Company is substantially dependent upon improvement in the utilization of, and contract rates earned by, its oil and gas drilling and workover rigs. No assurance can be given that the Company's operation will obtain profitable levels in the future.

     OIL AND GAS INDUSTRY. The Company's domestic oil and gas contract drilling operations have been severely depressed for the past several years, largely as a result of significant declines in oil and gas prices and associated reductions of oil and gas drilling activities and the oversupply of drilling equipment. These conditions have resulted in both low contract rates and low levels of rig utilization; although demand for land drilling rigs has shown improvement during the last quarter of 1995 and first two quarters of 1996. The Company's future success will depend in large part upon a general economic improvement in the domestic oil and gas and contract drilling industries, which cannot be predicted with certainty.

     In response to the depressed domestic activity, the Company has focused on foreign opportunities, especially the Central and South American markets where the Company's International Division has in recent years conducted drilling operations in Argentina, Guatemala, El Salvador, Venezuela and Mexico. There has been an increase in oil and gas drilling activities in South America due to privatization efforts and geothermal drilling in Mexico and Central America. The Company will consider additional expansion into selected international markets.

     There is a general shortage in the industry of used drill pipe, and the cost of obtaining new and used drill pipe is substantially higher than in prior periods and is currently escalating. At present, the Company has an adequate, but not a surplus, supply of drill pipe and drill collars and has began a gradual replacement program in the last half of 1995 that will continue in 1996. Also, depending on rig utilization, the Company may need to purchase additional drill pipe for rigs in service or placed in service.

     OILFIELD SERVICE AND SUPPLY INDUSTRY. The Company has a major repair and fabrication yard located in Houston, Texas. This facility is currently utilized for the primary purpose of servicing the Company's own rig and equipment requirements but has capabilities for third party services if industry conditions improve.

CONTRACT DRILLING AND WORKOVER

     At May 31, 1996, the Company owned or operated 106 drilling and workover rigs, with 84 located in the United states, eight drilling rigs in Argentina, ten drilling and workover rigs in Venezuela, and four drilling rigs in Mexico. Under a typical oil and gas drilling contract, the Company provides its customers with drilling rigs and related equipment, as well as field personnel. The Company considers a rig which is presently working to be an "active" rig. Rigs which are not working but which are currently being actively marketed are viewed as "idle." "Inactive" rigs are rigs which are not working and are not currently being actively marketed. "Inventoried" rigs are being held for parts or to be sold. Inactive rigs may require additional capital expenditures to reactivate them for service. The Company estimates that the costs required to reactivate its inactive rigs may range between $20,000 to $500,000 per rig. The Company's contract drilling and well workover operations are conducted through four operating subsidiaries in the United States organized by geographic location and the nature of the business conducted, one operating division in Argentina, one operating division in Venezuela and one operating division in Mexico.

     MID-CONTINENT DIVISION. The Company's Mid-Continent Division is headquartered in Houston, Texas, with district offices in Houston and Midland, Texas and Shreveport, Louisiana, and provides oil and gas contract drilling services primarily in the states of Texas, Louisiana, Arkansas and Oklahoma. Of the Mid-Continent Division's 33 rigs, 29 have rated depth capacities of over 10,000 feet, eight of which are rated at 20,000 feet or deeper.

     EASTERN DIVISION. The Eastern Division is headquartered in Midvale, Ohio, and drills gas wells in Ohio, Pennsylvania and New York, principally at depths of 7,000 feet or less. The Eastern Division operates eight rigs. Historically, the Eastern Division contracts to drill packages of several wells. The Eastern Division's operations are limited during the spring of each year due to "frost laws" of the jurisdictions in which it operates which restrict movement of equipment on public roads during such period.

     NORTHERN DIVISION. The Northern Division is headquartered in Mt. Pleasant, Michigan, and drills oil and gas wells principally in Michigan, at depths of 1,000 to 18,000 feet. Prior to the INDrillers, L.L.C. joint venture discussed below, the Northern Division had nine rigs, with one rated up to 2,500 feet, five rated 6,000 to 8,500 feet, and three rated at up to 20,000 feet. The Northern Division's operations are also limited during the spring of each year due to "frost laws" of the jurisdictions in which it operates which restrict movement of equipment on public roads during such periods.

     On March 28, 1996, the Company completed the formation of a limited liability company, INDrillers L.L.C., which is jointly owned between its wholly-owned subsidiary, Drillers, Inc., and Dart Energy Corp. It has been formed to combine the Michigan contract drilling operations of Drillers, Inc. with the Michigan contract drilling operations of Indril, a division of Dart Energy Corp. Drillers, Inc. and Dart Energy each contributed five drilling rigs to the limited liability company with Drillers, Inc. having a 65% interest and Dart Energy having a 35% interest in the limited liability company. Drillers, Inc. and Indril are the two leading deep well drilling contractors in Michigan, and the formation of this limited liability company is expected to result in more efficient scheduling of drilling equipment and improved operating and cost efficiencies with the increase in rig fleet size.

     INTERNATIONAL DIVISION. The International Division is headquartered in Houston, Texas, with offices in Buenos Aires and Neuquen, Argentina; Barinas, Valle De La Pascua, El Tigre, and Guasdualito, Venezuela; and Morelia, Mexico. The international Division has active drilling operations in Argentina, Venezuela and Mexico.

     ARGENTINA DIVISION. The Company owns and operates seven active drilling rigs in Argentina, including four drilling rigs that were shipped to Argentina from the United States in November, 1994, and one rig held for parts. The Argentina Division provides oil and gas contract drilling services, primarily in the Neuquen area, on daywork and turnkey contracts. The Argentina drilling rigs have rated depths of 6,000 to 12,000 feet.

     VENEZUELA DIVISION. The Company owns four land-based drilling rigs and two land-based workover rigs in Venezuela. In addition, the Company operates four drilling rigs under a labor contract. Two of the drilling rigs and the two workover rigs were acquired in an acquisition effective September 1, 1994. Two drilling rigs were shipped to Venezuela from the United States in September and November, 1994. The Venezuela Division provides oil and gas contract drilling services under daywork contracts and workover services under hourly contracts. The Venezuela drilling rigs have rated depths of 10,500 to 15,000 feet.

     MEXICO DIVISION. In November, 1994, the Company, through its 90% owned subsidiary, DI/Perfensa Inc., commenced a geothermal project in Mexico with four drilling rigs. One of the drilling rigs was shipped to Mexico from El Salvador and three of the drilling rigs were shipped to Mexico from the United States. This geothermal project was completed in November, 1995. A new geothermal drilling project requiring one drilling rig began in December 1995 and is expected to extend for approximately fifteen months. The other three rigs in Mexico are currently stacked. The Mexico drilling rigs have rated depths of 10,000 to 16,000 feet.

     WESTERN DIVISION (WORKOVER OPERATIONS). The Company's Western Division is headquartered in Glendive, Montana, with a district office in Roosevelt, Utah, and provides well workover services in Montana, Utah and North Dakota. The Western Division operates 22 carrier-mounted workover rigs and has one rig stacked for parts. A workover is a repair, maintenance or modification of a producing well designed to remedy mechanical problems in the well, productivity problems in the formation or other difficulties in extracting oil and gas. Workover services are vital to the oil and gas producing industry as most producing wells eventually encounter these problems. Workover services include repairing and replacing down-hole production equipment, opening additional productive intervals, re-completion of wells to new producing zones, completing newly drilled wells, drilling out of plugs and packers, and the converting producing wells to injection wells during enhanced recovery operations.

     The Company entered into an agreement with Pool Company, a Texas corporation ("Pool"), on June 3, 1996, pursuant to which Pool has agreed to purchase substantially all of the assets of the workover division, including 23 workover rigs and the real estate owned by the Company in Glendive, Montana and Roosevelt, Utah for $3,950,000 cash. The transaction is expected to close in June 1996. Pool would also assume the obligations of the Company under its real and personal property leases relating to the division.

     DRILLING AND WORKOVER EQUIPMENT. A land drilling rig of the general type operated by the Company consists of engines, drawworks, mast, pumps, blowout preventers, drill pipe and related equipment. The size and type of rig utilized depends, among other factors, upon well depth and site conditions. An active maintenance and replacement program during the life of a drilling rig permits upgrading of components on an individual basis. Over the life of a typical rig, due to the normal wear and tear of operating up to 24 hours a day, several of the major components, such as engines, mud pumps and drill pipe, are replaced or rebuilt on a periodic basis as required, while other components, such as the substructure, mast and drawworks, can be utilized for extended periods of time with proper maintenance. The Company considers its active and idle drilling rigs to be well- maintained and capable of performing contracts undertaken competitively within the industry.

     A workover rig is a mobile carrier-mounted rig designed to perform routine maintenance and remedial operations on existing oil and gas wells. The type of workover rig operated by the Company consists of a portable engine, drawworks and a mast supported by portable skid-mounted pumps, tanks and hydraulic-powered drilling equipment. As with other rigs, maintenance and replacement of the major components due to normal wear are necessary to maintain the equipment in operable condition throughout the life of the rig.

     The Company also owns various vehicles and other ancillary equipment used in the operation of its rigs. This equipment consists of bulldozers, trucks, large air compressors and other support equipment.

     The following table describes the oil and gas rigs owned and operated by the Company or INDrillers, L.L.C. at May 31, 1996, and the status of each rig during the preceding 45 days:

                         YEAR BUILT/                                            RATED
RIG NO.                    REBUILT           DRAWWORKS                          DEPTH      LOCATION          STATUS
- ------                    ---------         -------------                       ------    -----------        -------
MID-CONTINENT DIVISION
    1                     1957/1980         Brewster N-85                       15,000'   N-Louisiana        Active
    2                     1957/1981         Brewster N-85                       15,000'   N-Louisiana        Active
    3                     1960/1982         Cont-Emsco A-550                    13,500'   E-Texas            Active
    4                     1956/1983         Brewster N-75                       12,500'   N-Louisiana        Inactive
    6                     1957/1980         Brewster N-85                       15,000'   N-Louisiana        Active
    7                     1978              National 55                         12,500'   N-Louisiana        Active
    8                     1979              Gard-Denver 1500                    20,000'   N-Louisiana        Inactive
    9                     1955/1986         Brewster N-95                       26,000'   S-Texas            Active
   10                     1964/1989         Gard-Denver 800                     14,000'   N-Louisiana        Active
   12                     1980              Gard-Denver 700                     12,500'   N-Louisiana        Active
   13                     1981              Brewster N-75B                      15,000'   N-Louisiana        Active
   15                     1965/1989         National 610                        14,000'   N-Louisiana        Active
   17                     1981              Mac 400                              5,000'   N-Louisiana        Inactive
   23                     1960              Mid-Cont U-15                        9,000'   Oklahoma           Inactive
   24                     1955/1980         Brewster N-55                       11,000'   E-Texas            Inactive
   25                     1960/1978         Brewster N-46                       11,000'   Texas              Inventoried
   26                     1958/1979         Cont-Emsco GB-500                   10,000'   N-Louisiana        Inventoried
   27                     1958/1981         Cont-Emsco GB-500                   10,000'   W-Texas            Inactive
   30                     1960/1983         Mid-Cont U-15                       11,000'   Oklahoma           Inactive
   36                     1957/1978         Cont-Emsco GB-350                    8,500'   Oklahoma           Inactive
   37                     1979              Failing 8000                        10,000'   Utah               Inactive
   39                     1980/1989         Gard-Denver 800                     14,000'   E-Texas            Active
   40                     1979              Gard-Denver 1100E                   20,000'   S-Texas            Active
   42                     1981              Cont-Emsco Elec. hst.II             25,000'   S-Texas            Active
   43                     1981              Ideco 1200E                         20,000'   S-Texas            Active
   44                     1982              Gard-Denver 1500E                   25,000'   S-Texas            Idle
   46                     1981              Gard-Denver 1100-UE                 20,000'   E-Texas            Inventoried
   48                     1981              Ideco 3000-UE                       30,000'   Oklahoma           Inventoried
   61                     1954/1980         Bethlemen S-45-E                     9,000'   W-Texas            Idle
   62                     1978              Ideco Hydrair H-35                  10,500'   S-Texas            Idle
   63                     1976/1982         Gard-Denver 700                     13,000'   E-Texas            Idle
   66                     1982              Ideco-Hydrair H-35                  10,500'   S-Texas            Idle
   93  *                  1981              Mid-Continent 712-UE                16,000'   S-Texas            Active

EASTERN DIVISION
202                       1981              Wilson Mogul 42                      8,000'   N/W Penn.          Idle
203                       1980              Wilson Mogul 42                      8,000'   N/E Ohio           Active
204                       1979              Wilson Mogul 42                      6,500'   N/E Ohio           Active
206                       1979              Wilson 65                           10,000'   N/E Ohio           Idle
207                       1969/1983         Wilson Mogul 38                      5,300'   N/E Ohio           Idle
208                       1980              Wilson Mogul 42                      6,500'   N/W Penn.          Idle
209                       1965/1984         Wilson Mogul 42                      6,500'   N/E Ohio           Idle
215                       1980              Wilson Mogul 42                      6,500'   N/W Penn.          Active

NORTHERN DIVISION

 47                       1982              Ideco 1200E                         20,000'   Michigan           Inactive
 49                       1982              Ideco 1200E                         20,000'   Michigan           Idle
116                       1980              Speedstar 55-40                      2,500'   Indiana            Idle
211                       1971/1985         Wilson Mogul 42                      6,100'   Michigan           Idle

                                      -58-


                         YEAR BUILT/                                            RATED
RIG NO.                    REBUILT           DRAWWORKS                          DEPTH      LOCATION          STATUS
- ------                    ---------         -------------                       ------    -----------        -------

INDRILLERS, L.LC.
 41                       1981              Ideco 1200E                         20,000'   Michigan           Idle
 53                       1976              Cabot 1287                           6,500'   Michigan           Active
 56                       1980              Ideco DIR 700                        8,500'   Michigan           Active
 57                       1977              Ideco DIR 550                        6,000'   Michigan           Active
 58                       1977              Ideco DIR 700                        8,500'   Michigan           Active
 1                                          Challenger 260                       5,000'   Michigan           Active
 2                                          Ideco 550                            7,000'   Michigan           Idle
 3                                          Challenger 320                       5,000'   Michigan           Active
 4                                          Challenger 320                       5,000'   Michigan           Idle
 5                                          Ideco 800 Self Prop.                10,000'   Michigan           Active

DRILLERS INTERNATIONAL S.A. (ARGENTINA)

448                       1958              Ideco H-525                          7,500'   Argentina          Inactive/Parts
449                       1960/1993         Ideco H-40                           6,000'   Argentina          Idle
454                       1981              Ideco BIR 800                       12,000'   Argentina          Idle
455                       1981              Ideco BIR 800                       12,000'   Argentina          Active
450                       1980/1994         Ideco the CompanyR 700               8,500'   Argentina          Active
459                       1980/1994         Ideco the CompanyR 700               8,500'   Argentina          Active
472                       1981/1994         Cabot 750                           10,500'   Argentina          Idle
473                       1981/1994         Cabot 900                           12,000'   Argentina          Active

DI/PERFENSA INC. (MEXICO)

 19                       1981/1994         National 80 B                       16,000'   Mexico             Idle
 20                       1980/1994         BDW-800                             16,000'   Mexico             Idle
 31                       1978/1994         Cabot 750                           10,000'   Mexico             Idle
 69                       1981              Ideco BIR 800                       12,000'   Mexico             Active

DRILLERS INC. D.I. DE VENEZUELA, C. A.

407                       1980              Wilson Mogul 42 (workover)           8,000'   Venezuela          Idle
408  *                    1980              Cabot 1,000                         12,000'   Venezuela          Active
412  *                    1980              National 610-E                      12,000'   Venezuela          Active
417  *                    1981              Cont.-Emsco D-3                     14,000'   Venezuela          Active
421  *                    1978              Cont.-Emsco C-1                     15,000'   Venezuela          Active
423                       1981/1996         Mid-Continent 712-U                 15,000'   Venezuela          Active
441                       1980              Wilson Mogul 42 (workover)           8,000'   Venezuela          Idle
451                       1981              Cabot 900                           12,000'   Venezuela          Idle
452                       1975/1994         Cabot 900                           12,000'   Venezuela          Active
453                       1982/1994         Ideco-Hydrair H-35                  10,500'   Venezuela          Active

*    Rig operated by the Company under a labor contract with owner.

                                      -59-

     The following table describes the Western Division's workover rigs owned by the Company at May 31, 1996, and the status of each rig during the preceding 45 days:
                        YEAR BUILT/                                                            RATED
RIG NO.                  REBUILT                    UNIT                    DRAWWORKS          DEPTH          LOCATION      STATUS
- -------                  --------                   ----                    ---------          -----          --------      ------

304                       1983              Cooper (Self-propelled)      Cooper LTO 350       12,000'         E-Montana     Idle
306                       1969/1985         Hopper (Self-propelled)      Hopper GXXTA         14,000'         E-Montana     Active
307                       1983              Cooper (Self-propelled)      Cooper LTO 350       12,000'         E-Montana     Active
308                       1974              Franks 300 Explorer III      Cooper LTO 350       12,000'         E-Montana     Active
309                       1981              Franks 400 Explorer III      Franks 1287-160      14,000'         N-Dakota      Active
310                       1981              Cooper (Self-propelled)      Cooper LTO 350       12,000'         E-Montana     Inactive
311                       1981              Franks 300 Explorer III      Franks 1287-160      12,000'         E-Montana     Active
312                       1976              Franks 500 Explorer III      Franks 1287-160      18,000'         N/E Utah      Active
314                       1977              Franks 400 Explorer III      Franks 1287-160      14,000'         E-Montana     Idle
315                       1978              Franks 400 Explorer III      Franks 1287-160      14,000'         E-Montana     Active
316                       1981              Franks 500 Explorer III      Franks 1287-160      18,000'         E-Montana     Idle
318                       1975              Wilson Mogul                 Wilson-Mogul 42      18,000'         N/E Utah      Active
319                       1975              Hopper (Self-propelled)      Hopper GXXTA         18,000'         N/E Utah      Active
320                       1978              Franks 400 Explorer III      Franks 1287-160      17,000'         N/E Utah      Active
321                       1978              Franks 400 Explorer III      Franks 1287-160      14,000'         E-Montana     Active
322                       1979              Franks 400 Explorer III      Franks 1287-160      17,000'         N/E Utah      Active
323                       1979              Franks 400 Explorer III      Franks 1287-160      14,000'         N-Dakota      Active
324                       1980              Franks 400 Explorer III      Franks 1287-160      14,000'         N/E Utah      Active
326                       1981              Franks 300 Explorer III      Franks 1287-160      17,000'         E-Montana     Active
327                       1982              Franks 300 Explorer III      Franks 1287-160      12,000'         E-Montana     Active
328                       1982              Franks 300 Explorer III      Franks 1287-160      14,000'         N-Dakota      Active
329                       1982              Franks 400 Explorer III      Franks 1287-160      17,000'         N/E Utah      Active
331                       1982              Hopper (Self-propelled)      Hopper GXHTA         14,000'         E-Montana     Active

     The following table describes the status of drilling rigs owned by the Company at May 31, 1996, that are being held for sale:

                          YEAR BUILT/                                                                         RATED DEPTH/
RIG NO.                     REBUILT            DRAWWORKS                  DIAMETER            LOCATION          STATUS
- -------                     -------            ---------                  --------            --------          ------
111                       1969/1982/1994    Hydraulic-2-Man Rig          14,000'              Oklahoma        Sale Pending
112                       1971/1986         DI/Hughes CSD-820            12'-15' dia          Texas           Inventoried
114                       1981/1988         DI/Hughes CSD-820            12'-15' dia          Ohio            Inventoried
118                       1969/1980         DI/Hughes CSD-820            12'-15' dia          Ohio            Inventoried
262                       1972              Wilson Mogul 42              6,500'               Ohio            Inventoried
267                       1956              Mayhew 3000                  2,500'               Ohio            Inventoried

     CONTRACTS. The Company's contracts for drilling oil and gas wells and workover operations are obtained either through competitive bidding or as a result of negotiations with customers. The Company's oil and gas drilling contracts provide for compensation on a "daywork," "footage" or "turnkey" basis. Under daywork contracts, the Company receives a fixed amount per day for drilling the well, and the customer bears a major portion of out-of-pocket costs of drilling. Under footage contracts, the Company is paid a fixed amount for each foot drilled, regardless of the time required or the problems encountered in drilling the well. The Company pays more of the out-of-pocket costs associated with footage contracts than with daywork contracts. Under turnkey contracts, the Company agrees to drill a well to a specified depth for a fixed price, regardless of the time required or the problems encountered in drilling the well. Footage and turnkey contracts generally involve a higher degree of risk to the Company than daywork contracts because the Company bears the cost of unanticipated down-hole problems and price escalation. "Hourly" contracts call for the Company to provide a rig and crew, for which it is paid on an hourly basis. The work currently conducted by the Mid-Continent Division is primarily daywork with some turnkey contracts. Almost all of the wells drilled by the Eastern Division are drilled pursuant to footage contracts. The Northern Division's wells are drilled under footage and daywork contracts. Almost all of the work conducted by the Western Division is on an hourly basis. The International Division's wells are drilled under daywork, footage and turnkey contracts.

     The Company primarily markets its oil and gas drilling and workover rigs on a regional basis through employee salesmen located in Houston, Texas; Shreveport, Louisiana; Mt. Pleasant, Michigan; Glendive, Montana; Midvale, Ohio; Neuquen and Buenos Aires, Argentina; Barinas, Venezuela and Morelia, Mexico. These salesmen utilize personal contacts and industry periodicals and publications to determine which operators are planning to drill oil and gas wells or need workover services in the immediate future. Once the Company has been placed on the "bid list" for a particular operator, the Company will normally be given the opportunity to bid on all future wells for that operator on an area basis. Repeat business from previous customers accounts for a substantial portion of the Company's business.

     COMPETITION. The contract oil and gas drilling business is highly competitive and, in recent years, has suffered from a substantial oversupply of rigs resulting in severe price competition. Companies generally compete on the basis of price, workforce experience, equipment suitability and availability, reputation, expertise and financial capability. While competition is primarily on a regional basis, rigs can be moved from one region to another in response to changes in levels of drilling activity, subject to crew availability and mobilization expenses. The Company's ability to obtain drilling contracts is dependent primarily on the level of domestic oil and gas exploration and development activity, as well as the Company's ability to acquire and retain qualified personnel. The Company's ability to continue to generate business in the future will depend, in part, on its ability to adapt to new technology and drilling techniques as they become available. A number of the Company's competitors have substantially greater financial resources than the Company.

     CUSTOMERS. The Company's oil and gas contract drilling customers include large and small independent producers and major oil companies. A significant portion of the Company's international drilling contracts are with national utility or national petroleum companies in Mexico, Central America and South America.

GENERAL

     EMPLOYEES. At May 31, 1996, the Company had approximately 1,056 employees. The Company believes that its relationship with its employees is satisfactory.

     GOVERNMENTAL REGULATIONS. Many aspects of the Company's operations are affected by political developments and by federal, state, foreign and local laws and regulations relating to the energy industry. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas for economic and other policy related reasons would adversely affect the Company's operations by limiting demand for contract drilling and exploration and production. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in existing regulations.

     The Company's activities are also subject to laws and regulations relating to environmental protection and pollution control. Although the Company's cost of compliance with such legislation and regulations has not been material to date, such laws and regulations may substantially increase the cost of the Company's activities and may prevent or delay the commencement or continuance of a given operation. The Company believes that such legislation and regulations have not had a materially adverse effect on its present method of operations. In the future, federal, state and local government environmental controls may require the Company to make significant expenditures, although the magnitude of such expenditures cannot be predicted.

     The Company is subject to the requirements of the Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the Environmental Protection Agency "community right-to-know" regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and comparable state statutes require the Company to organize information about the hazardous materials used in its operations. The Company will likely be required to increase its expenditures during the next several years to comply with higher industry and regulatory safety standards such as those described above. Such expenditures cannot be accurately estimated at this time.

     INTERNATIONAL OPERATIONS AND RISKS. An increasingly significant portion of the Company's revenues are attributable to international operations. Risks associated with operating in international markets include foreign exchange restrictions and currency fluctuations, foreign taxation, changing political conditions and foreign and domestic monetary policies, expropriation, nationalization, nullification, modification or renegotiation or contracts, war and civil disturbances or other risks that may limit or disrupt markets. For example, the Company currently operates in three countries in Latin America, each of which has experienced major currency fluctuations in the recent past. The ability of the Company to compete in the international well servicing and drilling markets may be adversely affected by foreign governmental regulations that favor or require the awarding of such contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. No predictions can be made as to what foreign governmental regulations may be enacted in the future that could be applicable to the Company's operations.

     The Company's primary international contract drilling operations are in South America, Mexico and Central America. These international contract drilling operations are primarily covered by drilling contracts which:

          1. In the case of Venezuela, are structured where payment is split between partial payment in United States dollars and the balance paid in local currency;

          2. In the case of Argentina, provide for payment in Argentina Pesos, which are pegged at the same equivalent rate as the U.S. dollar at this time; and

          3. In the case of Mexico, provide for payment in Mexican Pesos, however, the contract provides for an increase in contract payments under an indexed basis to compensate for the devaluation of the Mexican Peso in December, 1994.

     A significant portion of costs and expenses relating to the Company's international operations are comprised of goods and services procured in the respective foreign countries and paid for in the respective countries' currencies.

     The Company is subject to taxation in many jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Foreign income tax returns of foreign subsidiaries are subject to examination by foreign tax authorities. In the opinion of management, any provision ultimately determined to be required as a result of such examinations or assessments will not be material to the Company's financial position or operations.

     To date, the Company has not incurred material currency fluctuation and, currently has not entered into any currency hedges to protect it from such losses. During the year ended December 31, 1995, the Company realized currency gains of $888,000.

     RISKS IN CONTRACT DRILLING. Contract drilling of oil and gas wells and are subject to a number of risks and hazards including blowouts, cratering, fires and explosions, any of which could cause personal injury or loss of life, damage to property or equipment, and suspension of operations. In addition, there is also the risk that damage to the environment could result from some of the Company's operations, particularly through oil spillage or uncontrolled fires.

     INSURANCE. The Company believes that it is adequately insured against normal and foreseeable risks in its operations in accordance with industry standards; however, such insurance may not be adequate to protect the Company against liability from all consequences of well disasters, extensive fire damage or damage to the environment. The Company maintains appropriate insurance with respect to workers' compensation liability. The contract drilling industry's level of workers' compensation costs has increased over the past few years and constitutes a substantial portion of the Company's direct labor operating costs. The Company does not carry business interruption insurance. No assurance can be given that the Company will be able to maintain adequate insurance in the future at rates which are commercially reasonable.

     At March 31, 1994, American Premier, formerly named the Penn Central Corporation, was the owner of 20,690,105 unregistered shares, 53.5%, of the Company's outstanding common stock. In June 1994, Norex, a wholly-owned subsidiary of Norex America, Inc. ("Norex America"), completed the purchase of all shares of the Company Common Stock owned by American Premier. Shortly thereafter and in accordance with regulatory filings made at the time of the purchase transaction, Norex reduced its ownership to 18,730,105 shares, or less than 50% of the outstanding shares of the Company's common stock. In October 1995, Norex transferred 8,300,000 shares to Pronor. Norex America beneficially owns approximately 47% of Pronor.

     Prior to June 2, 1994, certain of the Company's insurance coverage, including workers' compensation and excess liability coverage, was arranged by American Premier as part of a program which American Premier provided to its subsidiaries. Subsequent to the sale of the Company Common Stock by American Premier to Norex, the Company has obtained workers' compensation, excess liability coverage and certain other insurance from other sources. The Company and American Premier entered into an agreement pursuant to which the Company agreed to reimburse American Premier for all amounts advanced by American Premier from time to time on behalf of the Company in connection with American Premier's administration of the Company's workers' compensation and certain other insurance programs for the periods between July 20, 1989 and the closing of the sale of Company Common Stock by American Premier to Norex. The amounts reimbursable to American Premier at December 31, 1995 and December 31, 1994 relating to this program were $1,900,000, and $1,229,000, respectively.

     DRILLING AND WORKOVER EQUIPMENT. For information regarding the Company's drilling and workover equipment, see "Business of the Company - Contract Drilling and Workover."

     FACILITIES. The Company leases its principal executive office in Houston, Texas, for approximately $9,000 per month pursuant to a lease extending through November 1996. In addition, the Company owns field locations in Fillmore, Louisiana; Mt. Pleasant, Michigan; Glendive, Montana; Midvale, Ohio; Woodward and Oklahoma City, Oklahoma; Edinburg, Houston and Midland, Texas; and Roosevelt, Utah.

LITIGATION

     The Company is involved in litigation incidental to the conduct of its business, none of which it believes is, individually or in the aggregate, material to its financial condition.

     The Company is proceeding against Charleston Industries, Inc. ("Charleston"), who was a 50 percent partner in a joint venture, to recover Charleston's respective portion of a $1,800,000 settlement paid by the Company in previously concluded litigation (in which Charleston was a co-defendant). A judgment has been rendered in favor of the Company against Charleston in the state of Oklahoma. Charleston filed for protection under the United States Bankruptcy Act and the Company has filed a claim against Charleston in bankruptcy court. The future recovery of the Company's claim, and the term of recovery, is uncertain.

                                THE RIG COMPANIES

     RTO is a privately owned company based in Oklahoma City, Oklahoma. RTO owns partial interests in 10 of the Merger Rigs. LRAC is a privately owned Delaware corporation based in Dallas, Texas. LRAC owns whole or partial interests in all of the Merger Rigs. The sole shareholder of RTO is Roy T. Oliver, Jr. and the principal shareholders of LRAC are corporations and partnerships owned or controlled by Mike L. Mullen. Messrs. Mullen and Oliver have been active participants in the used oil field service equipment market for over 15 years.

     The Merger Rigs are all electric (SCR) rigs which are capable of drilling to depths of 20,000 feet or greater and include five 3,000 horsepower and nine 2,000 horsepower rigs. The Merger Rigs have been held in stacked mode in locations in Texas, Oklahoma and Wyoming, in some cases for extended periods of time. The Company believes that the Merger Rigs are generally in good condition but would require refurbishment and drill pipe and related equipment to be put back into domestic service, and, in certain cases, extensive modification to be put into international service. The Company estimates that it would need to spend between $400,000 and $750,000 per rig to place this fleet in "drill ready" condition for domestic service and a minimum of $750,000 per rig for international service. To be placed in service, each rig would also require a 12,000 to 30,000 foot string of drill pipe (with collars) at an estimated cost of approximately $30 per foot.

     The following table describes the Merger Rigs:

                                                                                              YEAR BUILT/
MANUFACTURER AND MODEL                             RATED DEPTH           LOCATION               REBUILT
- ----------------------                             -----------           --------               -------
3,000 HP DRILLING RIGS
  National 1625DE, S/N T-2939                      30,000 feet         Oklahoma City           1980-1981
  National 1625DE, S/N T-3039                      30,000 feet         Oklahoma City           1980-1981
  National 1625DE, S/N 7-2952                      30,000 feet         Fort Stockton, TX       1980-1981
  Oilwell E-3000 S/N H46-101                       30,000 feet         Oklahoma City           1981
  Continental Emsco C-3, Type II S/N 90            30,000 feet         Oklahoma City           1981

2,000 HP DRILLING RIGS
  National 132OUE, S/N T-2801                      25,000 feet         Lysite, WY              1979
  National 132OUE, S/N 1167N                       25,000 feet         Houston, TX             1981
  National 132OUE, S/N 78                          25,000 feet         Oklahoma City           1981
  Oilwell E-2000, S/N H47-169UK                    25,000 feet         Oklahoma City           1982
  Oilwell E-2000, S/N H47-199UK                    25,000 feet         Oklahoma City           1982
  Oilwell E-2000, S/N H47-128UK                    25,000 feet         Houston, TX             1981
  Oilwell E-2000, S/N H47-134UK                    25,000 feet         Oklahoma City           1981
  Oilwell E-2000, S/N H47-160UK                    25,000 feet         Oklahoma City           1981-1982
  Continental-Emsco C2 Type II, S/N87              25,000 feet         Oklahoma City           1981

1,500 HP DRILLING RIG
  National 110UE, S/N 1103N                        25,000 feet         Oklahoma City           1981

1,400 HP DRILLING RIGS
  Midcontinent 914EC, S/N 147C                     20,000 feet         Oklahoma City           1981

1,000 HP AND UNDER DRILLING RIGS
  Continental-Emsco D-3, S/N57                     20,000 feet         Duncan, OK              1982
  Continental-Emsco D-3, S/N66                     20,000 feet         Oklahoma City           1982

                                    SOMERSET

     Somerset Investment Corp. is a Texas corporation which has been recently formed to receive a $25,000,000 capital contribution from the Somerset Shareholders and to participate in the Somerset Merger. The Somerset Shareholders are currently attempting to secure the financing for such capital contribution.

                              ELECTION OF DIRECTORS

GENERAL INFORMATION

     Five directors are proposed to be elected at the Annual Meeting, only one of which, Ivar Siem, is currently a director of the Company. Each director will serve until the next annual meeting of shareholders or until his successor is elected and has qualified. The Board of Directors currently consists of five directors.

     The persons named in the accompanying proxy may act with discretionary authority to vote for a new management nominee should any nominee named in this Prospectus/Proxy Statement become unavailable for election, although management is unaware of any circumstances likely to render any nominee unavailable for election. Unless the shareholder has specified otherwise, the persons named in the accompanying proxy will vote such shareholder's shares of Company Common Stock in favor of the nominees listed below.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF THE PERSONS LISTED BELOW AS DIRECTORS OF THE COMPANY IS IN THE BEST INTEREST OF THE COMPANY AND THE SHAREHOLDERS. THE BOARD OF DIRECTORS THEREFORE RECOMMENDS A FOR VOTE FOR THE NOMINEES AND IT IS INTENDED THAT THE PROXIES NOT MARKED TO THE CONTRARY WILL BE SO VOTED.

     The Articles of Incorporation of the Company do not permit cumulative voting. A plurality of the votes of the holders of the outstanding shares of Company Common Stock represented at a meeting at which a quorum is present may elect directors.

DIRECTORS AND NOMINEES FOR DIRECTOR

     The following table sets forth certain information regarding the members of and nominees for Board of Directors.

                                                                      YEAR FIRST
                                                                       BECAME A
NAME                   AGE    POSITION WITH COMPANY                    DIRECTOR
- ----                   ---    ---------------------                    --------
Ivar Siem              50     Chairman of the Board, President           1995
                                and Chief Executive Officer
Roy T. Oliver          43     Director Nominee                            --
Steven A. Webster      44     Director Nominee                            --
William R. Ziegler     53     Director Nominee                            --
Peter M. Holt          47     Director Nominee                            --
Douglas Y. Bech        50     Director (not standing for reelection)     1994
Michael J. Delouche    39     Director (not standing for reelection)     1994
William C. Walker      72     Director (not standing for reelection)     1992

     IVAR SIEM has been Chairman since August 8, 1995, and President and Chief Executive Officer since April 12, 1996. He has been an international consultant in energy, technology and finance since 1985. He is a member of the Board of Directors of several privately held and publicly traded companies, including; Chairman of Blue Dolphin Energy Company, an oil and gas pipeline and exploration company, since 1992; Director of Norex America, a company with certain investments in the oil and gas, cruise and shipping industries, since 1992; and Director of DSND ASA, a Norwegian service company which operates specialty vessels and provides subsea engineering services, since 1993. Norex America is an affiliate of the Company by reason of its beneficial ownership of 26.97% of the Company Common Stock through its wholly owned subsidiary, Norex. Also, Norex America owns 47% of Pronor, which owns 21.46% of the Company Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

     ROY T. OLIVER, JR. has been the Chairman and Chief Executive Officer of USRE, a worldwide supplier of drilling equipment, since its organization in 1980.

     STEVEN A. WEBSTER has been the Chairman, Chief Executive Officer and Treasurer of Falcon Drilling Company, Inc., a marine oil and gas drilling contractor, since its organization in 1991. He serves as a director of Crown Resources Corporation (a mining company) and as trust manager of Camden Property Trust and is a managing member of SDA and a general partner of SCP.

     WILLIAM R. ZIEGLER has been a partner of the law firm of Parson & Brown since May 1994. Prior to that time he was a partner in the law firm of Whitman Breed Abbott & Morgan and a predecessor firm for over five years. Mr. Ziegler is a director of Falcon Drilling Company, Inc. and an affiliate of Somerset. See "Certain Relationships and Related Transactions."

     PETER M. HOLT has been the President, Chief Executive Officer and principal owner of the Holt Companies, comprised of two Caterpiller dealerships in central/south Texas and western Ohio and various other business interests.

     DOUGLAS Y. BECH has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas since October 1994. From May 1993 to July 1994, Mr. Bech was a partner in the law firm of Gardere & Wynne, L.L.P., Houston, Texas and from 1977 to May of 1993, he was a partner in the law firm of Andrews & Kurth, L.L.P., Houston, Texas. Mr Bech currently serves as a director of Pride Refining, Inc., the managing general partner of Pride Companies, L.P., an oil refining company, and Wainoco Oil Corporation, an oil and gas production and oil refining company.

     MICHAEL J. DELOUCHE has served on a contractual basis in the Controllership function of Norex America, Inc. and Norex Drilling, Ltd. since 1991. For two years prior to such time, Mr. Delouche was a Manager with KPMG Peat Marwick.

     WILLIAM C. WALKER has been an independent management consultant since 1985 and served as President of Loffland Brothers Company until his retirement in 1989. Mr. Walker currently also serves as a director of Aztec Manufacturing Company, a privately held oilfield equipment company.

     The Board of Directors met five times during the year ended December 31, 1995 and acted one time by written consent.

EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of the Company.

   NAME                  AGE           POSITION WITH COMPANY
   ----                  ---           ---------------------
Ivar Siem                50      Chairman of the Board, President and Chief
                                 Executive Officer
Terrell L. Sadler        46      Vice President - Domestic Drilling
Michael Parrish          52      Chief Operating Officer - International
                                 Operations
James R. Bigard          66      Sr. Vice President - Operations
William G. Poplin        61      Sr. Vice President, Sales and Marketing
Thomas L. Easley         50      Vice President and Chief Financial Officer
Bill R. Merchant         52      Treasurer and Secretary

     TERRELL L. SADLER joined the Company in 1989 as the Ark-La-Tx District Manager and became Vice President - Domestic Drilling in 1996.

     MICHAEL PARRISH joined the company in June 1995 as Chief Operating Officer of International Operations. From 1993 through 1995 he was Vice President - Incentive Drilling for Santa Fe International Corporation having responsibility for worldwide development of international land and marine incentive drilling operations. From 1968 through 1992 he was involved in international land and marine contract drilling management responsibilities as Executive Vice President of Sedco Forex.

     JAMES R. BIGARD joined the Company in 1990 as Vice President. Mr. Bigard has spent more than 45 years directly involved in the oil and gas drilling industry. Mr. Bigard is a director of Isabella Bank & Trust, the Michigan Oil and Gas Association and the International Association of Drilling Contractors.

     WILLIAM G. POPLIN joined the Company in November 1990 as Vice President and has been Vice President of Sales and Marketing since 1994. He has also served as President of DI International, Inc., a wholly-owned subsidiary of the Company, since 1992.

     THOMAS L. EASLEY joined the Company in May 1995 as Vice President and Chief Financial Officer. From 1992 through April 1995 he was Vice President and Chief Financial Officer of Huthnance International, Inc. From 1984 through 1991, he served as Vice President and Chief Financial Officer of Granada Foods Corporation and Granada Biosciences, Inc.

     BILL R. MERCHANT joined the Company in 1986 as Chief Accounting officer and has been Treasurer of the Company since 1990 and the Secretary of the Company since 1994.

COMPENSATION OF DIRECTORS

     Non-employee directors are entitled to a fee of $1,000 for each meeting attended and are reimbursed for travel and related expenses incurred in connection therewith.

     The Company's 1987 Director Plan currently reserves 250,000 shares of Company Common Stock for issuance upon the exercise of options. The 1987 Director Plan was adopted to further the growth, development and financial success of the Company by focusing the attention of the participants toward improving the Company's consolidated long-range performance by affording participants an opportunity to acquire a proprietary interest in the Company. The 1987 Director Plan is administered by the Stock Option Committee and eligibility is limited to persons who are elected and serve as directors of the Company and who are not officers or employees of the Company. All determinations of the Stock Option Committee are made by a quorum of Stock Option Committee members. Under the 1987 Director Plan, options to purchase 15,000 shares are awarded to each non-employee director upon initial election or appointment to the Board.

     The Company maintains directors' and officers' liability insurance and its Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Texas law.

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE. The following table reflects the aggregate cash compensation paid to the Chief Executive Officer of the Company and to each of the Company's executive officers whose compensation exceeded $100,000 for services rendered during the fiscal year ended December 31, 1995:

                                                  ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                         -------------------------------------   -------------------------------------
                                                                                        AWARDS               PAYOUTS
                                                                                 ----------------------    -----------

                                                                     OTHER       RESTRICTED                               ALL OTHER
NAME AND PRINCIPAL                                                   ANNUAL        STOCK       OPTIONS/       LTIP      COMPENSATION
  POSITION (1)               YEAR        SALARY ($)   BONUS ($)   COMPENSATION   AWARD(S)($)   SARS (#)    PAYOUTS ($)     ($)(3)
- ------------------           ----        ----------   ---------   ------------   -----------   --------    -----------  ------------
Max M. Dillard              1995          $212,180       $-0-         $-0-           $-0-        -0-          $-0-         $4,244
   President and Chief      1994 (4)      $155,500        -0-          -0-            -0-        -0-           -0-          3,111
   Executive Officer (2)    1994 (5)      $201,667        -0-          -0-            -0-        -0-           -0-          4,033
                            1993 (5)      $189,000        -0-          -0-            -0-        -0-           -0-          3,780

(1) No executive officer of the Company, other than the Chief Executive Officer, earned an aggregate salary and bonus of more than $100,000 during the period indicated.

(2) Mr. Dillard resigned as President and Chief Executive Officer on April 9, 1996.

(3) Consists of amounts contributed by the Company to match a portion of Mr. Dillard's contributions under the Company's 401(k) Savings Incentive Plan.

(4)   For the nine-month transition period ended December 31.

(5)   For the fiscal year ended March 31.

     EMPLOYMENT AGREEMENTS. The Company and Mr. Dillard were parties to an employment agreement. Mr. Dillard's employment as President and Chief Executive Officer of the Company terminated on April 9, 1996. The Company believes that, pursuant to such employment agreement, Mr. Dillard is entitled to severance in the form of a salary continuation payments equal to 24 months of his salary and benefits. Mr. Dillard contends that he is entitled to severance in the form of salary continuation payments equal to 48 months. The resolution of this dispute is uncertain.

     A management fee of $10,000 per month has been billed to and accrued by the Company for Mr. Siem's services to the Company starting July 1995, which fee will be paid as the Company's cash flow permits.

     OPTION/SAR GRANTS TABLE. There were no stock options or stock appreciation rights ("SAR") granted to the Chief Executive Officer during 1995.

     AGGREGATE OPTION/SAR EXERCISES IN 1995 AND YEAR-END OPTION/SAR VALUES. There were no options exercised during 1995 and, other than the Dillard Option, there were no unexercised options granted to the Chief Executive Officer outstanding at December 31, 1995. Pursuant to a Stock Option Agreement dated September 4, 1987, Mr. Dillard was granted an option under the 1982 Stock Option and Long-Term Incentive Plan for Key Employees to purchase up to 1,000,000 shares of the Company Common Stock. The Company believes that the Dillard Option terminated upon the termination of Mr. Dillard's employment on April 9, 1996. Mr. Dillard contends that the Dillard Option has not terminated and remains in effect. The resolution of this dispute regarding the validity of the Dillard Option is uncertain.

BOARD COMMITTEES

     The Board of Directors has appointed from among its members three standing committees of the Board, the Compensation Committee, the Stock Option Committee and the Audit Committee.

     The Audit Committee is composed of Messrs. Bech and Delouche. The principal functions of the Audit Committee include overseeing the performance and reviewing the scope of the audit function of the Company's independent auditors. The Audit Committee also is to review, among other things, audit plans and procedures, the Company's policies with respect to conflicts of interest and the prohibition of the use of corporate funds or assets for improper purposes, changes in accounting policies and the use of independent auditors for non-audit services.

     The Compensation Committee and the Stock Option Committee are described below. See "Election of Directors - Report of the Compensation Committee and Stock Option Committee on Executive Compensation."

     The Board of Directors has not formed a Nominating Committee and all nominations are made by the Board of Directors as a whole.

REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     At varying times during 1995, the Compensation Committee and the Stock Option Committee consisted of C. Wayne Nance, Hamilton Robinson, Jr., Michael J. Delouche and William C. Walker, all of whom were "disinterested" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee is responsible for reviewing the performance of management and making decisions regarding executive compensation, which decisions are reported to the full Board of Directors. Decisions regarding grants under the Company's 1982 Employee Plan (as defined hereinafter) are made solely by the Stock Option Committee in order to satisfy the Rule 16b-3 requirement of disinterested administration of such Plan. Such decisions are reported by the Stock Option Committee to the Compensation Committee and to the full Board of Directors. Messrs. Nance and Robinson resigned from the Board of Directors on August 14, 1995, and November 15, 1995, respectively. Mr. Delouche was elected to the Compensation Committee and the Stock Option Committee on November 15, 1995.

COMPENSATION OF EXECUTIVE OFFICERS

     The objective of the Compensation Committee and the Stock Option Committee is to provide executive compensation programs to attract employees and retain qualified individuals. To achieve this objective, the Compensation Committee and the Stock Option Committee endeavor to maintain an appropriate relationship between executive pay and the operational and financial results of the Company, while at the same time attracting and retaining key executives, particularly in a period of continuation of relatively depressed conditions in the oil and gas land drilling industry.

     The executive compensation administered by the Compensation Committee and the Stock Option Committee presently consists of annual base salary and stock option grants. Under this system, a significant portion of an executive's compensation is linked to the Company's performance. Although the Company does not have a formal annual incentive bonus program and did not award any bonuses to the executive officers during 1995, the Compensation Committee has the authority to approve bonuses or, subject to the approval of the full Board, to adopt a formal annual incentive bonus program should the Compensation Committee deem such actions to be warranted by the Company's performance.

     ANNUAL BASE SALARIES. Based on currently available public information, the Compensation Committee believes that the base salaries and the total annual cash compensation of the Company's executive officers are lower than the average for the executive officers of its "peer group" identified in the Stock Performance Graph which follows this report. The Compensation Committee, at its meeting in November 1995, limited executive officers' salary increases to a 3.0% cost-of-living adjustment effective November 1, 1995. In the opinion of the Compensation Committee, these salary adjustments were necessary for the Company to retain key personnel.

     STOCK OPTION GRANTS. Employee stock options represent an important component of the performance- based part of the Company's compensation system. By providing executives with a long-term incentive, stock options directly align their interests with those of the Company's shareholders. Such incentives can be particularly important to the retention and motivation of key personnel in periods when industry conditions and the Company's performance would not warrant significant merit increases in base salary or annual incentive bonuses. Stock options under the 1982 Employee Plan are granted at exercise prices equal to the fair market value of the Company's stock on the date of grant, become exercisable in 20% increments over a five-year period and have a ten-year term.

     During 1995, the Stock Option Committee granted to executive officers of the Company options to acquire an aggregate of 71,000 shares of the Company Common Stock. Such grants were awarded in amounts deemed by the Stock Option Committee to be commensurate with the respective positions of such executives and their ability to positively impact the Company's performance. The grants were viewed by the Stock Option Committee as important to the motivation and retention of the key personnel who received them.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee did not increase Mr. Dillard's $212,180 annual base salary in 1995.

     During 1989, Mr. Dillard was granted an option under the 1982 Employee Plan to acquire an aggregate of one million shares of the Company Common Stock. These options expired upon Mr. Dillard's resignation.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a corporation's deduction for remuneration, paid to its chief executive officer and its four other highest compensated officers in excess of $1 million per person. As neither the Company's Chief Executive Officer nor any of its other officers has received remuneration in excess of such limitation in 1995 or is anticipated to receive remuneration in excess of such limitation in 1996, the Compensation Committee has deferred making any recommendation to the Board as to what policy the Company should adopt with respect to remuneration of the executive officers of the Company in excess of such limitation, until such times as it appears that such limitation may be exceeded.

Compensation Committee:         William C. Walker
                                Michael J. Delouche

Stock Option Committee:         William C. Walker
                                Michael J. Delouche

STOCK PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company Common Stock to the American Stock Exchange Market Value Index and to a Company-determined Industry Peer Group index. The Industry Peer Group, unlike the Company, derives a large percentage of its revenue from foreign operations or oil and gas production, and is comprised of the following land drilling companies: Energy Service Company, Inc.; Nabors Industries, Inc.; Noble Drilling Corporation; Parker Drilling Company; Tucker Drilling Company; and Unit Corporation. The graph assumes that $100 was invested on December 31, 1990 in the Company Common Stock in each index and that all dividends were reinvested. The Company has not declared any dividends during the period covered by this graph.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG DI INDUSTRIES, INC., AMERICAN STOCK EXCHANGE
                   MARKET VALUE INDEX, AND COMPANY-DETERMINED
                               INDUSTRY PEER GROUP

                                                     Calendar Year
                                       -----------------------------------------
                            1990        1991        1992        1993       1994        1995
                           ------      ------      ------      ------     ------      ------
DI Industries, Inc.        100.00       54.55       63.64       68.18      54.55       54.55
Industry Peer Group        100.00       76.27       74.67      114.99      94.73      153.62
AMEX Broad Market          100.00      123.17      124.86      148.34     131.04      168.90

     There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to future share performance.

     The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Prospectus/Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(A) COMPLIANCE

     Pursuant to Section 16(a) of the Exchange Act and Commission Regulations, the Company's directors, executive officers, and shareholders who own more than ten percent of the Company Common Stock, are required to file reports of stock ownership and changes in ownership with the Commission and the AMEX and to furnish the Company with copies of all such reports they file.

     Based on its review of such reports from reporting persons, the Company believes that during 1995 all filing requirements applicable to its directors, executive officers and greater than 10 percent shareholders were complied with except as follows: Form 4 filings covering grants of stock options in November 1994 and November 1995 due December 10, 1994 and 1995, respectively, to Mr. Merchant were filed on February 3, 1995 and February 8, 1996, respectively, Form 4 filings covering grants of stock options in November 1994 and November 1995 due December 10, 1994 and 1995, respectively, to Mr. Poplin were filed on February 3, 1995 and February 9, 1996, respectively, and a Form 4 filing covering a grant of stock options to Mr. Easley in May, 1995 due June 10, 1995 was filed on June 12, 1995.

                        APPROVAL OF THE STOCK OPTION PLAN

     Effective June ___, 1996, the Board of Directors approved the Company's 1996 Employee Stock Option Plan, conditioned upon approval by the Shareholders. The Stock Option Plan authorizes the granting of (i) incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) other nonqualified stock options ("NQSOs"). The purpose of the Stock Option Plan is to secure for the Company and the Shareholders the benefits that flow from providing certain employees with the incentive to further the business of the Company inherent in ownership of the Company Common Stock.

     The Company also maintains the 1982 Stock Option and Long-Term Incentive Plan for Key Employees (the "1982 Employee Plan") and the 1987 Stock Option Plan for Non-Employee Directors (the "1987 Director Plan"). See "Description of the Capital Stock of the Company - Stock Option Plans."

     The following is a brief summary of the material provisions of the Stock Option Plan. This summary is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which is included herewith as Appendix C and made a part hereof.

SUMMARY OF THE STOCK OPTION PLAN

     The Stock Option Plan provides for the granting of options to purchase a total of not more than 7,000,000 shares of Company Common Stock, which shares have been reserved for issuance under the Stock Option Plan. Shares to be issued under the Stock Option Plan are to be issued by the Company from its authorized but unissued shares of Company Common Stock. All options to be granted under the Stock Option Plan are conditioned upon the approval of the Stock Option Plan by the Shareholders and no further options will be granted if such approval is not received. Any options granted prior to the Annual Meeting will be subject to possible rescission if such approval is not received.

     The Stock Option Plan is administered by a Stock Option Committee (the "Committee"), which is required to consist of two or more persons who are disinterested persons within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Committee has complete discretion in granting options under the Stock Option Plan. The Board of Directors may from time to time alter, amend, suspend or discontinue the Stock Option Plan and make rules for its administration. The Stock Option Plan will automatically terminate effective June ______, 2006.

     Options may be granted under the Stock Option Plan for terms up to but not exceeding 10 years from the date of grant. No ISO may be granted under the Stock Option Plan to an individual who is not an employee of the Company. Additionally, no ISO may be granted under the Stock Option Plan to an employee who, immediately before such option is granted, owns (or is deemed by the Code to own) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless such option is not exercisable after the expiration of five years from the date that the option is granted. The aggregate fair market value (determined at the time an option is granted) of the Company Common Stock with respect to which ISOs are exercisable for the first time by any employee in any calendar year (under all plans of the Company) may not exceed $100,000. The purchase price per share of Company Common Stock purchasable under options granted pursuant to the Stock Option Plan will be determined by the Committee but, in the case of ISOs, may not be less than 100% of the fair market value of a share of Company Common Stock at the time the ISOs are granted; provided, however, that such option price per share of Company Common Stock purchasable under an ISO granted to an employee who, immediately before such ISO is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company may not be less than 110% of the fair market value at the time the ISO is granted. Options granted under the Stock Option Plan may not be transferable or assignable in any form or fashion, other than by will or by the laws of decent and distribution, and each option may be exercised, during the lifetime of the employee receiving such option, only by that employee.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the current Federal income tax rules related to the grant and exercise of ISOs and NQSOs, based on the current provisions of the Code and the existing regulations thereunder.

     A grantee of an ISO does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of the ISO, however, the difference between the fair market value of the Company Common Stock received and the option price may be subject to the alternative minimum tax. Upon disposition of shares of Company Common Stock acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. If the grantee disposes of the shares of Company Common Stock within two years of the date of grant or within one year of the date of exercise, however, the grantee will recognize ordinary income equal to the lesser of (i) the amount realized at the disposition, or (ii) the difference between the fair market value of the shares of Company Common Stock received on the date of exercise and the exercise price. Any remaining gain or loss is treated as short-term or long-term capital gain or loss, depending on the period of time the shares are held. The Company is not entitled to a tax deduction upon either exercise of an ISO or disposition of shares of Company Common Stock acquired pursuant to such exercise, except to the extent that a grantee recognizes ordinary income in the disposition of such shares.

     A grantee of a NQSO will not recognize taxable income upon the grant of the option. Upon a grantee's exercise of a NQSO, (1) the grantee will recognize ordinary income in an amount equal to the difference between the exercise price of the shares purchased pursuant to the NQSO and their fair market value on the exercise date, and (2) the Company will be entitled to a tax deduction in an amount equal to such difference.

BOARD RECOMMENDATION

     The affirmative vote of a majority of the outstanding shares of the Company Common Stock represented at a meeting at which a quorum is present is required for approval of the Stock Option Plan. THE BOARD OF DIRECTORS HAS APPROVED THE STOCK OPTION PLAN AND BELIEVES IT IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS TO ADOPT SUCH PLAN. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE STOCK OPTION PLAN.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     As indicated below, the directors and certain principal shareholders beneficially own in the aggregate ______________ shares, or ____%, of the Company Common Stock outstanding.

     The following table reflects the beneficial ownership of the Company Common Stock as of June ____, 1996 with respect to (i) all persons known by the Company to be the beneficial owner of more than five percent of the Company Common Stock, (ii) directors and nominees for director of the Company and (iii) directors and officers of the Company as a group:

                                         AS OF JUNE ___, 1996                   PRO FORMA
                                      -------------------------       -----------------------------
NAME AND ADDRESS OF BENEFICIAL         NUMBER           PERCENT        NUMBER              PERCENT
OWNER, IDENTITY OF GROUP              OF SHARES         OF CLASS      OF SHARES            OF CLASS
- ------------------------              ---------         --------      ---------            --------
Norex America, Inc.                 10,430,105(1)        26.97%      10,430,105 (1)         8.84%
P.O. Box HM 429
Hamilton, HM,  BX, Bermuda

                                      -73-

                                         AS OF JUNE ___, 1996                   PRO FORMA
                                      -------------------------       -----------------------------
NAME AND ADDRESS OF BENEFICIAL         NUMBER           PERCENT        NUMBER              PERCENT
OWNER, IDENTITY OF GROUP              OF SHARES         OF CLASS      OF SHARES            OF CLASS
- ------------------------              ---------         --------      ---------            --------
Pronor Holdings Ltd.                 8,300,000(1)        21.46%       8,300,000 (1)         7.04%
% Morgan and Morgan Trust Corp.
Road Town, Pasca Estate
Tortola, British Virgin Islands

Somerset Capital Partners                --                *         39,637,378 (2)        33.61%
69 Delaware Avenue
Buffalo, New York 14202

Mike L. Mullen                           --                *         18,878,845 (3)        16.01%
8411 Preston Road, Suite 730-LB2
Dallas, Texas 75225

Directors (3)
  Douglas Y. Bech                        4,200(4)          *              4,200 (4)           *
  Ivar Siem                         10,433,105(4)(5)     26.98%      10,433,105 (4)(5)      8.85%
  William C. Walker                     10,000(4)          *             10,000 (4)           *

Director Nominees
  Roy T. Oliver, Jr.                                                 14,501,275 (6)        12.30%
  William R. Ziegler                     5,000             *         39,642,378 (7)        33.61%
  Steven A. Webster                                                  39,637,378 (8)        33.61%

Directors and Executive Officers
  as a group (11 persons)           10,593,605(9)        27.28%      64,723,058 (10)       54.81%

*  Indicates less than one percent.

(1) Norex America, through its wholly owned subsidiary, Norex, owns 10,430,105 shares of the Company. Norex America owns a beneficial interest of approximately 47% of Pronor, which owns 8,300,000 shares of the Company. Both Pronor and Norex disclaim control and beneficial ownership of each other. See Note (5) below regarding Mr. Ivar Siem's beneficial ownership of Norex America.

(2) Includes 9,512,971 shares owned directly by SCP, as well as 30,124,407 shares owned by SDA, which is controlled by SCP. The Series A Preferred Stock is currently convertible into 720,000 shares of Company Common Stock. Upon such conversion, SDA and SCP would have the right under the Somerset Shadow Warrants to immediately purchase up to 720,000 shares of Company Common Stock, resulting in SCP beneficially owning 40,357,378 shares of Company Common Stock. Messr. Ziegler and Webster are general partners of SCP which is the managing member of SDA. Therefore both Messr. Ziegler and Webster are deemed to beneficially own SCP's shares.

(3) Includes 15,243,256 shares beneficially owned by EER, and 3,635,589 shares beneficially owned by GCT, both of which are controlled by Mullen. The Series A Preferred Stock is currently convertible into 720,000 shares of Company Common Stock. Upon such conversion, EER and GCT would have the right under the Rig Shadow Warrants to purchase up to 342,928 shares of Company Common Stock, resulting in Mullen beneficially owning 19,221,773 shares of Company Common Stock.

(4) Includes the following shares that may be purchased upon the exercise of options granted under the Company's 1987 Stock Option Plan for Non-Employee Directors that are currently exercisable or that will become exercisable within 60 days: 3,000 for Mr. Bech; 3,000 for Mr. Siem; and 9,000 for Mr. Walker. The directors of the Company and director nominees who are not listed do not own a beneficial interest in any shares of Common Stock.

(5) Includes 3,000 shares pursuant to exercisable stock options referred to in Note (4) and 10,430,105 shares of Company Common Stock owned by Norex and beneficially owned by Norex America. Mr. Siem is one of five potential beneficiaries in a trust which controls Norex America.

(6) Includes 11,386,630 shares of Company Common Stock owned directly by Mr. Oliver, as well as 3,114,645 shares beneficially owned by USRE, which is wholly-owned and controlled by Mr. Oliver. The Series A Preferred Stock is currently convertible into 720,000 shares of Company Common Stock. Upon such conversion, Mr. Oliver and USRE would have the right under the Rig Shadow Warrants to purchase up to 263,411 shares of Company Common Stock, resulting in Mullen beneficially owning 14,764,686 shares of Company Common Stock.

(7) Includes 5,000 shares of Company Common Stock, as well as 39,637,378 shares beneficially owned by SCP, of which Mr. Ziegler is a general partner.

(8) Includes 39,637,378 shares beneficially owned by SCP, of which Mr. Webster is a general partner.

(9) Includes shares owned directly or beneficially by the current directors and executive officers, and includes 161,200 shares that may be purchased upon the exercise of options granted under the 1982 Employee Plan and the 1987 Director Plan that are currently exercisable or that will become exercisable within 60 days.

(10) Includes shares owned directly or beneficially by the director nominees and current executive officers, and includes 161,200 shares that may be purchased upon the exercise of options granted under the 1982 Employee Plan and the 1987 Director Plan that are currently exercisable or that will become exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At March 31, 1994, American Premier was the owner of 20,690,105 shares, or 53.5%, of the Company Common Stock. In June 1994, Norex completed the purchase of all shares of the Company's common stock owned by American Premier. Shortly thereafter and in accordance with regulatory filings made at the time of the purchase transaction, Norex reduced its ownership to 18,730,105 shares, or 48.4%, of the outstanding shares of the Company's common stock. In October 1995, Norex transferred 8,300,000 shares to Pronor. Norex America, the parent company of Norex, beneficially owns approximately 47% of Pronor.

     Prior to June 2, 1994, the Company was included in an insurance and bonding program that American Premier provided for its subsidiaries. Under the program, American Premier paid for all of the expenses associated with the program and invoiced its subsidiaries for their proportionate shares of the program costs. The amount reimbursable to American Premier at December 31,1995 relating to this program was $1,900,000.

     During 1995, Mr. Bech was a partner in a law firm that performed legal services for the Company.

     During the fourth quarter of 1995, Norex subscribed to, and paid $4,000,000 for 4,000 shares of the Series B Preferred Stock. This stock was to be a redeemable preferred with cumulative annual dividends of 15% per annum. The Subscription is required to be rescinded as a condition to the Mergers. The $4,000,000 payment made by Norex for the Subscription will be refunded out of the proceeds of a $4,000,000 term loan from Norex pursuant to the Term Loan Agreement. This term loan will bear interest at a rate of 12% and will have a one-year maturity.

     On June 10, 1996, Norex advanced $1,000,000 to the Company, as provided for in the Merger Agreements. The loan bears interest at a rate of 12% per annum, will mature on the earlier of October 31, 1996 or the Effective Time and is secured by a pledge of certain domestic receivables of the Company.

                   PROPOSAL TO AMEND ARTICLES OF INCORPORATION

BACKGROUND

     As of June _____, 1996, there were issued and outstanding __________ shares of Company Common Stock and 90,000 shares of Series A Convertible Redeemable Preferred Stock. In addition, _______ shares of the Company Common Stock were reserved for issuance and issuable (i) pursuant to certain of the Company employee benefit plans, or (ii) upon the exercise of outstanding employee or non-employee director stock options and warrants. Up to an aggregate of approximately 79,274,756 shares will be issuable in the Mergers and another 3,440,000 shares will be potentially issuable under the Shadow Warrants.

     The authorized capital stock of the Company currently consists of 75,000,000 shares of the Company Common Stock and 1,000,000 shares of preferred stock. Consequently, there are not a sufficient number of shares of Company Common Stock available to permit the Company to consummate the Mergers. To permit the Company to consummate the Mergers and to provide the Company the flexibility to issue the Company Common Stock in future transactions should the Board of Directors determine it is appropriate, the Somerset Merger Agreement provides that the Articles of Incorporation of the Company shall be amended to increase the number of authorized shares of the Company Common Stock to 300,000,000 shares (the "Share Authorization Amendment"). Accordingly, the consummation of the Somerset Merger will automatically effect the Share Authorization Amendment. Notwithstanding this, the Board of Directors is proposing that the Share Authorization Amendment be separately approved and adopted by the Shareholders at the Annual Meeting. If the Share Authorization Amendment is separately adopted by the Shareholders, the additional shares of the Company Common Stock would be available for future issuance at the discretion of the Board of Directors in the event the Somerset Merger is not consummated without further action by the Shareholders. Any such future issuance could, depending on the circumstances of any such issuance, result in dilution of existing shareholders' interests. Although there are no pending or proposed transactions, financings or other uses currently contemplated by the Board of Directors for the issuance of the additional shares of the Company Common Stock other than as described in this Prospectus/Proxy Statement with respect to the Mergers and the Stock Option Plan, preliminary discussions have occurred between the Company and various third parties regarding a merger of, or acquisition by, the Company.

     Additionally, the Board of Directors believes that, in order to reflect a change in strategy and the management restructuring, the name "DI Industries, Inc." should be changed to "________________." The Somerset Merger Agreement provides that the Articles of Incorporation of the Company shall be amended to change the name of the Company to "________________" (the "Name Change Amendment"). Accordingly, the consummation of the Somerset Merger will automatically effect the Name Change Authorization Amendment. Notwithstanding this, the Board of Directors is proposing that the Name Change Amendment be separately approved and adopted by the Shareholders at the Annual Meeting. If the Name Change Amendment is separately adopted by the Shareholders, the name of the Company could be changed by the Board of Directors in the event the Somerset Merger is not consummated without any further action by the Shareholders.

     Finally, the TBCA requires that the Articles of Incorporation of the Company may be altered, amended or repealed, or new Articles of Incorporation may be adopted, only upon the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon, and that the Shareholders may (i) adopt a plan of merger or consolidation, or (ii) authorize a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company only upon the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon (the matters described in (i) and (ii) are sometimes referred to hereinafter collectively as "Fundamental Corporate Events"). The TBCA provides that the vote required for approval of Fundamental Corporate Events may be reduced to not less than a majority of the outstanding shares entitled to vote if the Articles of Incorporation so provide. The Board of Directors believes that the two-thirds voting requirement will limit the ability of the Company to enter into certain potential transactions in the future and that a requirement of the affirmative vote of only a majority of the shares entitled to vote will provide greater flexibility for the Company. While the Board of Directors acknowledges that any such change in the voting requirement might adversely affect certain of the Shareholders by decreasing their ability to block Fundamental Corporate Events, the Board of Directors feels that the Company and its Shareholders in general would benefit from the flexibility that would result from such a change. The Company does not have any current plans with respect to any Fundamental Corporate Events other than as set forth in this Prospectus/Proxy Statement.

     Accordingly, the Somerset Merger Agreement provides that the Articles of Incorporation be amended to provide that any action requiring the consent of more than a majority of the issued and outstanding stock of the Company under the TBCA shall only require the consent of majority of the issued and outstanding stock of the Company (the "Voting Amendment"). Accordingly, the consummation of the Somerset Merger will automatically effect the Voting Amendment. Notwithstanding this, the Board of Directors is proposing that the Voting Amendment be separately approved and adopted by the Shareholders at the Annual Meeting. If the Voting Amendment is separately approved by the Shareholders, the Voting Amendment could be effected by the Board of Directors in the event the Somerset Merger is not consummated without any further action by the Shareholders.

PROPOSED CHARTER AMENDMENT

     The Board of Directors has declared it advisable and has adopted, and recommends that the Shareholders adopt:

     (1) the Name Change Amendment to revise Article One of the Company's Articles of Incorporation by deleting such Article in its entirety and substituting therefor the following:

               "The name of the corporation is ________________."

     (2) the Share Authorization Amendment to revise the first sentence of Article Four of the Company's Articles of Incorporation by deleting such sentence in its entirety and substituting therefor the following:

               "The corporation shall have the authority to issue an aggregate of 301,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock") and 300,000,000 shares of Common Stock, par value $0.10 per share ("Common Stock"); and

     (3) the Voting Amendment to add Article Thirteen to the Company's Articles of Incorporation stating the following:

                                  ARTICLE XIII

               "If, with respect to any action to be taken by the shareholders of the Corporation, any provisions of the Texas Business Corporation Act would, but for this Article XIII, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be voted thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action."

RECOMMENDATIONS AND REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of the holders of two-thirds of the shares of the Company Common Stock outstanding and entitled to vote at the Annual Meeting is required to adopt the Charter Amendment. THE BOARD OF DIRECTORS HAS APPROVED THE CHARTER AMENDMENT AND BELIEVES IT IS IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE CHARTER AMENDMENT. The approval and ultimate consummation of the Somerset

Merger will automatically effect the amendments contemplated in the Charter Amendment. The Company intends, however, to effect the amendments contemplated by the Charter Amendment, if adopted by the Shareholders, irrespective of whether the Somerset Merger is approved or consummated.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The authorized capital stock of the Company as of the date hereof consists of 75,000,000 shares of Company Common Stock, par value $.10 per share, and 1,000,000 shares of Preferred Stock, par value $1 per share. As of the date hereof, there are issued and outstanding 38,669,378 shares of Company Common Stock and 90,000 shares of Series A Convertible Redeemable Preferred Stock.

     In accordance with the requirements of the Merger Agreements, the Articles of Incorporation of the Company will be amended to provide that the authorized capital stock of the Company shall consist of 1,000,000 shares of preferred stock, par value $1 per share, and 300,000,000 of common stock, par value $.10 per share.

COMPANY COMMON STOCK

     There are currently issued and outstanding 38,669,378 shares of Company Common Stock. There are no shares of Company Common Stock held as treasury shares. In addition, an aggregate of 968,000 shares of Company Common Stock are reserved for issuance and are issuable pursuant to or upon the exercise of outstanding options and 5,333,333 shares would be issuable upon the exercise of certain warrants which would be issued in connection with the Series B Preferred Stock discussed below.

COMPANY PREFERRED STOCK

     There are 200,000 shares of Series A Convertible Redeemable Preferred Stock, par value $1 per share, authorized, of which 90,000 shares are currently issued and outstanding. The Series A Preferred Stock is subject to both mandatory and optional redemption provisions and is convertible into 720,000 shares of Company Common Stock. The Series A Preferred Stock confers no right to vote on any matter to be voted on by the Shareholders. The holders of Series A Preferred Stock are entitled to a preferential distribution upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company. The holders of Series A Preferred Stock are not entitled to preferential payments of cumulative or non-cumulative dividends.

RIGHTS TO PURCHASE PREFERRED STOCK

     The Company has received the Subscription and the $4,000,000 purchase price for the issuance of 4,000 shares of Series B Preferred Stock. However, the Company has not established the Series B Preferred Stock nor its relative rights and preferences, nor has any Series B Preferred Stock been issued. As a condition precedent to the Mergers, the Subscription for the Series B Preferred Stock will be canceled and the subscription amount of $4,000,000 will be repaid with the proceeds of a loan from Norex.

STOCK OPTION PLANS

     The Company's 1982 Employee Plan reserves 2,500,000 shares of the Company Common Stock for issuance upon the exercise of options. At March 31, 1996, options to purchase 534,900 shares of the Company Common Stock were available for grant under the 1982 Employee Plan. The Company's 1987 Director Plan reserves 250,000 shares of the Company Common Stock for issuance upon the exercise of options and provides for the automatic grant of options to purchase shares of the Company Common Stock to any non-employee who becomes a director of the Company. At March 31, 1996, options under the 1987 Director Plan to purchase 174,100 shares of the Company Common Stock were available for grant until June 30, 1997. The exercise price of stock options under both the 1982 Employee Plan and the 1987 Director Plan approximates the fair market value of the stock at the time the option is granted. Options become exercisable in 20% increments over a five-year period and expire on the tenth anniversary of the date of grant. If the Stock Option Plan is approved, an additional 7,000,000 shares of the Company Common Stock will be reserved for issuance thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

     Of the __________ shares of Company Common Stock currently outstanding as of June ______, 1996, approximately _______ shares are either "restricted securities" or held by "affiliates" of the Company as such terms are defined in Rule 144 adopted under the Securities Act. In addition, _______ shares of the authorized shares of Company Common Stock are reserved for issuance upon the exercise by employees and directors of outstanding options. No prediction can be made regarding the effect, if any, that eventual market sales of the above-mentioned shares will have on the market price for the common stock prevailing from time to time. There is a possibility that a substantial number of such shares may be resold in the public market and that such sales may adversely affect prevailing market prices of the Company Common Stock.

     The shares of Company Common Stock to be issued pursuant to the Merger Agreements are being registered under the Securities Act pursuant to the Registration Statement and may generally be resold freely without further registration. However, because some of the persons acquiring Company Common Stock in the Mergers may be deemed to be affiliates of parties to the Mergers, such persons will not be able to resell the Company Common Stock received by them in connection with the Merger unless such shares are (1) registered for resale under the Securities Act, (2) sold in compliance with an exemption from the registration requirements of the Securities Act or (3) sold in compliance with Rule 145 under the Securities Act (or, in the case of persons who become affiliates of the Company, which will include the Somerset Shareholders, certain of the LRAC/RTO Shareholders and certain affiliates thereof, Rule 144 under the Securities Act). See "The Mergers Restrictions on Resales by Affiliates/Registration Rights."

SHAREHOLDER VOTE REQUIRED TO APPROVE CERTAIN BUSINESS COMBINATIONS

     In accordance with the provisions of the TBCA, a plan of merger or exchange must be approved by the affirmative vote of the holders of at least two-thirds of the Company Common Stock. If the Charter Amendment is effected, the vote required to approve such actions will be reduced to a majority of the shares entitled to vote.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for Company Common Stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Third Floor, Brooklyn, New York 11219, (718) 921-8261.

                              INDEPENDENT AUDITORS

     It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions of Shareholders and to make a statement if they so desire.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Company Common Stock issued pursuant to the Mergers and certain federal income tax consequences of the Mergers to the Company and the Shareholders will be passed upon for the Company by Cokinos, Bosien & Young, Houston, Texas.

                                     EXPERTS

     The financial statements and the related financial statement schedule as of December 31, 1995 and 1994 and for the years ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994 included in this Prospectus/Proxy Statement have been audited by Deloitte & Touche LLP independent auditors, as stated in their reports, which are included herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                              SHAREHOLDER PROPOSALS

     Proposals intended to be presented by Shareholders at the Company 1997 Annual Meeting of Shareholders must be received by the Company, at the address set forth on the first page of this Prospectus/Proxy Statement, not later than ______, 1997, in order to be included in the Company's proxy material and form of proxy relating to such meeting. Shareholder proposals must also be otherwise eligible for inclusion.

                          INDEX TO FINANCIAL STATEMENTS

DI INDUSTRIES, INC.

      Independent Auditors' Report..............................................................................F-2

      Consolidated Balance Sheets as of December 31, 1994
           and 1995 (audited) and March 31, 1996 (unaudited)....................................................F-3

      Consolidated Statements of Operations for the Three Months Ended March 31,
           1996 and 1995 (unaudited), Year Ended December 31, 1995, the Nine
           Months Ended December 31, 1994 and the Year Ended March 31,
           1994.................................................................................................F-4

      Consolidated Statements of Cash Flows for the Three Months Ended March 31,
           1996 and 1995 (unaudited), Year Ended December 31, 1995, the Nine
           Months Ended December 31, 1994 and the Year Ended March 31,
           1994.................................................................................................F-5

      Consolidated Statements of Shareholders' Equity for the
           Three Months Ended March 31, 1996 (unaudited),
           For the Year Ended December 31, 1995, the
           Nine Months Ended December 31, 1994 and the
           Year Ended March 31, 1994............................................................................F-6

      Notes to the Consolidated Financial Statements............................................................F-7

      Financial Statement Schedule:
           Schedule VIII - Valuation and Qualifying Accounts...................................................F-20

                                       F-1

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of DI Industries, Inc.:

      We have audited the accompanying consolidated balance sheets of DI
Industries, Inc. and its subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and shareholders' equity for the year ended December 31, 1995, the nine months ended
December 31, 1994 and the year ended March 31, 1994. Our audits also included the financial statement schedule listed in the Index. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995, the nine months ended December 31, 1994 and for the year ended March 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

Houston, Texas
March 28, 1996
June 10, 1996 as to Note 13

                                       F-2

                               DI INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                                                              December 31,
                                                              March 31,   --------------------
                                                                1996        1995        1994
                                                              --------    --------    --------
                   ASSETS                                   (unaudited)
Current assets:
    Cash and cash equivalents .............................   $    996    $  1,859    $  1,628
    Restricted cash - insurance deposits ..................      1,862       1,612        --
    Accounts receivable, net of allowance
       of $1,935, $1,951 and $2,066 at
       March 31, 1996 and December 31, 1995
       and 1994, respectively .............................     17,789      19,423      16,864
    Rig inventory and supplies ............................      2,902       2,498       3,650
    Assets held for sale ..................................      2,398       2,398       2,516
    Prepaids and other current assets .....................      2,815       3,806       4,080
    Discontinued operations ...............................       --          --         3,238
                                                              --------    --------    --------
       Total current assets ...............................     28,762      31,596      31,976
                                                              --------    --------    --------
Property and equipment:
    Land, buildings and improvements ......................      3,523       3,523       4,044
    Drilling and well service equipment ...................     39,910      39,039      36,179
    Furniture and fixtures ................................      1,094       1,136       1,017
    Less: accumulated depreciation and amortization .......    (18,797)    (17,788)    (10,454)
                                                              --------    --------    --------
       Net property and equipment .........................     25,730      25,910      30,786
                                                              --------    --------    --------
Other noncurrent assets ...................................        277         277          98
                                                              --------    --------    --------
                                                              $ 54,769    $ 57,783    $ 62,860
                                                              ========    ========    ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Current maturities of long-term debt ..................   $  1,644    $  1,315    $  5,585
    Accounts payable - trade ..............................     10,246      12,529       7,240
    Accrued workers' compensation .........................      2,672       3,357       2,963
    Payroll and related employee costs ....................      4,029       3,172       1,081
    Customer advances .....................................         60         116       1,349
    Other accrued liabilities .............................      3,862       3,604       1,296
                                                              --------    --------    --------
       Total current liabilities ..........................     22,513      24,093      19,514
                                                              --------    --------    --------
Long-term liabilities:
    Long-term debt net of current maturities ..............     10,379      11,146      10,224
    Other long-term liabilities and minority interest .....      2,774       1,950       2,081
    Series A Preferred stock - mandatory redeemable .......        900         900       1,900
                                                              --------    --------    --------
       Total long-term liabilities ........................     14,053      13,996      14,205
                                                              --------    --------    --------
Commitments and contingent liabilities

Shareholders' equity:
    Series B Preferred stock, $1 par value; 10 shares
       authorized, 4 shares subscribed ....................      4,150       4,000        --
    Common stock, $.10 par value; 75,000 shares authorized;
       38,669 issued and outstanding at 1996, 1995 and 1994      3,867       3,867       3,867
    Additional paid-in capital ............................     46,458      46,458      46,458
    Deficit ...............................................    (36,272)    (34,631)    (21,184)
                                                              --------    --------    --------
       Total shareholders' equity .........................     18,203      19,694      29,141
                                                              --------    --------    --------
                                                              $ 54,769    $ 57,783    $ 62,860
                                                              ========    ========    ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               DI INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                                             Nine
                                                     Three Months Ended    Year Ended     Months Ended    Year Ended
                                                          March 31,        December 31     December 31,    March 31,
                                                      1996        1995        1995            1994           1994
                                                    --------    --------    ---------       --------       --------
                                                        (unaudited)
Revenues:
    Contract drilling ...........................   $ 20,102    $ 22,344    $  94,709       $ 50,987       $ 67,855

Costs and expenses:
   Drilling operations ..........................     18,936      22,524       93,825         48,988         62,574
   Depreciation and amortization ................      1,097       1,113        4,832          2,377          3,523
   Provision for SFAS #121 asset impairment .....       --          --          5,290           --             --
   General and administrative ...................        720         653        3,555          2,074          2,910
   Employment severance .........................        602        --           --             --             --
                                                    --------    --------    ---------       --------       --------
          Total costs and expenses ..............     21,355      24,290      107,502         53,439         69,007
                                                    --------    --------    ---------       --------       --------
Operating loss ..................................     (1,253)     (1,946)     (12,793)        (2,452)        (1,152)
                                                    --------    --------    ---------       --------       --------
Other income (expense):
    Interest income .............................         11          30          292            353            120
    Gain on sale of assets ......................         15          43          466            277            126
    Interest expense ............................       (262)       (346)      (1,472)          (332)          (257)
    Minority interest ...........................         (2)       --            (56)            17           (189)
    Gain from foreign currency, net .............       --          --            888           --             --
    Other, net ..................................       --          --           --             (123)           (32)
                                                    --------    --------    ---------       --------       --------
       Other income (expense), net ..............       (238)       (273)         118            192           (232)
                                                    --------    --------    ---------       --------       --------
Loss from continuing operations .................     (1,491)     (2,219)     (12,675)        (2,260)        (1,384)

Discontinued operations:
   Income (loss) from oil and gas operations ....       --           (11)          (4)            51         (1,274)
   Loss from sale of oil and gas properties .....       --          --           (768)          --             --
                                                    --------    --------    ---------       --------       --------
       Income (loss) from discontinued operations       --           (11)        (772)            51         (1,274)
                                                    --------    --------    ---------       --------       --------
Loss before income taxes ........................     (1,491)     (2,230)     (13,447)        (2,209)        (2,658)

Income taxes ....................................       --          --           --             --             --
                                                    --------    --------    ---------       --------       --------
Net loss ........................................     (1,491)     (2,230)     (13,447)        (2,209)        (2,658)

Preferred Stock subscription dividend requirement       (150)       --           --             --             --
                                                    --------    --------    ---------       --------       --------
Net loss applicable to common stock .............   $ (1,641)   $ (2,230)   $ (13,447)      $ (2,209)      $ (2,658)
                                                    ========    ========    =========       ========       ========
Loss per common share:
    From continuing operations ..................   $   (.04)   $   (.06)   $    (.33)      $   (.06)      $   (.04)
    From discontinued operations ................       --          --           (.02)          --             (.03)
                                                    --------    --------    ---------       --------       --------
Net loss per share ..............................   $   (.04)   $   (.06)   $    (.35)      $   (.06)      $   (.07)
                                                    ========    ========    =========       ========       ========
Weighted average common shares outstanding ......     38,669      38,669       38,669         38,641         38,416
                                                    ========    ========    =========       ========       ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               DI INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                       Year       Nine Months     Year
                                                            Three Months Ended        Ended         Ended         Ended
                                                                 March 31,          December 31,  December 31,   March 31,
                                                             1996         1995         1995          1994          1994
                                                           -------      -------      --------      --------      -------
                                                                (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss .........................................     $(1,491)     $(2,230)     $(13,447)     $ (2,209)     $(2,658)
    Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
       Depreciation and amortization .................       1,097        1,113         4,832         2,377        3,523
    Provision for SFAS #121 asset impairment .........        --           --           5,290          --           --
    Gain on sale of assets ...........................         (15)         (16)         (466)         (277)        (126)
    Discontinued operations -
         Loss from sale of oil and gas properties ....        --           --             768          --           --
       Provision for doubtful accounts ...............        --             45           291           122          287
    Net effect of changes in assets and liabilities
       related to operating accounts .................         886        3,266         4,802        (3,056)         365
    Discontinued operations ..........................        --            180           419         1,134          448
                                                           -------      -------      --------      --------      -------
       Cash provided by (used in) operating activities         477        2,358         2,489        (1,909)       1,839
                                                           -------      -------      --------      --------      -------


CASH FLOWS FROM INVESTING ACTIVITIES:
    Property and equipment additions .................        (921)      (1,207)       (5,657)       (9,250)      (2,849)
    Proceeds from sale of equipment ..................          19           28           737           323          453
    Proceeds from sale of discontinued operations ....        --           --           4,200          --           --
                                                                        -------      --------      --------      -------
       Cash used in investing activities .............        (902)      (1,179)         (720)       (8,927)      (2,396)
                                                           -------      -------      --------      --------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Debt borrowings ..................................         167         --           2,066        18,703         --
    Debt repayments ..................................        (605)      (2,348)       (5,490)       (8,576)      (2,022)
    Debt (repayments) borrowing - discontinued
       operations ....................................        --           --          (2,114)         (321)       2,880
    Sale of preferred stock subscriptions ............        --           --           4,000          --           --
                                                           -------      -------      --------      --------      -------
       Cash provided by (used in) financing activities        (438)      (2,348)       (1,538)        9,806          858
                                                           -------      -------      --------      --------      -------


Net increase (decrease) in cash and cash equivalents .        (863)      (1,169)          231        (1,030)         301
Cash and cash equivalents, beginning of period .......       1,859        2,141         1,628         2,658        2,357
                                                           -------      -------      --------      --------      -------
Cash and cash equivalents, end of period .............     $   996      $   972      $  1,859      $  1,628      $ 2,658
                                                           =======      =======      ========      ========      =======

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               DI INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (In thousands)

                                                                Series B
                                                     Common    Preferred
                                                      Stock      Stock     Additional
                                                    $.10 par     $1 par     Paid-in
                                                      Value      Value      Capital      Deficit       Total
                                                      ------     ------     -------     --------      --------
Balance, March 31, 1993 .........................     $3,842     $ --       $46,283     $(16,317)     $ 33,808

    Net loss ....................................       --         --          --         (2,658)       (2,658)
                                                      ------     ------     -------     --------      --------
Balance, March 31, 1994 .........................      3,842       --        46,283      (18,975)       31,150

    Issuance of Common Stock ....................         25       --           175         --             200

    Net Loss ....................................       --         --          --         (2,209)       (2,209)
                                                      ------     ------     -------     --------      --------
Balance, December 31, 1994 ......................      3,867       --        46,458      (21,184)       29,141

    Net Loss ....................................       --         --          --        (13,447)      (13,447)

    Series B Preferred Stock Subscribed .........       --        4,000        --           --           4,000
                                                      ------     ------     -------     --------      --------
Balance, December 31, 1995 ......................     $3,867     $4,000     $46,458     $(34,631)     $ 19,694

    Net Loss ....................................       --         --          --         (1,491)       (1,491)

    Series B Preferred Stock Dividend Requirement       --          150        --           (150)         --
                                                      ------     ------     -------     --------      --------
Balance, March 31, 1996 (unaudited) .............     $3,867     $4,150     $46,458     $(36,272)     $ 18,203
                                                      ======     ======     =======     ========      ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION. The consolidated financial statements include the accounts of DI Industries, Inc. and its majority-owned subsidiaries ("the Company"). All significant intercompany accounts and transactions are eliminated in consolidation. Accumulated earnings of the minority interest owner is shown as separate items in the consolidated financial statements. At March 31, 1994, American Premier Underwriters, Inc., ("American Premier"), formerly The Penn Central Corporation ("Penn Central"), owned 20,690,105 shares (approximately 54%) of the unregistered common stock of DI Industries, Inc. In June 1994, Norex Drilling Ltd. ("Norex Drilling"), a wholly-owned subsidiary of Norex America, Inc. ("Norex America"), completed the purchase of all shares of the Company's common stock owned by American Premier. Shortly thereafter and in accordance with regulatory filings made at the time of the purchase transaction, Norex Drilling reduced its ownership to 18,730,105 shares, or less than 50%, of the outstanding shares of the Company's common stock. In October 1995, Norex Drilling transferred 8,300,000 shares to Pronor Holdings Ltd. ("Pronor"). Norex America beneficially owns approximately 47% of Pronor.

     Effective December 31, 1994, the Company changed its fiscal year end from March 31 to December 31 to enhance the comparability of the Company's results of operations with other drilling companies. Accordingly, the accompanying financial statements include the results of the Company's operations for the nine months ended December 31, 1994 and the year ended March 31, 1994. See note 4 for results of the comparable nine months.

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring items) necessary to present fairly the financial position and stockholders' equity of the Company as of March 31, 1996 and the results of operations and cash flows for the three-month period ended March 31, 1996 and 1995. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

     INVENTORY. Inventory consists primarily of drilling and support equipment and is stated at the lower of specifically identified cost or market.

     ASSETS HELD FOR SALE. Assets held for sale are primarily comprised of drilling rigs and equipment and is stated at the Company's net book value. Management believes the carrying value is less than net realizable value on the basis of purchase offers received in 1995 and 1996 to date.

     PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is provided principally using the straight-line method over the expected useful lives of the assets as follows: drilling rigs, 8 to 13 years with assigned salvage values; other drilling and workover equipment, 2 to 13 years; buildings and improvements, 10 to 30 years; and furniture and fixtures, 5 to 12 years.

     The Company's producing oil and gas properties were sold on August 9, 1995. Such properties were recorded using the full-cost method of accounting. Under this method, all costs incurred in connection with the exploration for and development of oil and gas were capitalized. Depreciation, depletion and amortization of oil and gas properties was computed on the basis of physical units, with oil and gas converted to a common unit of measure based on the approximate relative energy content. Unamortized costs were compared to the present value of estimated future net revenues and any excess was charged to expense during the period in which the excess occurred.

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for years beginning after December 15, 1995. As the FASB encourages earlier application, the Company adopted the provisions of SFAS No. 121 during the fourth quarter of 1995. This new accounting standard requires certain assets to be reviewed for impairment whenever events or circumstances indicate the carrying amount may not be recoverable. The Company provided a non-cash impairment provision of $5,290,000 in the fourth quarter of 1995 for certain drilling rigs and equipment due to market indications that the carrying

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amounts were not fully recoverable. Net realizable value was determined based upon appraisal, comparable sale data and management estimates.

     REVENUE RECOGNITION. Revenue from turnkey drilling contracts is recognized using the percentage-of-completion method based upon costs incurred to date and estimated total contract costs. Revenue from daywork, footage and hourly drilling contracts is recognized based upon the provisions of the contract. Provision is made currently for anticipated losses, if any, on uncompleted contracts.

     FOREIGN CURRENCY TRANSLATION. The functional currency of the Company's foreign operations is the U.S. Dollar. Revenues and expenses of these foreign operations are remeasured into U.S. dollars on the respective transaction dates and foreign currency transaction gains or losses are included in the Consolidated Statements of Operations. Unrealized translation gains or losses, if material, are recorded as a component in Shareholders' Equity.

     LOSS PER SHARE. Loss per share of common stock is based upon the weighted average number of shares of common stock outstanding. The Company's outstanding stock options and warrants are considered common stock equivalents but are not included in the computation since their inclusion would be either insignificant or antidilutive during the periods presented in the accompanying financial statements.

     INCOME TAXES. The Company accounts for income taxes based upon Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and available tax credit carryforwards.

     CASH FLOW INFORMATION. Cash flow statements are prepared using the indirect method. The Company considers all unrestricted highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     RESTRICTED CASH. Restricted cash consists of an investment in an interest bearing certificate of deposit totaling $1.1 million at December 31, 1995 and March 31, 1996 as collateral for a letter of credit securing insurance deposits with the remainder on deposit with a third party administrator committed for future settlement of workers' compensation claims. The carrying value of the investment approximates the current market value.

     RECLASSIFICATION AND OTHER. Certain prior year amounts were reclassified to conform to current year presentation. Dollar amounts shown in the tabulations in the notes to consolidated financial statements are stated in thousands, unless otherwise indicated.

(2)  EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution employee benefit plan covering substantially all of its employees. The Company matches individual employee contributions up to 2% of the employee's compensation. Employer matching contributions under the plan totaled $24,000 and $21,000 for the three months ending March 31, 1996 and 1995 respectively; $144,000 for the year ended December 31, 1995; $55,000 for the nine months ended December 31, 1994 and $132,000 for the year ended March 31, 1994.

(3)  PROPERTY TRANSACTIONS

     As part of the Company's continued expansion into the international markets, effective September 1, 1994, the Company purchased the Venezuelan drilling operations of An-Son Drilling Company of Colombia S.A. ("An-Son"). This acquisition included two oil and gas drilling rigs, two workover rigs, certain other oilfield equipment, operating contracts for each of the rigs and a labor contract to operate one drilling rig. The purchase price for this transaction

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

was $4,100,000 consisting of $300,000 in cash, an acquisition note payable of $1,900,000, of which $1,700,000 was paid during 1995, and the remainder by issuance during 1995 of the Company's Series A redeemable preferred stock (the "Series A Preferred") valued at $1,900,000.

     Pursuant to the acquisition agreement, the Company conducted a post-closing audit of the acquired companies in 1995 and asserted claims for purchase price credit from An-Son in the amount of $1,398,000. This claim was settled in March, 1996 with the Company receiving credits of $1,213,000. At December 31, 1995, $200,000 of the acquisition note remained unpaid which was offset against the settlement with the remaining credit of $1,013,000 recorded as reductions in the accompanying financial statements as follows: Notes Receivable ($591,000); Accounts Receivable-Allowance for Doubtful Accounts ($408,000); Drilling Rigs and Equipment ($103,000); Accrued Liabilities ($111,000); Note Payable and accrued interest ($213,000); and, Series A Preferred issued to An-Son of 100,000 shares or ($1,000,000).

     In September 1994, the Company purchased three drilling rigs from McRae Energy Corporation for a total purchase price of $1,500,000. The Company paid a cash down payment of $200,000 with the remaining $1,300,000 to be paid from cash flow as defined in the purchase agreement. The three rigs were refurbished in 1994 by the Company. Two of the drilling rigs were added to the Company's drilling fleet in Argentina and one drilling rig was added to the Company's drilling fleet in Venezuela.

(4)  COMPARATIVE OPERATING RESULTS

     The following financial information for the year ended December 31, 1995 and 1994, and for the nine months ended December 31, 1994 and 1993 is presented for comparative purposes. The financial information for the twelve months ended December 31, 1994 and the nine months ended December 31, 1993 is unaudited (in thousands, except per share amounts):

                                                  Twelve
                                   Year Ended   Months Ended      Nine Months Ended
                                  December 31,   December 31,        December 31,
                                     1995           1994          1994          1993
                                   ---------      --------      --------      --------
                                                (Unaudited)                 (Unaudited)
Revenue ......................     $  94,709      $ 65,393      $ 50,987      $ 53,449
Total costs and expenses .....      (107,502)      (69,183)      (53,439)      (53,263)
                                   ---------      --------      --------      --------
Operating income (loss) ......       (12,793)       (3,790)       (2,452)          186
Other income (expense) .......           118           233           192          (273)
Discontinued operations ......          (772)           55            51        (1,278)
                                   ---------      --------      --------      --------
Net loss .....................     $ (13,447)     $ (3,502)     $ (2,209)     $ (1,365)
                                   =========      ========      ========      ========
Loss per share of common stock     $    (.35)     $   (.09)     $   (.06)     $   (.04)
                                   =========      ========      ========      ========
Weighted average common
  shares outstanding .........        38,669        38,641        38,641        38,416
                                   =========      ========      ========      ========

                                       F-9

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)  INCOME TAXES

     The provision for income taxes shown in the consolidated statements of operations differs from the amount that would be computed if the loss before income taxes were multiplied by the federal income tax rate (statutory rate) applicable in each year. The reasons for this difference are as follows:

                                                                              Year       Nine Months     Year
                                                   Three Months Ended         Ended         Ended        Ended
                                                       March 31,           December 31,   December 31,  March 31,
                                                   1996         1995           1995          1994         1994
                                                   -----        -----        -------        -----        -----
                                                      (unaudited)
Tax at statutory rate ......................       $(507)       $(758)       $(4,572)       $(751)       $(904)
Increase (decrease) in taxes resulting from:
    Provision for asset impairment .........        --           --            1,799         --           --
    Discontinued operations - sale of oil
     and gas assets ........................        --           --            1,559         --           --
    Unrecognized net operating loss
     carryforward ..........................         507          758          1,214          751          904
                                                   -----        -----        -------        -----        -----
Provision for income taxes .................       $--          $--          $  --          $--          $--
                                                   =====        =====        =======        =====        =====

     For the three months ended March 31, 1996, the company had a pretax net loss of $982,000 and $509,000 for domestic and foreign operations, respectively. For the year ended December 31, 1995, the Company had a pretax net loss of $4,629,000 and $8,818,000 for its domestic and foreign operations, respectively. For the nine months ended December 31, 1994, the Company had a pretax net loss of $1,853,000 and $356,000 for its domestic and foreign operations, respectively. For the year ended March 31, 1994, the Company had pretax net losses of $3,213,000 and pretax net income of $555,000 for its domestic and foreign operations respective.

     The operations of the Company generated net operating loss ("NOL") and investment tax credit ("ITC") carryforwards which expire at various times through 2010 and 2000, respectively. Under provisions of the federal income tax code, such carryforwards generally can be utilized only to reduce future taxable income or income taxes payable, if any, of the individual subsidiary that produced the NOL or ITC carryforward. In addition, NOL and ITC carryforwards are subject to annual limitations on the amount that the Company can utilize because of the change in the ownership of the Company in 1989 and a change in the ownership of the Company's principal stockholder in 1991 and the change in the Company's principal stockholder on June 2, 1994. The amounts of these limitations are presently undeterminable. The Company estimates that at December 31, 1995 its tax NOL and ITC carryforwards, before consideration of the limitations aggregated approximately $64 million and $2.4 million, respectively. At March 31, 1996, the Company estimates that its tax NOL or ITC carryforwards, before limitation aggregated approximately $65 million and $2.4 million, respectively. However, the ultimate utilization of the NOL and ITC carryforwards, if any, will be substantially limited as a result of the change in the ownership of the Company and a change in the ownership of the Company's principal stockholder. Tax NOL carryforwards generated since the last change of the Company's ownership totals approximately $7.7 million and is not subject to the annual limitations discussed above.

     The Company accounts for income taxes based upon Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Based on an analysis of the Company's gross deferred tax asset (taking into consideration applicable statutory carryforward periods and other limitations), the Company has determined that the recognition criteria set forth in SFAS No. 109, have not been met and, accordingly, the gross deferred tax asset is reduced fully by a valuation allowance.

                                      F-10

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes reflect the gross tax effect of (a) temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes, and (b) operating loss and tax credit carryforwards.

     The tax effects of the significant items comprising the Company's net deferred tax asset as of the dates shown are as follows:


                                               March 31,       December 31,
                                                 1996        1995        1994
                                               --------    --------    --------
                                             (unaudited)
Deferred tax asset:
    Reserves not currently deductible ......   $  1,812    $  1,804    $  1,902
    Operating loss carryforwards ...........     10,949      10,438       9,134
    Tax credit carryforwards ...............      2,400       2,400       2,400
                                               --------    --------    --------
                                                 15,161      14,642      13,436
Deferred tax liability:
    Differences between book and tax
      basis of property ....................     (5,375)     (5,303)     (5,984)
                                               --------    --------    --------
                                                  9,786       9,339       7,452
Valuation allowance ........................     (9,786)     (9,339)     (7,452)
                                               --------    --------    --------
Net deferred tax asset .....................   $   --      $   --      $   --
                                               ========    ========    ========

     The analysis of the likelihood of realizing the gross deferred tax asset will be reviewed and updated periodically. Any required adjustments to the valuation allowance will be made in the period in which the developments on which they are based become known.

                                      F-11

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)  DEBT

     Debt consists of the following:

                                                                             March 31,    December 31,
                                                                               1996      1995      1994
                                                                              -------   -------   -------
                                                                           (unaudited)
$10,000 term loan agreement between the Company and NordlandsBanken AS, secured by most of the Company's US domestic oil and gas drilling equipment; bearing interest at prime plus 21/8% (fixed at 8% through
    June 12, 1996), with 36 equal monthly principal installments beginning June 12, 1995 (Amended October 1, 1995, bearing interest at LIBOR plus 21/8% with 36 equal monthly installments beginning
    January 1997).  The Company has the option to pay interest quarterly
    and/or semi-annually ..................................................   $ 9,444   $ 9,444   $10,000


Acquisition payable - An-Son Drilling .....................................      --        --       1,900

Non-interest bearing note to McRae Energy Corporation, payable from
    available cash flow, as defined .......................................     1,300     1,300     1,300

$2,500 revolving line of credit, which converted to a term loan in
    1995, with a bank, secured by the Company's accounts receivable, bearing interest at the bank's prime rate plus 1% (9.75% at
    December 31, 1995 and 1994, respectively) .............................       288       575       975

Capital leases, secured by transportation and other equipment,
    bearing interest at 10% to 14% ........................................       866       733       807

Insurance premium financed over 12 months with certain insurance agencies
    due in equal monthly installments .....................................        46       270       680

Promissory note payable secured by trust deed to certain land and building, bearing interest at 4%, due in equal monthly installments through
    July 15, 1997 .........................................................        30        47        55

Promissory note payable secured by trust deed to certain land and building, bearing interest at 9.75%, due in equal monthly installments through
    September 1, 1997 .....................................................        49        92        92
                                                                              -------   -------   -------
                                                                               12,023    12,461    15,809

Less current maturities ...................................................     1,644     1,315     5,585
                                                                              -------   -------   -------
Long-term debt ............................................................   $10,379   $11,146   $10,224
                                                                              =======   =======   =======

DISCONTINUED OPERATIONS:
$3,000 term note with a bank, secured by all the Company's oil and gas producing properties, bearing interest at the bank's prime rate plus 1.25% (10% at December 31, 1994) payable in monthly installments equal to 75% of the net proceeds from production subject to minimum semi-annual payments through March 10, 1997. This loan was fully
    paid during 1995 ......................................................   $  --     $  --     $ 2,114
                                                                              =======   =======   =======

     The loan agreement with NordlandsBanken AS, contains both affirmative and negative covenants. The Company must maintain minimum working capital and adjusted net worth levels and is restricted, among other things, from incurring additional debt, paying dividends, and selling or acquiring assets except within permitted limitations.

                                      F-12

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The revolving $2,500,000 bank line of credit was converted to a term loan in 1995 with the balance of $575,000 at December 31, 1995 being paid in monthly installments through June 1996. The weighted average outstanding balance for the three months ended March 31, 1996, the year ended December 31, 1995 and the nine months ended December 31, 1994 was $383,000, $867,000 and $508,000, respectively and bearing weighted average interest of 9.75%, 10% and 8.85%, respectively.

     The production loan, which was fully paid in 1995, had a weighted average balance of $1,233,000 and $2,600,000 during the year ended December 31, 1995 and the nine months ended December 31, 1994, respectively, bearing weighted average interest of 8.62% and 8.85%, respectively.

     During 1995, the Company issued 190,000 shares, out of 200,000 authorized, of Series A Preferred valued at $1,900,000. The Series A Preferred is redeemable in cash at a redemption price payable from available cumulative Venezuelan positive net cash flows, as defined, commencing the first fiscal quarter following the original issuance date. The Company may redeem, at any time, the Series A Preferred upon consent of the holders or upon written notice commencing five years from the original issuance date. At the election of the Company dividends may be declared and payable in common stock equivalent to the value of the dividends. Each Series A Preferred holder of record has no voting right on any matters voted on by stockholders of the Company. As referred to in Note 3, during March 1996, 100,000 shares of Series A Preferred, totaling $1,000,000, were returned to the Company in settlement of asserted claims against An-Son. At December 31, 1995, the balance of the Series A Preferred has been adjusted to reflect this settlement.

     Annual maturities of the debt outstanding at March 31, 1996 are as follows (in thousands): 1996 - $792,000; 1997 - $3,428,000; 1998 - $4,654,000; 1999 -
$3,149,000; and 2000 - $0.

(7)  CAPITAL STOCK AND STOCK OPTION PLANS

     On April 28, 1994, the Company retired a $400,000 promissory note by issuing 251,429 shares of the Company's common stock and $200,000 of cash.

     During the fourth quarter of 1995, Norex Drilling subscribed to and paid $4,000,000 for a new Company issue of Series B Preferred Stock (the "Series B Preferred"), to be issued subsequent to December 31, 1995. This stock is in the form of 4,000 shares (10,000 authorized) of Series B 15% Senior Cumulative Redeemable Preferred, par value $1. This stock has annual dividends of 15% per annum, payable through issuance of additional preferred shares for the first three years. After December 31, 1998, dividends are payable in cash, as declared by the Company's Board of Directors. The Series B Preferred: (1) have liquidation preferences senior to the Company's common shares and Series A Preferred; (2) may be redeemed only in total after January 1, 1997, at the option of the Company and (3) have a warrants feature permitting the holder to convert $4,000,000 of Preferred Stock into common shares of the Company at $.75 per share, exercisable 20% as of January 1, 1996, increasing by 1.667% per month thereafter through January 1, 1997 and 2.5% per month from February 1, 1997 through January 1, 1999.

     The Company's 1982 Stock Option and Long-Term Incentive Plan for Key Employees (the "1982 Plan") reserves 2,500,000 shares of the Company's common stock for issuance upon the exercise of options. At March 31, 1996, options to purchase 534,900 shares of common stock were available for grant under the 1982 Plan. The Company's 1987 Stock Option Plan for Non-Employee Directors (the "1987 Director Plan") reserves 250,000 shares of common stock for issuance upon the exercise of options and provides for the automatic grant of options to purchase shares of common stock to any non-employee who becomes a director of the Company. At March 31, 1996, options under the 1987 Director Plan to purchase 174,100 shares of common stock were available for grant until June 30, 1997. The exercise price of stock options under both the 1982 Plan and the 1987 Director Plan approximates the fair market value of the stock at the time the option is granted. Options become exercisable in 20% increments over a five-year period and expire on the tenth anniversary of the date of grant.

                                      F-13

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock option activity for both plans was as follows:

                                                     Number        Option
                                                    Of Shares    Price Range
                                                    ---------  ----------------
                                                  (in thousands)

Outstanding March 31, 1993 .......................    1,814    $0.88  --  $3.63

    Granted ......................................      291    $0.94  --  $1.25
    Canceled .....................................      (70)   $0.94  --  $3.63

Outstanding March 31, 1994 .......................    2,035    $0.88  --  $2.38

    Granted ......................................      103    $0.88  --  $0.94
    Exercised ....................................       (2)   $0.88
    Canceled .....................................     (148)   $0.88  --  $1.63

Outstanding December 31, 1994 ....................    1,988    $0.88  --  $2.38

    Granted ......................................      253    $0.69  --  $0.88
    Canceled .....................................     (267)   $0.94  --  $2.38

Outstanding December 31, 1995 ....................    1,974    $0.69  --  $1.63

    Granted ......................................     --
    Canceled .....................................      (19)   $0.69  --  $1.25

Outstanding March 31, 1996 (unaudited) ...........    1,955    $0.69  --  $1.63

Exercisable at March 31, 1996 (unaudited) ........    1,510    $0.88  --  $1.63

                                      F-14

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)  BUSINESS SEGMENT INFORMATION

     The following table sets forth the Company's operations according to the industry segments in which it operates.

                                                                                                Nine Months
                                                      Three Months Ended          Year Ended        Ended         Year Ended
                                                           March 31,              December 31,   December 31,     March 31,
                                                     1996            1995            1995            1994            1994
                                                   --------        --------        --------        --------        --------
                                                        (unaudited)
CONTINUING OPERATIONS
    Revenues ...............................       $ 20,102        $ 22,344        $ 94,709        $ 50,987        $ 67,855
                                                   ========        ========        ========        ========        ========
    Operating loss .........................       $ (1,491)       $ (2,219)       $(12,675)       $ (2,260)       $ (1,384)
                                                   ========        ========        ========        ========        ========
    Identifiable assets:
       Contract drilling ...................       $ 54,769        $ 60,555        $ 57,783        $ 62,838        $ 40,303
       Corporate cash equivalents ..........           --              --              --                22              22
                                                   --------        --------        --------        --------        --------
                                                   $ 54,769        $ 60,555        $ 57,783        $ 62,860        $ 40,325
                                                   ========        ========        ========        ========        ========
    Capital expenditures:
       Contract drilling ...................       $    921        $  1,207        $  5,949        $ 13,197        $  2,292
       Other ...............................           --              --              --               228             127
                                                   --------        --------        --------        --------        --------
                                                   $    921        $  1,207        $  5,949        $ 13,425        $  2,419
                                                   ========        ========        ========        ========        ========
    Depreciation and amortization:
       Contract drilling ...................       $  1,097        $  1,113        $  4,832        $  2,217        $  3,346
       Other ...............................           --              --              --               160             177
                                                   --------        --------        --------        --------        --------
                                                   $  1,097        $  1,113        $  4,832        $  2,377        $  3,523
                                                   ========        ========        ========        ========        ========
DISCONTINUED OPERATIONS: (Oil and
  Gas Properties)
    Revenues ...............................       $   --          $    462        $    462        $  1,732        $  2,549

    Operating income (loss) ................           --               (11)             (4)             86             186

    Identifiable assets ....................           --             6,450            --             6,837           6,588
    Capital Expenditures ...................           --                10            --             1,391             799
    Depreciation, depletion and amortization           --               166             166             642           1,040

     Revenues reported by industry segments consist principally of domestic and foreign revenues from unaffiliated customers as reported in the consolidated statements of operations since intersegment revenues are not significant. Revenues from the Company's foreign operations in Mexico, Central America, Argentina and Venezuela were $9,673,000 and $12,512,000 for the three months ended March 31, 1996 and 1995, respectively, $49,912,000 for the year ended December 31, 1995, $10,472,000 for the nine months ended December 31, 1994, and $11,562,000 for the year ended March 31, 1994, resulting in an operating profit of $507,000 and an operating loss of $491,000 for the three months ended March 31, 1996 and 1995, respectively, $8,818,000 for the year ended December 31, 1995, $88,000 for the nine months ended December 31, 1994; and $1,046,000 for the year ended March 31, 1994. Assets identified to these foreign operations totaled $19,693,000 and $20,420,000 at March 31, 1996 and 1995, respectively,
$18,714,000 at December 31, 1995; $15,336,000 at December 31, 1994; and
$6,237,000 at March 31, 1994.

     During the three months ended March 31, 1996, the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994; no customer accounted for more than 10% of the Company's consolidated revenues.

                                      F-15

                               DI INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9)  RELATED-PARTY TRANSACTIONS

     Prior to June 2, 1994, certain of the Company's insurance coverage, including workers' compensation and excess liability coverage, was arranged by American Premier as part of a program which American Premier provided to its subsidiaries. Subsequent to the sale of the Company's common shares, the Company has obtained workers' compensation, excess liability coverage and certain other insurance from other sources. The Company and American Premier entered into an agreement pursuant to which the Company agreed to reimburse American Premier for all amounts advanced by American Premier from time to time on behalf of the Company in connection with American Premier's administration of the Company's workers' compensation and certain other insurance programs for the periods between July 20, 1989 and the closing of the common stock transaction. The amounts reimbursable to American Premier at March 31, 1996, December 31, 1995 and December 31, 1994 relating to this program were $2,050,000, $1,900,000, and $1,229,000, respectively. Subsequent to the common shares purchase by Norex Drilling, the Company obtained workers' compensation, excess liability coverage and certain other insurance from other sources.

     During the year ended March 31,1994, Thermal Drilling, Inc. ("Thermal"), the minority interest owner of the Company's majority-owned subsidiary, DI/Perfensa Inc. ("DI/Perfensa"), borrowed and repaid with interest certain sums from DI/Perfensa. At March 31, 1996, and December 31, 1995 and 1994 no amounts were due. At March 31, 1996 and December 31, 1995, $60,000 was due to DI/Perfensa from the President of Thermal.

(10) SUPPLEMENTAL CASH FLOW INFORMATION

     The effects of the changes in operating accounts on cash flows from operating activities are as follows:

                                                                                                        NINE MONTHS
                                                            THREE MONTHS ENDED         YEAR ENDED          ENDED          YEAR ENDED
                                                                  MARCH 31,            DECEMBER 31,     DECEMBER 31,       MARCH 31,
                                                          1996             1995             1995            1994             1994
                                                        -------          -------          -------          -------          -------
                                                               (unaudited)
Restricted cash ...............................         $  (250)         $  --            $(1,612)         $  --            $  --
Accounts and notes receivable .................           1,634             (660)          (3,558)          (5,334)               4
Inventory .....................................            (404)           1,045            1,152           (1,214)             250
Assets held for sale ..........................            --               --                118             --               --
Other current assets ..........................             991              980              274           (2,222)             222
Other noncurrent assets .......................            --                (54)            (179)              (1)            --
Accounts payable ..............................          (2,283)           1,857            5,289            3,244              700
Accrued workers' compensation .................            (685)             238              394             (800)             (60)
Customer advances .............................             (56)             343           (1,233)             985             (420)
Other current liabilities .....................           1,115             (531)           4,288              503             (520)
Other noncurrent liabilities ..................             822               74             --              1,800             --
Minority interest .............................               2              (26)            (131)             (17)             189
                                                        -------          -------          -------          -------          -------
  Net effects .................................         $   886          $ 3,266          $ 4,802          $(3,056)         $   365
                                                        =======          =======          =======          =======          =======

     During the three months ended March 31, 1996 and 1995, the Company entered into capital leases which totaled $130,000 and $0, respectively and during the year ended December 31, 1995, the Company entered into capital leases which totaled $265,000. During the nine months ended December 31, 1994, the Company entered into capital leases which totaled $640,000 and exchanged $1,900,000 of acquisition note payable, $1,900,000 of Series A preferred and a $1,300,000 note payable, for property (see Note 3). During the year ended March 31, 1994 the Company entered into capital leases which totaled $289,000. The Company made interest payments of $262,000 and $346,000 for the three months ended March 31, 1996 and 1995, respectively, $1,472,000 for the

                                      F-16

                               DI INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

year ended December 31, 1995, $332,000 for the nine months ended December 31, 1994, and $257,000 for the year ended March 31, 1994.

(11) LEASE COMMITMENTS

     The Company leases certain office space under noncancellable lease agreements accounted for as operating leases. At March 31, 1996, lease commitments under noncancellable operating leases with an initial term of more than one year are $70,000. Rental expense under operating leases was $24,000 and $27,000 for the three months ended March 31, 1996 and 1995, respectively, $101,000 for the year ended December 31, 1995, $77,000 for the nine months ended December 31, 1994 and $109,000 for the year ended March 31, 1994.

     Leases, which transfer substantially all the risks and benefits of ownership associated with the underlying property to the Company, are accounted for as capital leases. The present value of the required lease payments is recorded as property and equipment, and the related debt is recorded as obligations under capital leases. The debt is amortized as each lease payment is made. Property under capital leases, consisting of field trucks and automobiles aggregating approximately $866,000 and $700,000 at March 31, 1996 and 1995, respectively, $733,000 at December 31, 1995, $807,000 at December 31, 1994, and $457,000 at March 31, 1994, respectively, is included in drilling and well service equipment.

     Lease payments under these capital leases totaled approximately $74,000 and $70,000 for the three months ended March 31, 1996 and 1995, respectively, $280,000 for the year ended December 31, 1995 and $175,000 for the nine months ended December 31, 1994, with annual payments due of $368,000 in 1996, $210,000 in 1997 and $149,000 in 1998.

(12) CONTINGENCIES

     The Company is proceeding against Charlestown Industries, Inc. (a 50% "Partner"), who was a co-defendant in the joint venture to recover their respective portion of the OFS 1987, Mid-Year et al v DI Exploration Lawsuit of which $1,800,000 was paid by the Company. A judgment has been rendered in favor of the Company against the Partner in the state of Oklahoma. The future recovery of the amount, and term of recovery, is uncertain and no credit has been recorded as of March 31, 1996. Charlestown Industries filed for protection with the US Bankruptcy Act and the Company's claim is scheduled for hearing in June 1996.

     The Company is involved in litigation incidental to the conduct of its business, none of which management believes is, individually or in the aggregate, material to the Company's consolidated financial condition or results of operations.

     Substantially all of the Company's contract drilling activities are conducted with independent oil and gas companies in the United States or with national utility or national petroleum companies in Mexico, Central America and South America. Historically, the Company has not required collateral or other security to support the related receivables from such customers. However, the Company has required certain customers to deposit funds in escrow prior to the commencement of drilling. Actions typically taken by the Company in the event of nonpayment include filing a lien on the customer's producing properties and filing suit against the customer.

(13) EVENT SUBSEQUENT TO MARCH 31, 1996

     As of March 31, 1996, the Company was not in compliance with a certain financial covenant in the NordlandsBanken AS loan agreement and subsequent to such date, received a waiver with respect to such covenant from NordlandsBanken AS.

     On May 7, 1996 the Company entered into two separate definitive merger agreements to effect a $25 million equity infusion and deep drilling equipment acquisition transaction.
                                      F-17

                               DI INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Under the first agreement, R. T. Oliver, Inc. ("RTO") and Land Rig Acquisition Corporation ("LRAC") will merge with a new subsidiary of the Company in exchange for 39,637,378 shares of DI common stock or 31,709,902 shares of DI common stock if the LRAC and RTO shareholders exercise an option to receive up to $5 million in cash. In addition, warrants will also be issued to acquire up to 1,720,000 additional shares of DI common stock, the exercise of which is contingent upon the occurrence of certain events. These mergers will result in the acquisition of 18 inactive, deep capacity land drilling rigs which includes five 3,000 horsepower and nine 2,000 horsepower land rigs which are rated for depths of 25,000 feet or greater. The Company believes that these rigs can be brought up to operating condition within a reasonable time on an economic basis and that this group of rigs represents a significant concentration of the relatively small number of such deep drilling land rigs currently available in the market.

     Under the second agreement, a subsidiary of Somerset Drilling Associates, L.L.C. ("Somerset"), a privately-held investment limited liability company, will be merged into the Company in exchange for 39,637,378 shares of DI common stock and warrants to acquire up to 1,720,000 shares of DI common stock, the exercise of which is contingent upon the occurrence of certain events. This merger transaction will result in a $25 million equity infusion into the Company and it is anticipated that these funds will be used for combined rig fleet refurbishment, funding of the above described cash option and general corporate purposes.

     There are certain conditions to closing of these transactions including approval by the Company's shareholders, the effectiveness of a registration statement with the Securities and Exchange Commission covering the issuance of the shares, and the cancellation of the 1995 subscription by Norex Drilling, Ltd. ("Norex") for 4,000 shares of Series B Preferred Stock and related Series B Warrants. The $4,000,000 subscription will be repaid to Norex by the Company with the proceeds from a term loan that will be made by Norex to the Company. Somerset is currently arranging financing for its equity infusion which it expects to complete within 30 days.

     The proposed merger will result in an ownership change in the Company as defined by Section 382 of the Internal Revenue Code which will further limit the ultimate utilization of the Company's NOL carryforwards referred to in Note 5.

     On June 3, 1996, the Company signed a definitive agreement to sell the operational assets of Western Oil Well Service Co., a wholly owned subsidiary of the Company, for $3.95 million in cash. Pursuant to the terms of the agreement, the buyer will also assume all existing leases of Western which primarily include leases for vehicles.
It is anticipated that the transaction will close during June 1996.

     On June 10, 1996, Norex Drilling, Ltd. advanced $1,000,000 to the Company pursuant to a Promissory Note (the "Note") and Commercial Security Agreement as provided for in the Merger Agreements. The Note bears interest at 12% per annum and will mature on October 31, 1996 or the Closing Date of the Mergers, whichever occurs first. The Company's domestic accounts receivable will be pledged under the security agreement.

                                      F-18

                               DI INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(14) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the three months ended March 31, 1996, the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994 are set forth below. Certain reclassification have been made to the quarterly financial data to conform with the amounts presented in the Consolidated Statements of Operations.

                                                                 QUARTER ENDED
                                                                     MARCH
                                                                     1996

Revenues ..............................................           $ 20,102
Gross profit (loss) (1) ...............................              1,166
Operating loss ........................................             (1,253)
Net loss-continuing operations ........................             (1,491)
Discontinued operations ...............................               --
Net loss ..............................................             (1,491)
Net loss applicable to common stock ...................             (1,641)
Net loss per common share .............................               (.04)

                                                                               QUARTER ENDED
                                                        ----------------------------------------------------------
                                                          MARCH           JUNE         SEPTEMBER         DECEMBER
                                                          1995            1995            1995             1995              TOTAL
                                                        --------        ---------        --------        ---------          -------
Revenues ......................................        $ 22,344         $ 23,151         $ 27,106         $ 22,108         $ 94,709
Gross profit (loss) (1) .......................            (180)            (814)             448            1,430              884
Operating loss ................................            (180)            (814)          (1,565)         (10,234)         (12,793)
Net loss-continuing operations ................          (2,219)          (1,122)          (1,234)          (8,100)         (12,675)
Discontinued operations .......................             (11)            (543)            (116)            (102)            (772)
Net loss ......................................          (2,230)          (1,665)          (1,350)          (8,202)         (13,447)
Net loss per common share .....................            (.06)            (.04)            (.03)            (.22)            (.35)

                                                                QUARTER ENDED
                                    -------------------------------------------
                                      JUNE      SEPTEMBER    DECEMBER
                                      1994        1994         1994       TOTAL
                                    ---------    --------   --------    -------
Revenues .......................   $ 14,331    $ 17,215    $ 19,441    $ 50,987
Gross profit(1) ................         29         545       1,425       1,999
Operating loss .................     (1,292)       (837)       (323)     (2,452)
Net loss-continuing operations .       (935)       (872)       (453)     (2,260)
Discontinued operations ........         14          49         (12)         51
Net loss .......................       (921)       (823)       (465)     (2,209)
Net loss per common share ......       (.03)       (.02)       (.01)       (.06)

                                                            QUARTER ENDED
                                          ----------------------------------------------
                                            JUNE       SEPTEMBER   DECEMBER     MARCH
                                            1993         1993        1993        1994        TOTAL
                                          --------    ---------    --------    ---------    -------
Revenues ..............................   $ 15,494    $ 20,402    $ 17,553    $ 14,406    $ 67,855
Gross profit (1) ......................      1,557       2,245       1,014         465       5,281
Operating income (loss) ...............         16         834        (541)     (1,461)     (1,152)
Net income (loss)-continuing operations        (31)        551        (597)     (1,307)     (1,384)
Discontinued operations ...............         56      (1,385)         31          24      (1,274)
Net income (loss) .....................         25        (834)       (566)     (1,283)     (2,658)
Net loss per common share .............       --          (.02)       (.01)       (.04)       (.07)

(1) Gross Profit is computed as consolidated revenues less operating expenses (which excludes expenses for Depreciation and Amortization, General and Administrative, Bad Debt and Legal).

                                      F-19

                                  SCHEDULE VIII

                      DI INDUSTRIES, INC. AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                                                           BALANCE AT      ADDITIONS     COLLECTIONS      BALANCE AT
                                                                            BEGINNING     CHARGED TO         AND             END
                                                                            OF PERIOD      ALLOWANCE      WRITE-OFFS       OF PERIOD
                                                                            ---------      ---------      ----------       ---------
Year Ended March 31, 1994:
     Allowance for doubtful accounts receivable ...................          $2,400          $  287          $ (516)          $2,171
                                                                             ======          ======          ======           ======
Nine Months Ended December 31, 1994:
     Allowance for doubtful accounts receivable ...................          $2,171          $  122          $ (227)          $2,066
                                                                             ======          ======          ======           ======
Year Ended December 31, 1995:
     Allowance for doubtful accounts receivable ...................          $2,066          $  291          $ (406)          $1,951
                                                                             ======          ======          ======           ======
Three Months Ended March 31, 1996 (unaudited):
     Allowance for doubtful accounts receivable ...................          $1,951          $-              $  (16)          $1,935
                                                                             ======          ======          ======           ======

                                      F-20

                                                                      APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              DI INDUSTRIES, INC.,

                              DI MERGER SUB, INC.,

                               ROY T. OLIVER, JR.,

                                 MIKE L. MULLEN,

                                R.T. OLIVER, INC.

                                       AND

                           LAND RIG ACQUISITION CORP.

                                   MAY 7, 1996

                                TABLE OF CONTENTS
                                                                            PAGE
                                    ARTICLE I
                                   THE MERGER

1.1      The Merger...........................................................1
1.2      Closing Date.........................................................2
1.3      Consummation of the Merger...........................................2
1.4      Effects of the Merger................................................2
1.5      Certificate of Incorporation; Bylaws.................................2
1.6      Directors and Officers...............................................2
1.7      Cash Option..........................................................2
1.8      Conversion of Securities.............................................4
1.9      Exchange of Certificates; Fractional Shares..........................5
1.10     Stock Legends........................................................5
1.11     Taking of Necessary Action; Further Action...........................5
1.12     Adjustment...........................................................6

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1      Representations and Warranties of DI and Sub.........................6
2.2      Representations and Warranties of LRAC and RTO......................16

                                   ARTICLE III
                  COVENANTS OF LRAC PRIOR TO THE EFFECTIVE TIME

3.1      Conduct of Business by LRAC and RTO Pending the Merger..............21
3.2      Registration Statement and Proxy Statement..........................22
3.3      Approval of Shareholders of LRAC and RTO............................22
3.4      Inquiries and Negotiations..........................................22
3.5      Access to Information...............................................22
3.6      Nonpublic Information...............................................22

                                   ARTICLE IV
                   COVENANTS OF DI PRIOR TO THE EFFECTIVE TIME

4.1      Conduct of Business by DI Pending the Merger........................23
4.2      Approval of Shareholders of DI......................................24
4.3      Registration Statement and Proxy Statement..........................25
4.4      Reservation of DI Stock.............................................25

                                        i

4.5      American Stock Exchange Listing.....................................25
4.6      Inquiries and Negotiations..........................................25
4.7      Financial Statements of DI..........................................26
4.8      Access to Information...............................................26

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1      Accountants' Letters................................................27
5.2      Filings; Consents; Reasonable Efforts...............................27
5.3      Notification of Certain Matters.....................................27
5.4      Agreement to Defend.................................................27
5.5      Expenses............................................................28
5.6      DI's Board of Directors.............................................28
5.7      Indemnification.....................................................28
5.8      Tax Opinion.........................................................29
5.9      Tax Returns.........................................................29
5.10     Other Agreements....................................................29
5.11     Interim Financing...................................................30
5.12     Storage of Rigs.....................................................30

                                   ARTICLE VI
                                   CONDITIONS

6.1      Conditions to Obligation of Each Party to Effect the Merger.........30
6.2      Additional Conditions to Obligations of DI..........................31
6.3      Additional Conditions to Obligations of LRAC and RTO................32

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1      Termination.........................................................33
7.2      Effect of Termination...............................................34
7.3      Waiver and Amendment................................................34
7.4      Survival of Representations, Warranties and Agreements..............35
7.5      Public Statements...................................................35
7.6      Reorganization Status...............................................35
7.7      No Other Representations or Warranties..............................35
7.8      Assignment..........................................................35
7.9      Notices.............................................................35
7.10     Governing Law.......................................................36
7.11     Severability........................................................37
7.12     Counterparts........................................................37

                                       ii

7.13     Headings............................................................37
7.14     Entire Agreement; Third Party Beneficiaries.........................37
7.15     Disclosure Letter...................................................37
7.16     Consent to Specific Performance.....................................37

LIST OF SCHEDULES AND EXHIBITS

Schedule A     ..........  Description of Rigs
Schedule B     ..........  List of LRAC Shareholders
Schedule C     ..........  Excess Assets
Schedule D     ..........  RTO Liabilities
Exhibit A      ..........  Board Designees
Exhibit B      ..........  Form of Credit Agreement
Exhibit C      ..........  Form of Legal Opinion of Novakov, Davidson & Flynn
Exhibit D      ..........  Form of Legal Opinion of Short Wiggins Margo & Adler
Exhibit E      ..........  Form of Legal Opinion of Cokinos, Bosien & Young
Exhibit F      ..........  Form of Non-Competition Agreement
Exhibit G      ..........  Form of Warrant

                                       iii

                             INDEX OF DEFINED TERMS

Agreement         .............................................................1
Benefit Program or Agreement..................................................11
Cash Option       .............................................................1
Cash Option Shares.............................................................3
CERCLA            ............................................................15
Closing Date      .............................................................2
Code              .............................................................1
Commission        .............................................................9
Current Discussions...........................................................25
DGCL              .............................................................1
DI                .............................................................1
DI Acquisition Transaction....................................................26
DI Charter        .............................................................6
DI Commission Filings..........................................................9
DI Common Stock   .............................................................1
DI Disclosure Letter...........................................................7
DI Environmental Permits......................................................14
DI ERISA Affiliate............................................................11
DI Meeting        .............................................................3
DI Preferred Stock.............................................................7
DI Series A Preferred Stock....................................................7
DI Series B Preferred Stock....................................................7
DI Series B Warrants...........................................................7
DI Subsidiary     .............................................................7
Effective Time    .............................................................2
Environmental Laws............................................................14
ERISA             ............................................................11
Excess Assets     ............................................................18
Exchange Act      .............................................................9
Governmental Authority........................................................15
HSR Act           .............................................................8
LRAC              .............................................................1
LRAC Cash Option Price.........................................................2
LRAC Cash Option Shares........................................................3
LRAC Charter      ............................................................17
LRAC Common Stock .............................................................1
LRAC Shares       .............................................................4
M/O Acquisition Transaction...................................................22
M/O Common Stock  .............................................................1
M/O Shares        .............................................................4
Mailing Date      ............................................................25
Merger            .............................................................1
MME               ............................................................30

                                       iv

Mullen            .............................................................1
Non-Competition Agreement.....................................................29
Nonsurviving Corporations......................................................1
Norex             ............................................................30
Norex Lien        ............................................................30
OGCA              .............................................................1
Oliver            .............................................................1
Plan              ............................................................11
Proxy Statement   ............................................................25
RCRA              ............................................................15
Registration Statement........................................................25
Rigs              ............................................................18
RTO               .............................................................1
RTO Cash Option Price..........................................................3
RTO Cash Option Shares.........................................................3
RTO Charter       ............................................................17
RTO Common Stock  .............................................................1
RTO Environmental Permits.....................................................20
RTO Liabilities   ............................................................18
RTO Shares        .............................................................4
Securities Act    .............................................................5
Somerset          ............................................................22
Sub               .............................................................1
Surviving Corporation..........................................................1
Tax Returns       ............................................................13
Taxes             ............................................................13
USRE              ............................................................29

                                        v

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger, dated as of the 7th day of May, 1996 (the "Agreement"), is among DI Industries, Inc., a Texas corporation ("DI"), DI Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of DI ("Sub"), Roy T. Oliver, Jr. ("Oliver"), Mike L. Mullen ("Mullen"), R.T. Oliver, Inc., an Oklahoma corporation ("RTO"), and Land Rig Acquisition Corp., a Delaware corporation ("LRAC").

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of DI, Sub, RTO and LRAC, and DI as the sole stockholder of Sub, have approved the merger of Sub and RTO with and into LRAC (the "Merger"), whereby the issued and outstanding shares of common stock, no par value, of LRAC ("LRAC Common Stock") not owned directly or indirectly by LRAC, and the issued and outstanding shares of common stock, par value $1.00 per share, of RTO ("RTO Common Stock" and, together with the LRAC Common Stock, "M/O Common Stock") not owned directly or indirectly by RTO will be converted into the right to receive shares of common stock, par value $.10 per share, of DI ("DI Common Stock"), except to the extent that holders of M/O Common Stock have elected to receive cash for a portion of the M/O Common Stock, as provided in Section 1.7 hereof (the "Cash Option");

         WHEREAS, Oliver and Mullen are the principal stockholders of LRAC and RTO and will be receiving DI Common Stock in the Merger;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Oklahoma General Corporation Act ("OGCA"), at the Effective Time (as defined in Section 1.3) Sub and RTO shall be merged with and into LRAC. As a result of the Merger, the separate corporate existence of Sub and RTO (sometimes referred to herein as the "Nonsurviving Corporations") shall cease and LRAC shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and all the properties, rights, privileges, powers and franchises of the Nonsurviving Corporations shall vest in the Surviving

                                        1

Corporation, without any transfer or assignment having occurred, and all debts, liabilities, obligations and duties of the Nonsurviving Corporations shall attach to the Surviving Corporation, all in accordance with the DGCL and the OGCA.

         1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement shall take place at the offices of Cokinos, Bosien & Young as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as the parties hereto shall agree, provided, that the closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which such closing occurs is herein referred to as the "Closing Date."

         1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing (i) with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and (ii) with the Secretary of State of Oklahoma a certificate of merger in such form as required by, and executed in accordance with the relevant provisions of, the OGCA. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware and the certificate of merger is duly filed with the Secretary of State of Oklahoma, or at such later time (not to exceed 90 days after the Closing Date) as is specified in the certificates of merger pursuant to the mutual agreement of the parties hereto.

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL and the OGCA.

         1.5 CERTIFICATE OF INCORPORATION; BYLAWS. The Certificate of Incorporation of LRAC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation until amended as provided therein and under the DGCL. The bylaws of LRAC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and under the DGCL.

         1.6 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified. The directors and officers of DI at and after the Effective Time shall be as provided in
Section 5.6.

         1.7 CASH OPTION. Holders of M/O Common Stock may elect to receive cash for their shares of such stock in connection with the Merger in accordance with the following:

                  (a) Any holder of LRAC Common Stock may elect to receive $17,818.25 per share in cash (the "LRAC Cash Option Price") for some or all of such holder's shares, in

                                        2

         lieu of receiving DI Common Stock therefor pursuant to Section 1.8 hereof, by delivering to DI a duly executed letter of transmittal in the form agreed to by the parties hereto, together with the certificate or certificates for the shares of LRAC Common Stock as to which the Cash Option is being elected, before the close of business on the last business day prior to the date of the meeting of DI stockholders which shall be held to approve this Agreement and the Merger and all other matters contemplated hereby (the "DI Meeting"). The shares with respect to which such election is timely made are herein sometimes called "LRAC Cash Option Shares."All such elections shall be revocable in accordance with the terms of such letter of transmittal until the close of business on the last business day prior to the date of the DI Meeting and, if required by law, at any time which is later than 60 days after the date on which the Proxy Statement (as hereinafter defined) is first mailed to stockholders of DI, if the Merger has not theretofore been consummated. If the Cash Option is duly elected and remains unrevoked at the close of business on the last business day prior to the date of the DI Meeting with respect to no more than 200 shares of LRAC Common Stock, cash in an amount determined by multiplying the LRAC Cash Option Price by the number of LRAC Cash Option Shares will be distributed to the holders of LRAC Cash Option Shares. If the Cash Option is duly elected and remains unrevoked at the close of business on the last business day prior to the date of the DI Meeting with respect to more than 200 shares of LRAC Common Stock:

                           (i) three million five hundred sixty-three thousand
                  six hundred fifty dollars ($3,563,650) in cash , and

                           (ii) that number of shares of DI Common Stock into
                  which the LRAC Cash Option Shares in excess of 200 would otherwise have been converted under Section 1.8 hereof,

         will be distributed on a pro rata basis to the holders of the LRAC Cash Option Shares (subject to the provisions of Section 1.8).

                  (b) Any holder of RTO Common Stock may elect to receive $14,363.50 per share in cash (the "RTO Cash Option Price") for some or all of such holder's shares, in lieu of receiving DI Common Stock therefor pursuant to Section 1.8 hereof, by delivering to DI a duly executed letter of transmittal in the form agreed to by the parties hereto, together with the certificate or certificates for the shares of RTO Common Stock as to which the Cash Option is being elected, before the close of business on the last business day prior to the date of the DI Meeting. The shares with respect to which such election is timely made are herein sometimes called "RTO Cash Option Shares" and, together with the LRAC Cash Option Shares, the "Cash Option Shares." All such elections shall be revocable in accordance with the terms of such letter of transmittal until the close of business on the last business day prior to the date of the DI Meeting and, if required by law, at any time which is later than 60 days after the date on which the Proxy Statement (as hereinafter defined) is first mailed to stockholders of DI, if the Merger has not theretofore been consummated. If the Cash Option is duly elected and remains unrevoked at the close of business on the last business day prior to the date of the DI Meeting with respect to no more than 100 shares of RTO Common Stock, cash in an amount

                                        3

         determined by multiplying the RTO Cash Option Price by the number of RTO Cash Option Shares will be distributed to the holders of RTO Cash Option Shares. If the Cash Option is duly elected and remains unrevoked at the close of business on the last business day prior to the date of the DI Meeting with respect to more than 100 shares of RTO Common
         Stock:

                           (i) one million four hundred thirty-six thousand
                  three hundred fifty dollars ($1,436,350) in cash , and

                           (ii) that number of shares of DI Common Stock into
                  which the RTO Cash Option Shares in excess of 100 would otherwise have been converted under Section 1.8 hereof,

         will be distributed on a pro rata basis to the holders of the RTO Cash Option Shares (subject to the provisions of Section 1.8).

                  (c) Payment for those Cash Option Shares purchased pursuant to the terms of this Section 1.7 will be delivered to holders of such shares as soon as practicable after the Effective Time of the Merger. All elections to receive cash for M/O Common Stock pursuant to this
         Section 1.7 shall automatically terminate if this Agreement is terminated for any reason. In the event of such termination, the certificates for the shares of M/O Common Stock delivered to DI will be promptly returned to the persons entitled thereto.

         1.8 CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement at the Effective Time, by virtue of the Merger and without any action on the part of DI, LRAC, Sub, RTO or their respective stockholders:

                  (a) (i) Each share of LRAC Common Stock issued and outstanding immediately prior to the Effective Time (unless the holder thereof shall have duly elected to receive cash therefor pursuant to the Cash Option and the terms thereof set forth in Section 1.7(a) hereof), other than any shares of LRAC Common Stock to be canceled pursuant to Section 1.8(b) (the "LRAC Shares"), shall be converted into the right to receive 28,250.748 shares of DI Common Stock and (ii) each share of RTO Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of RTO Common Stock to be canceled pursuant to Section 1.8(b) (the "RTO Shares" and, together with the LRAC Shares, the "M/O Shares"), shall be converted into the right to receive 22,773.26 shares of DI Common Stock; provided, however, that no fractional shares of DI Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 1.9(b) hereof. The parties hereto acknowledge that the foregoing exchange ratio is based upon the representation of the parties as to their current capitalization as set forth in paragraphs 2.1(b) and 2.2(b).

                  (b) Each LRAC Share held in the treasury of LRAC, each RTO Share held in the treasury of RTO and each LRAC Share or RTO Share owned by DI or any direct or indirect wholly owned subsidiary of DI or of LRAC or RTO immediately prior to the

                                        4

         Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Corporation.

         1.9      EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES.

                  (a) As soon as practicable after the Effective Time, DI shall make the cash payment pursuant to the Cash Option in accordance with
         Section 1.7 hereof, and deliver to the stockholders of LRAC and RTO certificates representing the DI Common Stock issuable to them pursuant to the terms of Section 1.8(a) hereof.

                  (b) No fraction of a share of DI Common Stock shall be issued, but in lieu thereof each holder of M/O Common Stock who would otherwise be entitled to a fraction of a share of DI Common Stock shall, upon surrender of the certificate formerly representing M/O Common Stock held by such holder to DI, be paid an amount in cash equal to the value of such fraction of a share based upon the closing sales price of DI Common Stock, as reported on the American Stock Exchange, on the first day on which there is a reported trade in the DI Common Stock after the Effective Time. No interest shall be paid on such amount. All shares of M/O Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of DI Common Stock to be issued pursuant to this Article I and cash in lieu of fractional shares payable hereunder.

                  (c) None of DI, Sub, RTO, LRAC or the Surviving Corporation shall be liable to a holder of the M/O Shares for any amount properly paid or shares of DI Common Stock properly delivered to a public official pursuant to applicable property, escheat or similar laws.

         1.10 STOCK LEGENDS. Certificates representing shares of DI Common Stock issued to persons deemed to be affiliates (as that term is used for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of LRAC or RTO on the date of the approval of the stockholders of those corporations referred to in Section 3.3 hereof, shall bear the legend set forth below:

                  These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. These shares may only be transferred in accordance with the terms of such Rule.

         1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title to and possession of all assets, property, rights, privileges,

                                        5

powers and franchises of the Nonsurviving Corporations, such corporations shall direct their officers and directors to take all such lawful and necessary action.

         1.12 ADJUSTMENT. If for any reason on the Closing Date the number of shares of DI Common Stock which are issued and outstanding or subject to outstanding options or warrants is less than indicated in Section 2.1(b) hereof, the aggregate number of shares issuable to the shareholders of LRAC and RTO pursuant to Section 1.8 shall be reduced by an equivalent number of shares. If the number of shares of DI Common Stock issued and outstanding or subject to outstanding options or warrants on the Closing Date exceeds the number of shares indicated in Section 2.1(b), the aggregate number of shares issuable pursuant to
Section 1.8 shall be increased by an equivalent number of shares. Any such increase or decrease shall be allocated 71.273% to LRAC shareholders and 28.727% to RTO shareholders. The parties hereto acknowledge that the continued exercisability of an option to purchase one million shares of DI Common Stock previously granted to Max M. Dillard is uncertain and that, so long as the uncertainty exists on the Closing Date, the shares subject to that option will not be deemed to be subject to outstanding options for the purposes of this Section.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF DI AND SUB. DI and Sub hereby jointly and severally represent and warrant to LRAC, RTO, Mullen and Oliver that, as of the date hereof:

                  (a) ORGANIZATION AND COMPLIANCE WITH LAW. Each of DI and the DI Subsidiaries (as hereinafter defined) is a corporation or partnership duly organized, validly existing and, with respect to corporations and limited partnerships, in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and corporate or partnership authority and all necessary governmental authorization to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole. To the knowledge of DI, each of DI and the DI Subsidiaries that is a corporation or a limited partnership is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operation or business of DI and the DI Subsidiaries, taken as a whole. To the knowledge of DI, each of DI and the DI Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole. DI has heretofore delivered to LRAC and RTO true and complete copies of DI's Articles of Incorporation (the "DI

                                        6

         Charter") and bylaws, and the Certificate of Incorporation of each of DI and Sub, as in existence on the date hereof.

                  A "DI Subsidiary" means any corporation or other entity of which at least a majority of the outstanding shares of voting stock or other ownership interests having by the terms thereof ordinary power to vote generally for the election of the board of directors (or persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by DI or one or more of the DI Subsidiaries or by DI and one or more of the DI Subsidiaries. A list of all DI Subsidiaries is set forth in
         Section 2.1(a) of the disclosure letter delivered by DI to LRAC and RTO on the date hereof (the "DI Disclosure Letter").

                  (b)      CAPITALIZATION.

                           (i) As of the date hereof, the authorized capital
                  stock of DI consists of 75,000,000 shares of Common Stock, par value $.10 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share (the "DI Preferred Stock"). As of the date hereof, there are issued and outstanding 38,669,378 shares of DI Common Stock and 90,000 shares of Series A Convertible Redeemable Preferred Stock, par value $1.00 per share, of DI ("DI Series A Preferred Stock"), which is convertible into 720,000 shares of DI Common Stock. DI has received a subscription and the purchase price for 4,000 shares of Series B 15% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of DI ("DI Series B Preferred Stock"). There are no shares of DI Common Stock or DI Preferred Stock held as treasury shares. As of the date hereof, an aggregate of 968,000 shares of DI Common Stock are reserved for issuance and issuable pursuant to or upon the exercise of outstanding options and 5,333,333 shares would be issuable upon exercise of certain warrants which would be issued in connection with the DI Series B Preferred Stock (the "DI Series B Warrants"). DI will reserve for issuance, out of its authorized but unissued capital stock, such number of shares of DI Common Stock as may be issuable upon consummation of the Merger. All issued shares of DI Common Stock and DI Preferred Stock are validly issued, fully paid and nonassessable and, except as set forth in Section 2.1(b) of the DI Disclosure Letter, no holder thereof is entitled to preemptive rights. Assuming the correctness of the representations of LRAC and RTO set forth at Section 2.2(b)(i), all shares of DI Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and the issuance thereof will not violate the preemptive rights of any person. Except as set forth in Section 2.1(b) of the DI Disclosure Letter, DI is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of DI, other than those that have expired or been terminated prior to the date hereof.

                                        7

                           (ii) Except as set forth in this Section 2.1(b) and
                  Section 2.1(b) of the DI Disclosure Letter, and except for issuances contemplated by this Agreement in connection with the Merger, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of DI, DI or Sub outstanding (other than DI Common Stock issued pursuant to the exercise of DI options and warrants as described herein) or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of DI or Sub, or contracts, understandings or arrangements to which DI, Delco or Sub is a party, or by which any of them is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                           (iii) Except as set forth in Section 2.1(b) of the DI
                  Disclosure Letter, all outstanding shares of capital stock of the DI Subsidiaries are owned by DI, a wholly owned subsidiary of DI or individuals who hold nominal quantities of shares on behalf of DI or such a subsidiary as director's qualifying shares, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature which are material to DI and the DI Subsidiaries, taken as a whole.

                           (iv) As of the date hereof, the authorized capital
                  stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable and are owned by DI.

                  (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. DI and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery by DI and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only to approval of the stockholders of DI). On or prior to the date hereof, the Board of Directors of DI has determined to recommend the approval of the Merger, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by DI and Sub and is the valid and binding obligation of DI and Sub and enforceable against them in accordance with its terms.

                  (d) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH DI OR ANY OF THE DI SUBSIDIARIES IS A PARTY. Neither the execution and delivery of this Agreement nor the performance by DI or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by DI and Sub will
         (i) conflict with the DI Charter or the bylaws of DI or the charter or bylaws of any of the DI Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to DI or any of the DI Subsidiaries; (iii) except for
         (A) requirements of federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C ) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D)

                                        8

         the filing of certificates of merger in accordance with the DGCL and the OGCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to DI or any of the DI Subsidiaries; or
         (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of DI or any of the DI Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which DI or any of the DI Subsidiaries is a party or by which DI or any of the DI Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to agreements governing indebtedness, as set forth in
         Section 2.1(d) of the DI Disclosure Letter, which will be obtained prior to the Effective Time, and (C) those that, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole.

                  (e) COMMISSION FILINGS; FINANCIAL STATEMENTS. Since December 31, 1994, DI and each of the DI Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by DI with the Commission since January 1, 1996, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "DI Commission Filings."DI has heretofore delivered to LRAC and RTO copies of the DI Commission Filings. As of the respective dates of their filings with the Commission, the DI Commission Filings complied in all material respects with the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  All contracts of DI and the DI Subsidiaries required to be filed as exhibits to the DI Commission Filings pursuant to the rules and regulations of the Commission have been filed.

                  Each of the historical consolidated financial statements (including any related notes or schedules) included in the DI Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied in all material respects with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of DI, as of the dates thereof

                                        9

         and the results of operations, cash flows and changes in shareholders' equity for the periods then ended. To the extent the DI Commission Filings include unaudited interim consolidated financial statements, such statements reflect, in the opinion of management, all adjustments which consist of only normal recurring adjustments necessary to present fairly the results of operations for such periods. To the extent the DI Commission Filings include pro forma consolidating financial statements of DI, such statements (including any related notes or schedules) were prepared in accordance with generally accepted accounting principles applied on a consistent basis and complied in all material respects with all applicable rules and regulations of the Commission, and no other pro forma financial statements or schedules were required by the applicable rules and regulations of the Commission to be included in the DI Commission Filings. The pro forma adjustments included in such pro forma financial statements of DI have been properly applied to the historical amounts in the computation of the pro forma financial statements and the assumptions described in the notes to such pro forma financial information provide a reasonable basis for presenting the direct effects of the transactions reflected therein and the pro forma adjustments give appropriate effect to those assumptions. As of the date hereof, DI has no liabilities, absolute or contingent, that may reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, that are not reflected in the DI Commission Filings, except those set forth in Section 2.1 (e) of the DI Disclosure Letter.

                  (f) CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 1995, except as contemplated by this Agreement or as disclosed in or contemplated by the DI Commission Filings or as set forth in Section 2.1(f) of the DI Disclosure Letter, DI and the DI Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been
         (i) any material adverse change in the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, or any condition, event or development that reasonably may be expected to result in any such material adverse change; (ii) any material change by DI in its accounting methods, principles or practices; (iii) any revaluation by DI or any of the DI Subsidiaries of any of its or their assets, including, without limitation, writing down the value of fixed assets or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by DI or any of the DI Subsidiaries into any commitment or transaction material to DI and the DI Subsidiaries, taken as a whole, outside the ordinary course of business involving consideration on the part of DI and/or the DI Subsidiaries of more than $200,000; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the DI Common Stock or DI Preferred Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the DI Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of DI and the DI Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money other than borrowing under existing credit facilities; (viii) any granting of a security interest or lien on any material property or assets of DI and the DI Subsidiaries, taken as a whole, other than (A) liens for taxes not due and payable or which are being contested in good faith; (B) mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business; and (C) defects and irregularities in title and encumbrances

                                       10

         which are not substantial in character or amount and do not materially impair the use of the property or asset in question; or (ix) any establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, any material change in the manner or method under which the contribution obligation or other obligations of DI or the DI Subsidiaries with respect to any of the foregoing are determined, or any other increase in the compensation payable or to become payable to any officers or key employees of DI or any of the DI Subsidiaries.

                  (g) LITIGATION. Except as disclosed in the DI Commission Filings or as set forth in Section 2.1(g) of the DI Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of DI, threatened against or affecting DI or any of the DI Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, or that involve the risk of criminal liability.

                  (h)      EMPLOYEE BENEFIT PLANS.

                           (i) No later than 20 days prior to the Closing Date,
                  DI will provide a description of each of the following which is sponsored, maintained or contributed to by DI, a DI Subsidiary or any corporation, trade, business or entity under common control with DI or a DI Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a "DI ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                                    (A) each "employee benefit plan" ("Plan") as
                           such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

                                    (B) each personnel policy, stock option
                           plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.1(h)(i)(A) ("Benefit Program or Agreement").

                                       11

                  True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to LRAC and RTO or will be provided no later than 20 days prior to the Closing Date.

                           (ii) Except as otherwise set forth in Section 2.1(h)
                  of the DI Disclosure Letter,

                                    (A) none of DI, any DI Subsidiary or any DI
                           ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA;

                                    (B) each Plan and each Benefit Program or
                           Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                                    (C) there is no matter pending with respect
                           to any of the Plans or Benefit Programs or Agreements before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                                    (D) no act, omission or transaction has
                           occurred which would result in imposition on DI, any DI Subsidiary or any DI ERISA Affiliate of breach of fiduciary duty liability damages or penalty under ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

                                    (E) the execution and delivery of this
                           Agreement and the consummation of the transactions contemplated hereby will not require DI, any DI Subsidiary or any DI ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                           (iii) Termination of employment of any employee of
                  DI, any DI Subsidiary or any DI ERISA Affiliate immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                                       12

                           (iv) No later than 20 days prior to the Closing Date,
                  DI will disclose to LRAC and RTO any Plan that may not be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                           (v) No later than 20 days prior to the Closing Date,
                  DI will disclose to LRAC and RTO any union or collective bargaining agreements to which any of the employees of DI, any of the DI Subsidiaries or any DI ERISA Affiliate are subject.

                           (vi) Except as otherwise set forth in Section 2.1(h)
                  of the DI Disclosure Letter, none of the Plans or Benefit Programs or Agreements provides retiree health or life benefits to employees or former employees or their spouses or dependents.

                  (i) TAXES. All returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns"), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes") that are required to be filed on or before the Closing Date by or with respect to DI or any of the DI Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which DI was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed. All such tax returns were correct and complete in all respects and all Taxes, including interest and penalties, owed by DI or any DI Subsidiaries (whether or not shown on any Tax Return) have been paid. All U.S. federal income Tax Returns of or with respect to DI and the DI Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the taxable year ended March 31, 1992. There is no material claim against DI or any of the DI Subsidiaries with respect to any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to DI or any of the DI Subsidiaries. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements of DI included in the DI Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of DI and the DI Subsidiaries through the periods covered thereby or the current life or use of their respective assets. DI and each of the DI Subsidiaries have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes. No waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from DI or any of the DI Subsidiaries. Neither DI nor any of the DI Subsidiaries has filed consolidated income tax returns with any corporation, other than consolidated federal and state income Tax Returns by DI, for any taxable period which is not now closed by the applicable statute of limitations. None of the assets of DI or the DI Subsidiaries are required to be treated as being owned by any

                                       13

         other person pursuant to the "safe harbor" leasing provisions of
         Section 168(f)(8) of the Code prior to its repeal.

                  (j) ENVIRONMENTAL MATTERS. Except for matters that in the aggregate would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, (i) the properties, operations and activities of DI and the DI Subsidiaries comply with all applicable Environmental Laws (as defined below); (ii) DI and the DI Subsidiaries and the properties and operations of DI and the DI Subsidiaries are not subject to any existing, pending or, to the knowledge of DI, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by DI or the DI Subsidiaries under any Environmental Law in connection with any aspect of the business of DI or the DI Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste ("DI Environmental Permits"), have been duly obtained or filed and will remain valid and in effect after the Merger, and DI and the DI Subsidiaries are in compliance with the terms and conditions of all such DI Environmental Permits; (iv) there are no physical or environmental conditions existing on any property of DI and the DI Subsidiaries or resulting from DI's and the DI Subsidiaries' operations or activities, past or present, at any location that would give rise to any on-site or, to DI's knowledge, off-site remedial obligations under any Environmental Law; (v) since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by DI and the DI Subsidiaries or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of DI, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or threatened action, investigation, or inquiry by any governmental authority in connection with any Environmental Laws; (vi) there has been no exposure of any person or property to hazardous substances, solid waste, or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste, or any pollutant or contaminant into the environment by DI or the DI Subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim for damages or compensation; and
         (vii) DI and the DI Subsidiaries shall make available to LRAC all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of DI and the DI Subsidiaries relating to any of the current or former properties or operations of DI and the DI Subsidiaries.

                  For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority (as defined below) pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and

                                       14

         Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance, "release, "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, as well as any other foreign jurisdiction or state, county, city and political subdivisions in which the party in question owns property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the party in question.

                  (k) SEVERANCE PAYMENTS. Except as disclosed in Section 2.1(k) of the DI Disclosure Letter, none of DI or the DI Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                  (1) VOTING REQUIREMENTS. The affirmative vote of DI, as the sole stockholder of Sub, and of the holders of two thirds of the outstanding shares of DI Common Stock is the only vote of the holders of any class or series of the capital stock of DI necessary to approve this Agreement and the Merger.

                  (m) DIVIDEND RESTRICTIONS. Section 2.1(m) of the DI Disclosure Letter contains a description of each restriction, limitation or encumbrance, of any kind, on the ability of DI or any DI Subsidiary to pay dividends on its respective capital stock.

                  (n) PERSONAL PROPERTY. DI or a DI Subsidiary (as the case may be) owns all drilling rigs and other personal property reflected on the books and records of DI or in the DI Commission Filings, in each case free and clear of all liens, claims and other encumbrances, except for those (i) described in Section 2.1(n) of the DI Disclosure Letter, (ii) that are reflected in the DI Commission Filings, or (iii) that do not materially affect the value of such personal property or limit the ability of DI or the DI Subsidiary to use such personal property substantially as it is currently being used and which are not otherwise material, in the aggregate, to DI and the DI Subsidiaries, taken as a whole. Section 2.1(n) of the DI Disclosure Letter also sets forth a list (by lessee or licensee) and a summary description of all personal property leases to which DI or a DI Subsidiary is a party and

                                       15

         which relates to personal property having a fair market value in excess of $100,000. DI or such DI Subsidiary (as the case may be) has a valid leasehold interest in each such personal property lease held by it as of the date of this Agreement, in each case free and clear of all liens, claims and other encumbrances, except for those (i) described in
         Section 2.1(n) of the DI Disclosure Letter, (ii) that are reflected in the DI Commission Filings, or (iii) that do not materially affect the value of such leasehold interest or limit the ability of DI or the DI Subsidiary to use such leasehold interest substantially as it is currently being used and which are not otherwise material, in the aggregate, to DI and the DI Subsidiaries, taken as a whole.

                  (o) INSURANCE. DI and each DI Subsidiary has in effect valid and effective policies of insurance, issued by companies believed by DI to be sound and reputable, insuring DI or such DI Subsidiary (as the case may be) for losses arising from or out of damage to its properties and claims for personal injury or property damage in such amounts and covering such losses as is, in the opinion of DI, typical and reasonable for a company in DI's business, and subject to deductibles that are, in the opinion of DI, reasonable in amount.


                  (p) CERTAIN FEES. Neither DI nor any DI Subsidiary nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for DI or any DI Subsidiary for any financial advisory, brokerage or finders' fees or commissions payable by DI or any DI Subsidiary in connection with the transactions contemplated hereby.

                  (q) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transaction contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         2.2 REPRESENTATIONS AND WARRANTIES OF LRAC AND RTO. LRAC, RTO, Mullen and Oliver hereby jointly and severally represent and warrant to DI as to LRAC, and RTO and Oliver jointly and severally represent and warrant to DI as to RTO, that:

                  (a) ORGANIZATION AND COMPLIANCE WITH LAW. LRAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. RTO is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Each of LRAC and RTO has all requisite corporate power and corporate authority and all necessary governmental authorization to own, lease and operate all of its properties and assets and to carry on its business as now being conducted. Each of LRAC and RTO is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Each of LRAC and RTO is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of such corporation. Each of LRAC and RTO has heretofore

                                       16

         delivered to DI true and complete copies of its Certificate of Incorporation (the "LRAC Charter" and "RTO Charter,"respectively) and bylaws as in existence on the date hereof. Neither LRAC nor RTO owns any securities or other ownership interests in any other entity.
                  (b)      CAPITALIZATION.

                           (i) The authorized capital stock of LRAC consists of
                  1,500 shares of LRAC Common Stock, no par value. As of the date hereof, there are issued and outstanding 1,000 shares of LRAC Common Stock. The authorized capital stock of RTO consists of 25,000 shares of RTO Common Stock, par value $1.00 per share. As of the date hereof, there are issued and outstanding 500 shares of RTO Common Stock. No shares of M/O Common Stock are held as treasury shares or subject to any liens or other encumbrances. All issued shares of M/O Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Neither LRAC nor RTO is a party to, nor is any of them aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any of their capital stock or other securities.

                           (ii) Except as set forth in this Section 2.2(b) there
                  are not now, and at the Effective Time there will not be, any
                  (A) shares of capital stock or other equity securities of LRAC or RTO outstanding or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of LRAC or RTO, or contracts, understandings or arrangements to which LRAC or RTO is a party, or by which any of them is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                  (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of LRAC and RTO has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by each of LRAC and RTO of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by LRAC and RTO and is the valid and binding obligation of LRAC and RTO enforceable against each of them in accordance with its terms.

                  (d) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance by LRAC and RTO of their obligations hereunder, nor the consummation of the transactions contemplated hereby by LRAC and RTO will (i) conflict with the LRAC Charter, the RTO Charter or the bylaws of LRAC or RTO; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to LRAC or RTO; (iii) except for (A)

                                       17

         requirements of federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of certificates of merger in accordance with the DGCL and the OGCA to effect the Merger, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to LRAC or RTO; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of LRAC or RTO under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which LRAC or RTO is a party or by which LRAC or RTO or any of its assets or properties is bound or encumbered.

                  (e) ASSETS AND BUSINESS. Neither LRAC nor RTO carry on, nor have either of them ever carried on, a business or other activity, except that RTO has been engaged in the business of buying and selling used oil rigs and related machinery equipment and supplies, and, except for the assets of RTO described on Schedule C hereto (the "Excess Assets"), their only assets are the drilling rigs and related machinery, equipment and supplies described on Schedule A hereto (the "Rigs") and all documents or records relating to the Rigs. LRAC and RTO cumulatively have good and indefeasible title to the Rigs free and clear of any liens or encumbrances (which representation is made jointly and severally by LRAC, RTO, Mullen and Oliver). The Rigs include all of the equipment made available to DI for its inspection and, since the date on which the Rigs were inspected by DI, there has been no material change in any of the Rigs. Neither LRAC nor RTO has entered into any contract or agreement other than this Agreement and the agreements contemplated hereby and, except for the liabilities of RTO described on Schedule D hereto (the "RTO Liabilities"), neither of them has any liabilities, whether absolute or contingent, or asserted or unasserted. Neither LRAC, RTO, Mullen nor Oliver has any current actual knowledge of any material latent defect in any of the Rigs.

                  (f) LITIGATION. There are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of LRAC or RTO, threatened against or affecting LRAC or RTO or any of their properties at law or in equity, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, or that involve the risk of criminal liability.

                  (g) TAXES. All Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to LRAC or RTO, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which LRAC or RTO was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed. All such tax returns were correct and complete in all respects and all Taxes, including interest and penalties, owed by LRAC or RTO (whether or not shown on any Tax Return) have been paid. LRAC and RTO do not owe any Taxes, interest or penalties with respect to any periods prior to the Closing whether or not a Tax Return is required to have been filed with respect to such period prior to the Closing Date (including but not limited to any Taxes arising from the consummation of the transactions contemplated in this Agreement

                                       18

         or the organization of LRAC). There is no claim against LRAC or RTO with respect to any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to LRAC or RTO.

                  As of the Closing Date, there is no plan or intention by the stockholders of LRAC or RTO to sell, exchange or otherwise dispose of a number of shares of DI Common Stock received in the Merger that would reduce such stockholders' ownership of DI Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding M/O Shares as of the same date.

                  Set forth on Schedule A hereto are the bases of the assets of LRAC and RTO for U.S. federal income tax purposes as of the date hereof.

                  (h) EMPLOYEES. Neither LRAC nor RTO has, nor, except for the previous employment by RTO of Oliver, has either of them ever had, any employees, and neither of them will owe a severance payment or similar obligation to any of its officers or directors, or to any other person, as a result of the Merger or the transactions contemplated by this Agreement.

                  (i) VOTING REQUIREMENTS. The affirmative vote of a majority of the holders of all of the outstanding shares of LRAC Common Stock is the only vote of the holders of any class or series of the capital stock of LRAC necessary to approve this Agreement and the Merger, and the affirmative vote of all of the holders of all of the outstanding shares of LRAC Common Stock has been obtained in compliance with the DGCL. Set forth on Schedule B hereto is a list of the stockholders of LRAC as of the date hereof. Each such stockholder is an accredited investor as defined in Rule 501 of Regulation D, promulgated under the Securities Act. The affirmative vote of a majority of the holders of all of the outstanding shares of RTO Common Stock is the only vote of the holders of any class or series of the capital stock of RTO necessary to approve this Agreement and the Merger, and the affirmative vote of Oliver, who is the sole stockholder of RTO, has been obtained in compliance with the OGCA. No holders of LRAC Common Stock or RTO Common Stock have any appraisal rights under the relevant provisions of the DGCL and the OGCA.

                  (j) CERTAIN FEES. Neither LRAC nor RTO, nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for LRAC or RTO for any financial advisory, brokerage or finders' fees or commissions payable by LRAC or RTO in connection with the transactions contemplated hereby.

                  (k) HSR ACT STATUS. The "ultimate parent entities" of LRAC and RTO have, in the aggregate, "annual net sales" and "total assets" of less than $100,000,000, as such terms are defined under the HSR Act.

                  (l) NO AFFILIATION. Neither LRAC, RTO, Mullen nor Oliver have any ownership interest in Somerset or any affiliate of Somerset. Neither Somerset nor either

                                       19

         of the partners of its managing member have any ownership interest in LRAC or RTO, directly or indirectly.

                  (m) INVESTMENT REPRESENTATIONS. Each of Mullen and Oliver represents that: (i) he has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his prospective investment in the DI Common Stock; (ii) he has received all the information he has requested from DI and considers necessary or appropriate for deciding whether to enter into this Agreement; (iii) he has the ability to bear the economic risks of his prospective investment; and (iv) he has the capacity to protect its own interests in connection with this Agreement and the Merger.

                  (n) ENVIRONMENTAL MATTERS. Except for matters that in the aggregate would not have a material adverse effect on the financial condition, results of operations or business of RTO, (i) the properties, operations and activities of RTO comply with all applicable Environmental Laws; (ii) RTO and the properties and operations of RTO are not subject to any existing, pending or, to the knowledge of RTO, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by RTO under any Environmental Law in connection with any aspect of the business of RTO, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste ("RTO Environmental Permits"), have been duly obtained or filed and will remain valid and in effect after the Merger, and RTO is in compliance with the terms and conditions of all such RTO Environmental Permits; (iv) there are no physical or environmental conditions existing on any property of RTO or resulting from RTO's operations or activities, past or present, at any location that would give rise to any on-site or, to RTO's knowledge, off-site remedial obligations under any Environmental Law; (v) since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by RTO or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of RTO, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or threatened action, investigation, or inquiry by any governmental authority in connection with any Environmental Laws; (vi) there has been no exposure of any person or property to hazardous substances, solid waste, or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste, or any pollutant or contaminant into the environment by RTO or in connection with their properties or operations that could reasonably be expected to give rise to any claim for damages or compensation; and (vii) RTO shall make available to DI all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of RTO relating to any of the current or former properties or operations of RTO. There are no underground storage tanks on any property owned by RTO.

                                       20

                                   ARTICLE III
                  COVENANTS OF LRAC PRIOR TO THE EFFECTIVE TIME

         3.1 CONDUCT OF BUSINESS BY LRAC AND RTO PENDING THE MERGER. Each of LRAC and RTO (and Mullen and Oliver for the purposes of paragraphs (d) and (e) hereof) covenants and agrees that, from the date of this Agreement until the Effective Time, unless DI shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                  (a) It shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any of its capital stock or assets; (ii) amend or propose to amend its charter or bylaws; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding (provided, that RTO may distribute the Excess Assets to Oliver, its sole stockholder); (iv) redeem, purchase or acquire or offer to acquire, any of its capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(a); (vi) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) pay compensation or fringe benefits to any director, officer or employee;
         (viii) voluntarily incur any other obligation as liability other than under this Agreement and the agreements contemplated hereby; or (ix) enter into any business or activity of any kind whatsoever.

                  (b) It shall use its reasonable efforts (i) to preserve intact its business organization, (ii) to maintain in effect any of its authorizations or similar rights, (iii) to maintain and keep the Rigs and its other properties in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (iv) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it.

                  (c) It shall not make or agree to make any expenditure other than as may be necessary to maintain and insure its assets.

                  (d) It shall not acquire or agree to acquire any ownership interest in Somerset or any of its members, or otherwise enter into any transaction or arrangement with Somerset, its members, or any of their affiliates other than the mergers and other agreements and transactions contemplated pursuant to the terms hereof, or permit any of the foregoing to acquire any ownership interest in LRAC or RTO.

                  (e) Except as otherwise contemplated by this Agreement, it shall not take any action, or omit to take any action, that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. It

                                       21

         will use its best efforts to promptly advise DI orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on it.

                  (f)      RTO shall satisfy or eliminate the RTO Liabilities.

         3.2 REGISTRATION STATEMENT AND PROXY STATEMENT. LRAC and RTO shall cooperate with DI in preparing the Registration Statement and the Proxy Statement (as defined below in Section 4.3). Each of LRAC and RTO represents and agrees that the Registration Statement and Proxy Statement (with respect to information concerning LRAC or RTO provided by them specifically for use therein) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. LRAC or RTO will advise DI promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

         3.3 APPROVAL OF SHAREHOLDERS OF LRAC AND RTO. LRAC has obtained in accordance with the DGCL and the LRAC Charter and bylaws the approval of its stockholders to this Agreement and the Merger. RTO has obtained in accordance with the OGCA and the RTO Charter and bylaws the approval of its stockholders to this Agreement and the Merger.

         3.4 INQUIRIES AND NEGOTIATIONS. LRAC, RTO, their affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, LRAC or RTO or any business combination with LRAC or RTO (an "M/O Acquisition Transaction"). Unless and until this Agreement is terminated in accordance with Section 7.1 hereof, neither LRAC, RTO nor any of their officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than DI or Somerset Drilling Associates, L.L.C. ("Somerset"), any affiliate or associate of DI or Somerset, or any designees of DI or Somerset) concerning any M/O Acquisition Transaction.

         3.5 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, LRAC and RTO will give DI and its authorized representatives reasonable access to all employees, offices and other facilities and to all books and records of LRAC and RTO will permit DI to make such inspections as DI may reasonably require and will cause their officers to furnish DI with such information with respect to the properties of LRAC and RTO as DI may from time to time reasonably request.

         3.6 NONPUBLIC INFORMATION. To the extent DI discloses to LRAC or RTO material information with respect to DI and/or the DI Subsidiaries which has not been disclosed in the DI Commission Filings or otherwise publicly disclosed by DI, whether such disclosure is made pursuant to Section 4.7 or 4.8 of this Agreement or otherwise, neither LRAC, RTO nor any of their affiliates will divulge or disclose such information prior to such information becoming

                                       22

generally available to the public or use such information in a manner which is in violation of the Securities Act.

         3.7 AUDITED STATEMENTS. On or before May 31, 1996, each of LRAC and RTO shall provide to DI a balance sheet and income statement prepared in accordance with generally accepted accounting principles for the period ended April 30, 1996, audited in accordance with generally accepted auditing standards by the firm of Gross & Kimball, Certified Public Accountants, in the case of LRAC, and Lee Arbogast, CPA, in the case of RTO.

                                   ARTICLE IV
                   COVENANTS OF DI PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS BY DI PENDING THE MERGER. DI covenants and agrees that, from the date of this Agreement until the Effective Time, unless LRAC and RTO shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 4.1 of the DI Disclosure
Letter:

                  (a) The business of DI and the DI Subsidiaries shall be conducted only in, and DI and the DI Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; in addition, from and after the date of this Agreement, DI shall not, and shall not permit any of the DI Subsidiaries to, enter into any new drilling contracts with terms of six months or longer with respect to any of DI's drilling rigs, without giving prior written notice to LRAC and RTO.

                  (b) DI shall not , except as contemplated by this Agreement, directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any DI Subsidiary to issue, sell, pledge, dispose of or encumber, (A) any capital stock of DI or any DI Subsidiary except upon the exercise of options or warrants or upon conversion of any convertible securities of DI outstanding as of the date of this Agreement or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of DI or any DI Subsidiary; (ii) amend or propose to amend the respective charters or bylaws of DI or any DI Subsidiary; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the DI Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; or (v) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(b);
         (vi) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) enter into any employment or severance agreement with any director or officer, or with any employee if the compensation involved exceeds $100,000 per annum for employment agreements or a total of $50,000 for severance

                                       23

         agreements; (viii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any director, officer or employee; or (ix) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof, except as permitted hereunder.

                  (c) DI shall use its reasonable efforts (i) to preserve intact the business organization of DI and each of the DI Subsidiaries, (ii) to maintain in effect any authorizations or similar rights of DI and each of the DI Subsidiaries, (iii) to keep available the services of its and their current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it and the DI Subsidiaries, (v) to maintain and keep its properties and the properties of the DI Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the DI Subsidiaries.

                  (d) DI shall not make or agree to make, or permit any of the DI Subsidiaries to make or agree to make, any capital expenditure other than as previously disclosed in the DI Commission Filings or those made in the ordinary course of business and consistent with past practice.

                  (e) DI shall, and shall cause the DI Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on DI and the DI Subsidiaries, taken as a whole, and except for such obligations as DI or the DI Subsidiaries in good faith may dispute.

                  (f) Except as otherwise contemplated by this Agreement, DI shall not, and shall not permit any of the DI Subsidiaries to, take any action, or omit to take any action, that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. DI will use its reasonable efforts to promptly advise LRAC and RTO orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on DI and the DI Subsidiaries, taken as a whole.

         4.2 APPROVAL OF SHAREHOLDERS OF DI. Subject to the terms and conditions of Section 4.6, DI shall use its best efforts, in accordance with the Texas Business Corporation Act, the DI Charter and bylaws and the Articles of Incorporation and bylaws of DI, to obtain the approval of its stockholders and the stockholder's of DI of this Agreement and the Merger. Subject to the terms and conditions of Section 4.6, the Board of Directors of DI (i) shall recommend that the stockholders of DI and the stockholder's of DI vote to approve this Agreement and the Merger; (ii) shall use its reasonable efforts to solicit from stockholders of DI proxies or consents in favor

                                       24

of such adoption; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of such adoption.

         4.3 REGISTRATION STATEMENT AND PROXY STATEMENT. Promptly after the date of this Agreement, DI will prepare and file a registration statement (the "Registration Statement") on Form S-4 with the Commission under the Securities Act with respect to the offering, sale and delivery of the shares of DI Common Stock to be issued pursuant to the Merger and the mergers described in paragraph 6.1(i) and a proxy statement and related proxy materials (the "Proxy Statement") with respect to the meeting of stockholders of DI referred to in Section 4.2; and will use their best efforts to cause such Registration Statement to become effective as soon as practicable after filing. DI agrees that the Registration Statement and the Proxy Statement (except with respect to information concerning LRAC or RTO furnished by or on behalf of them specifically for use therein, for which information they shall be responsible) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. DI will advise LRAC and RTO in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement or the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law. The date on which the Proxy Statement is mailed to stockholders of DI is hereinafter referred to as the "Mailing Date."

         4.4 RESERVATION OF DI STOCK. Subject to the increase in the number of authorized shares of DI Common Stock to be effected by the merger described in paragraph 6.1(h), DI shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of DI Common Stock as may be issuable upon consummation of the Merger.

         4.5 AMERICAN STOCK EXCHANGE LISTING. DI shall use all reasonable efforts to cause the shares of DI Common Stock to be issued in the Merger to be approved for listing on the American Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

         4.6 INQUIRIES AND NEGOTIATIONS. DI, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, DI or any of the DI Subsidiaries or any business combination with DI or any of the DI Subsidiaries, except for those identified in Section 4.6 of the DI Disclosure Letter (the "Current Discussions"). Except with respect to the Current Discussions, DI may, directly or indirectly, furnish information and access only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving DI, or any DI Subsidiary or division of DI, if such entity or group has submitted a written proposal to the Board of Directors of DI relating to any such transaction and the Board of Directors of DI by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would

                                       25

constitute a breach of the Board of Directors' fiduciary duty. The Board of Directors of DI shall provide a copy of any such written proposal and any such opinion to LRAC and RTO immediately after receipt thereof and thereafter keep LRAC and RTO promptly advised of any development with respect thereto. Except as set forth above, neither DI or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than LRAC and RTO, any affiliate or associate of them or any designees of them or as contemplated by this Agreement) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving DI or any subsidiary or division of DI (a "DI Acquisition Transaction"); provided, however, that nothing herein shall prevent the Board of Directors of DI from taking, and disclosing to DI's shareholders a position contemplated by Rules 14d-9 and 14e- 2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board of Directors of DI shall not recommend that the shareholders of DI tender their DI Shares in connection with any such tender offer unless the Board of Directors of DI by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of such Board's fiduciary duty.

         4.7 FINANCIAL STATEMENTS OF DI. As soon as practicable but in any event within 30 days after the end of each calendar month commencing with April 1996 through the Effective Time or earlier termination of this Agreement in accordance with Section 7.1, DI will deliver to LRAC and RTO unaudited consolidated and consolidating balance sheets of DI and the DI Subsidiaries as at the end of such calendar month, together with unaudited summaries of consolidated earnings of DI and the DI Subsidiaries for such calendar month. As soon as practicable but in any event within 45 days after the end of each fiscal quarter of DI, commencing with March 31, 1996, through the Effective Time or earlier termination of this Agreement in accordance with Section 7.1, DI will deliver to LRAC and RTO unaudited consolidated and consolidating balance sheets of DI and the DI Subsidiaries as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the related unaudited statements of consolidated income and cash flows for the fiscal quarters then ended. All such financial statements of DI shall present fairly, in all material respects, the financial position, results of operations and cash flows of DI and the DI Subsidiaries as at or for the periods indicated (and, in the case of all such financial statements which are interim financial statements, shall contain all adjustments necessary so to present fairly) and shall be prepared in accordance with generally accepted accounting principles (other than to omit certain footnotes which might be required thereby and subject, in the case of interim financial statements, to normal year-end adjustments) consistent with past practice, except as otherwise indicated in such statements. All such financial statements of DI shall be certified, on behalf of DI, by the President and the chief financial officer of DI.

         4.8 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, DI will give LRAC and RTO and their authorized representatives reasonable access to all employees, offices and other facilities and to all books and records of DI and the DI Subsidiaries, will permit LRAC and RTO to make such inspections as they may reasonably require and will cause DI's officers and those of the DI Subsidiaries to furnish LRAC and RTO with such financial and

                                       26

operating data and other information with respect to the business and properties of DI and the DI Subsidiaries as LRAC or RTO may from time to time reasonably request.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1      ACCOUNTANTS' LETTERS.

                  (a) LRAC and RTO shall use their reasonable efforts to cause the firm of Gross & Kimball, Certified Public Accountants, in the case of LRAC, and Lee Arbogast, CPA, in the case of RTO, to deliver a letter dated as of the date of the Proxy Statement, and addressed to themselves and DI, in form and substance reasonably satisfactory to DI and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

                  (b) DI shall use its reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated as of the date of the Proxy Statement, and addressed to itself and LRAC and RTO in form and substance reasonably satisfactory to LRAC and RTO and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

         5.2 FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, LRAC, RTO and DI shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and
(iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         5.3 NOTIFICATION OF CERTAIN MATTERS. LRAC and RTO shall give prompt notice to DI, and DI shall give prompt notice to LRAC and RTO, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure of LRAC, RTO or DI, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.4 AGREEMENT TO DEFEND. If any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or

                                       27

seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         5.5 EXPENSES. DI agrees to pay the reasonable legal fees and disbursements of LRAC and RTO incurred in connection with the organization of LRAC and the negotiation, preparation and performance of this Agreement and the agreements and transactions contemplated hereby, up to a maximum of $60,000. Except as set forth above, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2.

         5.6 DI'S BOARD OF DIRECTORS. DI's Board of Directors will recommend to the shareholders of DI that the individuals set forth on Exhibit "A" be elected at the meeting of the shareholders of DI referred to in Section 4.2 hereof.

         5.7      INDEMNIFICATION.

                  (a) From and after the Effective Time, DI and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless Mullen, Oliver and each other person who is an officer or director of LRAC or RTO against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation whether asserted or claimed prior to, or at or after, the Effective Time to the extent, and only to the extent, such claim arises from any untrue statement of a material fact in the Registration Statement and Proxy Statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such claim is subject to indemnification pursuant to Section 5.7(b) hereof (and DI and the Surviving Corporation will pay expenses in advance of final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law).

                  (b) Mullen and Oliver shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless DI, the Surviving Corporation, the DI Subsidiaries, and any officer or director of the foregoing against all losses, claims, damages costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether asserted or claimed prior to, or at or after, the Effective Time, to the extent, and only to the extent, such claim arises from (i) any untrue statement of material fact in the Registration Statement and Proxy Statement or omission to state any material fact required to be stated therein or necessary to make the statements therein not misleading which is made or omitted in reliance on and in conformity with written information provided by Mullen or Oliver or any of their representatives or affiliates specifically for use therein or (ii) any breach of any representation or warranty of Mullen, Oliver, LRAC or RTO that survives the Effective Time in accordance with Section 7.4 (and Mullen and

                                       28

         Oliver will pay expenses in advance of final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law). In addition, Oliver shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless DI, the Surviving Corporation, the DI Subsidiaries, and any officer or director of the foregoing against all liabilities of RTO arising prior to the Effective Time to which any of them may become subject by reason of the Merger.

                  (c) The defense of any such claim, action, suit, proceeding or investigation shall be conducted by the indemnifying party. If the indemnifying party has failed to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any indemnified party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this
         Section 5.7 except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys' fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

                  (d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each indemnified party, his heirs and his representatives.

         5.8 TAX OPINION. DI covenants and agrees that during the two-year period following the Merger it will not sell or otherwise dispose of assets of LRAC and RTO vested in the Surviving Corporation, other than in the ordinary course of business, having a fair market value in excess of 10% of the fair market value of the net assets or 30% of the fair market value of the gross assets of LRAC and RTO as of the Effective Time, without first obtaining an opinion of counsel that such sale or disposition will not affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         5.9 TAX RETURNS. Mullen and Oliver agree to cause Tax Returns to be filed for LRAC and RTO for any taxable periods ending on or as of the Closing, including specifically but not limited to the federal income tax returns for the foregoing which are required with respect to the short taxable years ending on the Closing.

         5.10 OTHER AGREEMENTS. Mullen and Oliver agree to execute and deliver at the Closing a Non-Competition Agreement in the form of Exhibit F hereto (the "Non-Competition Agreement") and to cause U.S. Rig and Equipment, Inc. ("USRE") and Mike Mullen Energy

                                       29

Equipment Resource, Inc. ("MME") to execute and deliver the Non-Competition Agreement at the Closing.

         5.11 INTERIM FINANCING. DI shall be permitted to borrow from Norex Drilling, Ltd. ("Norex") prior to the Closing up to Three Million Dollars ($3,000,000), with such loan (i) bearing interest at the rate of twelve percent (12%) per annum, (ii) being secured by a pledge of the receivables of DI and the DI Subsidiaries (the "Norex Lien"), (iii) maturing on the Closing Date, and (iv) being otherwise made pursuant to terms and conditions deemed appropriate by DI.

         5.12 STORAGE OF RIGS. Oliver agrees that, after the Closing Date, the Rigs that are currently stored at locations owned, directly or indirectly, by Oliver may be stored by DI free of charge at their present location.

                                   ARTICLE VI
                                   CONDITIONS

         6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of DI, as may be required by law, by the rules of the American Stock Exchange and by any applicable provisions of their charters or bylaws.

                  (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger.

                  (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission.

                  (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of DI, the Surviving Corporation and their subsidiaries, taken as a whole after consummation of the Merger.

                                       30

                  (f) The shares of DI Common Stock issuable upon consummation of the Merger shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

                  (g) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which in the aggregate would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained.

                  (h) The mergers provided for in the Agreement and Plan of Merger of even date herewith by and among Somerset, Somerset Investment Corp. and DI shall have become effective in accordance with and as provided in that Agreement.

                  (i) The subscription of Norex for 4,000 shares of DI Series B Preferred Stock, and the related DI Series B Warrants, shall have been canceled and the subscription price of $4 million shall have been repaid with the proceeds of a Credit Agreement in substantially the form of Exhibit B hereto between DI and Norex, and such Credit Agreement shall be in full force and effect.

                  (j) The Cash Option shall be in compliance in all material respects with, or DI shall have obtained appropriate exemptions with respect to the Cash Option from, all federal and state laws, including, without limitation, Section 14 of the Exchange Act and Rules 10b-6 and 10b-13 promulgated under the Exchange Act.

                  (k) The Registration Rights Agreement of even date herewith among DI, Oliver and certain other principal shareholders of DI shall be in full force and effect.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF DI. The obligation of DI to effect the Merger is, at the option of DI, also subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of LRAC and RTO contained in Section 2.2 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Mailing Date or the Closing Date, in each case as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by LRAC and RTO on or before the Mailing Date or the Closing Date, as the case may be, shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Mailing Date or the Closing Date, as the case may be, and signed by the chief executive officers of LRAC and RTO shall have been delivered to DI.

                  (b) Since the date of this Agreement, neither LRAC nor RTO shall have suffered any damage, destruction or loss materially adversely affecting its property and DI

                                       31

         shall have received a certificate signed by the chief executive officers of LRAC and RTO dated the Closing Date to such effect.

                  (c) DI shall have received from Novakov, Davidson & Flynn, counsel to LRAC, an opinion dated the Closing Date, covering the matters set forth in Exhibit C.

                  (d) DI shall have received from Short Wiggins Margo & Adler, counsel to RTO, an opinion dated the Closing Date, covering the matters set forth in Exhibit D.

                  (e) The Non-Competition Agreement shall have been executed and delivered by Mullen, Oliver, USRE and MME.

                  (f) The RTO Liabilities shall have been satisfied or otherwise eliminated to the satisfaction of DI.

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF LRAC AND RTO. The obligation of LRAC and RTO to effect the Merger is, at the option of LRAC and RTO, also subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of DI contained in
         Section 2.1 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Mailing Date or the Closing Date, in each case as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by DI on or before the Mailing Date or the Closing Date, as the case may be, shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Mailing Date or the Closing Date, as the case may be, and signed by the chief executive officer of DI shall have been delivered to LRAC and RTO.

                  (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, shall have occurred, and DI and the DI Subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the property or business of DI and the DI Subsidiaries, taken as a whole, and LRAC and RTO shall have received a certificate signed by the chief executive officer of DI dated the Closing Date to such effect. (It is specifically acknowledged that the continuing accrual of operating losses by DI and the DI Subsidiaries at a rate which does not exceed the rate at which operating losses were accrued by DI and the DI Subsidiaries, on a consolidated basis, during the year ending December 31, 1995, shall not be considered a material adverse change.)

                  (c) DI shall have taken such action as may be necessary to elect the persons designated pursuant to Section 5.6 to the DI Board of Directors effective as of the Effective Time.

                                       32

                  (d) LRAC and RTO shall have received from Cokinos, Bosien & Young, counsel to DI, an opinion dated the Closing Date covering the matters set forth in Exhibit E.

                  (e) DI shall have executed and issued to the stockholders of LRAC and RTO warrants in the form of Exhibit G hereto to purchase up to an aggregate of 1,720,000 shares of DI Common Stock. The warrants shall be issued in the same proportion that shares of DI Common Stock are issued pursuant to the Merger.

                  (f)      Norex shall have released the Norex Lien.

                  (g) The Shareholders Agreement of even date herewith among Somerset and certain of the principal shareholders of LRAC, RTO and DI shall have been executed and delivered by Somerset, Norex Drilling and Pronor (as defined therein).

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of
DI:

                  (a)      by mutual consent of DI and LRAC and RTO;

                  (b) by either DI or LRAC and RTO if (i) the Merger has not been effected on or before October 31, 1996, (ii) a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered, or (iii) the required approval of the stockholders of DI provided for in Section 4.2 is not obtained;

                  (c) by DI if (i) since the date of this Agreement there has been a material adverse change in the financial condition of LRAC and RTO or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by LRAC or RTO which breach has not been cured within twenty business days following receipt by LRAC and RTO of notice of such breach; or

                  (d) by LRAC and RTO if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of DI and the DI Subsidiaries, taken as a whole, or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by DI which breach has not been cured within twenty business days following receipt by DI of notice of such breach.

                                       33

         7.2      EFFECT OF TERMINATION.

                  (a) In the event of any termination of this Agreement pursuant to Section 7.1, (i) the provisions Section 5.5 shall survive any such termination, and (ii) such termination shall not relieve any party from liability for any breach of this Agreement.

                  (b) In the event of any termination of this Agreement pursuant to Section 7.1(b)(iii) or Section 7.1(d)(ii), LRAC and RTO would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate LRAC and RTO, DI agrees to pay to them, as their sole and exclusive remedy, an amount equal to all of the expenses incurred by LRAC and RTO in connection with this Agreement, the negotiations leading to its execution, their examination and investigation of DI, the preparation and negotiation of the Agreement and related agreements, and in all other ways related to the Merger, including, but not limited to, all fees and expenses incurred by LRAC and RTO to investment bankers, accountants, attorneys and other agents, plus the sum of $500,000 in the case of a termination pursuant to
         Section 7.1(d)(ii) or $250,000 in the case of a termination pursuant to
         Section 7.1(b)(iii) as liquidated damages immediately upon termination. It is specifically agreed that such amount represents liquidated damages and not a penalty.

                  (c) If the Merger is not consummated for any reason other than as a result of a material breach by LRAC or RTO of any of their representations, covenants or agreements contained in this Agreement, and if, prior to December 31, 1996, DI, or their stockholders, publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a DI Acquisition Transaction, DI agrees to pay to LRAC and RTO an amount equal to thirty-three and one-third percent (33.3%) of the difference between the consideration to be paid in the DI Acquisition Transaction (including any and all distributions from DI to its stockholders from the date hereof through the later of such announcement, letter of intent, agreement or consummation) and $75 million. If such DI Acquisition Transaction involves less than all of the outstanding securities or assets of DI, the consideration to be paid in such DI Acquisition Transaction shall be deemed to be the amount that would have been attributable to all of such outstanding securities or assets, as the case may be, if all of the same had been sold for a total consideration proportionate to that paid for the portion thereof actually sold (or with respect to which an agreement was reached or letter executed, as the case may be).

                  (d) Any amounts payable to LRAC and RTO pursuant to this Section shall be allocated among them as follows: LRAC - 71.273% and RTO - 28.727%.

         7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of DI, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL and the OGCA. The waiver by any party hereto of any

                                       34

condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         7.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, Article VII, Section 2.2 (g), Sections
2.2 (e), 5.5, 5.7 and 5.8, the Shareholders Agreement and the Non-Competition Agreement.

         7.5 PUBLIC STATEMENTS. LRAC, RTO and DI agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

         7.6 REORGANIZATION STATUS. The parties hereto acknowledge that the closing of the transactions contemplated hereunder is not contingent upon the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         7.7 NO OTHER REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in Article II, none of the parties to this Agreement have made any representation or warranty whatsoever to any of the other parties to this Agreement, and each such party hereby disclaims all liability and responsibility for any other representation, warranty, statement, or information made or communicated (orally or in writing) to the other party by any person, including without limitation their representatives, officers or directors. Mullen, Oliver, LRAC and RTO acknowledge that neither DI nor any of the DI Subsidiaries have made any representation or warranty whatsoever relating to the tax consequences of the Merger or the other transactions contemplated herein.

         7.8 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

         7.9 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission or
(iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

                                       35

if to Mullen or LRAC:                       Land Rig Acquisition Corp.
                                            8411 Preston Road
                                            Suite 730, LB2
                                            Dallas, Texas 75225
                                            Attention:  Mike L. Mullen
                                            Telecopier No.:  (214) 692-6101

with a copy to:                             Steven D. Davidson, Esq.
                                            Novakov, Davidson & Flynn
                                            Telecopier No.: (214) 969-7557

if to Oliver or RTO:                        R.T. Oliver, Inc.
                                            6601 S.W. 29th Street
                                            Oklahoma City, Oklahoma 73179
                                            Attention: Roy T. Oliver, Jr.
                                            Telecopier No.: (405) 745-4557

with a copy to:                             S. Thomas Adler, Esq.
                                            Short Wiggins Margo & Adler
                                            3100 Oklahoma Tower
                                            210 Park Avenue
                                            Oklahoma City, Oklahoma  73102
                                            Telecopier No.:  (405) 235-7025

if to DI or Sub:                            DI Industries, Inc.
                                            450 Gears Road, Suite 625
                                            Houston, Texas 77067
                                            Attention:  President
                                            Telecopier No.: (713) 874-0193

with a copy to:                             Casey W. Doherty, Esq.
                                            Cokinos, Bosien & Young
                                            1500 Liberty Tower
                                            2919 Allen Parkway
                                            Houston, Texas  77019
                                            Telecopier No.:  (713) 535-5533

or such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.9. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof. Exclusive venue shall lie in Harris County, Texas, for any

                                       36

action brought with respect to the interpretation or enforcement of the terms of this Agreement or otherwise relating to the Merger, or the other transactions contemplated herein.

         7.11 SEVERABILITY. If any term, provision covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         7.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         7.13 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         7.14 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Section 5.7.

         7.15 DISCLOSURE LETTER. The DI Disclosure Letter, executed by DI as of the date hereof, and delivered to LRAC and RTO on the date hereof, contains all disclosure required to be made by DI under the various terms and provisions of this Agreement. Each item of disclosure set forth in the DI Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

         7.16 CONSENT TO SPECIFIC PERFORMANCE. The parties hereto agree that it is impossible to measure the monetary damage that would accrue to a party by reason of a failure by any other party to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the party seeking such relief has an adequate remedy at law.

                                       37

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                               DI INDUSTRIES, INC.

                               By:/s/  IVAR SIEM
                               Name:   Ivar Siem
                               Title:  President and Chief Executive Officer


                               DI MERGER SUB, INC.

                               By:/s/  IVAR SIEM
                               Name:   Ivar Siem
                               Title:  President and Chief Executive Officer


                               R.T. OLIVER, INC.

                               By:/s/ ROY T. OLIVER, JR.
                               Name:  Roy T. Oliver, Jr.
                               Title: President

                               Attest:

                               By:/s/ MIKE OLIVER
                               Name:  Mike Oliver
                               Title: Secretary


                               LAND RIG ACQUISITION CORP.

                               By:/s/  MIKE L. MULLEN
                               Name:   Mike L. Mullen
                               Title:  President


                                  /s/  MIKE L. MULLEN
                                       Mike L. Mullen

                                  /s/ ROY T. OLIVER, JR.
                                      Roy T. Oliver, Jr.

                                       38

                                                                      SCHEDULE A

                               DESCRIPTION OF RIGS


Schedule A to this agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant hereby agrees to provide a copy of Schedule A to the Commission upon its request.

                                       39

                                                                      SCHEDULE B

                            LIST OF LRAC SHAREHOLDERS


Schedule B to this agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant hereby agrees to provide a copy of Schedule B to the Commission upon its request.

                                       40

                                                                      SCHEDULE C

                                  EXCESS ASSETS


Schedule C to this agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant hereby agrees to provide a copy of Schedule C to the Commission upon its request.

                                       41

                                                                      SCHEDULE D

                                 RTO LIABILITIES


Schedule D to this agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant hereby agrees to provide a copy of Schedule D to the Commission upon its request.

                                       42

                                                                       EXHIBIT A

                                 BOARD DESIGNEES

                               William R. Ziegler
                                    Ivar Siem
                               Roy T. Oliver, Jr.
                                Steven A. Webster
                                  Peter M. Holt

                                       43

                                                                       EXHIBIT B

                            FORM OF CREDIT AGREEMENT



The Form of Credit Agreement referenced hereto as Exhibit B does not differ in any material respect from the Form of Credit Agreement filed as Exhibit 10.18 to this Registration Statement. As such, the Form of Credit Agreement has not been included as an exhibit to this agreement.

                                       44
                                                                       EXHIBIT C

               FORM OF LEGAL OPINION OF NOVAKOV, DAVIDSON & FLYNN

D I Industries, Inc.,
         and
DI Merger Sub, Inc.
450 Gears Road
Suite 625
Houston, Texas   77067

Somerset Investment Corp.,
Somerset Capital Partners
         and
Somerset and Drilling Associates, L.L.C.
69 Delaware Avenue
Buffalo, New York  14202

Roy T. Oliver, Jr.
         and
R.T. Oliver, Inc.
6601 S.W. 29th Street
Oklahoma City, Oklahoma 73179

Gentlemen:

                  We have acted as counsel to Mike L. Mullen, an individual ("Mullen"), Land Rig Acquisition Corp., a Delaware corporation ("LRAC"), Mike Mullen Energy Equipment Resource, Inc., a Texas corporation ("MMEER"), and GCT Investments, Inc., a Texas corporation ("GCT"), in connection with (i) the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 7, 1996, among DI Industries, Inc., a Texas corporation ("DI"), DI Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of DI ("Sub"), Mullen, Roy T. Oliver, Jr., an individual ("Oliver"), LRAC and Roy T. Oliver, Inc., an Oklahoma corporation ("RTO"), and the related merger of Sub and RTO with and into LRAC (the "Merger"), (ii) the Non-Competition Agreement dated as of the date hereof among DI, Mullen, Oliver, U.S. Rig and Equipment, Inc., an Oklahoma corporation ("USR&E"), and MMEER (the "Non-Competition Agreement"), and (iii) the Registration Rights Agreement dated May 7, 1996, among DI, Somerset Drilling Associates, L.L.C., Norex Drilling, Ltd., Oliver, USR&E, MMEER, and GCT (the "Registration Rights Agreement"). This opinion is being delivered pursuant to
Section 6.2(c) of the Merger Agreement. Capitalized terms used but not defined herein are used with the same meanings as set forth in the Merger Agreement.

                                       45

                  In connection with the offer, sale and delivery of the shares of DI Common Stock to be issued to the shareholders of LRAC and RTO pursuant to the Merger, DI has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form S-4 (File No. _____) (the "Registration Statement"), including a Proxy Statement/Prospectus of DI (as amended at the time the Registration Statement became effective, the "Registration Statement" and the "Proxy Statement/Prospectus," respectively).

                  Before rendering the opinions expressed below, we examined the Registration Statement, the Proxy Statement/Prospectus, the Merger Agreement, the Non-Competition Agreement, the Registration Rights Agreement and originals or copies of such corporate records of MMEER, GCT and LRAC, and such agreements and other documents and instruments as we deemed necessary for the purposes of rendering the opinions set forth below. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our examination of the corporate documents, records and instruments of MMEER, GCT and LRAC, and other documents or writings, we have relied, to the extent we deemed appropriate, upon the representations and warranties made by LRAC in the Merger Agreement, and upon certificates and other communications of public officials and corporate officers of MMEER, GCT and LRAC without further investigation as to the facts set forth therein. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the truthfulness of all statements of facts contained therein, and the due authorization, execution and delivery by each of the parties other than Mullen, LRAC, MMEER and GCT of all documents to which they are parties that were examined by us (including, but not limited to, the Merger Agreement, the Non-Competition Agreement and the Registration Rights Agreement). In addition, we made, except to the extent hereinafter expressly stated, such other investigations as we deemed necessary or appropriate for the purposes of rendering the opinions expressed below, including, without limitation, commissioning and reviewing a search of the public records of those states and localities in which any of the Rigs or LRAC is located with respect to liens or encumbrances of record.

                  Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that:

                  (i) LRAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of GCT and MMEER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Each of MMEER, GCT and LRAC has all requisite corporate power and authority to carry on its business as now being conducted;

                  (ii) The certificate of merger prepared for filing with the Secretary of State of Delaware in connection with the Merger complies in all material respects with the requirements of the Delaware General Corporation Law ("DGCL") and upon filing of such certificate with the Secretary of State of Delaware and compliance with the provisions of the Oklahoma General Corporation Act ("OGCA") regarding mergers of Oklahoma corporations with non-Oklahoma

                                       46

corporations, the Merger will become effective in accordance with the terms of the Merger Agreement and the applicable provisions of the DGCL and the OGCA;

                  (iii) The affirmative vote of the holders of a majority of the shares of Common Stock of LRAC outstanding on the record date for the approval of the stockholders of LRAC obtained in accordance with Section 3.3 of the Merger Agreement is the only vote of the holders of any class or series of the capital stock of LRAC necessary to approve the Merger Agreement and the Merger, and such approval has been unanimously obtained;

                  (iv) LRAC has the requisite corporate power to merge with Sub and RTO as contemplated by the Merger Agreement;

                  (v) The execution and delivery of the Merger Agreement did not, and the consummation of the Merger will not, violate any provisions of Certificate of Incorporation or Bylaws of LRAC; the execution and delivery of the Non-Competition Agreement and the Registration Rights Agreement did not, and the performance of the Non-Competition Agreement and the Registration Rights Agreement will not, violate any provisions of Certificate of Incorporation or Bylaws of MMEER; the execution and delivery of the Registration Rights Agreement did not, and the performance of the Registration Rights Agreement will not, violate any provisions of Certificate of Incorporation or Bylaws of GCT;

                  (vi) The Merger Agreement has been duly and validly authorized, executed and delivered by LRAC and is a valid and binding agreement of LRAC, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; the Registration Rights Agreement has been duly and validly authorized, executed and delivered by each of MMEER and GCT and is a valid and binding agreement of each of MMEER and GCT, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; and the Non-Competition Agreement has been duly and validly authorized, executed and delivered by MMEER; and

                  (vii) To our knowledge, LRAC and RTO collectively have good and indefeasible title to the Rigs as defined in the Merger Agreement, free and clear of any liens or encumbrances.

                  (viii) None of the shareholders of LRAC have any appraisal rights under the TBCA in connection with the Merger.

                  With respect to the opinion expressed in paragraph (vi) above, we express no opinion as to the availability of specific performance, injunctive relief, reformation or any other equitable remedies with respect to the enforcement of any provision contained in the Merger Agreement, the Registration Rights Agreement or the Non-Competition Agreement, and we have further assumed that the Merger Agreement, the Registration Rights Agreement and the NonCompetition have been duly executed and delivered by the parties thereto other than Mullen,

                                       47

LRAC, GCT and MMEER and constitute the legal, valid and binding obligation of each of such other parties, enforceable in accordance with their terms.

                  Whenever any opinion expressed herein with respect to the existence or absence of facts is qualified by the phrase "to our knowledge" such phrase indicates that, except as otherwise expressed, (i) no information has come to the attention of any partner or associate of this firm who has devoted substantive attention to the transactions contemplated by the Merger Agreement that has given any such person actual knowledge of the existence of such facts,
(ii) we have not undertaken any independent investigation to determine the existence or absence of such facts and (iii) no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of Mullen, LRAC, GCT and MMEER or our expression of such opinion.

                  In rendering the foregoing opinions, we render no opinion as to any matters governed by any laws other than the laws of the State of Texas, the applicable provisions of the DGCL and the applicable federal laws of the United States of America. The opinions and statements expressed herein are solely for your benefit and may not be relied upon by any other person without our prior written permission.

                                                  Very truly yours,

                                                  NOVAKOV, DAVIDSON & FLYNN,
                                                  A Professional Corporation

                                       48
                                                                       EXHIBIT D

              FORM OF LEGAL OPINION OF SHORT WIGGINS MARGO & ADLER

D I Industries, Inc.,
         and
DI Merger Sub, Inc.
450 Gears Road
Suite 625
Houston, Texas   77067

Somerset Investment Corp.
Somerset Capital Partners
         and
Somerset and Drilling Associates, L.L.C.
69 Delaware Avenue
Buffalo, New York  14202

Mike L. Mullen
         and
Land Rig Acquisition Corp.
8411 Preston Road
Suite 730, LB2
Dallas, Texas 75225


Gentlemen:

                  We have acted as counsel to Roy T. Oliver, Jr., an individual ("Oliver"), R.T. Oliver, Inc., an Oklahoma corporation ("RTO"), and U. S. Rig and Equipment, Inc., an Oklahoma corporation ("USR&E"), in connection with (i) the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 7, 1996, among DI Industries, Inc., a Texas corporation ("DI"), DI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DI ("Sub"), Mike
L. Mullen, an individual ("Mullen"), Oliver, Land Rig Acquisition Corp., a Delaware corporation ("LRAC"), and RTO, and the related merger of Sub and RTO with and into LRAC (the "Merger"), (ii) the Non-Competition Agreement dated as of the date hereof among DI, Mullen, Oliver, USR&E, and Mike Mullen Energy Equipment Resource, Inc., a Texas corporation ("MMEER") (the "Non-Competition Agreement"), and (iii) the Registration Rights Agreement dated May 7, 1996, among DI, Somerset Drilling Associates, L.L.C., Norex Drilling, Ltd., Oliver, USR&E, MMEER and GCT Investments, Inc. (the "Registration Rights Agreement"). This opinion is being delivered pursuant to Section 6.2(d) of the Merger Agreement. Capitalized terms used but not defined herein are used with the same meanings as set forth in the Merger Agreement.

                                       49

                  In connection with the offer, sale and delivery of the shares of DI Common Stock to be issued to the shareholders of LRAC and RTO pursuant to the Merger, DI has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form S-4 (File No. _____) (the "Registration Statement"), including a Proxy Statement/Prospectus of DI (as amended at the time the Registration Statement became effective, the "Registration Statement" and the "Proxy Statement/Prospectus," respectively).

                  Before rendering the opinions expressed below, we examined the Registration Statement, the Proxy Statement/Prospectus, the Merger Agreement, the Non-Competition Agreement, the Registration Rights Agreement and originals or copies of such corporate records of RTO and USR&E, and such agreements and other documents and instruments as we deemed necessary for the purposes of rendering the opinions set forth below. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our examination of the corporate documents, records and instruments of RTO and USR&E, and other documents or writings, we have relied, to the extent we deemed appropriate, upon the representations and warranties made by RTO in the Merger Agreement, and upon certificates and other communications of public officials and corporate officers of RTO and USR&E without further investigation as to the facts set forth therein. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the truthfulness of all statements of facts contained therein, and the due authorization, execution and delivery by each of the parties other than Oliver, RTO and USR&E of all documents to which they are parties that were examined by us (including, but not limited to, the Merger Agreement, the Non-Competition Agreement and the Registration Rights Agreement). In addition, we made, except to the extent hereinafter expressly stated, such other investigations as we deemed necessary or appropriate for the purposes of rendering the opinions expressed below, including, without limitation, commissioning and reviewing a search of the public records of those states and localities in which any of the Rigs or RTO is located with respect to liens or encumbrances of record.

                  Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that:

                  (i) RTO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. USR&E is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. Each of RTO and USR&E has all requisite corporate power and authority to carry on its business as now being conducted;

                  (ii) The certificates of merger prepared for filing with the Secretary of State of Delaware and the Secretary of State of Oklahoma in connection with the Merger comply in all material respects with the requirements of the Delaware General Corporation Law ("DGCL") and the Oklahoma General Corporation Act ("OGCA"), respectively, and upon filing of such certificates with the Secretary of State of Delaware and the Secretary of State of Oklahoma, the

                                       50

Merger will become effective in accordance with the terms of the Merger Agreement and the applicable provisions of the DGCL and the OGCA;

                  (iii) The affirmative vote of the holders of a majority of the shares of Common Stock of RTO outstanding on the record date for the approval of the stockholders of RTO obtained in accordance with Section 3.3 of the Merger Agreement is the only vote of the holders of any class or series of the capital stock of RTO necessary to approve the Merger Agreement and the Merger, and such approval has been unanimously obtained;

                  (iv) RTO has the requisite corporate power to merge with Sub and LRAC as contemplated by the Merger Agreement;

                  (v) The execution and delivery of the Merger Agreement did not, and the consummation of the Merger will not, violate any provisions of Certificate of Incorporation or Bylaws of RTO; the execution and delivery of the Non-Competition Agreement did not, and the performance of the Non-Competition will not, violate any provisions of Certificate of Incorporation or Bylaws of USR&E; the execution and delivery of the Registration Rights Agreement did not, and the performance of the Registration Rights Agreement will not, violate any provision of the Certificate of Incorporation or Bylaws of USR&E;

                  (vi) The Merger Agreement has been duly and validly authorized, executed and delivered by RTO and is a valid and binding agreement of RTO, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; the Registration Rights Agreement has been duly and validly authorized, executed and delivered by USR&E and is a valid and binding agreement of USR&E, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; and the NonCompetition Agreement has been duly and validly authorized, executed and delivered by USR&E; and

                  (vii) To our knowledge, LRAC and RTO collectively have good and indefeasible title to the Rigs as defined in the Merger Agreement, free and clear of any liens or encumbrances.

                  (viii) None of the shareholders of RTO have any appraisal rights under the OGCA in connection with the Merger.

                  With respect to the opinion expressed in paragraph (vi) above, we express no opinion as to the availability of specific performance, injunctive relief, reformation or any other equitable remedies with respect to the enforcement of any provision contained in the Merger Agreement, the Registration Rights Agreement or the Non-Competition Agreement, and we have further assumed that the Merger Agreement, the Registration Rights Agreement and the NonCompetition have been duly executed and delivered by the parties thereto other than Oliver, RTO and USR&E and constitute the legal, valid and binding obligation of each of such other parties, enforceable in accordance with their terms.

                                       51

                  Whenever any opinion expressed herein with respect to the existence or absence of facts is qualified by the phrase "to our knowledge" such phrase indicates that, except as otherwise expressed, (i) no information has come to the attention of any partner or associate of this firm who has devoted substantive attention to the transactions contemplated by the Merger Agreement that has given any such person actual knowledge of the existence of such facts,
(ii) we have not undertaken any independent investigation to determine the existence or absence of such facts and (iii) no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of Oliver, RTO and USR&E or our expression of such opinion.

                  In rendering the foregoing opinions, we render no opinion as to any matters governed by any laws other than the laws of the State of Oklahoma, the applicable provisions of the DGCL and the applicable federal laws of the United States of America. The opinions and statements expressed herein are solely for your benefit and may not be relied upon by any other person without our prior written permission.

                                          Very truly yours,

                                          WIGGINS MARGO & ADLER

                                       52

                FORM OF LEGAL OPINION OF COKINOS, BOSIEN & YOUNG

Somerset Investment Corp.,
Somerset Capital Partners
         and
Somerset and Drilling Associates, L.L.C.
69 Delaware Avenue
Buffalo, New York  14202

Roy T. Oliver, Jr.
         and
R.T. Oliver, Inc.
6601 S.W. 29th Street
Oklahoma City, Oklahoma 73179

Mike L. Mullen
         and
Land Rig Acquisition Corp.
8411 Preston Road
Suite 730, LB2
Dallas, Texas 75225

Gentlemen:

                  We have acted as counsel to DI Industries, Inc., a Texas corporation ("DI"), and DI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DI ("Sub"), in connection with (i) the Agreement and Plan of Merger (the "Somerset Merger Agreement") dated as of May 7, 1996, between DI and Somerset Investment Corp., a Texas corporation ("Somerset Sub"), and the related merger of Somerset Sub with and into DI (the "Somerset Merger"), (ii) the Agreement and Plan of Merger (the "M/O Merger Agreement" and, together with the Somerset Merger Agreement, the "Merger Agreements") dated as of May 7, 1996, among DI, Sub, Mike L. Mullen, an individual ("Mullen"), Roy T. Oliver, Jr., an individual ("Oliver"), R.T. Oliver, Inc., an Oklahoma corporation ("RTO"), and Land Rig Acquisition Corp., a Delaware corporation ("LRAC"), and the related mergers of RTO and Sub with and into LRAC (the "M/O Merger" and, together with the Somerset Merger, the "Mergers"), (iii) the Registration Rights Agreement dated May 7, 1996, among Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("Somerset L.L.C."), Norex Drilling, Ltd., Oliver, U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc., and DI (the "Registration Rights Agreement"), and (iv) the Investment Monitoring Agreement dated May 7, 1996, among DI, Somerset L.L.C. and Somerset Capital Partners (the "Investment Monitoring Agreement"). This opinion is being delivered pursuant to Section 6.3(d) of each of

                                       53

the Merger Agreements. Capitalized terms used but not defined herein are used with the same meanings as set forth in the Merger Agreements.

                  In connection with the offer, sale and delivery of the shares of DI Common Stock to be issued to the shareholders of Somerset Sub, RTO and LRAC pursuant to the Mergers, DI has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form S-4 (File No. _____) (the "Registration Statement"), including a Proxy Statement/Prospectus of DI (as amended at the time the Registration Statement became effective, the "Registration Statement" and the "Proxy Statement/Prospectus," respectively).

                  Before rendering the opinions expressed below, we examined the Registration Statement, the Proxy Statement/Prospectus, the Merger Agreements, the Registration Rights Agreement, the Investment Monitoring Agreement and originals or copies of such corporate records of DI, Sub, and such agreements and other documents and instruments as we deemed necessary for the purposes of rendering the opinions set forth below. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our examination of the corporate documents, records and instruments of DI and Sub, and other documents or writings, we have relied, to the extent we deemed appropriate, upon the representations and warranties made by DI and Sub in the Merger Agreements, and upon certificates and other communications of public officials and corporate officers of DI and Sub without further investigation as to the facts set forth therein. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the truthfulness of all statements of facts contained therein, and the due authorization, execution and delivery by the parties other than DI and Sub of all documents to which they are parties that were examined by us (including, but not limited to, the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement). In addition, we made, except to the extent hereinafter expressly stated, such other investigations as we deemed necessary or appropriate for the purposes of rendering the opinions expressed below.

                  Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that:

                  (i) DI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Proxy Statement/Prospectus; and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the business now being conducted by DI as described in the Proxy Statement/Prospectus;

                  (ii) The certificate of merger prepared for filing with the Secretary of State of Delaware in connection with the M/O Merger complies in all material respects with the requirements of the Delaware General Corporation Law ("DGCL") and the articles of merger prepared for filing with the Secretary of State of Texas in connection with the Somerset Merger

                                       54

comply in all material respects with the requirements of the Texas Business Corporation Act ("TBCA"), and upon filing of such certificate with the Secretary of State of Delaware, filing of such articles with the Secretary of State of Texas, compliance with the provisions of the Oklahoma General Corporation Act ("OGCA") regarding mergers of Oklahoma corporations with non-Oklahoma corporations, and the issuance of a certificate of merger with respect to the Somerset Merger by the Secretary of State of Texas, the Mergers will become effective in accordance with the terms of the Merger Agreements and the applicable provisions of the DGCL, the TBCA and the OGCA;

                  (iii) The affirmative vote of the holders of two thirds of the shares of DI Common Stock outstanding on the record date for the approval of the stockholders of DI obtained in accordance with Section 4.2 of each of the Merger Agreements is the only vote of the holders of any class or series of the capital stock of DI necessary to approve the Merger Agreements and the Mergers;

                  (iv) DI has the requisite corporate power to merge with Somerset Sub as contemplated by the Somerset Merger Agreement and issue the DI Common Stock as contemplated by the Merger Agreements, and Sub has the requisite corporate power to merge with RTO and LRAC as contemplated by the M/O Merger Agreement;

                  (v) The execution and delivery of the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement did not, and the consummation of the Mergers and the performance of the Registration Rights Agreement and the Investment Monitoring Agreement will not, violate any provisions of the Articles of Incorporation or Bylaws of DI or Sub and, to our knowledge, will not violate or constitute a breach under, or require the consent of any party to, any agreement or instrument to which DI or Sub is a party or to which any of their assets are subject which has not been obtained, including the consent of Nordlandsbanken AS under the Loan Agreement between Drillers, Inc., a wholly owned Subsidiary of DI, and Nordlandsbanken AS dated December 12, 1994, and the consent of Charter National Bank, which consent has been obtained;

                  (vi) Each of the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement has been duly and validly authorized, executed and delivered by DI, and each of the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement is a valid and binding agreement of DI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; and the M/O Merger Agreement has been duly and validly authorized, executed and delivered by Sub, and the M/O Merger Agreement is a valid and binding agreement of Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles;

                  (vii) The Registration Statement has become effective under the Act, and to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been

                                       55

issued and no proceedings for such purpose have been initiated or are pending or threatened by the Commission under the Act;

                  (viii) The shares of DI Common Stock to be delivered in connection with the Mergers are duly authorized and reserved for issuance and, when issued in accordance with the terms and conditions of the Merger Agreements, will be validly issued, fully paid and nonassessable; and

                  (ix) The subscription of Norex Drilling, Ltd. for 4,000 shares of DI Series B Preferred Stock has been canceled and the $4 million subscription price has been repaid with $4 million borrowed from Norex Drilling, Ltd. pursuant to the Credit Agreement of even date herewith between DI and Norex Drilling, Ltd.; and all of the DI Series B Warrants have been surrendered and canceled.

                  With respect to the opinion expressed in paragraph (vi) above, we express no opinion as to the availability of specific performance, injunctive relief, reformation or any other equitable remedies with respect to the enforcement of any provision contained in any of the Merger Agreements, the Registration Rights Agreement or the Investment Monitoring Agreement, and we have further assumed that the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement have been duly executed and delivered by the parties thereto other than DI and Sub and constitute the legal, valid and binding obligation of each of the parties thereto other than DI and Sub, enforceable in accordance with their terms.

                  Whenever any opinion expressed herein with respect to the existence or absence of facts is qualified by the phrase "to our knowledge" such phrase indicates that, except as otherwise expressed, (i) no information has come to the attention of any partner or associate of this firm who has devoted substantive attention to the transactions contemplated by the Merger Agreement that has given any such person actual knowledge of the existence of such facts,
(ii) we have not undertaken any independent investigation to determine the existence or absence of such facts and (iii) no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of DI and Sub or our expression of such opinion.

                  In rendering the foregoing opinions, we render no opinion as to any matters governed by any laws other than the laws of the State of Texas, the applicable provisions of the DGCL and the applicable federal laws of the United States of America. The opinions and statements expressed herein are solely for your benefit and may not be relied upon by any other person without our prior written permission.

                                                   Very truly yours,


                                                   COKINOS, BOSIEN & YOUNG

                                       56

                                                                       EXHIBIT F

                        FORM OF NON-COMPETITION AGREEMENT

The Form of Non-Competition Agreement referenced hereto as Exhibit F does not differ in any material respect from the Form of Non-Competition Agreement filed as Exhibit 10.14 to this Registration Statement. As such, the Form of Non-Competition Agreement has not been included as an exhibit to this agreement.

                                       57

                                                                       EXHIBIT G

                                 FORM OF WARRANT

The Form of Warrant referenced hereto as Exhibit G does not differ in any material respect from the Form of Warrant filed as Exhibit 10.11 to this Registration Statement. As such, the Form of Warrant has not been included as an exhibit to this agreement.

                                       58

                                 Exhibit 2.1.1

                                    AMENDMENT

                               DATED JUNE 11, 1996

                                     TO THE

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              DI INDUSTRIES, INC.,

                              DI MERGER SUB, INC.,

                               ROY T. OLIVER, JR.,

                                 MIKE L. MULLEN,

                                R.T. OLIVER, INC.

                                       AND

                           LAND RIG ACQUISITION CORP.

                                DATED MAY 7, 1996

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This Amendment to Agreement and Plan of Merger, dated as of the 11th day of June, 1996 (the "Amendment"), is among DI Industries, Inc., a Texas corporation ("DI"), DI Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of DI ("Sub"), Roy T. Oliver, Jr. ("Oliver"), Mike L. Mullen ("Mullen"), R.T. Oliver, Inc., an Oklahoma corporation ("RTO"), and Land Rig Acquisition Corporation, a Delaware corporation ("LRAC").

         WHEREAS, DI, Sub, Oliver, Mullen, RTO and LRAC have entered into an Agreement and Plan of Merger, dated as of the 7th day of May, 1996 (the "Merger Agreement"), and wish to amend the Merger Agreement in certain respects,

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

         1. AMENDMENT TO SECTION 7.2. Paragraph (c) of Section 7.2 of the Merger Agreement is hereby amended and restated to read as follows:

                  "(c) If the Merger is not consummated for any reason other than as a result of a material breach by LRAC or RTO of any of their representations, covenants or agreements contained in this Agreement, and if, prior to December 31, 1996, DI, or their stockholders, publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a DI Acquisition Transaction, DI agrees to pay to LRAC and RTO an amount equal to thirty-three and one-third percent (33.3%) of the difference between the consideration paid in the DI Acquisition Transaction (including any and all distributions from DI to its stockholders from the date hereof through the later of such announcement, letter of intent, agreement or consummation) and the Threshold Amount (defined below). The "Threshold Amount" shall be $30 million if such DI Acquisition Transaction involves all of the outstanding securities or assets of DI. If such DI Acquisition Transaction involves less than all of the outstanding securities or assets of DI, the Threshold Amount shall be reduced by a proportionate amount (e.g., if one half of the assets of DI are sold in such DI Acquisition Transaction, the Threshold Amount shall be $15 million)."

         2. CONSENT TO AMENDMENT TO ARTICLES. Oliver, Mullen, RTO and LRAC hereby consent to amendments to the Articles of Incorporation of DI contemplated by the Agreement and Plan of Merger dated May 7, 1996, by and between DI and Somerset Investment Corp, as amended by an Amendment of even date herewith.

         3. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         4. EFFECT OF AMENDMENT. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect.

                                        1

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                DI INDUSTRIES, INC.

                                                By: /s/ IVAR SIEM
                                                Name:   Ivar Siem
                                                Title:  Chairman, President and
                                                        Chief Executive Officer

                                                DI MERGER SUB, INC.

                                                By: /s/ IVAR SIEM
                                                Name:   Ivar Siem
                                                Title:  President

                                                R.T. OLIVER, INC.

                                                By: /s/ ROY T. OLIVER, JR.
                                                Name:   Roy T. Oliver, Jr.
                                                Title:  President
                                                Attest:

                                                By: /s/ MIKE OLIVER
                                                Name:   Mike Oliver
                                                Title:  Secretary

                                                LAND RIG ACQUISITION CORPORATION

                                                By: /s/ MIKE L. MULLEN
                                                Name:   Mike L. Mullen
                                                Title:  President

                                                    /s/ MIKE L. MULLEN
                                                        Mike L. Mullen

                                                    /s/ ROY T. OLIVER, JR.
                                                        Roy T. Oliver, Jr.

                                                                      APPENDIX B
                                 Exhibit 2.2.0

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               DI INDUSTRIES, INC.

                                       AND

                            SOMERSET INVESTMENT CORP.



                                   MAY 7, 1996

                                TABLE OF CONTENTS
                                      PAGE
                                    ARTICLE I
                                   THE MERGER

         1.1      The Merger...................................................1
         1.2      Closing Date.................................................1
         1.3      Consummation of the Merger...................................2
         1.4      Effects of the Merger........................................2
         1.5      Articles of Incorporation; Bylaws............................2
         1.6      Directors and Officers.......................................2
         1.7      Conversion of Securities.....................................2
         1.8      Exchange of Certificates; Fractional Shares..................3
         1.9      Stock Legends................................................3
         1.10     Taking of Necessary Action; Further Action...................4
         1.11     Adjustment...................................................4


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1      Representations and Warranties of DI.........................4
         2.2      Representations and Warranties of Somerset Sub..............14


                                   ARTICLE III
              COVENANTS OF SOMERSET SUB PRIOR TO THE EFFECTIVE TIME

         3.1      Conduct of Somerset Sub Pending the Merger..................17
         3.2      Registration Statement and Proxy Statement..................18
         3.3      Approval of Sole Stockholder of Somerset Sub................18
         3.4      Access to Information.......................................18
         3.5      Nonpublic Information.......................................18


                                   ARTICLE IV
                   COVENANTS OF DI PRIOR TO THE EFFECTIVE TIME

         4.1      Conduct of Business by DI Pending the Merger................19
         4.2      Approval of Stockholders of DI..............................20
         4.3      Registration Statement and Proxy Statement..................20
         4.4      Reservation of DI Stock.....................................21
         4.5      American Stock Exchange Listing.............................21
         4.6      Inquiries and Negotiations..................................21
         4.7      Financial Statements of DI..................................22

                                        i

         4.8      Access to Information.......................................22


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1      Accountants' Letter.........................................22
         5.2      Filings; Consents; Reasonable Efforts.......................23
         5.3      Notification of Certain Matters.............................23
         5.4      Agreement to Defend.........................................23
         5.5      Expenses....................................................23
         5.6      DI's Board of Directors.....................................23
         5.7      Indemnification.............................................23


                                   ARTICLE VI
                                   CONDITIONS

         6.1      Conditions to Obligation of Each Party to Effect the Merger.25
         6.2      Additional Conditions to Obligations of DI..................26
         6.3      Additional Conditions to Obligations of Somerset Sub........27


                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1      Termination.................................................28
         7.2      Effect of Termination.......................................28
         7.3      Waiver and Amendment........................................29
         7.4      Survival of Representations, Warranties and Agreements......29
         7.5      Public Statements...........................................29
         7.6      Reorganization Status.......................................29
         7.7      No Other Representations or Warranties......................30
         7.8      Assignment..................................................30
         7.9      Notices.....................................................30
         7.10     Governing Law...............................................31
         7.11     Severability................................................31
         7.12     Counterparts................................................31
         7.13     Headings....................................................31
         7.14     Entire Agreement; Third Party Beneficiaries.................31
         7.15     Disclosure Letter...........................................31
         7.16     Consent to Specific Performance.............................31

                                       ii

LIST OF EXHIBITS

Exhibit A     .............    Board Designees
Exhibit B     .............    Form of Credit Agreement
Exhibit C     .............    Form of Legal Opinion of Parson & Brown
Exhibit D     .............    Form of Legal Opinion of Cokinos, Bosien & Young
Exhibit E     .............    Form of Warrant

                                       iii

                             INDEX OF DEFINED TERMS

Agreement         .............................................................1
Benefit Program or Agreement...................................................9
CERCLA            ............................................................13
Closing Date      .............................................................1
Code              .............................................................9
Commission        .............................................................7
Current Discussions...........................................................21
DI                .............................................................1
DI Acquisition Transaction....................................................21
DI Charter        .............................................................5
DI Commission Filings..........................................................7
DI Common Stock   .............................................................1
DI Disclosure Letter...........................................................5
DI Environmental Permits......................................................12
DI ERISA Affiliate.............................................................9
DI Preferred Stock.............................................................5
DI Series A Preferred Stock....................................................5
DI Series B Preferred Stock....................................................5
DI Subsidiary     .............................................................5
Effective Time    .............................................................2
Environmental Laws............................................................12
ERISA             .............................................................9
Exchange Act      .............................................................7
Governmental Authority........................................................13
HSR Act           .............................................................6
Mailing Date      ............................................................21
Merger            .............................................................1
Mullen            ............................................................17
Norex             ............................................................25
Norex Lien        ............................................................25
Oliver            ............................................................17
Plan              .............................................................9
Proxy Statement   ............................................................20
RCRA              ............................................................13
Registration Statement........................................................20
Securities Act    .............................................................3
Series B Warrants .............................................................5
Somerset Charter  ............................................................14
Somerset Common Stock..........................................................1
Somerset L.L.C.   .............................................................1
Somerset Shares   .............................................................2
Somerset Sub      .............................................................1
Surviving Corporation..........................................................1

                                       iv

Surviving Corporation Common Stock.............................................2
Tax Returns       ............................................................11
Taxes             ............................................................11
TBCA              .............................................................1

                                        v

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated as of the 7th day of May, 1996 (the "Agreement"), is among DI Industries, Inc., a Texas corporation ("DI"), and Somerset Investment Corp., a Texas corporation ("Somerset Sub").

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of DI and Somerset Sub have approved the merger of Somerset Sub with and into DI (the "Merger"), whereby the issued and outstanding shares of common stock, par value $.01 per share, of Somerset Sub ("Somerset Common Stock"), all of which is owned by Somerset Drilling Associates, L.L.C. ("Somerset L.L.C."), will be converted into the right to receive shares of common stock, par value $.10 per share, of DI ("DI Common Stock");

         WHEREAS, the Merger is intended to be treated as a purchase for accounting purposes; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Texas Business Corporation Act (the "TBCA"), at the Effective Time (as defined in Section 1.3) Somerset Sub shall be merged with and into DI. As a result of the Merger, the separate corporate existence of Somerset Sub shall cease and DI shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and all the properties, rights, privileges, powers and franchises of Somerset Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities, obligations and duties of Somerset Sub shall attach to the Surviving Corporation, all in accordance with the TBCA.

         1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement shall take place at the offices of Cokinos, Bosien & Young as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as DI and Somerset Sub shall agree, provided, that the closing conditions set forth in
Article VI shall have been satisfied or waived at or prior to such time. The date on which such closing occurs is herein referred to as the "Closing Date."

                                        1

         1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Texas articles of merger in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the articles of merger are duly filed with the Secretary of State of Texas and the Secretary of State of Texas has issued a certificate of merger or at such later time (not to exceed 90 days after the Closing Date) as is specified in the articles of merger pursuant to the mutual agreement of DI and Somerset Sub.

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the TBCA.

         1.5 ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation of DI, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article One thereof reads in its entirety: "The name of the corporation is [TO BE DETERMINED], Inc."; and the first sentence of Article Four thereof reads in its entirety: "The corporation shall have the authority to issue an aggregate of 201,000,000 shares , consisting of 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock") and 200,000,000 shares of Common Stock, par value $0.10 per share ("Common Stock")." and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation until amended as provided therein and under the TBCA. The bylaws of DI, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and under the TBCA.

         1.6 DIRECTORS AND OFFICERS. The directors of DI as of the Effective Time, after giving effect to the changes contemplated by Section 5.6, shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation, and the officers of DI immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

         1.7 CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of DI, Somerset Sub or their respective stockholders:

                  (a) Each share of Somerset Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Somerset Common Stock to be canceled pursuant to Section 1.7(b) (the "Somerset Shares"), shall be converted into 39,637.378 fully paid and nonassessable shares of common stock, par value $.10 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"); provided, however, that no fractional shares of Surviving Corporation Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 1.8(b) hereof. The parties hereto acknowledge that the foregoing exchange ratio is based upon the representation of the parties as to their current capitalization set forth in paragraphs 2.1(b) and 2.2(b).

                                        2

                  (b) Each Somerset Share held in the treasury of Somerset Sub and each Somerset Share owned by DI or any direct or indirect wholly owned subsidiary of DI or of Somerset Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) The shares of DI Common Stock and DI Series A Preferred Stock (defined below) issued and outstanding immediately prior to the Effective Time shall not be converted or exchanged in any manner, but each such share shall remain outstanding as one share of Surviving Corporation Common Stock or one share of Surviving Corporation Series A Preferred Stock, respectively.

                  (d) Except as provided in paragraph 6.1(j), each option and warrant of DI exercisable for DI Common Stock outstanding immediately prior to the Effective Time shall remain outstanding after the Merger.

         1.8      EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES.

                  (a) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to Somerset L.L.C. a certificate or certificates representing the Surviving Corporation Common Stock issuable to Somerset L.L.C. pursuant to the terms of Section 1.7(a) hereof.

                  (b) No fraction of a share of Surviving Corporation Common Stock shall be issued, but in lieu thereof each holder of Somerset Common Stock who would otherwise be entitled to a fraction of a share of Surviving Corporation Common Stock shall, upon surrender of the certificate formerly representing Somerset Common Stock held by such holder to the Surviving Corporation, be paid an amount in cash equal to the value of such fraction of a share based upon the closing sales price of Surviving Corporation Common Stock, as reported on the American Stock Exchange, on the first day on which there is a reported trade in the Surviving Corporation Common Stock after the Effective Time. No interest shall be paid on such amount. All shares of Somerset Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of Surviving Corporation Common Stock to be issued pursuant to this Article I and cash in lieu of fractional shares payable hereunder.

                  (c) None of DI, Somerset Sub or the Surviving Corporation shall be liable to a holder of the Somerset Shares for any amount properly paid or shares of Surviving Corporation Common Stock properly delivered to a public official pursuant to applicable property, escheat or similar laws.

         1.9 STOCK LEGENDS. Certificates representing shares of Surviving Corporation Common Stock issued to persons deemed to be affiliates of Somerset Sub (as that term is used for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) on the date of the approval of Somerset Sub's sole stockholder referred to in Section 3.3 hereof, shall bear the legend set forth below:

                                        3

                  These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. These shares may only be transferred in accordance with the terms of such Rule.

         1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title to and possession of all assets, property, rights, privileges, powers and franchises of Somerset Sub, Somerset Sub shall direct its officers and directors to take all such lawful and necessary action.

         1.11 ADJUSTMENT. If for any reason on the Closing Date the number of shares of DI Common Stock which are issued and outstanding or subject to outstanding options or warrants is less than indicated in Section 2.1(b) hereof, the aggregate number of shares issuable to Somerset L.L.C. pursuant to Section
1.7 shall be reduced by an equivalent number of shares. If the number of shares of DI Common Stock issued and outstanding or subject to outstanding options or warrants on the Closing Date exceeds the number of shares indicated in Section 2.1(b), the aggregate number of shares issuable pursuant to Section 1.7 shall be increased by an equivalent number of shares. The parties hereto acknowledge that the continued exercisability of an option to purchase one million shares of DI Common Stock previously granted to Max M. Dillard is uncertain and that, so long as that uncertainty exists on the Closing Date, the shares subject to that option will not be deemed to be subject to outstanding options for the purposes of this Section.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF DI. DI hereby represents and warrants to Somerset Sub that, as of the date hereof:

                  (a) ORGANIZATION AND COMPLIANCE WITH LAW. Each of DI and the DI Subsidiaries (as hereinafter defined) is a corporation or partnership duly organized, validly existing and, with respect to corporations and limited partnerships, in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and corporate or partnership authority and all necessary governmental authorization to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole. Each of DI and the DI Subsidiaries that is a corporation or a limited partnership is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a

                                        4

         material adverse effect on the financial condition, results of operation or business of DI and the DI Subsidiaries, taken as a whole. To the knowledge of DI, each of DI and the DI Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole. DI has heretofore delivered to Somerset Sub true and complete copies of DI's Articles of Incorporation (the "DI Charter") and bylaws as in existence on the date hereof.

                  A "DI Subsidiary" means any corporation or other entity of which at least a majority of the outstanding shares of voting stock or other ownership interests having by the terms thereof ordinary power to vote generally for the election of the board of directors (or persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by DI or one or more of the DI Subsidiaries or by DI and one or more of the DI Subsidiaries. A list of all DI Subsidiaries is set forth in
         Section 2.1(a) of the disclosure letter delivered by DI to Somerset Sub on the date hereof (the "DI Disclosure Letter").

                  (b)      CAPITALIZATION.

                           (i) As of the date hereof, the authorized capital
                  stock of DI consists of 75,000,000 shares of DI Common Stock, par value $.10 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share ("DI Preferred Stock"). As of the date hereof, there are issued and outstanding 38,669,378 shares of DI Common Stock and 90,000 shares of Series A Convertible Redeemable Preferred Stock, par value $1.00 per share, of DI ("DI Series A Preferred Stock"), which is convertible into 720,000 shares of DI Common Stock. DI has received a subscription and the purchase price for 4,000 shares of Series B 15% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of DI ("DI Series B Preferred Stock"). There are no shares of DI Common Stock or DI Preferred Stock held as treasury shares. As of the date hereof, an aggregate of 968,000 shares of DI Common Stock are reserved for issuance and issuable pursuant to or upon the exercise of outstanding options and 5,333,333 shares would be issuable upon exercise of certain warrants which would be issued in connection with the DI Series B Preferred Stock (the "Series B Warrants"). DI will reserve for issuance, out of its authorized but unissued capital stock, such number of shares of DI Common Stock as may be issuable upon consummation of the Merger. All issued shares of DI Common Stock and DI Preferred Stock are validly issued, fully paid and nonassessable and, except as set forth in Section 2.1(b) of the DI Disclosure Letter, no holder thereof is entitled to preemptive rights. Assuming the correctness of the representations of Somerset Sub set forth at Section 2.2(b)(i), all shares of DI Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and the issuance thereof will not violate the preemptive rights of any

                                        5

                  person. Except as set forth in Section 2.1(b) of the DI Disclosure Letter, DI is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock or the capital stock of DI, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of DI, other than those that have expired or been terminated prior to the date hereof.

                           (ii) Except as set forth in this Section 2.1(b) and
                  Section 2.1(b) of the DI Disclosure Letter, and except for issuances contemplated by this Agreement in connection with the Merger, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of DI outstanding (other than DI Common Stock issued pursuant to the exercise of DI options as described herein) or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of DI, or contracts, understandings or arrangements to which DI is a party, or by which either of them is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                           (iii) Except as set forth in Section 2.1(b) of the DI
                  Disclosure Letter, all outstanding shares of capital stock of the DI Subsidiaries are owned by DI, a wholly owned subsidiary of DI or individuals who hold nominal quantities of shares on behalf of DI or such a subsidiary as director's qualifying shares, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature which are material to DI and the DI Subsidiaries, taken as a whole.

                  (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. DI has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by DI of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, subject to the approval of the stockholders of DI. This Agreement has been duly executed and delivered by DI and is the valid and binding obligation of DI and enforceable against DI in accordance with its terms.

                  (d) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH DI OR ANY OF THE DI SUBSIDIARIES IS A PARTY. Neither the execution and delivery of this Agreement nor the performance by DI of its obligations hereunder, nor the consummation of the transactions contemplated hereby by DI will (i) conflict with the DI Charter or the bylaws of DI or the charter or bylaws of any of the DI Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to DI or any of the DI Subsidiaries; (iii) except for (A) requirements of federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D)

                                        6

         the filing of a certificate of merger in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to DI or any of the DI Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of DI or any of the DI Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which DI or any of the DI Subsidiaries is a party or by which DI or any of the DI Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to agreements governing indebtedness, as set forth in Section 2.1(d) of the DI Disclosure Letter, which will be obtained prior to the Effective Time, and (C) those that, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole.

                  (e) COMMISSION FILINGS; FINANCIAL STATEMENTS. Since December 31, 1994, DI and each of the DI Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by DI with the Commission since January 1, 1996, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "DI Commission Filings." DI has heretofore delivered to Somerset Sub copies of the DI Commission Filings. As of the respective dates of their filings with the Commission, the DI Commission Filings complied in all material respects with the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  All contracts of DI and the DI Subsidiaries required to be filed as exhibits to the DI Commission Filings pursuant to the rules and regulations of the Commission have been filed.

                  Each of the historical consolidated financial statements (including any related notes or schedules) included in the DI Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied in all material respects with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of DI as of the dates thereof

                                        7

         and the results of operations, cash flows and changes in shareholders' equity for the periods then ended. To the extent the DI Commission Filings include unaudited interim consolidated financial statements, such statements reflect, in the opinion of management, all adjustments which consist of only normal recurring adjustments necessary to present fairly the results of operations for such periods. To the extent the DI Commission Filings include the pro forma consolidating financial statements of DI, such statements (including any related notes or schedules) were prepared in accordance with generally accepted accounting principles applied on a consistent basis and complied in all material respects with all applicable rules and regulations of the Commission, and no other pro forma financial statements or schedules were required by the applicable rules and regulations of the Commission to be included in the DI Commission Filings. The pro forma adjustments included in such pro forma financial statements of DI have been properly applied to the historical amounts in the computation of the pro forma financial statements and the assumptions described in the notes to such pro forma financial information provide a reasonable basis for presenting the direct effects of the transactions reflected therein and the pro forma adjustments give appropriate effect to those assumptions. As of the date hereof, DI has no liabilities, absolute or contingent, that may reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, that are not reflected in the DI Commission Filings, except those set forth in Section 2.1 (e) of the DI Disclosure Letter.

                  (f) CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 1995, except as contemplated by this Agreement or as disclosed in or contemplated by the DI Commission Filings or as set forth in Section 2.1(f) of the DI Disclosure Letter, DI and the DI Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been
         (i) any material adverse change in the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, or any condition, event or development that reasonably may be expected to result in any such material adverse change; (ii) any material change by DI in its accounting methods, principles or practices; (iii) any revaluation by DI or any of the DI Subsidiaries of any of its or their assets, including, without limitation, writing down the value of fixed assets or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by DI or any of the DI Subsidiaries into any commitment or transaction material to DI and the DI Subsidiaries, taken as a whole, outside the ordinary course of business involving consideration on the part of DI and/or the DI Subsidiaries of more than $200,000; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the DI Common Stock or DI Preferred Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the DI Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of DI and the DI Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money other than borrowing under existing credit facilities; (viii) any granting of a security interest or lien on any material property or assets of DI and the DI Subsidiaries, taken as a whole, other than (A) liens for taxes not due and payable or which are being contested in good faith; (B) mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business; and (C) defects and irregularities in title and encumbrances

                                        8

         which are not substantial in character or amount and do not materially impair the use of the property or asset in question; or (ix) establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, any material change in the manner or method under which the contribution obligation or other obligations of DI or the DI Subsidiaries with respect to any of the foregoing are determined, or any other increase in the compensation payable or to become payable to any officers or key employees of DI or any of the DI Subsidiaries.

                  (g) LITIGATION. Except as disclosed in the DI Commission Filings or as set forth in Section 2.1(g) of the DI Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of DI, threatened against or affecting DI or any of the DI Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, or that involve the risk of criminal liability.

                  (h)      EMPLOYEE BENEFIT PLANS.

                           (i) No later than 20 days prior to the Closing Date,
                  DI will provide a description of each of the following which is sponsored, maintained or contributed to by DI, a DI Subsidiary or any corporation, trade, business or entity under common control with DI or a DI Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"); or Section 4001 of ERISA (a "DI ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                                    (A) each "employee benefit plan" ("Plan") as
                           such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

                                    (B) each personnel policy, stock option
                           plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.1(h)(i)(A) ("Benefit Program or Agreement").

                                        9

                  True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Somerset Sub or will be provided no later than 20 days prior to the Closing Date.

                           (ii) Except as otherwise set forth in Section 2.1(h)
                  of the DI Disclosure Letter,

                                    (A) none of DI, any DI Subsidiary or any DI
                           ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA;

                                    (B) each Plan and each Benefit Program or
                           Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                                    (C) there is no matter pending with respect
                           to any of the Plans or Benefit Programs or Agreements before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                                    (D) no act, omission or transaction has
                           occurred which would result in imposition on DI, any DI Subsidiary or any DI ERISA Affiliate of breach of fiduciary duty liability damages or penalty under ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

                                    (E) the execution and delivery of this
                           Agreement and the consummation of the transactions contemplated hereby will not require DI, any DI Subsidiary or any DI ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                           (iii) Termination of employment of any employee of
                  DI, any DI Subsidiary or any DI ERISA Affiliate immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                                       10

                           (iv) No later than 20 days prior to the Closing Date,
                  DI will disclose to Somerset Sub any Plan that may not be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                           (v) No later than 20 days prior to the Closing Date,
                  DI will disclose to Somerset Sub any union or collective bargaining agreements to which any of the employees of DI, any of the DI Subsidiaries or any DI ERISA Affiliate are subject.

                           (vi) Except as otherwise set forth in Section 2.1(h)
                  of the DI Disclosure Letter, none of the Plans or Benefit Programs or Agreements provides retiree health or life benefits to employees or former employees or their spouses or dependents.

                  (i) TAXES. All returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns"), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes") that are required to be filed on or before the Closing Date by or with respect to DI or any of the DI Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which DI was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed. All such tax returns were correct and complete in all respects and all Taxes, including interest and penalties, owed by DI or any DI Subsidiaries (whether or not shown on any Tax Return) have been paid. All U.S. federal income Tax Returns of or with respect to DI and the DI Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the taxable year ended March 31, 1992. There is no material claim against DI or any of the DI Subsidiaries with respect to any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to DI or any of the DI Subsidiaries. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements of DI included in the DI Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of DI and the DI Subsidiaries through the periods covered thereby or the current life or use of their respective assets. DI and each of the DI Subsidiaries have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes. No waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from DI or any of the DI Subsidiaries. Neither DI nor any of the DI Subsidiaries has filed consolidated income tax returns with any corporation, other than consolidated federal and state income Tax Returns by DI, for any taxable period which is not now closed by the applicable statute of limitations. None of the assets of DI or the DI Subsidiaries are required to be treated as being owned by any

                                       11

         other person pursuant to the "safe harbor" leasing provisions of
         Section 168(f)(8) of the Code prior to its repeal.

                  (j) ENVIRONMENTAL MATTERS. Except for matters that in the aggregate would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, (i) the properties, operations and activities of DI and the DI Subsidiaries comply with all applicable Environmental Laws (as defined below); (ii) DI and the DI Subsidiaries and the properties and operations of DI and the DI Subsidiaries are not subject to any existing, pending or, to the knowledge of DI, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by DI or the DI Subsidiaries under any Environmental Law in connection with any aspect of the business of DI or the DI Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste ("DI Environmental Permits"), have been duly obtained or filed and will remain valid and in effect after the Merger, and DI and the DI Subsidiaries are in compliance with the terms and conditions of all such DI Environmental Permits; (iv) there are no physical or environmental conditions existing on any property of DI and the DI Subsidiaries or resulting from DI's and the DI Subsidiaries' operations or activities, past or present, at any location that would give rise to any on-site or, to DI's knowledge, off-site remedial obligations under any Environmental Law; (v) since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by DI and the DI Subsidiaries or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of DI, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or threatened action, investigation, or inquiry by any governmental authority in connection with any Environmental Laws; (vi) there has been no exposure of any person or property to hazardous substances, solid waste, or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste, or any pollutant or contaminant into the environment by DI or the DI Subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim for damages or compensation; and
         (vii) DI and the DI Subsidiaries shall make available to Somerset Sub all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of DI and the DI Subsidiaries relating to any of the current or former properties or operations of DI and the DI Subsidiaries.

                  For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority (as defined below) pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and

                                       12

         Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, as well as any other foreign jurisdiction or state, county, city and political subdivisions in which the party in question owns property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the party in question.

                  (k) SEVERANCE PAYMENTS. Except as disclosed in Section 2.1(k) of the DI Disclosure Letter, none of DI or the DI Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                  (l) VOTING REQUIREMENTS. The affirmative vote of the holders of two thirds of the outstanding shares of DI Common Stock is the only vote of the holders of any class or series of the capital stock of DI necessary to approve this Agreement and the Merger.

                  (m) DIVIDEND RESTRICTIONS. Section 2.1(m) of the DI Disclosure Letter contains a description of each restriction, limitation or encumbrance, of any kind, on the ability of DI or any DI Subsidiary to pay dividends on its respective capital stock.

                  (n) PERSONAL PROPERTY. DI or a DI Subsidiary (as the case may be) owns all drilling rigs and other personal property reflected on the books and records of DI or in the DI Commission Filings, in each case free and clear of all liens, claims and other encumbrances, except for those (i) described in Section 2.1(n) of the DI Disclosure Letter, (ii) that are reflected in the DI Commission Filings, or (iii) that do not materially affect the value of such personal property or limit the ability of DI or the DI Subsidiary to use such personal property substantially as it is currently being used and which are not otherwise material, in the aggregate, to DI and the DI Subsidiaries, taken as a whole. Section 2.1(n) of the DI Disclosure Letter also sets forth a list (by lessee or licensee) and a summary description of all personal property leases to which DI or a DI Subsidiary is a party and which relates to personal property having a fair market value in excess of $100,000. DI or

                                       13

         such DI Subsidiary (as the case may be) has a valid leasehold interest in each such personal property lease held by it as of the date of this Agreement, in each case free and clear of all liens, claims and other encumbrances, except for those (i) described in Section 2.1(n) of the DI Disclosure Letter, (ii) that are reflected in the DI Commission Filings, or (iii) that do not materially affect the value of such leasehold interest or limit the ability of DI or the DI Subsidiary to use such leasehold interest substantially as it is currently being used and which are not otherwise material, in the aggregate, to DI and the DI Subsidiaries, taken as a whole.

                  (o) INSURANCE. DI and each DI Subsidiary has in effect valid and effective policies of insurance, issued by companies believed by DI to be sound and reputable, insuring DI or such DI Subsidiary (as the case may be) for losses arising from or out of damage to its properties and claims for personal injury or property damage in such amounts and covering such losses as is, in the opinion of DI, typical and reasonable for a company in DI's business, and subject to deductibles that are, in the opinion of DI, reasonable in amount.

                  (p) CERTAIN FEES. Neither DI nor any DI Subsidiary nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for DI or any DI Subsidiary for any financial advisory, brokerage or finders' fees or commissions payable by DI or any DI Subsidiary in connection with the transactions contemplated hereby.

         2.2 REPRESENTATIONS AND WARRANTIES OF SOMERSET SUB. Somerset Sub hereby represents and warrants to DI that:

                  (a) ORGANIZATION AND COMPLIANCE WITH LAW. Somerset Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and corporate authority and all necessary governmental authorization to own, lease and operate all of its properties and assets and to carry on its business as now being conducted. Somerset Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Somerset Sub is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of Somerset Sub. Somerset Sub has heretofore delivered to DI true and complete copies of Somerset Sub's Articles of Incorporation (the "Somerset Charter") and bylaws as in existence on the date hereof. Somerset Sub does not own any securities or other ownership interests in any other entity.

                                       14

                  (b)      CAPITALIZATION.

                           (i) The authorized capital stock of Somerset Sub
                  consists of 1,000 shares of Somerset Common Stock, par value $.01 per share. As of the date hereof, there are issued and outstanding 1,000 shares of Somerset Common Stock, all of which are owned by Somerset L.L.C. No shares of Somerset Common Stock are held as treasury shares. All issued shares of Somerset Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights and are held free and clear of any liens, claims, or other encumbrances. Somerset Sub is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Somerset Sub.

                           (ii) Except as set forth in this Section 2.2(b) there
                  are not now, and at the Effective Time there will not be, any
                  (A) shares of capital stock or other equity securities of Somerset Sub outstanding or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Somerset Sub, or contracts, understandings or arrangements to which Somerset Sub is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                  (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. Somerset Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Somerset Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Somerset Sub and is the valid and binding obligation of Somerset Sub enforceable against it in accordance with its terms.

                  (d) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH SOMERSET SUB IS A PARTY. Neither the execution and delivery of this Agreement nor the performance by Somerset Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Somerset Sub will (i) conflict with the Somerset Charter or the bylaws of Somerset Sub; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Somerset Sub; (iii) except for (A) requirements of federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Somerset Sub; or
         (iv) require any consent, approval or notice under, or violate, breach,

                                       15

         be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Somerset Sub under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Somerset Sub is a party or by which Somerset Sub or any of its assets or properties is bound or encumbered.

                  (e) ASSETS AND BUSINESS. Somerset Sub does not carry on and has never carried on a business or other activity. Somerset Sub has not entered into any contract or agreement other than this Agreement and the agreements contemplated hereby and has no liabilities, whether absolute or contingent, or asserted or unasserted.

                  (f) LITIGATION. There are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Somerset Sub, threatened against or affecting Somerset Sub or any of its properties at law or in equity, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, or that involve the risk of criminal liability.

                  (g) TAXES. All Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Somerset Sub, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Somerset Sub was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed. All such tax returns were correct and complete in all respects and all Taxes, including interest and penalties, owed by Somerset Sub (whether or not shown on any Tax Return) have been paid. There is no claim against Somerset Sub with respect to any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Somerset Sub.

                  (h) EMPLOYEES. Somerset Sub does not have and has never had any employees, and will not owe a severance payment or similar obligation to any of its officers or directors, or to any other person, as a result of the Merger or the transactions contemplated by this Agreement.

                  (i) VOTING REQUIREMENTS. The affirmative vote of Somerset L.L.C., as the holder of all of the outstanding shares of Somerset Common Stock, is the only vote of the holders of any class or series of the capital stock of Somerset Sub necessary to approve this Agreement and the Merger, and has been obtained in compliance with the TBCA. No approval of the members of Somerset L.L.C. is necessary with respect to this Agreement or the Merger.

                  (j) CERTAIN FEES. Neither Somerset Sub nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for Somerset Sub for any financial advisory, brokerage or finders' fees or commissions payable by Somerset Sub in connection with the transactions contemplated hereby.

                                       16

                  (k) HSR ACT STATUS. The "ultimate parent entities" of Somerset Sub have, in the aggregate, "annual net sales" and "total assets" of less than $100,000,000, as such terms are defined under the HSR Act.

                  (l) NO AFFILIATION. Somerset L.L.C. does not have any ownership interest in R. T. Oliver, Inc. or Land Rig Acquisition Corp., or any affiliate of either of them. Neither Mike L. Mullen ("Mullen"), Roy T. Oliver, Jr. ("Oliver"), R.T. Oliver, Inc. nor Land Rig Acquisition Corp. has any ownership interest in Somerset L.L.C., directly or indirectly.

                  (m) INVESTMENT REPRESENTATIONS. Somerset L.L.C. represents that: (i) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the DI Common Stock; (ii) it has received all the information it has requested from DI and considers necessary or appropriate for deciding whether to enter into this Agreement; (iii) it has the ability to bear the economic risks of its prospective investment; and (iv) it has the capacity to protect its own interests in connection with this Agreement and the Merger.

                                   ARTICLE III
              COVENANTS OF SOMERSET SUB PRIOR TO THE EFFECTIVE TIME

         3.1 CONDUCT OF SOMERSET SUB PENDING THE MERGER. Somerset Sub covenants and agrees that, from the date of this Agreement until the Effective Time, unless DI shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                  (a) Somerset Sub shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any of its capital stock or assets; (ii) amend or propose to amend the charter or bylaws of Somerset Sub; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire any of its capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(a); (vi) enter into any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) pay compensation or fringe benefits to any director, officer or employee; (viii) voluntarily incur any other obligation or liability other than under this Agreement and the agreements contemplated hereby; or (ix) enter into any business or activity of any kind whatsoever.

                  (b) Somerset Sub shall use its reasonable efforts (i) to preserve intact the business organization of Somerset Sub and (ii) to maintain in effect any authorizations or similar rights of Somerset Sub.

                                       17

                  (c) Somerset Sub shall not make or agree to make any expenditure.

                  (d) Somerset Sub shall not acquire or agree to acquire any ownership interest in R. T. Oliver, Inc. or Land Rig Acquisition Corp., or otherwise enter into any transaction or arrangement with Mullen, Oliver, R.T. Oliver, Inc. or Land Rig Acquisition Corp., other than the mergers and other agreements and transactions contemplated pursuant to the terms hereof, or permit any of the foregoing to acquire any ownership interest in Somerset.

                  (e) Except as otherwise contemplated by this Agreement, Somerset Sub shall not take any action, or omit to take any action, that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Somerset Sub will use its best efforts to promptly advise DI orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Somerset Sub.

         3.2 REGISTRATION STATEMENT AND PROXY STATEMENT. Somerset Sub shall cooperate with DI in preparing the Registration Statement and the Proxy Statement (as defined below in Section 4.3). Somerset Sub represents and agrees that the Registration Statement and Proxy Statement (with respect to information concerning Somerset Sub provided by Somerset Sub specifically for use therein) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Somerset Sub will advise DI promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

         3.3 APPROVAL OF SOLE STOCKHOLDER OF SOMERSET SUB. Somerset Sub has obtained in accordance with the TBCA and the Somerset Sub Charter and bylaws the approval of its sole stockholder of this Agreement and the Merger.

         3.4 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, Somerset Sub will give DI and its authorized representatives such financial and other information with respect to Somerset Sub as DI may from time to time reasonably request.

         3.5 NONPUBLIC INFORMATION. To the extent DI discloses to Somerset Sub or Somerset L.L.C. material information with respect to DI and/or the DI Subsidiaries which has not been disclosed in the DI Commission Filings or otherwise publicly disclosed by DI, whether such disclosure is made pursuant to
Section 4.7 or 4.8 of this Agreement or otherwise, neither Somerset Sub, Somerset L.L.C., nor any of their affiliates will divulge or disclose such information prior to such information becoming generally available to the public or use such information in a manner which is in violation of the Securities Act; PROVIDED, that Somerset L.L.C. may disclose confidential information subject to appropriate confidentiality restrictions in connection with obtaining financing.

                                       18

                                   ARTICLE IV
                   COVENANTS OF DI PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS BY DI PENDING THE MERGER. DI covenants and agrees that, from the date of this Agreement until the Effective Time, unless Somerset Sub shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 4.1 of the DI Disclosure
Letter:

                  (a) The business of DI and the DI Subsidiaries shall be conducted only in, and DI and the DI Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; in addition, from and after the date of this Agreement, DI shall not, and shall not permit any of the DI Subsidiaries to, enter into any new drilling contracts with terms of six months or longer with respect to any of DI's drilling rigs without giving prior written notice to Somerset Sub

                  (b) DI shall not , except as contemplated by this Agreement, directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any DI Subsidiary to issue, sell, pledge, dispose of or encumber, (A) any capital stock of DI or any DI Subsidiary except upon the exercise of options or warrants or upon conversion of any convertible securities of DI outstanding as of the date of this Agreement or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of DI or any DI Subsidiary; (ii) amend or propose to amend the respective charters or bylaws of DI or any DI Subsidiary; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the DI Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; or (v) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(b);
         (vi) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) enter into any employment or severance agreement with any director or officer, or with any employee if the compensation involved exceeds $100,000 per annum for employment agreements or a total of $50,000 for severance agreements; (viii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any director, officer or employee; or (ix) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof or permitted hereunder.

                  (c) DI shall use its reasonable efforts (i) to preserve intact the business organization of DI and each of the DI Subsidiaries, (ii) to maintain in effect any

                                       19

         authorizations or similar rights of DI and each of the DI Subsidiaries,
         (iii) to keep available the services of its and their current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it and the DI Subsidiaries, (v) to maintain and keep its properties and the properties of the DI Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the DI Subsidiaries.

                  (d) DI shall not make or agree to make, or permit any of the DI Subsidiaries to make or agree to make, any capital expenditure other than as previously disclosed in the DI Commission Filings or those made in the ordinary course of business and consistent with past practice.

                  (e) DI shall, and shall cause the DI Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on DI and the DI Subsidiaries, taken as a whole, and except for such obligations as DI or the DI Subsidiaries in good faith may dispute.

                  (f) Except as otherwise contemplated by this Agreement, DI shall not, and shall not permit any of the DI Subsidiaries to, take any action, or omit to take any action, that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. DI will use its reasonable efforts to promptly advise Somerset Sub orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on DI and the DI Subsidiaries, taken as a whole.

         4.2 APPROVAL OF STOCKHOLDERS OF DI. Subject to the terms and conditions of Section 4.6, DI shall use its best efforts, in accordance with the TBCA and the DI Charter and bylaws, to obtain the approval of its stockholders of this Agreement and the Merger. Subject to the terms and conditions of Section 4.6, the Board of Directors of DI (i) shall recommend that the stockholders of DI vote to approve this Agreement and the Merger; (ii) shall use its reasonable efforts to solicit from stockholders of DI proxies or consents in favor of such approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of such approval.

         4.3 REGISTRATION STATEMENT AND PROXY STATEMENT. Promptly after the date of this Agreement, DI will prepare and file a registration statement (the "Registration Statement") on Form S-4 with the Commission under the Securities Act with respect to the offering, sale and delivery of the shares of DI Common Stock to be issued pursuant to the Merger and the mergers described in paragraph 6.1(j) and a proxy statement and related proxy materials (the "Proxy Statement") with respect to the meeting of stockholders of DI referred to in Section 4.2; and will use their best efforts to cause such Registration Statement to become effective as soon as practicable after filing. DI agrees that the Registration Statement and the Proxy Statement

                                       20

(except with respect to information concerning Somerset Sub furnished by or on behalf of Somerset Sub specifically for use therein, for which information Somerset Sub shall be responsible) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. DI will advise Somerset Sub in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement or the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law. The date on which the Proxy Statement is mailed to stockholders of DI is hereinafter referred to as the "Mailing Date."

         4.4 RESERVATION OF DI STOCK. Subject to the increase in the number of authorized shares of DI Common Stock to be effected by the Merger, DI shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of DI Common Stock as may be issuable upon consummation of the Merger.

         4.5 AMERICAN STOCK EXCHANGE LISTING. DI shall use all reasonable efforts to cause the shares of DI Common Stock to be issued in the Merger to be approved for listing on the American Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

         4.6 INQUIRIES AND NEGOTIATIONS. DI, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, DI or any of the DI Subsidiaries or any business combination with DI or any of the DI Subsidiaries, except for those identified in Section 4.6 of the DI Disclosure Letter (the "Current Discussions"). Except with respect to the Current Discussions, DI may, directly or indirectly, furnish information and access only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving DI, or any DI Subsidiary or division of DI, if such entity or group has submitted a written proposal to the Board of Directors of DI relating to any such transaction and the Board of Directors of DI by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board of Directors' fiduciary duty. The Board of Directors of DI shall provide a copy of any such written proposal to Somerset Sub immediately after receipt thereof and thereafter keep Somerset Sub promptly advised of any development with respect thereto. Except as set forth above, neither DI or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Somerset Sub or any affiliate, associate or designee of Somerset Sub or as contemplated by this Agreement) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving DI or any subsidiary or division of DI (a "DI Acquisition Transaction") provided, however, that nothing herein shall prevent the Board of Directors of DI from taking, and disclosing to DI's shareholders

                                       21

a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board of Directors of DI shall not recommend that the shareholders of DI tender their DI Shares in connection with any such tender offer unless the Board of Directors of DI by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of such Board's fiduciary duty.

         4.7 FINANCIAL STATEMENTS OF DI. As soon as practicable but in any event within 30 days after the end of each calendar month commencing with April 1996 through the Effective Time or earlier termination of this Agreement in accordance with Section 7.1, DI will deliver to Somerset Sub unaudited consolidated and consolidating balance sheets of DI and the DI Subsidiaries as at the end of such calendar month, together with unaudited summaries of consolidated earnings of DI and the DI Subsidiaries for such calendar month. As soon as practicable but in any event within 45 days after the end of each fiscal quarter of DI, commencing with March 31, 1996, through the Effective Time or earlier termination of this Agreement in accordance with Section 7.1, DI will deliver to Somerset Sub unaudited consolidated and consolidating balance sheets of DI and the DI Subsidiaries as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the related unaudited statements of consolidated income and cash flows for the fiscal quarters then ended. All such financial statements of DI shall present fairly, in all material respects, the financial position, results of operations and cash flows of DI and the DI Subsidiaries as at or for the periods indicated (and, in the case of all such financial statements which are interim financial statements, shall contain all adjustments necessary so to present fairly) and shall be prepared in accordance with generally accepted accounting principles (other than to omit certain footnotes which might be required thereby and subject, in the case of interim financial statements, to normal year-end adjustments) consistent with past practice, except as otherwise indicated in such statements. All such financial statements of DI shall be certified, on behalf of DI, by the President and the chief financial officer of DI.

         4.8 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, DI will give Somerset Sub and its authorized representatives reasonable access to all employees, offices and other facilities and to all books and records of DI and the DI Subsidiaries, will permit Somerset Sub to make such inspections as Somerset Sub may reasonably require and will cause DI's officers and those of the DI Subsidiaries to furnish Somerset Sub with such financial and operating data and other information with respect to the business and properties of DI and the DI Subsidiaries as Somerset Sub may from time to time reasonably request.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 ACCOUNTANTS' LETTER. DI shall use its reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated as of the date of the Proxy Statement, and addressed to itself and Somerset Sub in form and substance reasonably satisfactory to Somerset Sub and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

                                       22

         5.2 FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Somerset Sub and DI shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and
(iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         5.3 NOTIFICATION OF CERTAIN MATTERS. Somerset Sub shall give prompt notice to DI, and DI shall give prompt notice to Somerset Sub, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure of Somerset Sub or DI, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.4 AGREEMENT TO DEFEND. If any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         5.5 EXPENSES. DI agrees to pay the reasonable legal fees and disbursements of Somerset L.L.C. and Somerset Sub incurred in connection with the organization of Somerset Sub and the negotiation, preparation and performance of this Agreement and the agreements and transactions contemplated hereby, up to a maximum of $200,000. In addition, DI agrees to pay one half of the fee of Robert Greer for his services as a consultant to Somerset L.L.C. in connection with the Merger (i.e., $30,000 of the total fee of $60,000). Except as set forth above, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2.

         5.6 DI'S BOARD OF DIRECTORS. DI's Board of Directors will recommend to the shareholders of DI that the individuals set forth on Exhibit "A" be elected at the meeting of the shareholders of DI referred to in Section 4.2 hereof.

         5.7      INDEMNIFICATION.

                  (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless Somerset L.L.C. and each person who is an officer or director of Somerset Sub against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be

                                       23

         unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation whether asserted or claimed prior to, or at or after, the Effective Time to the extent, and only to the extent, such claim arises from any untrue statement of a material fact in the Registration Statement and Proxy Statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such claim is subject to indemnification pursuant to Section 5.7(b) hereof (and the Surviving Corporation will pay expenses in advance of final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law).

                  (b) Somerset L.L.C. shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless the Surviving Corporation, the DI Subsidiaries, and any officer or director of the foregoing against all losses, claims, damages costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suite, proceeding or investigation, whether asserted or claimed prior to, or at or after, the Effective Time, to the extent, and only to the extent, such claim arises from any untrue statement of material fact in the Registration Statement and Proxy Statement or omission to state any material fact required to be stated therein or necessary to make the statements therein not misleading which is made or omitted in reliance on and in conformity with written information provided by Somerset Sub or Somerset L.L.C. or any of their representatives or affiliates specifically for use therein (and Somerset L.L.C. will pay expenses in advance of final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law).

                  (c) The defense of any such claim, action, suit, proceeding or investigation shall be conducted by the indemnifying party. If the indemnifying party has failed to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any indemnified party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this
         Section 5.7 except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys' fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

                  (d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each indemnified party, his heirs and his representatives.

                                       24

         5.8 INTERIM FINANCING. DI shall be permitted to borrow from Norex Drilling, Ltd. ("Norex") prior to the Closing up to Three Million Dollars ($3,000,000), with such loan (i) bearing interest at the rate of twelve percent (12%) per annum, (ii) being secured by a pledge of the receivables of DI and the DI Subsidiaries (the "Norex Lien"), (iii) maturing on the Closing Date and (iv) being otherwise made pursuant to terms and conditions deemed appropriate by DI.

                                   ARTICLE VI
                                   CONDITIONS

         6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of DI, as may be required by law, by the rules of the American Stock Exchange and by any applicable provisions of its charter or bylaws.

                  (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger.

                  (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission.

                  (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after consummation of the Merger.

                  (f) The shares of Surviving Corporation Common Stock issuable upon consummation of the Merger shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

                  (g) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which in the aggregate would have a

                                       25

         material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained.

                  (h) The Registration Rights Agreement of even date herewith among DI, Somerset L.L.C. and certain other principal shareholders of DI shall be in full force and effect.

                  (i) The mergers provided for in the Agreement and Plan of Merger of even date herewith by and among R. T. Oliver, Inc., Land Rig Acquisition Corp., DI and DI Merger Sub, Inc. shall have become effective in accordance with and as provided in that Agreement.

                  (j) The subscription of Norex for 4,000 shares of DI Series B Preferred Stock, and the related DI Series B Warrants, shall have been canceled, and the subscription price of $4 million shall have been repaid with the proceeds of a Credit Agreement in substantially the form of Exhibit B hereto between DI and Norex, and such Credit Agreement shall be in full force and effect.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF DI. The obligation of DI to effect the Merger is, at the option of DI, also subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of Somerset Sub contained in Section 2.2 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Mailing Date or the Closing Date, in each case as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Somerset Sub on or before the Mailing Date or the Closing Date, as the case may be, shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Mailing Date or the Closing Date, as the case may be, and signed by the chief executive officer of Somerset Sub shall have been delivered to DI.

                  (b) Since the date of this Agreement, no material adverse change in the financial condition of Somerset Sub shall have occurred, Somerset Sub shall not have suffered any loss materially adversely affecting the property of Somerset Sub, and DI shall have received a certificate signed by the chief executive officer of Somerset Sub dated the Closing Date to such effect.

                  (c) DI shall have received from Parson & Brown, counsel to Somerset Sub, an opinion dated the Closing Date, covering the matters set forth in Exhibit C.

                  (d) Somerset L.L.C. shall have contributed to the capital of Somerset Sub at least $25,000,000 in cash.

                                       26

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SOMERSET SUB. The obligation of Somerset Sub to effect the Merger is, at the option of Somerset Sub, also subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of DI contained in
         Section 2.1 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Mailing Date or the Closing Date, in each case as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by DI on or before the Mailing Date or the Closing Date, as the case may be, shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Mailing Date or the Closing Date, as the case may be, and signed by the chief executive officer of DI shall have been delivered to Somerset Sub.

                  (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, shall have occurred, and DI and the DI Subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the property or business of DI and the DI Subsidiaries, taken as a whole, and Somerset Sub shall have received a certificate signed by the chief executive officer of DI dated the Closing Date to such effect. (It is specifically acknowledged that the continuing accrual of operating losses by DI and the DI Subsidiaries at a rate which does not exceed the rate at which operating losses were accrued by DI and the DI Subsidiaries, on a consolidated basis, during the year ending December 31, 1995, shall not be considered a material adverse change.)

                  (c) DI shall have taken such action as may be necessary to elect the persons designated pursuant to Section 5.6 to the DI Board of Directors effective as of the Effective Time.

                  (d) Somerset Sub shall have received from Cokinos, Bosien & Young, counsel to DI, an opinion dated the Closing Date covering the matters set forth in Exhibit D.

                  (e) The Investment Monitoring Agreement of even date herewith by and between DI and Somerset Capital Partners, the Managing Member of Somerset L.L.C., shall be in full force and effect.

                  (f) DI shall have executed and issued to Somerset L.L.C. a warrant in the form of Exhibit E hereto to purchase up to 1,720,000 shares of DI Common Stock.

                  (g) The Shareholders Agreement of even date herewith among certain of the principal shareholders of Somerset Sub and DI shall have been executed and delivered by Oliver, USRE, EER, GCT, Norex Drilling and Pronor (as defined therein).

                  (h)      Norex shall have released the Norex Lien.

                                       27

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of
DI:

                  (a)      by mutual consent of DI and Somerset Sub;

                  (b) by either DI or Somerset Sub if (i) the Merger has not been effected on or before October 31, 1996, (ii) a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered, or (iii) the required approval of the stockholders of DI provided for in Section 4.2 is not obtained;

                  (c) by DI if (i) since the date of this Agreement there has been a material adverse change in the financial condition of Somerset Sub, or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by Somerset Sub which breach has not been cured within twenty business days following receipt by Somerset Sub of notice of such breach; or

                  (d) by Somerset Sub if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of DI and the DI Subsidiaries, taken as a whole, or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by DI which breach has not been cured within twenty business days following receipt by DI of notice of such breach.

         7.2      EFFECT OF TERMINATION.

                  (a) In the event of any termination of this Agreement pursuant to Section 7.1, (i) the provisions of Section 5.5 shall survive any such termination, and (ii) such termination shall not relieve any party from liability for any breach of this Agreement.

                  (b) In the event of any termination of this Agreement pursuant to Section 7.1(b)(iii) or Section 7.1(d)(ii), Somerset Sub would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Somerset Sub, DI agrees to pay to it, as its sole and exclusive remedy, an amount equal to all of the expenses incurred by Somerset Sub in connection with this Agreement, the negotiations leading to its execution, Somerset Sub's examination and investigation of DI, the preparation and negotiation of the Agreement and related agreements, and in all other ways related to the Merger, including, but not limited to, all fees and expenses incurred by Somerset Sub to investment bankers, accountants, attorneys and other agents, plus the sum of $500,000 in the case of a termination pursuant to Section 7.1(d)(ii) or $250,000 in

                                       28

         the case of a termination pursuant to Section 7.1(b)(iii) as liquidated damages immediately upon termination. It is specifically agreed that such amount represents liquidated damages and not a penalty.

                  (c) If the Merger is not consummated for any reason other than as a result of a material breach by Somerset Sub of any of its representations, covenants or agreements contained in this Agreement, and if, prior to December 31, 1996, DI, or its stockholders, publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a DI Acquisition Transaction, DI agrees to pay to Somerset Sub an amount equal to thirty-three and one-third percent (33.3%) of the difference between the consideration to be paid in the DI Acquisition Transaction (including any and all distributions from DI to its stockholders from the date hereof through the later of such announcement, letter of intent, agreement or consummation) and $75 million. If such DI Acquisition Transaction involves less than all of the outstanding securities or assets of DI, the consideration to be paid in such DI Acquisition Transaction shall be deemed to be the amount that would have been attributable to all of such outstanding securities or assets, as the case may be, if all of the same had been sold for a total consideration proportionate to that paid for the portion thereof actually sold (or with respect to which an agreement was reached or letter executed, as the case may be).

         7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of DI, this Agreement may be amended only as may be permitted by applicable provisions of the TBCA. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         7.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, Article VII, Sections 5.5 and 5.7, the Stockholders Agreement, the Registration Rights Agreement and the Investment Monitoring Agreement.

         7.5 PUBLIC STATEMENTS. Somerset Sub and DI agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

         7.6 REORGANIZATION STATUS. The parties hereto acknowledge that the closing of the transactions contemplated hereunder is not contingent upon the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                       29

         7.7 NO OTHER REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in Article II, none of the parties to this Agreement have made any representation or warranty whatsoever to any of the other parties to this Agreement, and each such party hereby disclaims all liability and responsibility for any other representation, warranty, statement, or information made or communicated (orally or in writing) to the other party by any person, including without limitation their representatives, officers or directors. Somerset Sub acknowledges that neither DI nor any of the DI Subsidiaries have made any representation or warranty whatsoever relating to the tax consequences of the Merger or the other transactions contemplated herein.

         7.8 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

         7.9 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission or
(iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

if to Somerset Sub:        Somerset Investment Corp.
                           69 Delaware Avenue
                           Buffalo, New York  14202
                           Attention:  Thomas H. O'Neill, Jr.
                           Telecopier No.: (716) 842-2514

with a copy to:            Parson & Brown
                           666 Third Avenue
                           New York, New York  10017
                           Attention: Edwin T. Markham, Esq.
                           Telecopier No.:  (212) 682-9112

if to DI:                  DI Industries, Inc.
                           450 Gears Road
                           Suite 625
                           Houston, Texas  77067
                           Attention:  President
                           Telecopier No.: (713) 874-0193

with a copy to:            Casey W. Doherty, Esq.
                           Cokinos, Bosien & Young
                           1500 Liberty Tower
                           2919 Allen Parkway
                           Houston, Texas  77019
                           Telecopier No.: (713) 535-5533

                                       30

or such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.9. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof. Exclusive venue shall lie in Harris County, Texas, for any action brought with respect to the interpretation or enforcement of the terms of this Agreement or otherwise relating to the Merger or the other transactions contemplated herein.

         7.11 SEVERABILITY. If any term, provision covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         7.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         7.13 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         7.14 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Section 5.7.

         7.15 DISCLOSURE LETTER. The DI Disclosure Letter, executed by DI as of the date hereof, and delivered to Somerset Sub on the date hereof, contains all disclosure required to be made by DI under the various terms and provisions of this Agreement. Each item of disclosure set forth in the DI Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

         7.16 CONSENT TO SPECIFIC PERFORMANCE. The parties hereto agree that it is impossible to measure the monetary damages that would accrue to a party by reason of a failure by any other party to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the party seeking such relief has an adequate remedy at law.

                                       31

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        DI INDUSTRIES, INC.


                                        By:   /s/  IVAR SIEM
                                        Name:      Ivar Siem
                                        Title:     President and Chief Executive
                                                   Officer



                                        SOMERSET INVESTMENT CORP.


                                        By: /s/    WILLIAM R. ZIEGLER
                                        Name:      William R. Ziegler
                                        Title:     President

                                        SOMERSET DRILLING ASSOCIATES, L.L.C.,
                                        by Somerset Capital Partners, its
                                           Managing Member (with respect to
                                           Section 5.7 only)


                                        By: /s/  WILLIAM R. ZIEGLER
                                                 William R. Ziegler, Partner

                                       32

                                                                       EXHIBIT A

                                 BOARD DESIGNEES

                               William R. Ziegler
                                    Ivar Siem
                               Roy T. Oliver, Jr.
                                Steven A. Webster
                                  Peter M. Holt

                                       33

                                                                       EXHIBIT B

                            FORM OF CREDIT AGREEMENT



The Form of Credit Agreement referenced hereto as Exhibit B does not differ in any material respect from the Form of Credit Agreement filed as Exhibit 10.18 to this Registration Statement. As such, the Form of Credit Agreement has not been included as an exhibit to this agreement.

                                       34

                                                                       EXHIBIT C

                     FORM OF LEGAL OPINION OF PARSON & BROWN

D I Industries, Inc.,
         and
DI Merger Sub, Inc.
450 Gears Road
Suite 625
Houston, Texas 77067

Roy T. Oliver, Jr.
         and
R.T. Oliver, Inc.
6601 S.W. 29th Street
Oklahoma City, Oklahoma 73179

Mike L. Mullen
         and
Land Rig Acquisition Corp.
8411 Preston Road
Suite 730, LB2
Dallas, Texas 75225

Gentlemen:

                  We have acted as counsel to Somerset Investment Corp., a Texas corporation ("Somerset Sub"), Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("Somerset L.L.C."), and Somerset Capital Partners, a New York general partnership, in connection with (i) the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 7, 1996, among Somerset Sub and DI Industries, Inc., a Texas corporation ("DI"), and the related merger of Somerset Sub with and into DI (the "Merger"), (ii) the Registration Rights Agreement dated May 7, 1996, among Somerset L.L.C., Norex Drilling, Ltd., Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc. and DI (the "Registration Rights Agreement"), and (iii) the Investment Monitoring Agreement dated May 7, 1996, among DI, Somerset L.L.C. and Somerset Capital Partners (the "Investment Monitoring Agreement"). This opinion is being delivered pursuant to Section 6.2(c) of the Merger Agreement. Capitalized terms used but not defined herein are used with the same meanings as set forth in the Merger Agreement.

                  In connection with the offer, sale and delivery of the shares of DI Common Stock to be issued to the shareholders of Somerset Sub pursuant to the Merger, DI has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as

                                       35

amended (the "Act"), a Registration Statement on Form S-4 (File No. _____) (the "Registration Statement"), including a Proxy Statement/Prospectus of DI (as amended at the time the Registration Statement became effective, the "Registration Statement" and the "Proxy Statement/Prospectus," respectively).

                  Before rendering the opinions expressed below, we examined the Registration Statement, the Proxy Statement/Prospectus, the Merger Agreement, the Registration Rights Agreement, the Investment Monitoring Agreement and originals or copies of such corporate records of Somerset Sub and Somerset L.L.C., and such agreements and other documents and instruments as we deemed necessary for the purposes of rendering the opinions set forth below. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our examination of the corporate documents, records and instruments of Somerset Sub and Somerset L.L.C., and other documents or writings, we have relied, to the extent we deemed appropriate, upon the representations and warranties made by Somerset Sub in the Merger Agreement, and upon certificates and other communications of public officials and corporate officers of Somerset Sub and Somerset L.L.C. without further investigation as to the facts set forth therein. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the truthfulness of all statements of facts contained therein, and the due authorization, execution and delivery by the parties other than Somerset Sub, Somerset L.L.C. and Somerset Capital Partners of all documents to which they are parties that were examined by us (including, but not limited to, the Merger Agreement, the Registration Rights Agreement and the Investment Monitoring Agreement). In addition, we made, except to the extent hereinafter expressly stated, such other investigations as we deemed necessary or appropriate for the purposes of rendering the opinions expressed below.

                  Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that:

                  (i) Somerset Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now being conducted; and Somerset L.L.C. is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted;

                  (ii) The affirmative vote of Somerset L.L.C., as the sole shareholder of Somerset Sub, obtained in accordance with Section 3.3 of the Merger Agreement is the only vote of the holders of any class or series of the capital stock of Somerset necessary to approve the Merger Agreement and the Merger;

                  (iii) Somerset Sub has the requisite corporate power to merge with DI as contemplated by the Merger Agreement;

                                       36

                  (iv) The execution and delivery of the Merger Agreement, the Registration Rights Agreement and the Investment Monitoring Agreement did not, and the consummation of the Merger and the performance of the Registration Rights Agreement and the Investment Monitoring Agreement will not, violate any provisions of Articles of Incorporation or Bylaws of Somerset Sub or the Limited Liability Company Agreement of Somerset L.L.C.; and

                  (v) The Merger Agreement has been duly and validly authorized, executed and delivered by Somerset Sub, and is a valid and binding agreement of Somerset Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; each of the Registration Rights Agreement and the Investment Monitoring Agreement has been duly and validly authorized, executed and delivered by Somerset L.L.C., and is a valid and binding agreement of Somerset L.L.C., enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; and the Investment Monitoring Agreement has been duly and validly authorized, executed and delivered by Somerset Capital Partners, and is a valid and binding agreement of Somerset Capital Partners, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles.


                  With respect to the opinion expressed in paragraph (v) above, we express no opinion as to the availability of specific performance, injunctive relief, reformation or any other equitable remedies with respect to the enforcement of any provision contained in the Merger Agreement, the Registration Rights Agreement or the Investment Monitoring Agreement, and we have further assumed that the Merger Agreement, the Registration Rights Agreement and the Investment Monitoring Agreement have been duly executed and delivered by the parties thereto other than Somerset Sub, Somerset L.L.C., and Somerset Capital Partners and constitute the legal, valid and binding obligation of each of such other parties thereto, enforceable in accordance with their terms.

                  Whenever any opinion expressed herein with respect to the existence or absence of facts is qualified by the phrase "to our knowledge" such phrase indicates that, except as otherwise expressed, (i) no information has come to the attention of any partner or associate of this firm who has devoted substantive attention to the transactions contemplated by the Merger Agreement that has given any such person actual knowledge of the existence of such facts,
(ii) we have not undertaken any independent investigation to determine the existence or absence of such facts and (iii) no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of Somerset Sub, Somerset L.L.C., and Somerset Capital Partners or our expression of such opinion.

                  William R. Ziegler, a partner in this firm, is a general partner of Somerset Capital Partners, the Managing Member of Somerset L.L.C., and beneficially owns 5,000 shares of DI Common Stock.

                                       37

                  In rendering the foregoing opinions, we render no opinion as to any matters governed by any laws other than the laws of the State of New York and the applicable federal laws of the United States of America. The opinions and statements expressed herein are solely for your benefit and may not be relied upon by any other person without our prior written permission.

                                                 Very truly yours,


                                                 PARSON & BROWN

                                       38

                                                                       EXHIBIT D

                FORM OF LEGAL OPINION OF COKINOS, BOSIEN & YOUNG

Somerset Investment Corp.,
Somerset Capital Partners
         and
Somerset and Drilling Associates, L.L.C.
69 Delaware Avenue
Buffalo, New York  14202

Roy T. Oliver, Jr.
         and
R.T. Oliver, Inc.
6601 S.W. 29th Street
Oklahoma City, Oklahoma 73179

Mike L. Mullen
         and
Land Rig Acquisition Corp.
8411 Preston Road
Suite 730, LB2
Dallas, Texas 75225

Gentlemen:

                  We have acted as counsel to DI Industries, Inc., a Texas corporation ("DI"), and DI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DI ("Sub"), in connection with (i) the Agreement and Plan of Merger (the "Somerset Merger Agreement") dated as of May 7, 1996, between DI and Somerset Investment Corp., a Texas corporation ("Somerset Sub"), and the related merger of Somerset Sub with and into DI (the "Somerset Merger"), (ii) the Agreement and Plan of Merger (the "M/O Merger Agreement" and, together with the Somerset Merger Agreement, the "Merger Agreements") dated as of May 7, 1996, among DI, Sub, Mike L. Mullen, an individual ("Mullen"), Roy T. Oliver, Jr., an individual ("Oliver"), R.T. Oliver, Inc., an Oklahoma corporation ("RTO"), and Land Rig Acquisition Corp., a Delaware corporation ("LRAC"), and the related mergers of RTO and Sub with and into LRAC (the "M/O Merger" and, together with the Somerset Merger, the "Mergers"), (iii) the Registration Rights Agreement dated May 7, 1996, among Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("Somerset L.L.C."), Norex Drilling, Ltd., Oliver, U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc., and DI (the "Registration Rights Agreement"), and (iv) the Investment Monitoring Agreement dated May 7, 1996, among DI, Somerset L.L.C. and Somerset Capital Partners (the "Investment Monitoring Agreement"). This opinion is being delivered pursuant to Section 6.3(d) of each of

                                       39

the Merger Agreements. Capitalized terms used but not defined herein are used with the same meanings as set forth in the Merger Agreements.

                  In connection with the offer, sale and delivery of the shares of DI Common Stock to be issued to the shareholders of Somerset Sub, RTO and LRAC pursuant to the Mergers, DI has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form S-4 (File No. _____) (the "Registration Statement"), including a Proxy Statement/Prospectus of DI (as amended at the time the Registration Statement became effective, the "Registration Statement" and the "Proxy Statement/Prospectus," respectively).

                  Before rendering the opinions expressed below, we examined the Registration Statement, the Proxy Statement/Prospectus, the Merger Agreements, the Registration Rights Agreement, the Investment Monitoring Agreement and originals or copies of such corporate records of DI, Sub, and such agreements and other documents and instruments as we deemed necessary for the purposes of rendering the opinions set forth below. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our examination of the corporate documents, records and instruments of DI and Sub, and other documents or writings, we have relied, to the extent we deemed appropriate, upon the representations and warranties made by DI and Sub in the Merger Agreements, and upon certificates and other communications of public officials and corporate officers of DI and Sub without further investigation as to the facts set forth therein. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the truthfulness of all statements of facts contained therein, and the due authorization, execution and delivery by the parties other than DI and Sub of all documents to which they are parties that were examined by us (including, but not limited to, the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement). In addition, we made, except to the extent hereinafter expressly stated, such other investigations as we deemed necessary or appropriate for the purposes of rendering the opinions expressed below.

                  Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that:

                  (i) DI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Proxy Statement/Prospectus; and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the business now being conducted by DI as described in the Proxy Statement/Prospectus;

                  (ii) The certificate of merger prepared for filing with the Secretary of State of Delaware in connection with the M/O Merger complies in all material respects with the requirements of the Delaware General Corporation Law ("DGCL") and the articles of merger prepared for filing with the Secretary of State of Texas in connection with the Somerset Merger

                                       40

comply in all material respects with the requirements of the Texas Business Corporation Act ("TBCA"), and upon filing of such certificate with the Secretary of State of Delaware, filing of such articles with the Secretary of State of Texas, compliance with the provisions of the Oklahoma General Corporation Act ("OGCA") regarding mergers of Oklahoma corporations with non-Oklahoma corporations, and the issuance of a certificate of merger with respect to the Somerset Merger by the Secretary of State of Texas, the Mergers will become effective in accordance with the terms of the Merger Agreements and the applicable provisions of the DGCL, the TBCA and the OGCA;

                  (iii) The affirmative vote of the holders of two thirds of the shares of DI Common Stock outstanding on the record date for the approval of the stockholders of DI obtained in accordance with Section 4.2 of each of the Merger Agreements is the only vote of the holders of any class or series of the capital stock of DI necessary to approve the Merger Agreements and the Mergers;

                  (iv) DI has the requisite corporate power to merge with Somerset Sub as contemplated by the Somerset Merger Agreement and issue the DI Common Stock as contemplated by the Merger Agreements, and Sub has the requisite corporate power to merge with RTO and LRAC as contemplated by the M/O Merger Agreement;

                  (v) The execution and delivery of the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement did not, and the consummation of the Mergers and the performance of the Registration Rights Agreement and the Investment Monitoring Agreement will not, violate any provisions of the Articles of Incorporation or Bylaws of DI or Sub and, to our knowledge, will not violate or constitute a breach under, or require the consent of any party to, any agreement or instrument to which DI or Sub is a party or to which any of their assets are subject which has not been obtained, including the consent of Nordlandsbanken AS under the Loan Agreement between Drillers, Inc., a wholly owned Subsidiary of DI, and Nordlandsbanken AS dated December 12, 1994, and the consent of Charter National Bank, which consent has been obtained;

                  (vi) Each of the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement has been duly and validly authorized, executed and delivered by DI, and each of the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement is a valid and binding agreement of DI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; and the M/O Merger Agreement has been duly and validly authorized, executed and delivered by Sub, and the M/O Merger Agreement is a valid and binding agreement of Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles;

                  (vii) The Registration Statement has become effective under the Act, and to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been

                                       41

issued and no proceedings for such purpose have been initiated or are pending or threatened by the Commission under the Act;

                  (viii) The shares of DI Common Stock to be delivered in connection with the Mergers are duly authorized and reserved for issuance and, when issued in accordance with the terms and conditions of the Merger Agreements, will be validly issued, fully paid and nonassessable; and

                  (ix) The subscription of Norex Drilling, Ltd. for 4,000 shares of DI Series B Preferred Stock has been canceled and the $4 million subscription price has been repaid with $4 million borrowed from Norex Drilling, Ltd. pursuant to the Credit Agreement of even date herewith between DI and Norex Drilling, Ltd.; and all of the DI Series B Warrants have been surrendered and canceled.

                  With respect to the opinion expressed in paragraph (vi) above, we express no opinion as to the availability of specific performance, injunctive relief, reformation or any other equitable remedies with respect to the enforcement of any provision contained in any of the Merger Agreements, the Registration Rights Agreement or the Investment Monitoring Agreement, and we have further assumed that the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement have been duly executed and delivered by the parties thereto other than DI and Sub and constitute the legal, valid and binding obligation of each of the parties thereto other than DI and Sub, enforceable in accordance with their terms.

                  Whenever any opinion expressed herein with respect to the existence or absence of facts is qualified by the phrase "to our knowledge" such phrase indicates that, except as otherwise expressed, (i) no information has come to the attention of any partner or associate of this firm who has devoted substantive attention to the transactions contemplated by the Merger Agreement that has given any such person actual knowledge of the existence of such facts,
(ii) we have not undertaken any independent investigation to determine the existence or absence of such facts and (iii) no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of DI and Sub or our expression of such opinion.

                  In rendering the foregoing opinions, we render no opinion as to any matters governed by any laws other than the laws of the State of Texas, the applicable provisions of the DGCL and the applicable federal laws of the United States of America. The opinions and statements expressed herein are solely for your benefit and may not be relied upon by any other person without our prior written permission.

                                                   Very truly yours,


                                                   COKINOS, BOSIEN & YOUNG

                                       42

                                                                       EXHIBIT E

                                 FORM OF WARRANT

The Form of Warrant referenced hereto as Exhibit E does not differ in any material respect from the Form of Warrant filed as Exhibit 10.11 to this Registration Statement. As such, the Form of Warrant has not been included as an exhibit to this agreement.

                                       43

                                 Exhibit 2.2.1

                                    AMENDMENT

                               DATED JUNE 11, 1996

                                     TO THE

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               DI INDUSTRIES, INC.

                                       AND

                            SOMERSET INVESTMENT CORP.


                                DATED MAY 7, 1996

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      This Amendment to Agreement and Plan of Merger, dated as of the 11th day of June, 1996 (the "Amendment"), is between DI Industries, Inc., a Texas corporation ("DI"), and Somerset Investment Corp., a Texas corporation ("Somerset Sub").

      WHEREAS, DI and Somerset Sub have entered into an Agreement and Plan of Merger, dated as of the 7th day of May, 1996 (the "Merger Agreement");

      WHEREAS, since the date of the Merger Agreement, (i) Somerset Drilling Associates, L.L.C. ("Somerset L.L.C."), formerly the sole shareholder of Somerset Sub, has transferred Common Stock of Somerset Sub to Somerset Capital Partners ("SCP"), a New York general partnership and the Managing Member of Somerset L.L.C., and (ii) the parties have agreed to increase the number of authorized shares of DI Common Stock to 300,000,000, rather than to 200,000,000; and

      WHEREAS, DI and Somerset Sub wish to amend the Merger Agreement to reflect the foregoing and in certain other respects,

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

      1. CONSENT TO TRANSFE DI hereby consents to the transfer by Somerset L.L.C. to SCP of shares of Common Stock of Somerset Sub.

      2. AMENDMENTS TO REFLECT TRANSFER. In order to reflect the transfer of Common Stock of Somerset Sub to SCP, the Merger Agreement is hereby amended in the following respects:

            (A) Paragraph (a) of Section 1.8 of the Merger Agreement is hereby amended and restated to read as follows:

            "(a) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the shareholders of Somerset Sub certificates representing the Surviving Corporation Common Stock issuable to them pursuant to the terms of Section 1.7(a) hereof."

            (B) Section 1.11 of the Merger Agreement is hereby amended and restated to read as follows:

            "1.11 ADJUSTMENT. If for any reason on the Closing Date the number of shares of DI Common Stock which are issued and outstanding or subject to outstanding options or warrants is less than indicated in Section 2.1(b) hereof, the aggregate number of shares issuable to the shareholders of Somerset Sub pursuant to Section 1.7 shall be reduced by an equivalent number of shares. If the number of shares of DI Common Stock issued and

                                        1

      outstanding or subject to outstanding options or warrants on the Closing Date exceeds the number of shares indicated in Section 2.1(b), the aggregate number of shares issuable pursuant to Section 1.7 shall be increased by an equivalent number of shares. The parties hereto acknowledge that the continued exercisability of an option to purchase one million shares of DI Common Stock previously granted to Max M. Dillard is uncertain and that, so long as that uncertainty exists on the Closing Date, the shares subject to that option will not be deemed to be subject to outstanding options for the purposes of this Section."

            (C) Paragraph (a) of Section 5.7 of the Merger Agreement is hereby amended and restated to read as follows:

            "(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each person who is a shareholder, officer or director of Somerset Sub against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation whether asserted or claimed prior to, or at or after, the Effective Time to the extent, and only to the extent, such claim arises from any untrue statement of a material fact in the Registration Statement and Proxy Statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such claim is subject to indemnification pursuant to Section 5.7(b) hereof (and the Surviving Corporation will pay expenses in advance of final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law)."

            (D) Paragraph (d) of Section 6.2 of the Merger Agreement is hereby amended and restated to read as follows:

            "(d) The shareholders of Somerset Sub shall have contributed to the capital of Somerset Sub at least $25,000,000 in cash."

            (E) Paragraph (f) of Section 6.3 of the Merger Agreement is hereby amended and restated to read as follows:

            "(f) DI shall have executed and issued to the stockholders of Somerset Sub warrants in the form of Exhibit E hereto to purchase up to an aggregate of 1,720,000 shares of DI Common Stock. The warrants shall be issued in the same proportion that shares of DI Common Stock are issued pursuant to the Merger."


      3. AMENDMENT RELATING TO AMENDMENT TO ASection 1.5 of the Merger Agreement is hereby amended and restated to read as follows:

                                        2

            "1.5 ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation of DI, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that:

            (i)   Article One thereof reads in its entirety:

                  "The name of the corporation is [TO BE DETERMINED], Inc.";

            (ii) the first sentence of Article Four thereof reads in its entirety:

                  "The corporation shall have the authority to issue an
            aggregate of 301,000,000 shares , consisting of 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock") and 300,000,000 shares of Common Stock, par value $0.10 per share ("Common Stock")"; and

            (iii)   a new Article Thirteen shall be added to read as follows:

                  "If, with respect to any action to be taken by the
            shareholders of the Corporation, any provisions of the Texas Business Corporation Act would, but for this Article XIII, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be voted thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action."

      and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation until amended as provided therein and under the TBCA. The bylaws of DI, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and under the TBCA."

      4. AMENDMENT TO SECTION 7.2Paragraph (c) of Section 7.2 of the Merger Agreement is hereby amended and restated to read as follows:

            "(c) If the Merger is not consummated for any reason other than as a result of a material breach by Somerset Sub of any of its representations, covenants or agreements contained in this Agreement, and if, prior to December 31, 1996, DI, or its stockholders, publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a DI Acquisition Transaction, DI agrees to pay to Somerset Sub an amount equal to thirty-three and one-third percent (33.3%) of the difference between the consideration paid in the DI Acquisition Transaction (including any and all distributions from DI to its stockholders from the date hereof through the later of such announcement, letter of intent, agreement or consummation) and the Threshold

                                        3

      Amount (defined below). The "Threshold Amount" shall be $30 million if such DI Acquisition Transaction involves all of the outstanding securities or assets of DI. If such DI Acquisition Transaction involves less than all of the outstanding securities or assets of DI, the Threshold Amount shall be reduced by a proportionate amount (e.g., if one half of the assets of DI are sold in such DI Acquisition Transaction, the Threshold Amount shall be $15 million)."

      5. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      6. EFFECT OF AMENDMENT. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                      DI INDUSTRIES, INC.


                                      By:/s/  IVAR SIEM
                                      Name:   Ivar Siem
                                      Title:  Chairman, President and Chief
                                              Executive Officer

                                      SOMERSET INVESTMENT CORP.


                                      By:/s/  WILLIAM R. ZIEGLER
                                      Name:   William R. Ziegler
                                      Title:  President

                                                                      APPENDIX C

                               DI INDUSTRIES, INC.

                         1996 EMPLOYEE STOCK OPTION PLAN

         THIS 1996 EMPLOYEE STOCK OPTION PLAN (this "Plan") is adopted by the Board of Directors (the "Board of Directors") of DI INDUSTRIES, INC., a Texas corporation (the "Corporation"), effective the _____ day of _____________, 1996 (the "Adoption Date").

                                   WITNESSETH:

         WHEREAS, the Corporation believes that allowing certain employees to obtain shares of common stock, $0.10 par value ("Common Stock"), of the Corporation by granting stock options as hereinafter provided is beneficial to the initial and continued success of the Corporation;

         NOW, THEREFORE, the Corporation agrees to provide for the granting and exercising of stock options to certain employees of the Corporation, subject to the following conditions and provisions:

         1. PURPOSE. The purpose of this Plan is to secure for the Corporation and its shareholders the benefits that flow from providing certain employees with the incentive inherent in common stock ownership. The Corporation recognizes that an employee stock option plan may aid in attracting and retaining employees of exceptional ability because of the opportunity offered to acquire a proprietary interest in the business of the Corporation.

         2. AMOUNT OF STOCK. The total number of shares of Common Stock to be subject to options granted pursuant to this Plan may not exceed 7,000,000 shares. This total number of shares will be subject to appropriate increase or decrease under Section 13 of this Plan in the event of a stock dividend, or upon a subdivision, split-up, combination or reclassification of, the shares purchasable under such options. In the event that options granted under this Plan lapse or terminate without being exercised, additional options may be granted covering the shares not purchased under such options.

         3. STOCK OPTION COMMITTEE. The Board of Directors will from time to time appoint a Stock Option Committee (hereinafter called the "Committee") to, among other duties, serve under this Plan. Members of the Committee will serve for such period of time as the Board of Directors may determine and will be subject to removal by the Board of Directors at any time. The initial members of the Committee will consist of either:

                  (i) two or more persons, each of whom are disinterested persons within the meaning of Paragraph (c)(2) of Rule 16b-3 (or any successor rule) ("Rule 16b-3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, as such term is interpreted from time to time; OR

                  (ii) the entire Board of Directors of the Corporation, so long as each member of the Board of Directors is an individual who qualifies as a disinterested person.

         The Board of Directors may, at any time, terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee; provided, however, that the Committee will have sole and exclusive authority to grant options under this Plan to eligible employees, officers or directors of the Corporation during any and all periods of time when any member of the Board of Directors does not qualify as a disinterested person.

         The Board of Directors will, in its discretion, establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and will have full authority and power to interpret and construe any provision of the Plan or the terms and conditions of any option outstanding under the Plan. Decisions of the Board of Directors will be final, binding and conclusive on all persons who have an interest in the Plan or any option outstanding under the Plan.

         4. STOCK OPTIONS. Any option granted under this Plan may be either an "Incentive Stock Option" or a "Non-qualified Stock Option." An Incentive Stock Option is any option granted under this Plan that is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any equivalent successor provision of the Code, if applicable. A Non-qualified Stock Option is any option granted under this Plan that is not an Incentive Stock Option. Except as specifically provided herein, the provisions of this Plan apply in the same manner to Incentive Stock Options and the Non-qualified Stock Options. Notwithstanding the foregoing, in no event shall an Incentive Stock Option be granted to an individual who is not an employee of the Company. Notwithstanding the foregoing, in no event shall an Incentive Stock Option be granted to an individual who is not an employee of the Company.

         5. ELIGIBILITY AND PARTICIPATION. Options may be granted pursuant to this Plan only to employees of the Corporation or any parent or a subsidiary of the Corporation (such employees being hereinafter sometimes called "employees"). For purposes of this Plan, the term "employee" shall be defined to inlude individuals who perform personal services for the Corporation on a contract basis. From time to time, the Committee may select the employees to whom options may be granted and will determine the number of shares to be covered by each option so granted. The aggregate fair market value (determined at the time an option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee in any calendar year (under all such plans of the Corporation and a parent or subsidiary corporation) may not exceed One Hundred Thousand Dollars ($100,000) or such greater or lesser limit that may hereafter be imposed by the Code or other applicable law. Future as well as present employees (including employees who are directors) will be eligible to participate in this Plan. Directors who are not employees of the Corporation or a parent or a subsidiary of the Corporation are not eligible to participate in this Plan. No Incentive Stock Option may be granted under this Plan to an employee who, immediately before such option is granted, owns (or is attributed by the Code as owning) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any parent or subsidiary corporation, if any, unless (i) such option price is specially valued as provided in Section 7 of this Plan and (ii) the term of such option is limited as provided in Section 9 of this Plan. The holder of any option granted pursuant to this Plan will not have any of the rights of a shareholder with respect to the shares covered by the option until one or more certificates for such shares are delivered to such holder upon the due exercise of the option.

         For purposes of this Agreement, the fair market value of a share of Common Stock on any particular date shall be the last sales price of the Common Stock on that date as reported on a national securities exchange or on the NASDAQ National Market System or, if last sale reporting quotation is not available for the Common Stock, the average of the bid and ask prices for the Common Stock at the end of the trading day, as reported by NASDAQ or in the National Quotation Bureau, Inc.'s "Pink Sheets" or, if such quotations are not available, such fair market value will be determined by the Committee, in accordance with its discretion in making a bona fide, good faith determination of fair market value, without regard to any restriction other than a restriction that, by its terms, will never lapse.

         6. OPTION AGREEMENT. The terms and provisions of each option granted under this Plan will be set forth in an appropriate Stock Option Agreement (hereinafter called an "Option Agreement") between the Corporation and the employee receiving such option in a form to be approved by the Committee. Each Option Agreement will state the number of shares of Common Stock purchasable thereunder and will identify the option granted thereby as an Incentive Stock Option or a Non-qualified Stock Option.

         7. PRICE. The purchase price per share of Common Stock purchasable under options granted pursuant to this Plan will be determined by the Committee but, in the case of an Incentive Stock Option, may not be less than one hundred percent (100%) of the fair market value of a share of Common Stock at the time the Incentive Stock Options are granted. In the event an employee, immediately before an Incentive Stock Option is granted to such employee, owns (or is attributed by the Code as owning) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its parent or subsidiary corporations, if any, then the purchase price per share of Common Stock purchasable under the Incentive Stock Options granted to such employee under this Plan may not be less than one hundred and ten percent (110%) of the fair market value at the time the options are granted. The full purchase price of shares purchased must be paid upon exercise of the option. Under certain circumstances, such purchase price per share may be subject to adjustment as referred to in Section 13 of this Plan.

         8. EXERCISE PERIOD. The Committee will determine when each option may be exercised in whole or in part, such exercise period to be contained in the applicable Option Agreement. The Committee may, however, at any time, in its sole discretion, amend any outstanding Option Agreement to shorten the time that the option governed thereby is exercisable or to provide that the time for exercising such option will be shortened upon the occurrence of a specified event.

         9. OPTION PERIOD. The Committee will determine the maximum period of time within which options granted under this Plan must be exercised after the granting of such option, which period must terminate by the terms of Option Agreement pertaining to such option no later than ten (10) years from the date that such option is granted. Notwithstanding the preceding sentence, in the event that an employee, immediately before an Incentive Stock Option is granted to such employee, owns (or is deemed under applicable attribution rules prescribed by the Code to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any parent or subsidiary corporations, then no Incentive Stock Option granted to such employee may be exercisable after the expiration of five (5) years from the date that the Incentive Stock Option is granted. The actual expiration date stated in an Option Agreement is hereinafter called the "Expiration Date". Notwithstanding any other provision of this Plan to the contrary, no option may be granted under this Plan after the tenth anniversary of the Adoption Date.

         10. METHOD OF EXERCISING THE OPTION. Each Option Agreement will provide that the option governed thereby may be exercised by the employee by delivering to the Secretary of the Corporation (i) written notice from the employee designating the number of shares of Common Stock with respect to which the option is being exercised and (ii) the total purchase price for those shares of Common Stock, which purchase price must be in the form of (a) cash or a cashier's or certified check payable to the order of the Corporation, or (b) the tender to the Corporation of such number of shares of Common Stock owned by the employee having an aggregate fair market value as of the date of exercise that is not greater than the total purchase price for the shares of Common Stock with respect to which the option is being exercised and by paying the remaining amount of the purchase price as provided in (a) above. The Board of Directors will have the sole and exclusive discretion to determine whether or not property other than cash or shares of Common Stock may be used to purchase shares of Common Stock upon exercise of an option and, if so, to determine the value of the property received.

         11. TERMINATION. Each Option Agreement will provide that:

                  (a) If the employee for any reason whatsoever, other than death or permanent and total disability, as defined in (b) below, ceases to be employed by the Corporation, or a parent or subsidiary corporation of the Corporation, and prior to such cessation, the employee was employed at all times from the date of the granting of such option until the date of such cessation, the option must be exercised by the employee (to the extent that the employee is entitled to do so at the date of cessation) within three (3) months following the date of cessation of employment, subject to the Expiration Date; provided, however, that if the employee is terminated for cause, the option will immediately terminate. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, extend for a reasonable period the time in which an employee may exercise any Non-qualified Stock Option after the date of cessation of employment, subject to the Expiration Date.

                  (b) If the employee becomes permanently and totally disabled, as hereinafter defined, while employed by the Corporation or a parent or subsidiary corporation of the Corporation, and prior to such disability the employee was employed at all times from the date of the granting of the option until the date of disability, the option must be exercised by the employee (to the extent that the employee is entitled to do so at the date of disability) at any time within one (1) year after the date of disability or the Expiration Date, whichever is earlier.

                  "Permanently and totally disabled" means being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Such determination of permanent and total disability must be made in accordance with the requirements of Section 22(e)(3), and applicable regulations, of the Code, or any other applicable method necessary for the continued qualification of this Plan under Section 422 of the Code, or any equivalent successor provision, if applicable. In the absence of any specific requirements for this determination, the decision of the Committee, as aided by any physicians designated by the Committee shall be conclusive and the Board of Directors shall send written notice to the employee of the determination that he has become permanently and totally disabled.

                  (c) In the event that the employee dies while employed by the Corporation or a parent or subsidiary corporation of the Corporation, and prior to death the employee was employed at all times from the date of the granting of the option until the date of death, the option must be exercised (to the extent that the employee is entitled to do so at the date of death) by a legatee or legatees of the employee under his will, or by his personal representatives or distributes, at any time within one (1) year after the date of death or the Expiration Date, whichever is earlier.

                  Nothing in (a), (b) or (c) shall extend the time for exercising any option granted pursuant to this Plan beyond the Expiration Date.

         12. ASSIGNABILITY. Each Option Agreement will provide that the option granted thereby may not be transferable or assignable by the employee in any form or fashion, other than by will or by the laws of decent and distribution, and that the option may be exercised, during the lifetime of the employee, only by the employee.

         13. CHANGES IN CAPITAL STRUCTURE. Each Option Agreement will provide that, subject to the provisions set forth in Section 14, if the option is exercised subsequent to any stock split, reverse stock split, split-up, recapitalization, merger, consolidation, combination or exchange of shares, reorganization, or liquidation occurring after the date of the grant of the option, as a result of which shares of any class have been issued in respect of outstanding Common Stock or Common Stock has been changed into the same or a different number of shares of the same or another class or classes, then the employee so exercising the option will receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares that, if Common Stock (as authorized at the date of the grant of the option) had been purchased at the date of the grant of the option for the same aggregate price (on the basis of the price per share set forth in Section 7 hereof) and had not been disposed of, such employee would be holding, at the time of such exercise, as a result of such purchase and all such stock splits, reverse stock splits, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, reorganizations, or liquidations; provided, however, that no fractional share may be issued upon any such exercise, and the aggregate price paid will be appropriately reduced on account of any fractional share not issued.

         14. CORPORATE MERGER, CONSOLIDATION, ETC.. In the event of a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation, any outstanding options hereunder may be terminated by the Corporation as of the effective date of such dissolution, liquidation, merger or consolidation by giving notice to each holder thereof of its intention to do so not less than ten (10) days preceding such effective date and permitting the exercise of all of outstanding options until such effective date, or the Expiration Date if earlier. Notwithstanding the preceding sentence, if the Corporation is not the surviving corporation as a result of the Corporation being reorganized or merged or consolidated with another corporation while unexercised options are outstanding under this Plan, the surviving corporation may assume the unexercised options outstanding under this Plan or substitute new options in the surviving corporation for the outstanding options; provided, however, that the excess of the aggregate fair market value of the securities subject to the options immediately after the substitution or assumption over the aggregate option price of such shares is not less than the excess of the aggregate fair market value of the Common Stock subject to the outstanding option immediately before such substitution or assumption over the aggregate option price of such Common Stock. The existence of this Plan or of options granted hereunder will not in any way prevent any transaction described herein and no holder of options granted under this Plan will have the right to prevent any such transaction.

         15. PAYMENT OF TAXES UPON EXERCISE. If the Committee so requires, the Option Agreement governing any Non-qualified Stock Option will include (i) an acknowledgement by the employee receiving such Non-qualified Stock Option that under currently applicable law, the employee's taxable income may include, at the time of exercise of the option, the amount by which the fair market value of the shares purchased pursuant to the option exceeds the purchase price paid and
(ii) the employee's authorization of the Corporation to withhold shares of Common Stock purchased by the employee pursuant to the exercise of such option of a value equivalent to the amount of tax required to be withheld by the Corporation out of any taxable income derived by the employee upon exercise of the option unless the employee delivers to the Corporation cash or other shares of Common Stock owned by the employee in such amount.

         16. REGISTRATION RIGHTS. The employees have no registration rights with respect to the shares of Common Stock issuable upon exercise of the options granted under this Plan.

         17. SALE OF STOCK AFTER EXERCISE OF OPTION. Any employee exercising any option under the terms of this Plan will be required to agree that, unless the shares obtained as a result of such exercise have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or may otherwise be sold pursuant to an available exemption from such registration under the Securities Act, such employee will not dispose of any such shares thereafter without the prior approval of the Company. The Company intends to file a registration statement with respect to the shares issuable under the Plan in its fiscal year ending December 31, 1996, but has no obligation to do so.

         Any employee exercising any Incentive Stock Option under this Plan will be required to agree that such employee will not dispose of the shares obtained as a result of such exercise within two (2) years from the date of the grant of the applicable option nor within one (1) year after the exercise of the applicable option.

         The restrictions on transfer set forth in this Section 17 will apply to any new, additional or different securities the employee may receive or become entitled to receive with respect to any shares received by such employee pursuant to the exercise of any option granted under this Plan, including (but not limted to) securities received by virtue of a share dividend, stock split, reverse stock split, split-up, recapitalization, merger, consolidation, combination or exchange of shares, reorganization, dissolution, liquidation or any other change in the corporate or capital structure of the Corporation.

         The Corporation will require that a legend be placed on any share certificates issued through the exercise of any option granted under this Plan. Such legend will be placed either on the front or back of such share certificates and will note that the shares are governed by this Plan.

         This Plan will be kept at the registered office of the Corporation and will be available for inspection by any appropriate party.

         18. AMENDMENT OF THE PLAN. The Board of Directors may from time to time alter, amend, suspend or discontinue this Plan and make rules for its administration, except that the Board of Directors may not amend this Plan in any manner that would have the effect of preventing Incentive Stock Options granted under this Plan from being considered "incentive stock options" as defined in section 422 of the Code.

         19. OPTIONS DISCRETIONARY. The granting of options under this Plan will be entirely discretionary and nothing in this Plan will be deemed to give any employee of the Corporation or any parent or subsidiary of the Corporation any right to participate in this Plan or to receive options. No provision of this Plan or any Option Agreement evidencing any options granted under this Plan will confer any right upon any employee to be employed by the Corporation or any parent or subsidiary of the Corporation for any period of specific duration.

         20. STOCKHOLDER APPROVAL. This Plan will be submitted to the shareholders of the Corporation (the "Shareholders") for approval and must be approved by a majority vote of the Shareholders on or within twelve (12) months, before or after, of the Adoption Date.

         21. TERMINATION OF PLAN. Unless terminated earlier, this Plan shall terminate ten (10) years from the Adoption Date. Any option outstanding under this Plan at the time of the termination of this Plan will remain in effect until such option is exercised or the Expiration Date thereof occurs, whichever is earlier.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director received an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Article XII of the Company's Articles of Incorporation, as amended, states that a director of the Company shall not be liable to the Company or its shareholders for monetary damages except to the extent otherwise expressly provided by the statutes of the State of Texas.

     In addition, Article 2.02-1 of the TBCA authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under Article 2.02-1 against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1 a corporation may (i) indemnify and advance expenses to an officer, employee, agent or other person who are or were serving at the request of the corporation as a director, officer, partner venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to directors, (ii) indemnify and advance expenses to directors and such other persons to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and
(iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person. The Bylaws of the Company set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 described above. The Company maintains directors and officers insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (A)      EXHIBITS

     The exhibits listed in the Exhibit Index below are filed as part of the Registration Statement

      EXHIBIT
      NUMBER          DESCRIPTION
       2.1*       --  Agreement and Plan of Merger dated May 7, 1996, among DI Industries, Inc., DI Merger
                      Sub, Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig Acquisition
                      Corp.
      2.1.1*      --  Amendment to Agreement and Plan of Merger dated May 7, 1996, among DI Industries,
                      Inc., DI Merger Sub, Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land
                      Rig Acquisition Corp.
       2.2*       --  Agreement and Plan of Merger dated May 7, 1996, among DI Industries, Inc. and Somerset
                      Investment Corp.
      2.2.1*      --  Amendment to Agreement and Plan of Merger dated May 7, 1996, among DI Industries,
                      Inc. and Somerset Investment Corp.
       3.1#       --  Articles of Incorporation of DI Industries, Inc., as amended.
       3.2#       --  By-Laws of DI Industries, Inc., as amended.
       3.3#       --  Statement of Resolutions Establishing the Series A Convertible Redeemable Preferred
                      Stock.
       4.1#       --  Stock Registration Agreement dated July 20, 1989 among DI Industries, Inc., the
                      Pennsylvania Company, Hamilton Robinson & Company, Incorporated, Spinnaker Investor
                      Partners, L.P., Spinnaker Partners, Hamilton Robinson & Co., Inc. Managed Account No.
                      1 and Max M. Dillard.  (Filed as Exhibit 4.6 to Registration Statement No. 33-33270.)
       4.2#       --  $10,000,000 Loan Agreement dated December 12, 1994, between Drillers, Inc. and
                      NordlandsBanken AS. (Filed as Exhibit 4.11 to Transition Report on Form 10-K for
                      December 31, 1994).
       4.3#       --  Restated $2,500,000 Loan Agreement and Revolver Note dated September 15, 1994 between DI Energy, Inc., et al. and Charter National Bank-Colonial.
       4.4#       --  Amendment No. 1 dated October 1, 1995, to $10,000,000 Loan Agreement dated
                      December 2, 1994 between Drillers, Inc. and NordlandsBanken A.S. (Filed as Exhibit  4.13
                      to Annual Report Form 10-K for December 31, 1995.)
       4.5#       --  $574,998 Term Note dated December 13, 1995, between Drillers, Inc. and Charter National
                      Bank - Colonial.  (Filed as Exhibit  4.13 to Annual Report Form 10-K for December 31,
                      1995.)
       5.1**      --  Opinion of Cokinos, Bosien & Young.
       10.1#      --  IADC Model Form "Footage" Drilling Contract (February 1986).  (Filed as Exhibit 10.3
                      to Registration Statement No. 33-33270.)
       10.2#      --  IADC Model Form "Daywork" Drilling Contract (February 1986).  (Filed as Exhibit 10.4
                      to Registration Statement No. 33-33270.)
       10.3#      --  IADC Model Form "Turnkey" Drilling Contract (February 1988.)  (Filed as Exhibit 10.5
                      to Registration Statement No. 33-33270.)
       10.4#      --  Drillers Inc. 1982 Stock Option and Long-Term Incentive Plan for Key Employees.  (Filed
                      with Drillers Inc. 1982 Annual Meeting definitive proxy solicitation materials.)
       10.5#      --  Drillers Inc. Stock Option Plan for Non-Employee Directors.  (Filed with Drillers Inc. 1982
                      Annual Meeting definitive proxy solicitation materials.)
       10.6#      --  DI Industries, Inc. 1987 Stock Option Plan for Non-Employee Directors.  (Filed with DI
                      Industries, Inc. 1987 Annual Meeting definitive proxy solicitation materials.)
       10.7#      --  Stock Purchase Agreement dated June 23, 1989 by and
                      among DI Industries, Inc., The Penn Central Corporation,
                      the Pennsylvania Company and Holden Rig Company. (Filed as
                      Exhibit 0.6 to Annual Report on Form 10-K for March 31,
                      1989).
       10.8#      --  Employment Agreement dated November 17, 1994, between
                      the Company and Max M. Dillard (Filed as Exhibit 10.10 to
                      Transition Report on Form 10-K for December 31, 1994).
       10.9*      --  Shareholders' Agreement dated May 7, 1996, among Somerset Drilling Associates, L.L.C.,
                      Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment
                      Resource, Inc., GCT Investments, Inc., Mike L. Mullen, Norex Drilling Ltd., and Pronor
                      Holdings, Ltd.
      10.9.1*     --  Amendment to Shareholders' Agreement dated May 7, 1996, among Somerset Drilling
                      Associates, L.L.C., Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy
                      Equipment Resource, Inc., GCT Investments, Inc., Mike L. Mullen, Norex Drilling Ltd.,
                      and Pronor Holdings, Ltd.
      10.10*      --  Form of Shadow Warrant to be issued to the shareholders of Somerset Investment
                      Corporation.
      10.11*      --  Form of Shadow Warrant to be issued to the shareholders of R.T. Oliver, Inc. and Land Rig
                      Acquisition Corporation.
      10.12*      --  Registration Rights Agreement dated May 7, 1996, among
                      Somerset Drilling Associates, L.L.C., Roy T. Oliver, Jr.,
                      U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment
                      Resource, Inc., GCT Investments, Inc., Norex Drilling
                      Ltd., and Pronor Holdings, Ltd.
     10.12.1*     --  Amendment to Registration Rights Agreement dated May 7,
                      1996, among Somerset Drilling Associates, L.L.C., Roy T.
                      Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen
                      Energy Equipment Resource, Inc., GCT Investments, Inc.,
                      Norex Drilling Ltd., and Pronor Holdings, Ltd.
      10.13*      --  Investment Monitoring Agreement dated May 7, 1996,
                      among DI Industries, Inc., Somerset Capital Partners and
                      Somerset Drilling Associates, L.L.C.
      10.14*      --  Form of Non-Competition Agreement to be executed among DI Industries, Inc., Roy T.
                      Oliver, Jr., U.S. Rig and Equipment, Inc., Mike L. Mullen and Mike Mullen Energy
                      Equipment Resource, Inc.
      10.15*      --  Promissory Note in the principal amount of $1,000,000 executed by DI Industries, Inc.
                      delivered to Norex Drilling Ltd.
      10.16*      --  Security Agreement executed among DI Industries, Inc. and Norex Drilling Ltd.
      10.17*      --  DI Industries, Inc. 1996 Employee Stock Option Plan.
      10.18*      --  Form of Term Loan Agreement to be executed among DI Industries, Inc. and Norex Drilling
                      Ltd.
       11.1*      --  Statement regarding computation of per share earnings.
        20*       --  Appraisal of the Merger Rigs by Superior Auctioneers and Marketing, Inc.
       22.1*      --  List of Subsidiaries
       23.1*      --  Consent of Deloitte & Touche LLP.
      23.2**      --  Consent of Cokinos, Bosien & Young contained in their opinion filed as Exhibit 5.1.
       23.3*      --  Consent of  Superior Auctioneers and Marketing, Inc.
        24*       --  Powers of Attorney (included on signature page).
        27*       --  Financial Data Schedule (included in Prospectus/Proxy Statement).

- ------
*Filed herewith.
** To be filed by amendment.
#Incorporated by reference herein.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (b)(1) The undersigned registrant hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

               (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 14 of the instructions to Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registrations statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON JUNE 14, 1996.

                               DI INDUSTRIES, INC.
                               By: /S/ IVAR SIEM
                                       Ivar Siem, President and Chief
                                       Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ivar Siem with power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURES                           TITLE                       DATE


/S/ IVAR SIEM                    Chairman of the Board,         June 14, 1996
   (IVAR SIEM)                   President and Chief
                                 Executive Officer

/S/ THOMAS L. EASLEY             Vice President and
   (THOMAS L. EASLEY)            Chief Financial Officer        June 14, 1996

/S/ BILL R. MERCHANT             Chief Accounting Officer       June 14, 1996
   (BILL R. MERCHANT)

________________________         Director                       June 14, 1996
  (DOUGLAS Y. BECH)

/S/ MICHAEL J. DELOUCHE          Director                       June 14, 1996
   (MICHAEL J. DELOUCHE)


/S/ WILLIAM C. WALKER            Director                       June 14, 1996
   (WILLIAM C. WALKER)